Filed Pursuant to Rule 424(b)(3)

Registration No. 333-128022

Science Applications International Corporation

To our stockholders:

A special meeting of stockholders of Science Applications International Corporation, or Old SAIC, will be held at the SAIC Conference Center, 1710 SAIC Drive, McLean, Virginia, on December 16, 2005, at 1:00 p.m. For the convenience of our stockholders, the meeting will be videocast to Conference Room 2040 in Building D of our offices at 10260 Campus Point Drive, San Diego, California and at other locations, and will be webcast on our website (www.saic.com) and on our internal website, ISSAIC.

At the special meeting, stockholders will vote on a proposed merger, the purpose of which is to facilitate our becoming a publicly traded company. In the merger, Old SAIC will become a wholly-owned subsidiary of a newly-formed parent company, SAIC, Inc., or New SAIC. Holders of Old SAIC stock will be entitled to receive two shares of class A preferred stock of New SAIC for every share of class A common stock and 40 shares of class A preferred stock for every share of class B common stock.

After the merger we intend to offer shares of New SAIC common stock to the public in an initial public offering, or IPO. The new common stock will have the same economic rights as the new class A preferred stock, but holders of the new class A preferred stock will be entitled to 10 votes per share whereas holders of the new common stock will be entitled to one vote per share. Upon completion of the IPO, we anticipate that our current stockholders will own from 80% to 90% of New SAIC’s outstanding capital stock and will possess substantially all of the voting power.

The board of directors of Old SAIC also will declare a special cash dividend payable to all holders of record of Old SAIC common stock, including Old SAIC’s directors and executive officers, prior to the merger. The special dividend is expected to range from approximately $8 to $10 per share of Old SAIC class A common stock and approximately $160 to $200 per share of Old SAIC class B common stock, which is the equivalent of a range from approximately $4 to $5 per share of new class A preferred stock. Payment of the dividend will be contingent on completion of the IPO.

We are pursuing the IPO because, after a review of our options, we have determined that it will best address our long-term objectives. The principal purpose of the IPO is to better enable us to use our cash and cash flows generated from operations to fund organic growth and to use both cash and common stock to finance growth through acquisitions. Creating a public market for our common stock will eliminate our use of cash to provide liquidity to our stockholders by repurchasing their shares in the limited market or in other transactions.

We are also asking you to approve and adopt our 2006 Equity Incentive Plan and 2006 Employee Stock Purchase Plan. These plans will enhance our ability to attract and retain employees, who are key to our continued success. The 2006 Employee Stock Purchase Plan will allow eligible employees to purchase shares of our new class A preferred stock or new common stock at a discount through payroll deductions.

Our board of directors has unanimously determined that the merger and the related transactions are advisable and in the best interests of our stockholders, and unanimously recommends that you vote FOR each of the proposals described in the enclosed proxy statement/prospectus.

You should carefully consider the risk factors relating to the transactions, our stock and our business, which are described beginning on page 29 of the enclosed proxy statement/prospectus.

Sincerely,

K. C. Dahlberg

Chairman of the Board and Chief Executive Officer

November 17, 2005

Science Applications International Corporation

10260 Campus Point Drive

San Diego, California 92121

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on December 16, 2005

A special meeting of stockholders of Science Applications International Corporation, or Old SAIC, a Delaware corporation, will be held at the SAIC Conference Center, 1710 SAIC Drive, McLean, Virginia, on December 16, 2005, at 1:00 p.m. (local time). For the convenience of our stockholders, the meeting will be videocast to Conference Room 2040 in Building D of our offices at 10260 Campus Point Drive, San Diego, California and at other locations, and will be webcast on our website (www.saic.com) and on our internal website, ISSAIC. The meeting is being held for the purpose of voting on the following:

1.	A proposal to approve and adopt an Agreement and Plan of Merger, dated as of November 7, 2005, among Old SAIC, SAIC, Inc., and SAIC Merger Sub, Inc., pursuant to which Old SAIC will become a wholly-owned subsidiary of a newly-formed parent company, SAIC, Inc., or New SAIC, and holders of Old SAIC stock will be entitled to receive shares of class A preferred stock of New SAIC for their common stock of Old SAIC.

2.	A proposal to approve and adopt the 2006 Equity Incentive Plan.

3.	A proposal to approve and adopt the 2006 Employee Stock Purchase Plan.

4.	Any other business as may properly come before the special meeting, or any adjournments, postponements or continuations thereof.

The proposals listed above are more fully described in the proxy statement/prospectus accompanying this notice. You are encouraged to carefully read the proxy statement/prospectus and the attached annexes.

Our board of directors has unanimously approved and recommends that you vote FOR each of the proposals listed above.

Only stockholders of record at the close of business on November 4, 2005, are entitled to notice of and to vote at the special meeting and at any and all adjournments, postponements or continuations thereof.

This proxy statement/prospectus is being first mailed to stockholders on or about November 18, 2005.

By Order of the Board of Directors

D. E. SCOTT

Senior Vice President,

General Counsel and Secretary

San Diego, California

November 17, 2005

YOUR VOTE IS IMPORTANT

Even if you expect to attend the special meeting, to ensure that your shares are represented at the meeting, please submit your proxy (1) by the Internet, (2) by telephone or (3) by mail no later than 11:59 P.M. Eastern Time on December 14, 2005. For specific instructions, please refer to the section titled “The Special Meeting, Voting and Proxies” beginning on page 44 of this proxy statement/prospectus and the instructions on the enclosed proxy. Submitting a proxy will not prevent you from attending the special meeting and voting in person, if you so desire.

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QUESTIONS AND ANSWERS

The following questions and answers are provided for your convenience and briefly address some commonly asked questions about the proposed transactions, including the merger, the public offering and the special dividend. A more detailed description of these matters can be found in the other parts of this proxy statement/prospectus. We urge you to read the entire proxy statement/prospectus carefully.

In this proxy statement/prospectus, we use the terms “SAIC,” “we,” “us” and “our” to refer to Science Applications International Corporation or SAIC, Inc. when the distinction between the two companies is not important. When the distinction is important to the discussion, we use the term “Old SAIC” to refer to Science Applications International Corporation and “New SAIC” to refer to SAIC, Inc. In addition, we sometimes refer to the common stock of Science Applications International Corporation as “Old SAIC common stock,” and when the distinction is important, as “class A common stock” and “class B common stock.” We also sometimes refer to the class A preferred stock of SAIC, Inc. as “new class A preferred stock” and to the common stock of SAIC, Inc. as “new common stock.”

Overview of the Transactions

Q1.	What transactions do we intend to complete?

A.	We intend to complete the following transactions:

•	a merger pursuant to which Old SAIC will become a wholly-owned subsidiary of New SAIC, and each share of outstanding class A common stock will be converted into the right to receive two shares of class A preferred stock of New SAIC and each share of outstanding class B common stock will be converted into the right to receive 40 shares of class A preferred stock of New SAIC

•	an initial public offering, or IPO, of new common stock of New SAIC through which we will raise cash from outside investors

•	a special dividend which we will pay to our current stockholders

Q2.	Why are we pursuing these transactions?

A.	We are pursuing these transactions because, after a review of our options, we have determined that an IPO will best address our long-term objectives. The merger is a necessary step for us to take in order to effect our IPO. The IPO will provide us with greater financial flexibility to grow our business. We also believe these transactions enable us to implement our vision and long-term strategy while preserving our core values, and focus on providing an environment where our employees’ entrepreneurial spirit can flourish. Specifically, we believe the IPO is the preferred alternative because it will:

•	Enable us to use our cash and cash flows generated from operations to fund organic growth and growth through acquisitions. Although we had no legal obligation to do so over the past five years, we have used more than $2.5 billion of cash to provide liquidity to our stockholders by purchasing shares in our limited secondary market and in other transactions. We have maintained excess cash to address this ongoing imbalance in our stock system caused by an excess of shares sold by selling stockholders as compared to the number of shares purchased by buyers other than us. In referring to our stock system, we include the issuance, purchase or sale of our common stock in the limited market, as well as the various benefit program and retirement plan transactions. We expect that this significant stock system imbalance, and the related need to maintain excess cash, would have continued for the foreseeable future without the IPO. Creating a public market for our common stock will eliminate our use of cash to provide liquidity to our stockholders by repurchasing their shares in the limited market or in other transactions.

•	Provide us with the ability to use our publicly-traded common stock to pursue stock-based acquisitions that otherwise might not be available to us. We intend to continue our disciplined approach to internal investments and acquisitions that support our strategic growth plans.

Our board of directors has carefully studied this question and unanimously believes that creating a publicly traded stock is in the best interests of SAIC and our stockholders and employees.

Q3.	Why are we pursuing these transactions now?

A.	Our senior management and board of directors have determined that our stockholders will be best served by conducting an IPO while the business environment is favorable and our business operations and our balance sheet are strong. If the imbalance in our stock system were to continue, we might be unable to make the necessary investments to support our organic growth and growth through acquisitions.

Q4.	Did we consider any other options besides the IPO?

A.	Yes. As we outlined in a letter to employees dated June 6, 2005, our senior management and board of directors reviewed various alternatives that would enable us to preserve our culture, implement our vision and long-term strategy and address the stock system imbalance. After reviewing our options—including seeking private equity capital, issuing additional long-term debt and various means for increasing employee purchases of our common stock—we have determined that an IPO will best address our needs.

Q5.	Why didn’t we tell our employees and stockholders about the IPO sooner?

A.	We informed our employees and stockholders in June 2005 that our board of directors was conducting a review of strategic alternatives, including a possible IPO, that would best position us for long-term success. Once our board of directors authorized management to pursue the IPO, the federal securities laws restricted us from providing information about the proposed merger and IPO until the required filings could be made with the SEC—the so-called “quiet period.”

Q6.	How will the merger and the IPO affect our corporate structure?

A.	Old SAIC will become a wholly-owned subsidiary of New SAIC, a newly formed company that is named “SAIC, Inc.” The stockholders of Old SAIC and the investors purchasing stock in the IPO will become the stockholders of New SAIC. The diagram on page 16 illustrates the merger and its effect on our corporate structure.

Q7.	Will our new corporate structure affect the way we conduct business?

A.	The merger and the new corporate structure are necessary for us to complete our IPO. They will not affect our day-to-day business operations, the way we conduct business with our customers or the way we interact with our employees.

Q8.	How long will it take to complete the proposed transactions?

A.	It is difficult to predict, but it depends to a great extent on the SEC’s review of this and other documents related to the merger and the IPO. Typically in transactions of this type, the SEC will review the filings made by the company and make comments before the proxy statement/prospectus for the special meeting of stockholders and the prospectus for the IPO can be finalized. We will hold the special meeting of stockholders on December 16, 2005, and we expect to complete the IPO early next calendar year.

Q9.	Will New SAIC essentially be the same company after we have outside investors?

A.	We believe that much of our success can be attributed to our culture of employee ownership and the entrepreneurial spirit and commitment to growing our business it inspires in our employee owners. We do not believe the IPO will change those important aspects of our culture. We expect to sell in the IPO a number of shares that will be sufficient to create a public trading market in our new common stock with satisfactory liquidity. After the IPO, New SAIC will remain predominantly owned by the existing stockholders. Immediately after the IPO, new class A preferred stock will constitute from 80% to 90% of our outstanding capital stock and substantially all of our voting power. In addition, we will be issuing additional shares of new class A preferred stock or new common stock in the future to our employees, directors and consultants pursuant to our benefit plans.

Q10.	Will our relationships with customers, suppliers and employees change?

A.	No. A key to our success will continue to be the strong relationships that we maintain with each of these groups and we do not anticipate any changes to these relationships.

Q11.	Will our executive officers or the members of our board of directors change as a result of these transactions?

A.	No. We do not anticipate any changes to our executive officers or board of directors in connection with these transactions.

Q12.	Does management still think employee ownership is important?

A.	Yes. We believe that stock ownership and our employee ownership culture motivate our employees to strive for our continued success and provide a mechanism for sharing the potential rewards. Following the IPO, we intend to continue providing opportunities to our employees to own our shares through bonuses in stock, stock options, stock contributions to our employee benefit plans and participation in employee stock plans. We also expect to continue our internal stock ownership guidelines.

The Merger

Q13.	What does the merger entail and why are we merging with one of our subsidiaries?

A.	In the merger, a wholly-owned subsidiary of New SAIC will merge with and into Old SAIC, and Old SAIC will become a wholly-owned subsidiary of New SAIC. The diagram on page 16 illustrates the merger. New SAIC’s restated certificate of incorporation will provide us with the capital structure we need to proceed with an IPO. Our board of directors concluded that the merger is the preferred method of achieving this structure.

Q14.	What will I be entitled to receive in the merger?

A.	In the merger, each share of outstanding class A common stock will be converted into the right to receive two shares of new class A preferred stock and each share of outstanding class B common stock will be converted into the right to receive 40 shares of new class A preferred stock. Of the shares of new class A preferred stock you receive in the merger:

•	10 percent will be designated series A-1 preferred stock

•	30 percent will be designated series A-2 preferred stock

•	30 percent will be designated series A-3 preferred stock

•	30 percent will be designated series A-4 preferred stock

Any fractional share interests will be aggregated and allocated to a series of class A preferred stock.

For example, a stockholder holding 1,000 shares of class A common stock will be entitled to receive the following shares of new class A preferred stock in the merger:

•	200 shares of series A-1 preferred stock

•	600 shares of series A-2 preferred stock

•	600 shares of series A-3 preferred stock

•	600 shares of series A-4 preferred stock

A stockholder holding 1,000 shares of class B common stock will be entitled to receive the following shares of new class A preferred stock in the merger:

•	4,000 shares of series A-1 preferred stock

•	12,000 shares of series A-2 preferred stock

•	12,000 shares of series A-3 preferred stock

•	12,000 shares of series A-4 preferred stock

While the conversion will be on a per share basis, the allocation of the new class A preferred stock among the four series will be completed on an account-by-account basis. For example, if shares of Old SAIC common stock are held both individually and in a revocable trust, the new class A preferred stock will be allocated among the four series separately for each account. Moreover, all shares of new class A preferred stock that are issued to a single account will be aggregated and allocated among the four series, even if the shares of Old SAIC common stock that were held in that account were acquired at different times or in a different manner (e.g. an option exercise).

Except for the transfer restrictions that we describe below, each share of new class A preferred stock will be identical.

Q15.	Why will I be entitled to receive two shares of new class A preferred stock (rather than just one share) for every one share of class A common stock that I own? Why will I be entitled to receive 40 shares of new class A preferred stock (rather than just 20 shares) for every one share of class B common stock that I own?

A.	We established an exchange ratio in the merger that has the effect of implementing a stock split. The purpose is to increase the number of shares of our capital stock outstanding prior to the IPO, which will decrease the per share value of our capital stock. The aggregate value of your shares will not be affected by the merger, although the value will fluctuate after the IPO. We believe that offering more shares of new common stock at a lower per share price will allow for an initial offering price of the new common stock within a range that is customary in today’s IPO marketplace and therefore will enhance the underwriters’ ability to market the shares to retail investors.

Q16.	Why do the holders of class B common stock receive more shares than the holders of class A common stock?

A.	The holders of class B common stock are entitled to receive 20 times the number of shares to be received by the holders of class A common stock because, while the class A common stock was split 5 for 1 in 1987 and split again 4 for 1 in 1999, resulting in an overall 20 for 1 split, the class B common stock has not been split since it was initially issued. If the class B common stock had been split in 1987 and 1999 along with the class A common stock, there would be no difference in the number of shares which the holders of each of these classes would receive. Furthermore, Old SAIC’s certificate of incorporation provides that each share of class B common stock is convertible at any time into 20 shares of class A common stock.

Q17.	What are the tax consequences of the merger?

A.	The exchange of your class A and class B common stock for new class A preferred stock pursuant to the merger is not expected to be a taxable transaction for you for federal income tax purposes. It is conceivable that the Internal Revenue Service would seek to have the special dividend and the merger treated as part of a single integrated transaction for federal income tax purposes in which you are exchanging your Old SAIC shares for a combination of cash and the new class A preferred stock rather than giving the dividend independent significance. If the Internal Revenue Service asserts this position and if this position is ultimately sustained, any gain you realize on the exchange would be taxable to the extent of the amount of the cash received as a special dividend. For this purpose, the gain you realize would be equal to the value of the Old SAIC stock at the time of the merger over your tax basis in that stock. The taxable gain recognized would be long-term capital gain, if you held the Old SAIC stock for more than one year at the time of the merger, and short-term capital gain, if your holding period was one year or less. To the extent the cash received is in excess of the gain you realize in the transaction, the remaining cash would be treated as a non-taxable return of your investment in the Old SAIC stock (to the extent thereof) and would reduce your basis in the new class A preferred stock received in the merger. If the special dividend is treated as additional amount paid for your shares in the merger, it would not be treated as a dividend for federal income tax purposes. See “Proposal I—The Merger—Material Federal Income Tax Consequences to Stockholders—The Merger” for a more detailed description of the tax consequences of the merger.

Q18.	Do I have appraisal rights?

A.	Appraisal rights entitle, under certain circumstances, stockholders of Delaware corporations to receive a cash payment equal to the fair value of their shares as determined by the Delaware Court of Chancery. Record holders of Old SAIC class A common stock do not have appraisal rights in connection with the merger. Record holders of class B common stock who do not vote in favor of the merger proposal but otherwise do comply with the requirements and procedures of Section 262 of the General Corporation Law of the State of Delaware, or DGCL, have appraisal rights. A detailed description of the appraisal rights and procedures available to record holders of Old SAIC class B common stock is included in “Proposal I—The Merger—Appraisal Rights” beginning on page 54. The full text of Section 262 of the DGCL is included as Annex E to this proxy statement/prospectus.

Q19.	What happens if the stockholders do not adopt the merger agreement?

A.

If stockholder approval for the merger is not obtained, the merger and the IPO will not occur, and the special dividend will not be paid. If we are unable to complete the IPO, we will need to reassess how to satisfy the needs of our stock system and yet achieve our long-term strategic objectives. We may not be able to balance the stock system indefinitely.

Q20.	Can our board of directors abandon the merger and other transactions even if stockholder approval is obtained?

A.	Yes. If prior to completion of the merger our board of directors decides that it is not in the best interests of the stockholders to proceed, the board can terminate the merger agreement and not proceed with the IPO and special dividend.

The Initial Public Offering

Q21.	What is an IPO?

A.	An IPO, or initial public offering, is the first sale of stock by a company to the public in a transaction registered with the SEC.

Q22.	How and when will we complete our IPO?

A.	As soon as our board of directors deems advisable after the merger agreement is approved and adopted by our stockholders and our registration statement is declared effective by the SEC, we will complete the merger and then sell shares of New SAIC common stock to the public in an IPO. If the merger agreement is not approved and adopted, the IPO will not occur and we will not pay the special dividend, which will be specifically conditioned upon completion of the IPO.

Q23.	How will the IPO price be determined?

A.	The price of the new common stock in the IPO will be negotiated with the representatives of the underwriters, Morgan Stanley & Co. Incorporated and Bear, Stearns & Co. Inc. Among the factors considered in determining the IPO price will be our future prospects and those of our industry in general, our sales, earnings and other financial operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours. Thereafter, the new common stock will trade at prices that depend on a number of factors, including those described in “Risk Factors” beginning on page 29. Our stock price may fluctuate based on these and other factors. The price of the new common stock in the IPO will be negotiated with the underwriters and the market price at which our new common stock will trade following the IPO will be determined by market forces. The underwriters and public investors who trade in the new common stock may give different weight to factors or valuation methodologies or consider new factors or valuation methodologies than those relied upon in determining the historical price of Old SAIC common stock. Therefore, the price negotiated with the representatives of the underwriters and the market price at which our new common stock will trade following the IPO may be higher or lower than the historical prices of Old SAIC common stock.

Q24.	Where will the new common stock be traded?

A.	We have been approved for listing of the new common stock on the New York Stock Exchange under the symbol “SAI.”

Q25.	How much stock are we selling to the public?

A.	In the IPO, we expect to sell a number of shares that will be sufficient to create a public trading market in our new common stock with satisfactory liquidity. After the IPO:

•	new class A preferred stock will constitute from 80% to 90% of our total outstanding capital stock and substantially all of our voting power

•	new common stock will constitute from 10% to 20% of our total outstanding capital stock

As a result, voting control of New SAIC will remain in the hands of current stockholders after we complete the merger and the IPO.

Q26.	How was the size of the IPO determined?

A.	The size of the IPO, which was established by our board of directors and senior management in close coordination with our financial advisors, was determined based on the number of shares needed to create a public trading market in our stock with satisfactory liquidity.

Q27.	What are the risks to my investment associated with the IPO?

A.	The price of our new common stock will be subject to the fluctuations in the stock market. Initially, there also will be restrictions on your ability to sell or transfer your new class A preferred stock that you are entitled to receive in the merger. In addition, your investment will continue to be subject to many of the same risks to which it is currently subject. Some of the risk factors that we currently face, including those associated with an IPO, are described in “Risk Factors” beginning on page 29.

Q28.	Who do we expect will buy shares in the IPO?

A.	We expect that retail and institutional investors, such as insurance companies, mutual funds and other financial institutions, who believe in our strategy, management and industry prospects will buy shares of our new common stock in the IPO.

Q29.	Will there be a “friends and family” program under which I can buy shares in the IPO?

A.	No. It is not logistically practicable to offer a “friends and family” directed share program to all of our employees. We also believe that it would not be fair to offer such a program only to a select group of employees or executives. As a result, we will not be offering a “friends and family” program.

Q30.	What will we do with the proceeds from the IPO?

A.	The proceeds of the IPO will be held by New SAIC and will be included in our consolidated cash balances, which are used for general corporate purposes, including working capital, capital spending and possible investments and acquisitions. However, the board of directors of Old SAIC intends to declare a special dividend that will be paid to the holders of Old SAIC common stock as of the record date set by the board of directors. The special dividend could exceed the net proceeds from the IPO, assuming the underwriters do not exercise their over-allotment option, by up to approximately $250 million.

The Special Dividend

Q31.	What is a dividend?

A.	Typically, a dividend is the distribution of cash, stock or other assets to a company’s stockholders.

Q32.	Why do we plan to pay a special dividend?

A.	Given our current strong cash position, we believe the special dividend is an efficient and fair way to return to our stockholders excess cash that no longer will be needed to repurchase stock in the limited market or to otherwise provide liquidity to our stockholders after the IPO.

Q33.	What is the amount of the special dividend?

A.	The dividend is expected to range from approximately $8 to $10 per share of Old SAIC class A common stock and from approximately $160 to $200 per share of Old SAIC class B common stock.

Q34.	How will the amount of the dividend be determined?

A.	The amount of the special dividend will be determined by the board of directors, in consultation with our advisors, in order to distribute a significant amount of cash to our current stockholders and yet retain sufficient capital to meet our future strategic needs.

Q35.	When will the special dividend be paid?

A.	The board of directors of Old SAIC intends to declare a special dividend that will be paid to the holders of Old SAIC common stock as of the record date set by the board of directors. Payment will be conditioned upon completion of the IPO, and it is anticipated that the dividend will be paid within 25 days after the IPO.

Q36.	What are the tax consequences of the special dividend?

A.	The special dividend should constitute a taxable dividend for federal income tax purposes to the extent it is paid from current or accumulated earnings and profits, as determined under federal income principles. Any dividends in excess of earnings and profits may be treated as a nontaxable return of capital or as a gain realized on the sale or disposition of your Old SAIC common stock. However, if the special dividend is treated as additional amount paid for your shares in the merger, it would not be treated as a dividend for federal income tax purposes. For further information about the tax consequences of the special dividend and the tax rates that may be applicable to you, see “Proposal I—The Merger—Material Federal Income Tax Consequences to Stockholders—The Special Dividend.”

Q37.	What will our dividend policy be after the IPO?

A.	Old SAIC has never declared or paid dividends on its capital stock other than the special dividend. New SAIC does not expect to pay any dividends on our capital stock in the foreseeable future and we currently intend to retain any future earnings to finance our operations and growth. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend on earnings, financial condition, operating results, capital requirements, applicable contractual restrictions and other factors our board of directors deems relevant.

The New Class A Preferred Stock

Q38.	What are the differences between the new class A preferred stock and the new common stock?

A.	The terms of the new class A preferred stock and the new common stock will be the same, except that holders of the new class A preferred stock will be subject to certain transfer restrictions set forth below, will be entitled to convert their shares into new common stock after the expiration of the restriction periods and will be entitled to 10 votes per share, while the holders of the new common stock will have freely tradable stock and be entitled to one vote per share. The new class A preferred stock has no other preferences.

Q39.	Why do the public investors receive a different class of stock than our existing stockholders?

A.	As part of an IPO, it is typical for employee-owned companies to establish two classes of voting stock, which enables the employee owners to maintain voting control of the company. The new common stock issued to the public will have one vote per share and the new class A preferred stock issued to Old SAIC stockholders will have 10 votes per share.

Q40.	What must I do to get my new class A preferred stock?

A.	Your shares of Old SAIC common stock will be converted into the right to receive new class A preferred stock pursuant to the merger.

•	If you or a trust for your benefit hold your shares directly in a book-entry account, they will be converted automatically and you will receive a statement for the shares of new class A preferred stock you own following the merger. You can confirm that your account is in book-entry form from the first page of your Stock Summary Statement (mailed to you quarterly) or from your online stock summary report (available to employees via our intranet website, ISSAIC).

•	If you or a trust for your benefit hold your shares directly and they are represented by certificates, we will send you a letter shortly after the merger explaining how you can surrender your certificates and receive your new class A preferred stock. You should not send us your certificates at this time.

•	If you hold shares in one of our employee benefit plans, the plan will handle conversion of the shares without any action by you.

We expect that the shares of new class A preferred stock issued pursuant to the merger will be uncertificated shares.

Q41.	What will happen to our right of first refusal and right to repurchase your stock?

A.	When we are a publicly traded company, you will not be required to offer your shares to us before you can sell them to third parties. Since September 1, 2005, we have suspended repurchasing shares upon termination of affiliation pending completion of the merger, except for repurchasing shares of Old SAIC common stock transferred to a charity prior to October 25, 2005.

Q42.	What will happen to the new class A preferred stock that I will own if my affiliation terminates or I retire?

A.	Nothing. Currently, your shares are subject to our right of first refusal and right to repurchase if your affiliation as an employee, director or consultant is terminated. Following the merger, we will no longer have these rights. You may continue to hold your shares indefinitely, regardless of your employment status or affiliation with us.

Q43.	What if I am no longer affiliated with SAIC and hold shares subject to a special arrangement (e.g., the alumni program, former employee program or other agreement extending Old SAIC’s right of repurchase)?

A.	Currently, your shares are subject to our right of first refusal and right to repurchase. After the merger, your shares will no longer be subject to these rights. You will be able to continue to hold new class A preferred stock indefinitely.

Transfer Restrictions

Q44.	Will I be able to sell or transfer my new class A preferred stock immediately?

A.	To facilitate our IPO, New SAIC’s restated certificate of incorporation will restrict you from selling or transferring new class A preferred stock to anyone other than “permitted transferees” for certain periods of time. These restrictions will expire:

•	on April 1, 2006 for series A-1 preferred stock

•	180 days after our IPO for series A-2 preferred stock

•	270 days after our IPO for series A-3 preferred stock

•	360 days after our IPO for series A-4 preferred stock

If, during the restriction period, you transfer your new class A preferred stock to a “permitted transferee,” the transferee will receive the new class A preferred stock subject to the same restrictions. After the expiration of these restriction periods, you also will be able to sell your shares in the public market. If, after the expiration of the applicable restriction period, you transfer your new class A preferred stock to anyone other than a “permitted transferee,” your shares will convert automatically into new common stock, so that the transferees or buyers will acquire only new common stock.

Q45.	Who is a “permitted transferee”?

A.	Permitted transferees generally include:

•	members of your immediate family

•	trusts for the sole benefit of you or members of your immediate family

•	your estate

•	a financial institution to which you pledge your shares as collateral

•	New SAIC or any of its subsidiaries

You should read “Proposal I—The Merger—Transfer Restrictions on Shares of New Class A Preferred Stock” on page 51 for important details and conditions of transfers to permitted transferees.

Q46.	Why will the sale of my stock be restricted?

A.	It is common practice to impose transfer restrictions on existing shares in connection with an IPO. The transfer restrictions will permit some period of trading of the new common stock to take place in the market without the potential introduction of a significant number of additional shares, which could negatively affect the price. These restrictions are intended to promote an orderly trading market for our new common stock for a period following the commencement of trading. We have staggered the expiration of the transfer restrictions so that all existing shares do not become freely tradable at the same time. The first restriction period will end on April 1, 2006 to provide stockholders with some liquidity to pay taxes.

Q47.	What additional transfer restrictions apply to our directors and executive officers?

A.	In addition to the general transfer restrictions, shares of new class A preferred stock received in connection with the merger by our directors and executive officers, and shares of new common stock received by them on conversion of the new class A preferred stock, may not be sold, transferred or otherwise disposed of unless:

•	made in conformity with the requirements of Rule 145(d) under the Securities Act of 1933, as amended, or the Securities Act

•	made pursuant to an effective registration statement under the Securities Act

•	otherwise exempt from registration under the Securities Act

In addition, in connection with the IPO, our directors and executive officers will enter into lock-up agreements with the underwriters of the IPO. Under these agreements, these directors and executive officers may not, during the period ending 180 days after the IPO, directly or indirectly sell or dispose of their capital stock without the prior written consent of Morgan Stanley & Co. Incorporated and Bear, Stearns & Co. Inc.

The registration statement of which this proxy statement/prospectus is a part does not cover the resale of shares of New SAIC stock to be received by our directors and executive officers pursuant to the merger.

Q48.	Will I be permitted to enter into a hedging transaction to avoid the risk of my new class A preferred stock?

A.	No. You will be prohibited from buying a “put” option, selling a “call” option, selling short or entering into any other hedging or insurance transaction relating to your new class A preferred stock during the applicable restriction periods.

Stock Transactions

Q49.	Can I buy or sell shares in the limited market before the completion of the IPO?

A.	The last limited market trade prior to the proposed IPO occurred in October 2005. If you have unexpected qualifying financial needs, you may be eligible to sell your directly held shares to us pursuant to our Financial Hardship Policy as described on ISSAIC or available through our General Counsel’s office. For our 401(k) plan and certain other retirement plans, there will be a December 2005 trade before the IPO in which participants in those plans may offer to buy or sell shares in accordance with the terms of those plans. Old SAIC has the right, but not the obligation, to buy or sell the net balance of shares offered by participants in the retirement plans in this December trade.

Q50.	Will Bull, Inc. continue to maintain a limited market after the IPO?

A.	No. Bull, Inc. was established specifically to administer our limited market trades. As such, we anticipate Bull Inc. will cease to operate after October. After the IPO, subject to the restriction periods set forth above, you will be able to sell shares in the public market.

Q51.	After the IPO, how can I sell my shares of new class A preferred stock? What will be the price?

A.	If you wish to sell your shares of new class A preferred stock after the restriction periods expire, they will be converted into new common stock when you sell them in the public market. You will not have to do anything more to effect the conversion. When you sell, you will receive the prevailing market price for your shares.

Q52.	Will I be able to buy more shares in the public market?

A.	Yes. You will be able to buy shares of our new common stock in the public market at prevailing prices after the IPO. Because you will buy additional shares only in the public market, you will no longer be required to obtain other approval for stock purchases.

SUMMARY

This summary highlights information contained elsewhere in this proxy statement/prospectus and may not include all of the information that is important to you. To better understand the transactions, we urge you to read the entire proxy statement/prospectus carefully, including “Risk Factors” and the other documents that we refer you to.

Unless otherwise noted, references to years are to fiscal years ended January 31, not calendar years. For example, we refer to the fiscal year ended January 31, 2005 as “fiscal 2005.” We are currently in fiscal 2006. References to government fiscal years are to fiscal years ended September 30.

Overview

We are a leading provider of scientific, engineering, systems integration and technical services and solutions to all branches of the U.S. military, agencies of the U.S. Department of Defense, the intelligence community, the U.S. Department of Homeland Security and other U.S. Government civil agencies, as well as to selected commercial markets. Our customers seek our domain expertise to solve complex technical challenges requiring innovative solutions for mission-critical functions in such areas as national security, intelligence and homeland defense. Increasing demand for our services and solutions is driven by priorities including the ongoing global war on terror and the transformation of the U.S. military.

From fiscal 2001 to fiscal 2005, our consolidated revenues increased at a compound annual growth rate of 15.5% to a company record of $7.2 billion, inclusive of acquisitions and exclusive of Telcordia Technologies, Inc., our commercial telecommunications subsidiary, which we divested in March 2005. As of July 31, 2005, we had a portfolio of more than 10,000 contracts and total consolidated negotiated backlog of approximately $9.9 billion, which included funded backlog of approximately $3.4 billion, compared to approximately $9.0 billion and $3.4 billion, respectively, as of July 31, 2004. In May 2005, Washington Technology, a leading industry publication, ranked us number three in its list of Top Federal Prime Contractors in the United States based on information technology (IT), telecommunications and systems integration revenues.

The U.S. Government is our largest customer, in the aggregate representing 86% of our total consolidated revenues in fiscal 2005. According to the Congressional Budget Office, U.S. Government total discretionary outlays in government fiscal 2005 were approximately $960 billion and we estimate that more than $125 billion of this amount will be spent in areas in which we compete. We believe that U.S. Government spending in these areas will continue to grow as a result of homeland security and intelligence needs arising from the global war on terror, the ongoing transformation of the U.S. military and the increased reliance on outsourcing by the U.S. Government.

Competitive Strengths

To maximize our ability to consistently deliver innovative solutions to help meet our customers’ most challenging needs, and to grow our business and increase stockholder value, we rely on the following key strengths:

•	Skilled personnel and experienced management

•	Employee ownership and core values

•	Knowledge of customers’ needs

•	Technical expertise

•	Trusted services and solutions provider

•	Proven marketing and business development organization

•	Ability to complete and integrate acquisitions

Growth Strategy

We are focused on continuing to grow our business as a leading scientific, engineering, systems integration and technical services and solutions company. In our Government segment, we seek to become the leading provider of systems engineering, systems integration and technical services and solutions by focusing on the U.S. Government’s increased emphasis on defense transformation, intelligence and homeland defense. In addition, we plan to continue to pursue strategic acquisitions in areas such as these, where we anticipate high growth. In our Commercial segment, we seek to grow our business in our existing targeted markets, in addition to becoming a leader in new selected vertical markets in which we can leverage our specialized experience and skill sets.

Our Services and Solutions

We offer a broad range of services and solutions to address our customers’ most complex and critical technology-related needs. These services include the following:

•	Defense transformation. We develop leading-edge concepts, technologies and systems to solve complex challenges facing the U.S. military and its allies, helping them transform the way they fight.

•	Intelligence. We develop solutions to help the U.S. defense, intelligence and homeland security communities build an integrated intelligence picture, allowing them to be more agile and dynamic in chaotic environments and produce actionable intelligence.

•	Homeland security. We develop technical solutions and provide systems integration and mission-critical support services to help federal, state, local and foreign governments and private-sector customers protect the United States and allied homelands.

•	Logistics and product support. We provide logistics and product support solutions to enhance the readiness and operational capability of U.S. military personnel and weapon and support systems.

•	Systems engineering and integration. We provide systems engineering and integration solutions to help our customers design, manage and protect complex IT networks and infrastructure.

•	Research and development. As one of the largest science and technology contractors to the U.S. Government, we conduct leading-edge research and development of new technologies with applications in areas such as national security, intelligence and life sciences.

•	Commercial services. We help our customers become more competitive, offering technology-driven consulting, systems integration and outsourcing services and solutions in selected commercial markets, currently IT support for oil and gas exploration and production, applications and IT infrastructure management for utilities and data lifecycle management for pharmaceuticals.

We are headquartered in San Diego, California. Our address is 10260 Campus Point Drive, San Diego, California 92121, and our telephone number is (858) 826-6000.

New SAIC

We formed New SAIC as a Delaware corporation on August 12, 2005. To date, it has not conducted any activities other than those incident to its formation, and the preparation of the merger agreement, this proxy statement/prospectus, and the registration statement on Form S-1 with respect to the IPO. Upon completion of the merger, Old SAIC will be a wholly-owned subsidiary of New SAIC. At the time of the merger, the then-current directors and executive officers of Old SAIC will become the directors and executive officers of New SAIC.

PROPOSAL I—THE MERGER

The first proposal is to approve and adopt an Agreement and Plan of Merger, dated as of November 7, 2005, among Old SAIC, New SAIC and SAIC Merger Sub, Inc., pursuant to which Old SAIC will become a wholly-owned subsidiary of New SAIC, and the Old SAIC common stock will be converted into the right to receive new class A preferred stock. Our board of directors unanimously determined that the merger agreement and the merger are advisable and in the best interests of SAIC and its stockholders, and recommends that the stockholders vote “FOR” the approval and adoption of the merger agreement.

Purposes of the Merger (see page 47)

We are pursuing these transactions because, after a review of our options, we have determined that an IPO will best address our long-term objectives. The merger is a necessary step for us to take in order to effect our IPO. The IPO will provide us with greater financial flexibility to grow our business. We also believe that these transactions enable us to implement our vision and long-term strategy while preserving our core values, and focus on providing an environment where our employees’ entrepreneurial spirit can flourish.

Our board of directors has carefully studied this question and unanimously believes that creating a publicly traded stock is in the best interests of SAIC and our stockholders and employees.

How the Merger is Structured (see page 48)

The merger has been structured so that Old SAIC will become a wholly-owned subsidiary of New SAIC, and the stockholders of Old SAIC will have the right to receive shares of new class A preferred stock in exchange for their Old SAIC common stock. In order to achieve this result:

•	Old SAIC has formed a wholly-owned subsidiary (New SAIC) and, strictly for the purpose of facilitating the merger, New SAIC has formed a wholly-owned subsidiary (Merger Sub)

•	Merger Sub will merge into Old SAIC, at which time the outstanding shares of class A common stock and class B common stock will be converted into the right to receive shares of new class A preferred stock, and Merger Sub will cease to exist

New SAIC will have a new restated certificate of incorporation and restated bylaws.

The following diagram illustrates the merger process from a stockholder’s perspective:

What You Will Be Entitled to Receive Pursuant to the Merger (see page 48)

When the merger occurs:

•	Each share of outstanding class A common stock and each share of outstanding class B common stock, subject to the exercise of appraisal rights, will be converted into the right to receive shares of new class A preferred stock on the basis set forth below.

•	The new class A preferred stock you receive will be allocated among four series as illustrated below, with transferability and convertibility of each series being subject to a separate restriction period that expires at the times indicated:

The Public Offering (see page 49)

Soon after the merger is approved, subject to market conditions, we plan to make a public offering of new common stock.

After the IPO:

•	new class A preferred stock will constitute from 80% to 90% of our total outstanding capital stock and substantially all of our voting power

•	new common stock will constitute from 10% to 20% of our total outstanding capital stock

The Special Dividend (see page 50)

The board of directors of Old SAIC intends to declare a special dividend that will be paid to the holders of Old SAIC common stock as of the record date set by the board of directors. Payment will be conditioned upon completion of the IPO and it is anticipated that the dividend will be paid within 25 days after the IPO. The special dividend is expected to range from approximately $8 to $10 per share of Old SAIC class A common stock and from approximately $160 to $200 per share of Old SAIC class B common stock, which is the equivalent of a range from approximately $4 to $5 per share of new class A preferred stock. The special dividend could exceed the net proceeds from the IPO, assuming the underwriters do not exercise their over-allotment option, by up to approximately $250 million.

How We Will Effect the Merger and the Special Dividend (see page 50)

The IPO is conditioned on completion of the merger. If approved, we will effect the merger shortly before the closing of the IPO. In the merger, your shares of class A common stock and class B common stock (excluding shares for which appraisal rights have been exercised) will be converted into the right to receive new class A preferred stock. Prior to the merger, the board of directors of Old SAIC intends to declare a special dividend on Old SAIC common stock. Payment will be conditioned upon completion of the IPO and it is anticipated that the dividend will be paid within 25 days after the IPO.

New SAIC’s Restated Certificate of Incorporation (see page 51)

New SAIC’s restated certificate of incorporation will be different from our current certificate of incorporation in that it will:

•	replace the current class A and class B common stock with a single new class A preferred stock that will be entitled to 10 votes per share and is comprised of four series to implement the transfer restrictions

•	authorize a class of common stock that will have the same economic rights as the new class A preferred stock, but will be entitled to one vote per share

•	eliminate the requirement that you must offer your shares to us for purchase before you can sell them to third parties

•	eliminate our right to repurchase your shares on termination of affiliation

•	add provisions that restrict the transferability of the new class A preferred stock for a period of time

Voting Rights (see page 51)

Holders of new class A preferred stock will be entitled to 10 votes per share on all matters voted upon by our stockholders. Holders of new common stock will have the same economic rights as holders of new class A preferred stock, but will be entitled to one vote per share on all matters voted upon by our stockholders.

Listing (see page 56)

The new class A preferred stock will not be listed on a national securities exchange or traded in the organized over-the-counter market. We have been approved for listing of the new common stock on the New York Stock Exchange under the symbol “SAI.” Listing is subject to fulfilling all applicable listing requirements.

Conditions to the Merger (see page 56)

We will cause the merger to become effective only if certain conditions specified in the merger agreement are satisfied or waived.

Material Federal Income Tax Consequences to Stockholders—The Merger (see page 58)

The merger, the conversion of your class A and class B common stock into new class A preferred stock, and the public offering will not be taxable transactions for you for federal income tax purposes.

Material Federal Income Tax Consequences to Stockholders—The Special Dividend (see page 59)

The special dividend should constitute a taxable dividend for federal income tax purposes to the extent it is paid from current or accumulated earnings and profits, as determined under federal income principles. Any dividends in excess of earnings and profits may be treated as a nontaxable return of capital or as a gain realized on the sale or disposition of your Old SAIC common stock. However, if the special dividend is treated as additional amount paid for your shares in the merger, it would not be treated as a dividend for federal income tax purposes.

Accounting Treatment (see page 60)

For accounting purposes, the merger will be treated as a recapitalization of Old SAIC with New SAIC as the acquirer (a reverse merger). The accounting basis used to initially record the assets and liabilities in New SAIC will be the carryover basis of Old SAIC.

PROPOSAL II—2006 EQUITY INCENTIVE PLAN

The second proposal is to approve and adopt the 2006 Equity Incentive Plan. The 2006 Equity Incentive Plan provides for the grant of stock options (including incentive stock options, as defined in section 422 of the Internal Revenue Code, and nonstatutory stock options), restricted stock, restricted stock units, deferred stock, stock appreciation rights, performance shares and other similar types of stock awards, as well as cash awards. Our board of directors unanimously determined that the 2006 Equity Incentive Plan is in the best interests of SAIC and its stockholders, and recommends that the stockholders vote “FOR” the approval and adoption of the 2006 Equity Incentive Plan.

General (see page 62)

The 2006 Equity Incentive Plan will become effective on the effective date of the merger, subject to stockholder approval. If the 2006 Equity Incentive Plan is not approved by our stockholders or the merger is not consummated, the 1999 Stock Incentive Plan will continue in operation pursuant to its terms.

Old SAIC seeks stockholder approval in order to qualify the 2006 Equity Incentive Plan and certain awards made pursuant to it under the incentive stock option provisions of the Internal Revenue Code and to increase the potential that New SAIC may fully deduct for federal income tax purposes certain compensation that may be paid under the 2006 Equity Incentive Plan in accordance with Section 162(m) of the Internal Revenue Code.

New SAIC stock subject to the 2006 Equity Incentive Plan will either be our new class A preferred stock or new common stock as determined by the committee of our board of directors administering the 2006 Equity Incentive Plan.

The 2006 Equity Incentive Plan provides that an aggregate of up to 75,000,000 shares will be available to be issued pursuant to awards granted under the 2006 Equity Incentive Plan, plus additional shares that may be added to the 2006 Equity Incentive Plan as described below.

The 2006 Equity Incentive Plan has an “evergreen” feature pursuant to which additional shares will automatically be added to the shares available for issuance under the 2006 Equity Incentive Plan without further stockholder approval beginning February 1, 2007 and on each February 1 for nine years thereafter. The number of shares that may be added each year will equal the least of 5% of New SAIC’s outstanding common stock as of the preceding January 31 (measured on an as-converted basis with respect to the outstanding shares of new class A preferred stock), 30,000,000 shares or a number of shares determined by our board of directors or the committee of our board of directors administering the 2006 Equity Incentive Plan.

Administration (see page 62)

The 2006 Equity Incentive Plan will be administered by our board of directors, a committee of our board of directors or a delegated officer in certain circumstances.

Eligibility (see page 63)

Nonstatutory stock options, stock awards and cash awards may be granted to employees, directors (including non-employee directors) and consultants of New SAIC, Old SAIC or other affiliates of New SAIC. Incentive stock options may be granted only to employees of New SAIC or its affiliates.

Federal Income Tax Consequences of Awards (see page 66)

See “Proposal II—2006 Equity Incentive Plan—Federal Income Tax Consequences of Awards” for a description of the tax consequences of awards granted under the 2006 Equity Incentive Plan.

Accounting Treatment (see page 68)

Based on guidance currently available from the Financial Accounting Standards Board, it is anticipated that upon the adoption of Statement of Financial Accounting Standards No. 123(R) on February 1, 2006, New SAIC will be required to recognize compensation expense in an amount equal to the fair value on the date of grant of all stock options granted under the 2006 Equity Incentive Plan. In addition, New SAIC will be required to recognize compensation expense for other awards granted under the 2006 Equity Incentive Plan. In general, the expense associated with each award will be recognized over the requisite employee service period, generally the vesting period.

PROPOSAL III—2006 EMPLOYEE STOCK PURCHASE PLAN

The third proposal is to approve and adopt the 2006 Employee Stock Purchase Plan. The 2006 Employee Stock Purchase Plan provides employees of New SAIC (and Old SAIC and any of our other majority-owned subsidiaries designated by our board of directors) with an opportunity to purchase our new class A preferred stock or new common stock as determined by the compensation committee of our board of directors through accumulated payroll deductions at a discounted purchase price. Our board of directors unanimously determined that the 2006 Employee Stock Purchase Plan is in the best interests of SAIC and its stockholders, and recommends that the stockholders vote “FOR” the approval and adoption of the 2006 Employee Stock Purchase Plan.

General (see page 69)

The 2006 Employee Stock Purchase Plan will become effective on March 1, 2006, subject to stockholder approval and the consummation of the merger. Old SAIC seeks stockholder approval of the 2006 Employee Stock Purchase Plan to qualify the 2006 Employee Stock Purchase Plan and the right of participants to purchase shares under Section 423 of the Internal Revenue Code. In addition, the 2006 Employee Stock Purchase Plan authorizes the purchase of shares under a non-Section 423 qualified component of the plan by employees of international subsidiaries in situations where a qualified plan creates adverse tax consequences in a particular jurisdiction. If the 2006 Employee Stock Purchase Plan is not approved by our stockholders or the merger is not consummated, the 2004 Employee Stock Purchase Plan will continue in operation pursuant to its terms.

The 2006 Employee Stock Purchase Plan provides that an aggregate of up to 9,000,000 shares will be available for issuance, plus additional shares that may be added as described below.

The 2006 Employee Stock Purchase Plan has an “evergreen” feature pursuant to which additional shares will automatically be added to the shares available for issuance without further stockholder approval beginning February 1, 2007 and on each February 1 thereafter for nine more years. The number of shares that may be added each year will equal the least of 9,000,000 shares, 2% of outstanding new common stock on the last day of the immediately preceding fiscal year (measured on an as-converted basis with respect to the outstanding shares of new class A preferred stock) or a number of shares established by the compensation committee of our board of directors.

Administration (see page 69)

The 2006 Employee Stock Purchase Plan will be administered by the board of directors, the compensation committee of our board of directors or a management committee which has been delegated administrative responsibilities.

Eligibility (see page 69)

Generally, any person who is employed by New SAIC, Old SAIC or any of New SAIC’s majority-owned subsidiaries designated by our board of directors is eligible to participate, provided that the employee is employed on the first day of an offering period and subject to certain limitations imposed by Section 423(b) of the Internal Revenue Code.

Participation (see page 70)

Eligible employees may participate by completing a subscription agreement in the form provided by New SAIC and filing it with New SAIC prior to the first business day of the applicable offering period or such other date as specified by the compensation committee.

Offering Periods (see page 70)

Unless and until the compensation committee determines to implement longer periods and except for the first offering period, each offering period will have a duration of three months and will commence on April 1, July 1, October 1 or January 1 of each year and will have only one purchase period which will run simultaneously with the offering period. The first offering period will commence on March 1, 2006 and will end on June 30, 2006.

Purchase Price (see page 70)

The purchase price per share at which shares are purchased under the 2006 Employee Stock Purchase Plan is 85% of the fair market value of the stock on the applicable purchase date. The compensation committee has the authority to change the purchase price within a range of 85% to 100% of the fair market value of the stock on the offering date or the purchase date. If our new common stock is listed on a stock exchange, the fair market value of the stock subject to the 2006 Employee Stock Purchase Plan will be the closing sales price of our new common stock.

Payment of Purchase Price; Payroll Deductions (see page 70)

The purchase price of the shares is paid with payroll deductions accumulated during the applicable offering period. The deductions are made as a percentage of the participant’s compensation in 1% increments, not less than 1% nor greater than 10%. If payroll deductions are not permitted in a jurisdiction, participants in that jurisdiction may contribute via check or pursuant to another method approved by the compensation committee of our board of directors. A participant may discontinue his or her participation in the 2006 Employee Stock Purchase Plan at any time during an offering period and may increase or decrease the rate of the participant’s payroll deductions once during an ongoing offering period by completing and filing a new authorization for payroll deductions. No interest accrues on the payroll deductions of a participant.

Holding Period (see page 71)

The compensation committee has the authority to establish a minimum holding period for shares purchased under the 2006 Employee Stock Purchase Plan.

Withdrawal (see page 72)

A participant may withdraw from an offering period by signing and delivering to New SAIC a notice of withdrawal from the 2006 Employee Stock Purchase Plan at any time prior to the end of the offering period.

Any withdrawal by the participant of accumulated payroll deductions for a given offering period automatically terminates the participant’s interest in that offering period. All of the participant’s contributions credited to the participant’s account will be paid to the participant without interest. A participant’s withdrawal from an offering period does not have an effect upon the participant’s eligibility to participate in subsequent offering periods. However, a participant may not re-enroll in the same offering period after withdrawal.

Federal Income Tax Consequences (see page 73)

See “Proposal III—2006 Employee Stock Purchase Plan—Federal Income Tax Consequences” for a description of the tax consequences of options granted under the 2006 Employee Stock Purchase Plan.

Accounting Treatment (see page 74)

We expect that upon the adoption of Statement of Financial Accounting Standards No. 123(R) on February 1, 2006, we will be required to record compensation expense for financial statement purposes in connection with the rights to purchase our stock granted to employees under the 2006 Employee Stock Purchase Plan. However, in certain cases where the purchase price is greater than 95% of the fair market value of the stock subject to the 2006 Employee Stock Purchase Plan, there would be no compensation expense under Statement of Financial Accounting Standards No. 123(R).

THE SPECIAL MEETING

Date and Time	December 16, 2005, at 1:00 p.m.

Location	SAIC Conference Center, 1710 SAIC Drive, McLean, Virginia.

Meeting Videocast and Webcast	For the convenience of our stockholders, the meeting will be videocast to Conference Room 2040 in Building D of our offices at 10260 Campus Point Drive, San Diego, California and at other locations, and will be webcast on our website (www.saic.com) and on ISSAIC.

Record Date	November 4, 2005.

Shares Entitled to Vote	Only stockholders of record as of the close of business on the record date will be entitled to vote at the special meeting.

Quorum	The presence at the meeting, either in person or by proxy, of the holders of a majority of the total voting power of the shares of Old SAIC common stock outstanding on the record date is necessary to constitute a quorum and to conduct business at the special meeting.

Votes Required	A majority in voting power of all issued and outstanding shares of Old SAIC common stock entitled to vote is required for adoption of the merger agreement, and a majority in voting power of the issued and outstanding shares of Old SAIC common stock present in person or by proxy at the special meeting and entitled to vote thereon is required for approval of each of Proposal II and Proposal III.

Proxies and Voting in Person

Record holders must submit their proxies by no later than 11:59 P.M. Eastern Time on December 14, 2005. Record holders may revoke or change their proxy at any time until 11:59 P.M. Eastern Time on December 14, 2005 by:

•      submitting another proxy with a later date, or

•      by sending a written notice of revocation to our Secretary at our principal executive offices.

If a record holder attends the special meeting and votes by ballot, any proxy that such record holder submitted previously to vote the same shares will be revoked automatically and only the vote at the special meeting will be counted. You must attend the special meeting at the SAIC Conference Center in McLean, Virginia in order to be entitled to vote in person.

Confidentiality of Voting	The manner in which record holders vote their shares will be maintained in confidence, and we will not have access to individual voting directions of plan participants.

Recommendation of the Board of Directors

The board of directors of Old SAIC unanimously recommends that stockholders vote FOR approval and adoption of the merger agreement, FOR approval and adoption of the 2006 Equity Incentive Plan and FOR approval and adoption of the 2006 Employee Stock Purchase Plan.

SUMMARY CONSOLIDATED FINANCIAL DATA

You should read the summary consolidated financial data presented below in conjunction with “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. The summary consolidated financial data presented below under “Consolidated Statement of Income Data” for the years ended January 31, 2005, 2004 and 2003 and for the six months ended July 31, 2005 have been derived from our audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The summary consolidated financial data presented below under “Consolidated Statement of Income Data” for the six months ended July 31, 2004 have been derived from unaudited condensed consolidated financial statements that are included elsewhere in this proxy statement/prospectus and have been prepared on the same basis as our audited consolidated financial statements. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary to state fairly our results of operations for and as of the periods presented. The summary consolidated financial data presented below under “Consolidated Balance Sheet Data” as of July 31, 2005 have been derived from our audited consolidated financial statements that are included elsewhere in this proxy statement/prospectus. Historical results are not necessarily indicative of the results of operations to be expected for future periods.

The pro forma earnings per share and the pro forma preferred equivalent shares reflect the change in our capital structure of converting each share of class A common stock into two shares of new class A preferred stock and each share of class B common stock into 40 shares of new class A preferred stock. The payment of the special dividend will have a dilutive effect on basic and diluted earnings per share and the preferred equivalent shares used in this calculation. This dilutive effect of the payment of the special dividend has not been reflected in the pro forma earnings per share calculation as the final dividend has not been declared and the offering price of the new common stock has not been determined. If the IPO is completed, we will utilize a two-class method for computing earnings per share for the new common stock and the new class A preferred stock.

	Year Ended January 31			Six Months Ended July 31
	2005	2004	2003	2005	2004
	(in millions, except per share data)

Consolidated Statement of Income Data:
Revenues	$7,187	$5,833	$4,835	$3,798	$3,474
Cost of revenues	6,337	5,100	4,211	3,332	3,055
Selling, general and administrative expenses	364	331	305	210	185
Goodwill impairment	—	7	13	—	—
Gain on sale of business units, net	(2)	—	(5)	—	—

Operating income	488	395	311	256	234
Net (loss) gain on marketable securities and other investments, including impairment losses (1)	(16)	5	(134)	(5)	(4)
Interest income	45	49	37	43	17
Interest expense	(88)	(80)	(45)	(44)	(44)
Other (expense) income, net	(12)	5	6	2	(1)
Minority interest in income of consolidated subsidiaries	(14)	(10)	(7)	(6)	(6)

Income from continuing operations before income taxes	403	364	168	246	196
Provision for income taxes	131	140	61	106	77

Income from continuing operations	272	224	107	140	119
Income from discontinued operations, net of tax	137	127	152	542	51

Net income	$409	$351	$259	$682	$170

	Year Ended January 31			Six Months Ended July 31
	2005	2004	2003	2005	2004
	(in millions, except per share data)
Earnings per share:
Basic:
Income from continuing operations	$1.49	$1.22	$.55	$.79	$.64
Discontinued operations, net of tax	.74	.68	.77	3.06	.28

	$2.23	$1.90	$1.32	$3.85	$.92

Diluted:
Income from continuing operations	$1.45	$1.19	$.53	$.77	$.63
Discontinued operations, net of tax	.73	.67	.75	2.98	.27

	$2.18	$1.86	$1.28	$3.75	$.90

Common equivalent shares:
Basic	183	185	196	177	184

Diluted	188	189	203	182	189

	Year Ended January 31			Six Months Ended July 31
	2005	2004	2003	2005	2004

Pro forma earnings per share:
Basic: (2)
Income from continuing operations	$.75	$.61	$.27	$.40	$.32
Discontinued operations, net of tax	$.37	$.34	$.39	$1.53	$.14

	$1.12	$.95	$.66	$1.93	$.46

Diluted: (2)(3)
Income from continuing operations	$.73	$.59	$.26	$.36	$.31
Discontinued operations, net of tax	$.36	$.34	$.38	$1.49	$.14

	$1.09	$.93	$.64	$1.88	$.45

Pro forma preferred equivalent shares:
Basic (2)	365	370	392	354	368

Diluted (2)(3)	375	377	406	363	379

As of July 31, 2005
(in millions)

Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$3,101
Working capital	3,153
Total assets	5,866
Long-term debt, net of current portion	1,209
Stockholders’ equity	2,834

	Year Ended January 31			Six Months Ended July 31
	2005	2004	2003	2005	2004
	(dollars in millions)

Other Data:
EBITDA (4)	$687	$622	$464	$1,148	$342
Adjusted EBITDA (5)	519	438	354	284	253
Number of contracts generating more than $10 million in annual revenues (6)	91	66	44	N/A	N/A

	As of January 31			As of July 31
	2005	2004	2003	2005	2004
	(dollars in millions)
Total consolidated negotiated backlog (7)	$8,977	$7,575	$5,619	$9,932	$9,045
Total consolidated funded backlog (7)	3,646	3,355	2,729	3,354	3,434
Total number of employees (8)	42,400	39,300	34,700	43,000	40,900

(1)	Includes impairment losses of $108 million on marketable equity securities and other private investments in 2003.

(2)	For the periods noted, the pro forma basic and diluted earnings per share and pro forma basic and diluted preferred equivalent shares reflect the conversion of each share of class A common stock outstanding into two shares of new class A preferred stock and each share of class B common stock outstanding into 40 shares of new class A preferred stock. The pro forma basic and diluted earnings per share and pro forma preferred equivalent shares do not reflect the dilutive effect of the payment of the special dividend as the final dividend has not been declared and the offering price of the new common stock has not been determined.

(3)	The pro forma diluted earnings per share and pro forma diluted preferred equivalent shares include the effect of converting the dilutive securities on the same basis as the class A common stock. The pro forma dilutive preferred stock equivalents are comprised of preferred stock options and other preferred stock awards granted to employees under stock-based compensation plans that were outstanding during the periods noted.

(4)	EBITDA is defined as net income plus income tax expense, net interest expense, and depreciation and amortization expense. EBITDA is considered a non-GAAP financial measure. We believe that EBITDA is an important measure of our performance and is a useful supplement to net income and other income statement data. We believe EBITDA is useful to management and investors in comparing our performance to that of other companies in our industry, since it removes the impact of (a) differences in capital structure, including the effects of interest income and expense, (b) differences among the tax regimes to which we and comparable companies are subject and (c) differences in the age, method of acquisition and approach to depreciation and amortization of productive assets. However, because other companies may calculate EBITDA differently than we do, it may be of limited usefulness as a comparative measure. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments, (b) EBITDA does not reflect changes in, or cash requirements for, our working capital needs, (c) EBITDA does not reflect the interest expense, or the cash requirements necessary to service our principal payments, on our debt, (d) EBITDA does not reflect income taxes or the cash requirements for any tax payments, and (e) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

The following is a reconciliation of EBITDA to net income.

	Year Ended January 31			Six Months Ended July 31
	2005	2004	2003	2005	2004
	(in millions)
Net income	$409	$351	$259	$682	$170
Interest income	(45)	(49)	(37)	(43)	(17)
Interest expense	88	80	45	44	44
Provision for income taxes	149	159	101	434	102
Depreciation and amortization	86	81	96	31	43

EBITDA	$687	$622	$464	$1,148	$342

(5)

Adjusted EBITDA equals EBITDA minus income from discontinued operations, net of tax and gain on sale of business units and subsidiary common stock, plus goodwill impairment, net gain or (loss) on marketable securities and other investments including impairment losses and investment activities by our venture capital subsidiary. We utilize and present Adjusted EBITDA as a further supplemental measure of our performance. We prepare Adjusted EBITDA to eliminate the impact of items we do not consider indicative of ongoing operating performance. You are encouraged to evaluate each adjustment and the reasons we consider them appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA.

The following is a reconciliation of Adjusted EBITDA to EBITDA.

	Year Ended January 31			Six Months Ended July 31
	2005	2004	2003	2005	2004
	(in millions)
EBITDA	$687	$622	$464	$1,148	$342
Income from discontinued operations, net of tax	(137)	(127)	(152)	(542)	(51)
Depreciation and amortization of discontinued operations	(30)	(44)	(65)	—	(18)
Provision for income taxes of discontinued operations	(18)	(19)	(40)	(328)	(25)
Gain on sale of business units and subsidiary common stock	(2)	—	(5)	—	—
Goodwill impairment	—	7	13	—	—
Net loss (gain) on marketable securities and other investments, including impairment losses	16	(5)	134	5	4
Investment activities by venture capital subsidiary	3	4	5	1	1

Adjusted EBITDA	$519	$438	$354	$284	$253

(6)	Number of contracts from which we recognized more than $10 million in annual revenues in the period presented.

(7)	Total consolidated negotiated backlog consists of funded backlog and negotiated unfunded backlog. Funded backlog represents the portion of backlog for which funding currently is appropriated or otherwise authorized and is payable to us upon completion of a specified portion of work, less revenues previously recognized. Our funded backlog does not include the full potential value of our contracts because the U.S. Government and our other customers often appropriate or authorize funds for a particular program or contract on a yearly or quarterly basis, even though the contract may call for performance over a number of years. Negotiated unfunded backlog represents (a) firm orders for which funding has not been appropriated or otherwise authorized and (b) unexercised contract options. When a definitive contract or contract amendment is executed and funding has been appropriated or otherwise authorized, funded backlog is increased by the difference between the funded dollar value of the contract or contract amendment and the revenue recognized to date. Negotiated unfunded backlog does not include any estimate of future potential task orders that might be awarded under (a) indefinite delivery / indefinite quantity contract vehicles, (b) government-wide acquisition contract vehicles or (c) U.S. General Services Administration Schedule contract vehicles. See “Risk Factors—Risks Relating to Our Business—We may not realize as revenues the full amounts reflected in our backlog, which could adversely affect our future revenues and growth prospects,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Sources of Revenues—Backlog” and “Business—Contracts—Backlog.”

(8)	Includes full-time and part-time employees and excludes employees of our former Telcordia Technologies, Inc. subsidiary.

RISK FACTORS

Risks Relating to the Transactions and Our Stock

The new class A preferred stock that you receive initially will be illiquid.

The new class A preferred stock that you receive as a result of the merger will not be listed on a national securities exchange or traded in an organized over-the-counter market. In addition, the terms and conditions of New SAIC’s restated certificate of incorporation will further restrict the transferability of your new class A preferred stock, which will be allocated among the four series. Under these provisions:

•	series A-1 preferred stock may not be transferred to anyone other than a permitted transferee or converted into new common stock until April 1, 2006

•	series A-2 preferred stock may not be transferred to anyone other than a permitted transferee or converted into new common stock until 180 days after our IPO

•	series A-3 preferred stock may not be transferred to anyone other than a permitted transferee or converted into new common stock until 270 days after our IPO

•	series A-4 preferred stock may not be transferred to anyone other than a permitted transferee or converted into new common stock until 360 days after our IPO

You also will be prohibited from buying a put option, selling a call option, short selling or entering into any other hedging or insurance transaction relating to your new class A preferred stock during these restriction periods.

Because shares of new common stock will be publicly traded following completion of the IPO and new class A preferred stock will be convertible into new common stock as the applicable restriction periods lapse, we will discontinue the limited market, wind up the operations of Bull, Inc. and terminate the share repurchase program.

Our new common stock has not been publicly traded, and the price of our new common stock may fluctuate substantially.

Although Old SAIC has sponsored a limited market in its common stock, there has been no public market for new common stock prior to the IPO. The price of the new common stock in the IPO will be negotiated with the underwriters and the market price at which our new common stock will trade following the IPO will be determined by market forces. The underwriters and public investors who trade in the new common stock may give different weight to factors or valuation methodologies or consider new factors or valuation methodologies than those relied upon in determining the historical price of Old SAIC common stock. Therefore, the price negotiated with the representatives of the underwriters and the market price at which our new common stock will trade following the IPO may be higher or lower than the historical prices of Old SAIC common stock. In addition, we cannot predict the extent to which a trading market will develop for new common stock or how liquid that market might become.

Broad market and industry factors may adversely affect the market price of our new common stock, regardless of our actual operating performance. Factors that could cause fluctuations in our stock price include, among other things:

•	actual or anticipated variations in quarterly operating results

•	changes in financial estimates by us, by investors or by any financial analysts who might cover our stock

•	our ability to meet the performance expectations of financial analysts or investors

•	changes in market valuations of other companies in our industry

•	the expiration of the applicable restriction periods to which the class A preferred stock is subject, which could result in additional shares of our common stock being sold in the market

•	general market and economic conditions

•	announcements by us or our competitors of significant acquisitions, strategic partnerships or divestitures

•	additions or departures of key personnel

•	sales of our common stock, including sales by our directors and officers or our principal stockholders

•	the relatively small percentage of our stock that will be held by non-employees following the IPO

Fluctuations caused by factors such as these may negatively affect the market price of our new common stock. In addition, the other risks described elsewhere in this proxy statement/prospectus could adversely affect our stock price.

Before the merger, Old SAIC intends to declare a special dividend payable to its stockholders of record. The net proceeds from the IPO will be less than the amount of this special dividend and we will have less cash available after the IPO and the payment of the special dividend.

Before the merger, the board of directors of Old SAIC intends to declare a special dividend that will be paid to the holders of Old SAIC common stock as of the record date set by the board of directors. The special dividend could exceed the net proceeds from the IPO, assuming the underwriters do not exercise their over-allotment option, by up to approximately $250 million. As a result of the payment of the special dividend, we will have less cash available for working capital, capital spending and possible investments and acquisitions.

Except for the special dividend that Old SAIC intends to pay to holders of Old SAIC common stock, we do not intend to pay dividends on our capital stock.

Old SAIC has never declared or paid any cash dividend on its capital stock other than the special dividend. New SAIC does not expect to pay any dividends on our capital stock in the foreseeable future and intends to retain any future earnings to finance our operations and growth.

The Sarbanes-Oxley Act of 2002 requires us to document and test our internal controls over financial reporting as of fiscal 2007 and requires our independent registered public accounting firm to report on our assessment as to the effectiveness of these controls. Any delays or difficulty in satisfying these requirements could cause some investors to lose confidence in, or otherwise be unable to rely on, the accuracy of our reported financial information, which could adversely affect the trading price of our new common stock.

Section 404 of the Sarbanes-Oxley Act of 2002 requires us to document and test the effectiveness of our internal controls over financial reporting in accordance with an established internal control framework and to report on our conclusion as to the effectiveness of our internal controls. It also requires our independent registered public accounting firm to test our internal controls over financial reporting and report on the effectiveness of such controls as of January 31, 2007. Our independent registered public accounting firm is also required to test, evaluate and report on the completeness of our assessment.

In the second quarter of fiscal 2005, we reported the existence of a “material weakness” in our internal controls relating to income tax accounting. During a review and reconciliation of our worldwide income tax liabilities, we identified an overstatement of income tax expense of $13 million related to fiscal 2003. Although we believe we have remediated this weakness, similar or other weaknesses may be identified. If we conclude that our controls are not effective or if our independent registered public accounting firm concludes that either our controls are not effective or that we did not appropriately document and test our controls, investors could lose confidence in, or otherwise be unable to rely on, our reported financial information, which could adversely affect the trading price of our new common stock.

Future sales of substantial amounts of our new common stock, or the perception in the public markets that these sales may occur, could depress our stock price.

We cannot predict the effect, if any, that market sales of our new common stock or the availability of shares for sale will have on the market price prevailing from time to time. Although the shares of new class A preferred stock are subject to restrictions on conversion, the possibility of the conversion and sale, as well as the actual sales of this stock, may adversely affect the market price of our new common stock. These sales may also make it more difficult for us to raise capital through the issuance of equity securities at a time and at a price we deem appropriate.

The number of shares of new common stock to be sold in the IPO has not been determined, but it is expected to range from 10% to 20% of the total outstanding capital stock of New SAIC after the IPO. These shares will be freely transferable without restriction or further registration under the Securities Act. In addition, based on the number of shares of class A and class B common stock of Old SAIC outstanding as of the record date, approximately 351,369,168 shares of new class A preferred stock are expected to be outstanding as a result of the merger. The holders of our new class A preferred stock have owned their shares for many years and have not had access to a public market in which to sell their shares. After the restriction periods expire, shares of new class A preferred stock will be convertible on a one-for-one basis into shares of new common stock. A significant number of holders of our new class A preferred stock may convert their shares to take advantage of the public market in new common stock. Subject to certain limitations, those shares of new common stock will be freely tradable without restriction following the expiration of the transfer restriction periods. In addition to outstanding shares eligible for sale, additional shares of our new class A preferred stock will be issuable upon completion of the IPO under currently outstanding stock options. Substantial sales of these shares could adversely affect the market value of the new common stock.

Provisions in our charter documents and under Delaware law could delay or prevent transactions that many stockholders may favor.

Some provisions of our restated certificate of incorporation and restated bylaws may have the effect of delaying, discouraging or preventing a merger or acquisition that our stockholders may consider favorable, including transactions in which stockholders might receive a premium for their shares. These restrictions, which may also make it more difficult for our stockholders to elect directors not endorsed by our current directors and management, include the following:

•	Our restated certificate of incorporation provides for new class A preferred stock, which initially will give our founders, executive officers, employees and directors and their respective affiliates voting control over all matters requiring stockholder approval, including the election of directors and significant corporate transactions such as a merger or other sale of our company or its assets. This concentrated control could discourage others from initiating any potential merger, takeover or other business combination that other stockholders may view as beneficial.

•

Our restated certificate of incorporation provides that our restated bylaws and certain provisions of our restated certificate of incorporation may be amended only by two-thirds or more voting power of all of the outstanding shares entitled to vote. These supermajority voting requirements could impede our stockholders’ ability to make changes to our restated certificate of incorporation and restated bylaws, which could delay, discourage or prevent a merger, acquisition or business combination that our stockholders may consider favorable.

•	Our restated certificate of incorporation generally provides that mergers and certain other business combinations between us and a related person be approved by the holders of securities having at least 80% of our outstanding voting power, as well as by the holders of a majority of the voting power of such securities that are not owned by the related person. This supermajority voting requirement could prevent a merger, acquisition or business combination that our stockholders may consider favorable.

•	Our stockholders may not act by written consent. As a result, a holder, or holders, controlling a majority of our capital stock would not be able to take certain actions without holding a stockholders’ meeting.

•	Our board of directors may issue, without stockholder approval, shares of undesignated preferred stock. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us.

•	Our board of directors is classified and members of our board of directors serve staggered terms. Our classified board structure may discourage unsolicited takeover proposals that stockholders may consider favorable.

As a Delaware corporation, we are also subject to certain restrictions on business combinations. Under Delaware law, a corporation may not engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years, or among other things, the board of directors has approved the business combination or the transaction pursuant to which such person became a 15% holder prior to the time the person became a 15% holder. Our board of directors could rely on Delaware law to prevent or delay an acquisition of us.

Risks Relating to Our Business

We depend on our contracts with U.S. Government agencies for a significant portion of our revenues and, if our reputation or relationships with these agencies were harmed, our future revenues and growth prospects would be adversely affected.

We are heavily dependent upon the U.S. Government as our primary customer and we believe that the success and development of our business will continue to depend on our successful participation in U.S. Government contract programs. We generated 86%, 85% and 84% of our total consolidated revenues from the U.S. Government (including all branches of the U.S. military) in fiscal 2005, 2004 and 2003, respectively. Revenues from the U.S. Army represented 13% of our total consolidated revenues in fiscal 2005, 2004 and 2003. Revenues from the U.S. Navy represented 13% of our total consolidated revenues in fiscal 2005 and 12% of our total consolidated revenues in fiscal 2004 and 2003. Revenues from the U.S. Air Force represented 11% of our total consolidated revenues in fiscal 2005 and 2004 and 12% of our total consolidated revenues in fiscal 2003.

For the foreseeable future, we expect to continue to derive a substantial portion of our revenues from work performed under U.S. Government contracts. If our reputation or relationship with the U.S. Government, and in particular agencies of the Department of Defense (DoD) or the U.S. intelligence community, were negatively affected, if we were suspended or debarred from contracting with government agencies or if the U.S. Government decreased the amount of business that it does with us, our future revenues and growth prospects would be adversely affected.

The U.S. Government may modify, curtail or terminate our contracts at any time prior to their completion and, if we do not replace them, we may be unable to sustain our revenue growth and may suffer a decline in revenues.

Many of the U.S. Government programs in which we participate as a contractor or subcontractor may extend for several years. These programs are normally funded on an annual basis. Under our contracts, the U.S. Government generally has the right not to exercise options to extend or expand our contracts and may modify, curtail or terminate the contracts and subcontracts at its convenience. Any decision by the U.S. Government not to exercise contract options or to modify, curtail or terminate our major programs or contracts would adversely affect our revenues and revenue growth.

We may not realize as revenues the full amounts reflected in our backlog, which could adversely affect our future revenues and growth prospects.

Backlog is our estimate of the amount of revenue we expect to realize over the remaining life of definitive contracts and task orders in effect as of the measurement date. The U.S. Government’s ability not to exercise contract options or to modify, curtail or terminate our major programs or contracts makes the calculation of backlog subject to numerous uncertainties. Our total consolidated negotiated backlog consists of funded backlog plus negotiated unfunded backlog. Funded backlog represents the portion of backlog for which funding currently is appropriated or otherwise authorized and is payable to us upon completion of a specified portion of work, less revenues previously recognized. Negotiated unfunded backlog represents (1) firm orders for which funding has not been appropriated or otherwise authorized and (2) unexercised contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders that might be awarded under indefinite delivery / indefinite quantity (IDIQ), government-wide acquisition contracts (GWAC) or U.S. General Services Administration (GSA) Schedule contract vehicles. As of July 31, 2005, our total consolidated negotiated backlog was $9.9 billion, which included $3.4 billion in funded backlog. For information regarding our historical backlog levels, see “Business—Contracts—Backlog.” Due to the uncertain nature of our contracts with the U.S. Government, we may never realize revenues from some of the engagements that are included in our backlog. Our unfunded backlog, in particular, contains amounts that we may never realize as revenues because the maximum contract value specified under a U.S. Government contract or task order awarded to us is not necessarily indicative of the revenues that we will realize under that contract. If we fail to realize as revenues amounts included in our backlog, our future revenue and growth prospects may be adversely affected.

The U.S. Government has increasingly relied on IDIQ and other contracts that are subject to a competitive bidding process. If we are unable to consistently win new awards under these contracts, we may be unable to sustain our revenue growth and may suffer a decline in revenues.

The U.S. Government has increasingly been using IDIQ contracts, GWACs and GSA Schedule contract vehicles to obtain commitments from contractors to provide various products or services on pre-established terms and conditions. Under these contracts, the U.S. Government issues task orders for specific services or products it needs and the contractor supplies these products or services in accordance with the previously agreed terms. These contracts often have multi-year terms and unfunded ceiling amounts, therefore enabling but not committing the U.S. Government to purchase substantial amounts of products and services from one or more contractors. The use of these contracts makes it difficult for us to estimate the actual value of products or services that we may ultimately sell or perform under a given contract, and a failure to estimate these amounts accurately could have an adverse effect on our results of operations and financial condition. The competitive bidding process also presents a number of more general risks, including the risk of unforeseen technological difficulties and cost overruns that may result from our bidding on programs before completion of their design and the risk that we may encounter expense, delay or modifications to previously awarded contracts as a result of our competitors protesting or challenging contracts awarded to us in competitive bidding.

Contracts such as these that are subject to a competitive bidding process have also resulted in greater competition and increased pricing pressure. Accordingly, we may not be able to realize revenues and/or maintain our historical profit margins under these contracts. We may not continue to realize revenues under these existing contracts or otherwise successfully sell our services and solutions under these types of contracts. Our failure to compete effectively in this procurement environment would adversely affect our revenues and revenue growth.

Our overall profit margins on our contracts may decrease and our results of operations could be adversely affected if material and subcontract revenues continue to grow at a faster rate than labor-related revenues.

Our revenues are generated from either the efforts of our technical staff, which we refer to as labor-related revenues, or the receipt of payments for the costs of materials and subcontracts used in a project, which we refer to as material and subcontract (M&S) revenues. Generally, our M&S revenues have lower margins than our labor-related revenues. Our labor-related revenues increased by 15.6% from fiscal 2004 to 2005 and by 15.8% from fiscal 2003 to 2004, while our M&S revenues increased by 39% from fiscal 2004 to 2005 and by 32.1% from fiscal 2003 to 2004. M&S revenues accounted for 37%, 33% and 30% of our total consolidated revenues for fiscal 2005, 2004 and 2003, respectively, and labor-related revenues accounted for 63%, 67% and 70% of our total consolidated revenues for fiscal 2005, 2004 and 2003, respectively. If M&S revenues continue to grow at a faster rate than labor-related revenues, our overall profit margins on our contracts may decrease and our profitability could be adversely affected.

A decline in the U.S. defense budget or changes in budgetary priorities may adversely affect our future revenues and limit our growth prospects.

Sales under contracts with the DoD, including subcontracts under which the DoD is the ultimate purchaser, represented 65% of our total consolidated revenues in fiscal 2005. Changes in the budgetary priorities of the U.S. Government or the DoD could directly affect our operating results. For example, the U.S. defense budget declined in the late 1980s and the early 1990s, resulting in a slowing of new program starts, program delays and program cancellations. These reductions caused most defense-related government contractors to experience declining revenues, increased pressure on operating margins and, in some cases, net losses. While spending authorizations for defense-related programs by the U.S. Government have increased in recent years, and in particular after the September 11, 2001 terrorist attacks, these spending levels may not be sustainable, and future levels of spending and authorizations for these programs may decrease, remain constant or shift to programs in areas where we do not currently provide services. Such changes in spending authorizations and budgetary priorities could occur due to the significant relief and recovery costs associated with Hurricanes Katrina, Rita and Wilma, the rapid growth of the federal budget deficit, increasing political pressure to reduce overall levels of government spending, or other factors. The U.S. Government is also conducting a strategic review of the U.S. defense budget in the 2006 government fiscal year, known as the Quadrennial Defense Review (QDR), and this strategic review may result in significant shifts in DoD budgetary priorities or reductions in overall U.S. Government spending for defense-related programs, including with respect to programs from which we expect to derive a significant portion of our revenues. A significant decline in overall U.S. Government spending, including in the areas of national security, defense transformation, intelligence and homeland security, or a significant shift in its spending priorities, or the substantial reduction or elimination of particular defense-related programs, would adversely affect our future revenues and limit our growth prospects.

A delay in the completion of the U.S. Government’s budget process could delay procurement of our services and solutions and have an adverse effect on our future revenues.

In years when the U.S. Government does not complete its budget process before the end of its fiscal year on September 30, government operations are typically funded pursuant to a “continuing resolution” that authorizes agencies of the U.S. Government to continue to operate, but does not authorize new spending initiatives. When the U.S. Government operates under a continuing resolution, delays can occur in the procurement of our services and solutions. We have from time to time experienced a decline in revenues in our quarter ending January 31 as a result of this annual budget cycle, and we could experience similar declines in revenues if the budget process is delayed significantly in future periods. These delays could have an adverse effect on our future revenues.

Our financial results may vary significantly from period-to-period.

Our financial results may fluctuate as a result of a number of factors, many of which are outside of our control. For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. Our financial results may be negatively affected by any of the risk factors listed in this “Risk Factors” section and, in particular, the following risks:

•	a reduction of government funding or delay in the completion of the U.S. Government’s budget process

•	decisions by the U.S. Government not to exercise contract options or to modify, curtail or terminate our major programs or contracts

•	the potential decline in our overall profit margins if our material and subcontract revenues grow at a faster rate than labor-related revenues

•	failure to estimate costs or control costs under firm fixed price (FFP) contracts

•	adverse judgments or settlements in legal disputes

•	expenses related to acquisitions, mergers or joint ventures

•	other one-time financial charges

Our failure to attract, train and retain skilled employees, including our management team, would adversely affect our ability to execute our strategy.

The availability of highly trained and skilled technical, professional and management personnel is critical to our future growth and profitability. Competition for scientists, engineers, technicians and professional and management personnel is intense and competitors aggressively recruit key employees. Because of our growth and increased competition for experienced personnel, particularly in highly specialized areas, it has become more difficult to meet all of our needs for these employees in a timely manner. Although we intend to continue to devote significant resources to recruit, train and retain qualified employees, we may not be able to attract and retain these employees. Any failure to do so would have an adverse effect on our ability to execute our strategy.

In addition to attracting and retaining qualified engineering, technical and professional personnel, we believe that our success will also depend on the continued employment of a highly qualified and experienced senior management team and its ability to generate new business. Our inability to retain appropriately qualified and experienced senior executives could cause us to lose customer relationships or new business opportunities.

Our revenues and growth prospects may be adversely affected if we or our employees are unable to obtain the security clearances or other qualifications we and they need to perform services for our customers.

Many U.S. Government programs require contractors to have security clearances. Depending on the level of required clearance, security clearances can be difficult and time-consuming to obtain. If we or our employees are unable to obtain or retain necessary security clearances, we may not be able to win new business, and our existing customers could terminate their contracts with us or decide not to renew them. To the extent we cannot obtain or maintain the required security clearances for our employees working on a particular contract, we may not derive the revenue anticipated from the contract.

Employee misconduct, including security breaches, or our failure to comply with laws or regulations applicable to our business could cause us to lose customers or our ability to contract with the U.S. Government.

Because we are a U.S. Government contractor, misconduct, fraud or other improper activities by our employees or our failure to comply with laws or regulations could have a significant negative impact on our business and reputation. Such misconduct could include the failure to comply with U.S. Government procurement regulations, regulations regarding the protection of classified information, legislation regarding the pricing of labor and other costs in U.S. Government contracts, environmental laws and any other applicable laws or regulations. Many of the systems we develop involve managing and protecting information relating to national security and other sensitive government functions. A security breach in one of these systems could prevent us from having access to such critically sensitive systems. Other examples of potential employee misconduct include time card fraud and violations of the Anti-Kickback Act. The precautions we take to prevent and detect these activities may not be effective, and we could face unknown risks or losses. Our failure to comply with applicable laws or regulations or misconduct by any of our employees could subject us to fines and penalties, loss of security clearance and suspension or debarment from contracting with the U.S. Government, any of which would adversely affect our business.

Our U.S. Government contracts may be terminated and we may be liable for penalties under a variety of procurement rules and regulations and changes in government regulations or practices could adversely affect our profitability, cash balances or growth prospects.

We must comply with laws and regulations relating to the formation, administration and performance of U.S. Government contracts, which affect how we do business with our customers. Such laws and regulations may potentially impose added costs on our business and our failure to comply with them may lead to penalties and the termination of our U.S. Government contracts. Some significant regulations that affect us include:

•	the Federal Acquisition Regulations and their supplements, which regulate the formation, administration and performance of U.S. Government contracts

•	the Truth in Negotiations Act, which requires certification and disclosure of cost and pricing data in connection with contract negotiations

•	the Cost Accounting Standards, which impose accounting requirements that govern our right to reimbursement under certain cost-based government contracts

The U.S. Government may revise its procurement practices or adopt new contract rules and regulations, such as cost accounting standards, at any time. In addition, the U.S. Government may face restrictions or pressure from government employees and their unions regarding the amount of services the U.S. Government may obtain from private contractors. Any of these changes could impair our ability to obtain new contracts or contracts under which we currently perform when those contracts are put up for recompetition bids. Any new contracting methods could be costly or administratively difficult for us to implement and could adversely affect our future revenues.

Additionally, our contracts with the U.S. Government are subject to periodic review and investigation. If such a review or investigation identifies improper or illegal activities, we may be subject to civil or criminal penalties or administrative sanctions, including the termination of contracts, forfeiture of profits, the triggering of price reduction clauses, suspension of payments, fines and suspension or debarment from doing business with U.S. Government agencies. We could also suffer harm to our reputation, which would impair our ability to win awards of contracts in the future or receive renewals of existing contracts. Although we have never had any material civil or criminal penalties or administrative sanctions imposed upon us, it is not uncommon for companies in our industry to have such penalties and sanctions imposed on them. If we incur a material penalty or administrative sanction in the future, our profitability, cash position, growth prospects and reputation could be adversely affected.

Our business is subject to routine audits and cost adjustments by the U.S. Government, which, if resolved unfavorably to us, could adversely affect our profitability.

U.S. Government agencies routinely audit and review their contractors’ performance on contracts, cost structure and compliance with applicable laws, regulations and standards. They also review the adequacy of, and a contractor’s compliance with, its internal control systems and policies, including the contractor’s purchasing, property, estimating, compensation and management information systems. Such audits may result in adjustments to our contract costs, and any costs found to be improperly allocated will not be reimbursed. To date, none of our audits have resulted in material adjustments and substantially all of our indirect contract costs have been agreed upon through fiscal 2003 and are not subject to further adjustment. We have recorded contract revenues in fiscal 2004 and 2005 based upon costs we expect to realize upon final audit. However, we do not know the outcome of any future audits and adjustments and, if future audit adjustments exceed our estimates, our profitability could be adversely affected.

If we are unable to accurately estimate the costs associated with various contractual commitments, our profitability may be adversely affected.

Over the last three fiscal years, an average of 18% of our total consolidated revenues were derived from FFP and target cost and fee with risk sharing contracts, in which we bear risk that our actual costs may exceed a target amount. Under FFP contracts, we agree to fulfill our obligations at a set price. Under target cost and fee with risk sharing contracts, customers reimburse our costs plus a specified or target fee or profit, if our actual costs equal a negotiated target cost. Under such contracts, if our actual costs exceed the target costs, our target fee and cost reimbursement are reduced by a portion of the cost overrun. When making proposals for engagements on these types of contracts, we rely heavily on our estimates of costs and timing for completing the associated projects. In each case, our failure to estimate costs accurately or to control costs during performance of our work could result, and in some instances has resulted, in reduced profits or in losses. More generally, any increased or unexpected costs or unanticipated delays in connection with the performance of these contracts, including costs and delays caused by factors outside of our control, could make these contracts less profitable or unprofitable. We have recorded losses on FFP contracts from time to time, including the Greek contract. Future losses could have a material adverse effect on our profitability.

We incur significant pre-contract costs that if not reimbursed would deplete our cash balances and adversely affect our profitability.

We often incur costs on projects outside of a formal contract when customers ask us to begin work under a new contract that has yet to be executed, or when they ask us to extend work we are currently doing beyond the scope of the initial contract. We incur such costs at our risk, and it is possible that the customers will not reimburse us for these costs if we are ultimately unable to agree on a formal contract. At July 31, 2005, we had pre-contract costs of $19 million in our Government segment and $1 million in our Commercial segment. Although we have historically recovered substantially all of our pre-contract costs, we may never execute formal contracts or contract amendments and may never be able to recover the related costs. Any failure to recover these pre-contract costs would deplete our cash balances and adversely affect our profitability.

The failure to successfully resolve issues related to our Greek Olympic contract could adversely affect our profitability and could require us to make large payments to the Greek Government.

We entered into an FFP contract with the Greek Government to provide the security infrastructure that was used to support the 2004 Athens Summer Olympic Games. The Greek Government has not made various payments under this contract and has not yet formally accepted the security infrastructure, and a Greek Government audit agency has recently made a finding that the contract was not awarded in accordance with applicable Greek procurement regulations and may be unenforceable. This and various other financial, technical, contractual and legal issues have not been resolved. Standby letters of credit relating to payment, performance and offset bonding arrangements under the contract totaling $233 million have been issued. Under the terms of these bonding arrangements, the Greek Government could call these standby letters of credit at any time.

Although we have been in discussions with the Greek Government and our principal subcontractor to attempt to resolve these issues, we may not be able to reach mutually acceptable agreements, and we cannot predict the financial impact the resolution of those issues will have on us. The situation is extremely complex and dynamic, involving multiple government agencies, customer elements, subcontractors and government representatives having different roles and, at times, expressing inconsistent positions. We have recorded losses on this contract and unfavorable resolution of this matter could further adversely affect our cash balances and profitability. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Commitments and Contingencies—Greek Government FFP Contract.”

Adverse judgments or settlements in legal disputes could require us to pay potentially large damage awards, which would adversely affect our cash balances and profitability.

We are also subject to, and may become a party to, a variety of litigation or other claims and suits that arise from time to time in the ordinary course of our business. Adverse judgments or settlements in some or all of these legal disputes may result in significant monetary damages or injunctive relief against us. The litigation and other claims described in this proxy statement/prospectus are subject to inherent uncertainties and management’s view of these matters may change in the future. For example, an unfavorable final settlement or judgment of our dispute with the Greek Government, Telcordia Technologies, Inc.’s dispute with Telkom South Africa, or our disputes relating to our joint venture, INTESA, could adversely affect our cash balances and profitability. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Commitments and Contingencies.”

Our services and operations sometimes involve using, handling or disposing of hazardous materials, which could expose us to potentially significant liabilities.

Our services sometimes involve the investigation or remediation of environmental hazards, as well as the use, handling or disposal of hazardous materials. These activities and our operations generally subject us to extensive foreign, federal, state and local environmental protection and health and safety laws and regulations, which, among other things, require us to incur costs to comply with these regulations and could impose liability on us for contamination. Furthermore, failure to comply with these environmental protection and health and safety laws could result in civil or criminal sanctions, including fines, penalties or suspension or debarment from contracting with the U.S. Government. Additionally, our ownership and operation of real property also subjects us to environmental protection laws, some of which hold current or previous owners or operators of businesses and real property liable for contamination, even if they did not know of and were not responsible for the contamination. Although we have not incurred any material costs related to environmental matters to date, any violations of, or liabilities pursuant to, these laws or regulations could adversely affect our financial condition and operating results.

Acquisitions, investments and joint ventures could result in operating difficulties, dilution and other adverse consequences to our business.

We have historically supplemented our internal growth through acquisitions, investments and joint ventures and expect that a significant portion of our planned growth will continue to come from these transactions. We evaluate potential acquisitions, investments and joint ventures on an ongoing basis. Our acquisitions, investments and joint ventures pose many risks, including:

•	we may not be able to compete successfully for available acquisition candidates, complete future acquisitions and investments or accurately estimate the financial effect of acquisitions and investments on our business

•	future acquisitions, investments and joint ventures may require us to issue capital stock or spend significant cash or may result in a decrease in our operating income or operating margins

•	we may have trouble integrating acquired businesses or retaining their personnel or customers

•	acquisitions, investments or joint ventures may disrupt our business and distract our management from other responsibilities

•	we may not be able to exercise control over joint ventures, and this lack of operational control could adversely affect our operations

We may not be able to continue to identify attractive acquisitions or joint ventures. Acquired entities or joint ventures may not operate profitably. Additionally, we may not realize anticipated synergies and acquisitions may not result in improved operating performance. If our acquisitions, investments or joint ventures fail or perform poorly, our business could be adversely affected.

In conducting our business, we depend on other contractors and subcontractors. If these parties fail to satisfy their obligations to us or the U.S. Government, or if we are unable to maintain these relationships, our revenues, profitability and growth prospects could be adversely affected.

We depend on contractors and subcontractors in conducting our business. There is a risk that we may have disputes with our subcontractors arising from, among other things, the quality and timeliness of work performed by the subcontractor, customer concerns about the subcontractor, our failure to extend existing task orders or issue new task orders under a subcontract, or our hiring of a subcontractor’s personnel. In addition, if any of our subcontractors fails to deliver on a timely basis the agreed-upon supplies and/or perform the agreed-upon services, our ability to fulfill our obligations as a prime contractor may be jeopardized. During the past five fiscal years, on several occasions we have incurred non-material losses resulting from the failure of our subcontractors to perform their subcontract obligations. Although material losses due to subcontractor performance problems have been rare, material losses could arise in future periods and subcontractor performance deficiencies could result in a customer terminating a contract for default. A termination for default could expose us to liability and have an adverse effect on our ability to compete for future contracts and orders, especially if the customer is an agency of the U.S. Government.

We also rely on relationships with other contractors when we act as their subcontractor or joint venture partner. Our future revenues and growth prospects could be adversely affected if other contractors eliminate or reduce their subcontracts or joint venture relationships with us, or if the U.S. Government terminates or reduces these other contractors’ programs, does not award them new contracts or refuses to pay under a contract. Additionally, companies that do not initially have access to U.S. Government contracts may perform services as our subcontractor for a U.S. Government customer, and through that exposure secure future positions as prime U.S. Government contractors. If any of our current subcontractors were awarded prime contractor status in the future, not only would we have to compete with them for future U.S. Government contracts, but our ability to perform our current and future contracts might also be impaired.

Systems failures could disrupt our business and impair our ability to effectively provide our products and services to our customers, which could damage our reputation and adversely affect our revenues and profitability.

We are subject to systems failures, including network, software or hardware failures, whether caused by us, third-party service providers, intruders or hackers, computer viruses, natural disasters, power shortages or terrorist attacks. Any such failures could cause loss of data and interruptions or delays in our or our customers’ businesses and could damage our reputation. In addition, the failure or disruption of our communications or utilities could cause us to interrupt or suspend our operations or otherwise adversely affect our business. Our property and business interruption insurance may be inadequate to compensate us for all losses that may occur as a result of any system or operational failure or disruption and, as a result, our actual results could differ materially from those anticipated.

The systems and networks that we maintain for our customers could also fail. If a system or network we maintain were to fail or experience service interruptions, we might experience loss of revenue or face claims for damages or contract termination. Our errors and omissions liability insurance may be inadequate to compensate us for all the damages that we might incur and, as a result, our actual results could differ materially from those anticipated.

We have only a limited ability to protect our intellectual property rights, which are important to our success. Our failure to adequately protect our intellectual property rights could adversely affect our competitive position.

Our success depends, in part, upon our ability to protect our proprietary information and other intellectual property. We rely principally on trade secrets to protect much of our intellectual property especially where we do not believe that patent or copyright protection is appropriate or obtainable. However, trade secrets are difficult to protect. Although our employees are subject to confidentiality obligations, this protection may be inadequate to deter or prevent misappropriation of our confidential information. In addition, we may be unable to detect unauthorized use of our intellectual property or otherwise take appropriate steps to enforce our rights. Failure to obtain or maintain trade secret protection would adversely affect our competitive business position. In addition, if we are unable to prevent third parties from infringing or misappropriating our copyrights, trademarks or other proprietary information, our competitive position could be adversely affected.

We face risks associated with our international business.

Approximately 3% of our total consolidated revenues in each of the last three fiscal years was generated by SAIC entities outside of the United States. These international business operations are subject to a variety of the risks associated with conducting business internationally, including:

•	changes in or interpretations of foreign regulations that may adversely affect our ability to sell our products, perform services or repatriate profits to the United States

•	the imposition of tariffs

•	hyperinflation or economic or political instability in foreign countries

•	imposition of limitations on or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries or joint ventures

•	conducting business in places where business practices and customs are unfamiliar and unknown

•	the imposition of restrictive trade policies

•	the imposition of inconsistent laws or regulations

•	the imposition or increase of investment and other restrictions or requirements by foreign governments

•	uncertainties relating to foreign laws and legal proceedings

•	having to comply with a variety of U.S. laws, including the Foreign Corrupt Practices Act

•	having to comply with U.S. export control regulations and policies that restrict our ability to communicate with non-U.S. employees and supply foreign affiliates and customers

•	having to comply with licensing requirements

Although revenues derived from our international operations have been relatively low, we do not know the impact that these regulatory, geopolitical and other factors may have on our business in the future and any of these factors could materially adversely affect our business.

We have transactions denominated in foreign currencies because some of our business is conducted outside of the United States. In addition, our foreign subsidiaries generally conduct business in foreign currencies. We are exposed to fluctuations in exchange rates, which could result in losses and have a significant adverse impact on our results of operations. Our risks include the possibility of significant changes in exchange rates and the imposition or modification of foreign exchange controls by either the U.S. Government or applicable foreign governments. We have no control over the factors that generally affect these risks, such as economic, financial and political events and the supply and demand for the applicable currencies. From time to time, we may use foreign currency forward-exchange contracts to hedge against movements in exchange rates for contracts denominated in foreign currencies. Because our foreign operations have historically accounted for only a limited portion of our revenues, fluctuations in foreign exchange rates have not had a material effect on our operating results. However, if our foreign operations account for a more significant percentage of our revenues in future periods, a significant fluctuation in exchange rates may have an adverse impact on our operating results.

We face aggressive competition.

Our business is highly competitive in both the Government and Commercial segments, particularly in the area of IT outsourcing. We compete with larger companies that have greater name recognition, financial resources and larger technical staffs. We also compete with smaller, more specialized entities that are able to concentrate their resources on particular areas. In the Government segment, we also compete with the U.S. Government’s own capabilities and federal non-profit contract research centers. To remain competitive, we must provide superior service and performance on a cost-effective basis to our customers. In February 2004 and 2005, we modified our organizational structure to help improve our competitiveness by better aligning the business groups within our Government segment with our major customers and key markets. We cannot be certain that we will remain competitive or that these realignment efforts will produce the desired results.

Our existing indebtedness may affect our ability to take certain extraordinary corporate actions and may negatively affect our ability to borrow additional amounts at favorable rates.

As of July 31, 2005, we had approximately $1.2 billion in outstanding debt. The terms of the credit facilities and the indentures governing our notes place certain limitations on our ability to undertake extraordinary corporate transactions, such as a sale of significant assets. As a result, it may be more difficult for us to take these actions and the interests of our creditors in such transactions may be different from the interests of our stockholders. Additionally, the existence of this debt may make it more difficult for us to borrow additional amounts at favorable rates. For additional information regarding our existing indebtedness, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Outstanding Indebtedness.”

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including the sections entitled “Questions and Answers,” “Summary,” “Risk Factors,” “Forward-Looking Statements,” “Proposal I—The Merger,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” contains forward-looking statements that are based on our management’s belief and assumptions about the future in light of information currently available to our management. These statements relate to the proposed merger, initial public offering and special dividend, as well as to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to:

•	changes in the U.S. Government defense budget or budgetary priorities or delays in the U.S. budget process

•	changes in U.S. Government procurement rules and regulations

•	our compliance with various U.S. Government and other government procurement rules and regulations

•	the outcome of U.S. Government audits of our company

•	our ability to win contracts with the U.S. Government and others

•	our ability to attract, train and retain skilled employees

•	our ability to maintain relationships with prime contractors, subcontractors and joint venture partners

•	our ability to obtain required security clearances for our employees

•	our ability to accurately estimate costs associated with our firm fixed price and other contracts

•	resolution of legal and other disputes with our customers and others

•	our ability to acquire businesses and make investments

•	our ability to manage risks associated with our international business

•	our ability to compete with others in the markets which we operate

•	our ability to execute our business plan effectively and to overcome these and other known and unknown risks that we face

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. There are a number of important factors that could cause our actual results to differ materially from those results anticipated by our forward-looking statements. These factors are discussed elsewhere in this proxy statement/prospectus, including under the heading “Risk Factors.” We do not intend to update any of the forward-looking statements after the date of this proxy statement/prospectus or to conform these statements to actual results.

THE SPECIAL MEETING, VOTING AND PROXIES

Date, Time and Place

The special meeting will be held at the SAIC Conference Center, 1710 SAIC Drive, McLean, Virginia, on December 16, 2005, at 1:00 p.m. For the convenience of our stockholders, the meeting will be videocast to Conference Room 2040 in Building D of our offices at 10260 Campus Point Drive, San Diego, California and at other locations, and will be webcast on our website (www.saic.com) and on ISSAIC.

Purpose of the Special Meeting

At the special meeting, the stockholders of Old SAIC are being asked to consider and vote upon: (1) an Agreement and Plan of Merger, dated as of November 7, 2005, among Old SAIC, New SAIC and SAIC Merger Sub, Inc., pursuant to which Old SAIC will become a wholly owned subsidiary of New SAIC, and each outstanding share of class A common stock will be converted into the right to receive two shares of new class A preferred stock and each outstanding share of class B common stock will be, subject to the exercise of appraisal rights, converted into the right to receive 40 shares of new class A preferred stock; (2) the 2006 Equity Incentive Plan; and (3) the 2006 Employee Stock Purchase Plan.

Our board of directors has unanimously determined that the merger agreement and the approval and adoption of the 2006 Equity Incentive Plan and the 2006 Employee Stock Purchase Plan are advisable and in the best interests of our stockholders and, unanimously recommends that you vote FOR each of these proposals.

Votes Required to Approve the Proposals

A majority in voting power of all issued and outstanding shares of Old SAIC common stock entitled to vote is required for adoption of the merger agreement, and a majority in voting power of the issued and outstanding shares of Old SAIC common stock present in person or by proxy at the special meeting and entitled to vote thereon is required for approval of the 2006 Equity Incentive Plan and the 2006 Employee Stock Purchase Plan.

Record Date and Shares Outstanding

Stockholders of record of class A common stock and class B common stock as of the close of business on November 4, 2005, the record date, are entitled to notice of, and to vote at, the special meeting.

As of the record date, Old SAIC had 171,488,844 shares of class A common stock and 209,787 shares of class B common stock outstanding. Old SAIC has no other class of capital stock outstanding. The Old SAIC class A common stock and the class B common stock vote together as a single class on all proposals.

Quorum and Abstentions

The presence at the meeting, either in person or by proxy, of the holders of a majority of the total voting power of the shares of Old SAIC common stock outstanding on the record date is necessary to constitute a quorum and to conduct business at the special meeting. Abstentions will be counted for the purpose of determining whether a quorum is present for the transaction of business, but will not be counted for approval of a proposal. As a result, abstentions will have the effect of a vote against a proposal. All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes and abstentions.

Votes Per Share

Each holder of class A common stock will be entitled to one vote per share and each holder of class B common stock will be entitled to 20 votes per share, in person or by proxy, for each share of Old SAIC common stock held in such stockholder’s name as of the record date on any matter submitted to a vote of stockholders at the special meeting.

Methods for Voting Proxies

To ensure that your vote is recorded promptly, please submit your proxy as soon as possible and no later than 11:59 P.M. Eastern Time on December 14, 2005, even if you plan to attend the special meeting in person. Most stockholders have three options for submitting their proxy: (1) by the Internet by following the instructions at www.proxyvote.com, (2) by telephone by calling 1-800-690-6903 and following the instructions or (3) by mail by signing and returning the proxy and voting instruction card in the enclosed postage-paid envelope. If you have Internet access, we encourage you to record your proxy vote on the Internet. It is convenient, and it saves us significant postage and processing costs.

Regardless of the method used to submit your proxy, your shares will be voted at the special meeting as you direct. If you sign and return your proxy card (or submit a proxy via the Internet or by telephone) without providing voting directions, your shares will be voted in favor of each of the proposals. The persons appointed as proxies to vote at the special meeting may vote or act in accordance with their judgment on any other matters properly presented for action at the special meeting and at any adjournments, postponements or continuations of the meeting.

Revocation of Proxies and Voting in Person

You may revoke or change your proxy at any time until 11:59 P.M. Eastern Time on December 14, 2005 by submitting another proxy with a later date, or by sending a written notice of revocation to our Secretary at our principal executive offices. If you attend the special meeting and vote by ballot, any proxy that you submitted previously to vote the same shares will be revoked automatically and only your vote at the special meeting will be counted. You must attend the special meeting at the SAIC Conference Center in McLean, Virginia in order to be entitled to vote in person.

Voting of Shares Held by the SAIC Retirement Plans

Each participant in the Employee Stock Retirement Plan and the 401(k) Profit Sharing Plan of SAIC, the Telcordia Technologies 401(k) Savings Plan of Telcordia Technologies, Inc., a wholly-owned subsidiary of SAIC until its sale on March 15, 2005, and the AMSEC Employees 401(k) Profit Sharing Plan of AMSEC LLC, a joint venture in which SAIC owns 55%, has the right to instruct Vanguard Fiduciary Trust Company, as trustee, on a confidential basis how to vote his or her proportionate interests in all allocated shares of common stock held in the plans. The trustee will vote all allocated shares held in the plans as to which no voting instructions are received, together with all unallocated shares held in the plans, in the same proportion, on a plan-by-plan basis, as the allocated shares for which voting instructions have been received. The trustee’s duties with respect to voting the common stock in the plans are governed by the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended.

Voting of Shares Held by the SAIC Stock Plans

Under the terms of SAIC’s Stock Compensation Plan, Management Stock Compensation Plan and Key Executive Stock Deferral Plan, Wachovia Bank, N.A., as trustee, has the power to vote the shares of class A common stock held on behalf of participants of the plans. Wachovia will vote all such shares of class A common stock in the same proportion that the other stockholders of SAIC vote their shares of common stock.

Confidentiality of Voting

The manner in which record holders vote their shares will be maintained in confidence, and we will not have access to individual voting directions of plan participants.

Solicitation

We will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of this proxy statement/prospectus, the proxy, and any additional solicitation materials furnished to stockholders by us. Certain of our directors, officers and other employees, without commission or other remuneration, may also solicit proxies personally or in writing, by telephone, e-mail or otherwise.

PROPOSAL I—THE MERGER

Purposes of the Merger

Our stockholders and employees were informed in June 2005 that our board of directors was conducting a review of strategic alternatives that included selling stock to the public in an IPO, seeking private equity capital, issuing additional long-term debt and exploring various means of increasing employee purchases of our common stock. After completing this review, the board determined that an IPO would best address our long-term objectives. The other alternatives were rejected for a variety of reasons, including that they did not solve the imbalance in the stock system, involved higher financing costs or represented only a temporary solution to our capital structure issues.

Our board of directors unanimously believes that creating a publicly traded stock is in the best interests of SAIC and our stockholders and employees. An IPO will provide us with greater financial flexibility to grow our business. We also believe that the IPO and new capital structure created by the merger will enable us to implement our vision and long-term strategy while preserving our core values, and focus on providing an environment where our employees’ entrepreneurial spirit can flourish. Specifically, we believe the IPO is the preferred alternative because it will:

•	Enable us to use our cash and cash flows generated from operations to fund organic growth and growth through acquisitions. Although we had no legal obligation to do so over the past five years, we have used more than $2.5 billion of cash to provide liquidity to our stockholders by purchasing shares in our limited secondary market and in other transactions. We have maintained excess cash to address this ongoing imbalance in our stock system caused by an excess of shares sold by selling stockholders as compared to the number of shares purchased by buyers other than us. We expect that this significant stock system imbalance, and the related need to maintain excess cash, would have continued for the foreseeable future without the IPO. Creating a public market for our common stock will eliminate our use of cash to provide liquidity to our stockholders by repurchasing their shares in the limited market or in other transactions.

•	Provide us with the ability to use our publicly-traded common stock to pursue stock-based acquisitions that otherwise might not be available to us. We intend to continue our disciplined approach to internal investments and acquisitions that support our strategic growth plans.

Our company was founded on the belief that those who contribute to our success should own the company and benefit from that success. The transfer restrictions on the Old SAIC common stock have ensured that we remained owned and controlled by our current and former employees and their families. We have been able to provide limited liquidity by offering to purchase shares on a quarterly basis at prices set by our board of directors. This dedication to employee ownership has served us well over the years.

Our customers require us to make significant financial investments in our business. Our cash position is strong, but our stock system has consumed substantial amounts of our cash because of a significant imbalance between the number of shares sold and purchased by buyers other than the company. If we do nothing, this imbalance is expected to continue and consume a substantial portion of the cash generated by our business. If this happens, we will not be able to make the investments in our business we believe are necessary to be successful. Our board of directors and management believe that using our cash to grow the business and take advantage of business opportunities as they are presented is preferable.

Our board of directors and management firmly believe that maintaining employee ownership and control over our business is an important part of our culture and should not be sacrificed. We also believe that we and many of our stockholders would benefit from the greater liquidity provided by a publicly traded equity security. Therefore, the merger and new capital structure have been designed to maintain our culture of employee ownership and control, while simultaneously gaining access to the public equity market.

We hope to accomplish these goals by concentrating our equity ownership and voting power in our new class A preferred stock, and offering to the public our new common stock, which has the same economic rights but has less voting power and represents less of our total equity than the new class A preferred stock. Our new class A preferred stock will only be issued to our current stockholders in the merger and, after the merger, our new class A preferred stock or new common stock will be issued to our employees through our retirement and equity plans. At the same time, our new common stock will be publicly traded, providing us with a market pricing mechanism for our stock and an equity security that we can use when appropriate for strategic alliances and acquisitions in the future.

How the Merger is Structured

The merger is structured so as to provide greater flexibility in dealing with our diverse operations, and to authorize two classes of stock, one of which will be held by our existing stockholders and the other of which will be offered to the public in connection with the IPO. The stockholders of Old SAIC will have the right to receive shares of new class A preferred stock in exchange for their Old SAIC common stock. To achieve this structure:

•	Old SAIC has formed a wholly-owned subsidiary (New SAIC) and, strictly for the purpose of facilitating the merger, New SAIC has formed a wholly-owned subsidiary (Merger Sub).

•	Merger Sub will merge into Old SAIC, at which time the outstanding shares of class A common stock and class B common stock will be converted into the right to receive shares of new class A preferred stock, and Merger Sub will cease to exist.

The result will be that our current company, Old SAIC, will become a subsidiary of New SAIC, and you will own new class A preferred stock instead of Old SAIC common stock.

A copy of the merger agreement is included as Annex A to this proxy statement/prospectus.

What You Will Be Entitled to Receive Pursuant to the Merger

When the merger occurs:

•	Each share of our outstanding class A common stock will be converted into the right to receive two shares of new class A preferred stock, and each share of our outstanding class B common stock, subject to the exercise of appraisal rights, will be converted into the right to receive 40 shares of new class A preferred stock.

•	All of the class A and class B common stock you currently own will be converted into and allocated among four series of new class A preferred stock on the following basis:

•	10 percent will be designated series A-1 preferred stock

•	30 percent will be designated series A-2 preferred stock

•	30 percent will be designated series A-3 preferred stock

•	30 percent will be designated series A-4 preferred stock

Any fractional share interests resulting from the initial allocation (e.g., 10% shares of series A-1, 30% shares of series A-2, 30% shares of series A-3 and 30% shares of series A-4 preferred stock) will be aggregated and allocated to a series of class A preferred stock on the following basis. If the total number of fractional shares aggregated is one, you will receive one share of series A-1 preferred stock. If the total number of fractional shares aggregated is two, you will receive one share of series A-1 preferred stock and one share of series A-2 preferred stock. If the total number of fractional shares aggregated is three, you will receive one share of series A-1 preferred stock, one share of series A-2 preferred stock and one share of series A-3 preferred stock.

For example, a stockholder holding 1,000 shares of class A common stock will be entitled to receive the following shares of new class A preferred stock in the merger:

•	200 shares of series A-1 preferred stock

•	600 shares of series A-2 preferred stock

•	600 shares of series A-3 preferred stock

•	600 shares of series A-4 preferred stock

A stockholder holding 1,000 shares of class B common stock will be entitled to receive the following shares of new class A preferred stock in the merger:

•	4,000 shares of series A-1 preferred stock

•	12,000 shares of series A-2 preferred stock

•	12,000 shares of series A-3 preferred stock

•	12,000 shares of series A-4 preferred stock

While the conversion will be on a per share basis, the allocation of the new class A preferred stock among the four series will be completed on an account-by-account basis. For example, if shares of Old SAIC common stock are held both individually and in a revocable trust, the new class A preferred stock will be separately allocated among the four series separately for each account. Moreover, all shares of new class A preferred stock that are issued to a single account will be aggregated and allocated among the four series, even if the shares of Old SAIC common stock that were held in that account were acquired at different times or in a different manner (e.g. an option exercise).

Except for the transfer restrictions that we describe below, each share of new class A preferred stock will be identical.

The Public Offering

After the merger is approved, subject to market conditions, we plan to conduct a public offering of new common stock. The board will proceed with the IPO at a time when it believes that the offering is likely to be well received in the marketplace.

In the IPO, we expect to sell a number of shares that will be sufficient to create a satisfactory trading market in our new common stock. After the IPO:

•	new class A preferred stock will constitute from 80% to 90% of our total outstanding capital stock and substantially all of our total voting power

•	new common stock will constitute from 10% to 20% of our total outstanding capital stock

We do not expect to determine the IPO price for the new common stock until early calendar 2006. The IPO price of these shares will be determined in our negotiations with the representatives of the underwriters, Morgan Stanley & Co. Incorporated and Bear, Stearns & Co. Inc. In determining the IPO price, we and the underwriters expect to consider a number of factors in addition to prevailing market conditions, including:

•	the history of and prospects for our industry and for professional and technical services companies generally

•	an assessment of our management

•	our current operations

•	our historical results of operations

•	the trend of our revenues and earnings

•	our earnings prospects

The Special Dividend

The board of directors of Old SAIC intends to declare a special dividend that will be paid to the holders of Old SAIC common stock as of the record date set by the board of directors. Payment will be conditioned upon completion of the IPO and it is anticipated that the dividend will be paid within 25 days after the IPO. The special dividend is expected to range from approximately $8 to $10 per share of Old SAIC class A common stock and from approximately $160 to $200 per share of Old SAIC class B common stock, which is the equivalent of a range from approximately $4 to $5 per share of new class A preferred stock. The special dividend could exceed the net proceeds from the IPO, assuming the underwriters do not exercise their over-allotment option, by up to approximately $250 million.

How We Will Effect the Merger and the Special Dividend

The IPO is conditioned on completion of the merger. If approved, we will effect the merger shortly before the closing of the IPO. At that time, we will file a certificate of merger with the Secretary of State of the State of Delaware. We currently expect that this will occur in early calendar 2006.

The board of directors of Old SAIC intends to declare a special dividend that will be paid to the holders of Old SAIC common stock and payment of the special dividend will be contingent upon, and will be made within 25 days after, the IPO.

New SAIC’s Restated Certificate of Incorporation

New SAIC’s restated certificate of incorporation will:

•	replace the current class A and class B common stock with a single new class A preferred stock that will be entitled to 10 votes per share and is comprised of four series to implement the transfer restrictions described below

•	authorize a new common stock that will have the same economic rights as the new class A preferred stock, but will be entitled to one vote per share

•	eliminate the requirement that you must offer your shares to us for purchase before you can sell them to third parties

•	eliminate our right to repurchase your shares on termination of affiliation

•	add provisions that restrict the transferability of the new class A preferred stock for a period of time

There are additional changes in New SAIC’s restated certificate of incorporation. You should read “Description of Capital Stock, Certificate of Incorporation and Bylaws” and New SAIC’s form of restated certificate of incorporation, which is included as Annex B to this proxy statement/prospectus.

Voting Rights

Holders of new class A preferred stock will be entitled to 10 votes per share on all matters voted upon by our stockholders. Holders of new common stock will have the same economic rights as holders of new class A preferred stock, but will be entitled to one vote per share on all matters voted upon by our stockholders.

Transfer Restrictions on Shares of New Class A Preferred Stock

You will not be able to sell or transfer shares of new class A preferred stock to anyone other than a permitted transferee, or convert shares of new class A preferred stock into new common stock, until the relevant restriction period expires. This restriction period will expire:

•	on April 1, 2006 for shares of series A-1 preferred stock

•	180 days after our IPO for shares of series A-2 preferred stock

•	270 days after our IPO for shares of series A-3 preferred stock

•	360 days after our IPO for shares of series A-4 preferred stock

You also will be prohibited from buying a put option, selling a call option or entering into any other hedging or insurance transaction relating to your new class A preferred stock during these restriction periods.

Subject to restrictions on persons deemed to be our affiliates, you will be able to transfer shares of new class A preferred stock freely after the applicable restriction period expires. Management thinks that it is important for our employees to have a significant investment in our stock in order to be truly motivated to strive for our continued success and expects employees will maintain investments in the company until retirement.

During the restriction periods for any shares of new class A preferred stock, transfers will only be allowed to someone who is a permitted transferee. If, during the restriction period, you transfer any shares of new class A preferred stock to a permitted transferee, the transferee will receive the new class A preferred subject to the same restrictions. If you transfer any shares of new class A preferred stock to someone who is not a permitted transferee after the applicable restriction period expires, those shares automatically will convert into shares of new common stock.

A “permitted transferee” includes:

•	an immediate family member of the transferor

•	a trust for the sole benefit of the transferor or an immediate family member of the transferor, and the transferor if the transferor receives shares of new class A preferred stock back from any such trust

•	an individual retirement account that receives shares of new class A preferred stock, provided that (1) the transferor is an employee benefit plan sponsored by New SAIC or any of its subsidiaries, (2) the transferor is a distributee of an employee benefit plan sponsored by New SAIC or any of its subsidiaries, or (3) the transferor is an individual retirement account for the benefit of a distributee of an employee benefit plan sponsored by New SAIC or any of its subsidiaries

•	the beneficial owner of an individual retirement account, provided that the transferor is such individual retirement account

•	the estate of a deceased holder of shares, provided that such transfer was pursuant to the deceased holder’s will or the laws of distribution

•	the beneficiary of an estate of a deceased holder of shares, provided that the transferor is such estate and such beneficiary is the immediate family member of the deceased or a trust for the sole benefit of such immediate family member

•	an employee benefit plan sponsored by New SAIC or any of its subsidiaries

•	a lending institution in connection with a pledge of shares and such shares are pledged as bona fide collateral for a loan to the transferor

•	New SAIC or any of its subsidiaries

•	any distributee of an employee benefit plan sponsored by New SAIC or any of its subsidiaries pursuant to the terms of such plan, provided that the transferor is such employee benefit plan

•	an employee of New SAIC or any of its subsidiaries, provided that the transferor is New SAIC or any of its subsidiaries

Interests of Our Directors and Executive Officers in the Merger

In considering our board of directors’ recommendation that you vote for the adoption and approval of the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of the other stockholders of Old SAIC. Our board of directors was aware of these interests and considered them, among other things, in making its recommendation.

Directors and Executive Officers of New SAIC

As a condition to the closing of the merger, the directors and executive officers of Old SAIC immediately before the merger will become the directors and executive officers of New SAIC. New SAIC has not paid its directors or executive officers for their service since its formation, and has not entered into any employment, severance or other agreements with its executive officers. We anticipate, however, that New SAIC’s compensation policies will be substantially similar to Old SAIC’s compensation policies. See “Management—Director Compensation” for information related to the compensation of the directors and “Executive Compensation” for information related to the compensation of, and agreements with, the executive officers of Old SAIC.

Stock, Options and Employee Benefits

Our directors and executive officers will be entitled to receive shares of new class A preferred stock as a result of the merger and participate in the special dividend based on their respective Old SAIC common stock and option holdings on the same terms and conditions as the other stock and option holders of Old SAIC.

Assuming that the IPO is completed, we estimate that the following amounts will be paid to the directors and named executive officers of Old SAIC as part of the special dividend:

Name	Estimated Range of Dividend(1)(2)
D.P. Andrews	$3,253,024 -	$4,066,280
K.C. Dahlberg	1,059,600 -	1,324,500
T.E. Darcy	1,361,280 -	1,701,600
W.H. Demisch	1,060,072 -	1,325,090
J.A. Drummond	30,880 -	38,600
D.H. Foley	1,295,304 -	1,619,130
J.J. Hamre	8,000 -	10,000
A.K. Jones	469,792 -	587,240
H.M.J. Kraemer, Jr.	572,488 -	715,610
C.B. Malone	884,944 -	1,106,180
W.A. Roper, Jr.	2,117,600 -	2,647,000
E.J. Sanderson, Jr.	74,376 -	92,970
J.P. Walkush	2,159,640 -	2,699,550
J.H. Warner, Jr.	2,796,904 -	3,496,130
A.T. Young	415,368 -	519,210

(1)	The estimated range of dividend assumes that the board of directors of Old SAIC declares a special cash dividend payable to holders of record of Old SAIC common stock prior to the merger, and that the special dividend ranges from approximately $8 to $10 per share of Old SAIC class A common stock and approximately $160 to $200 per share of Old SAIC class B common stock.

(2)	The estimated dividend is based on beneficial ownership of Old SAIC common stock as of October 26, 2005, and assumes that shares subject to options exercisable within 60 days following October 26, 2005 will be exercised on or before the record date for the special dividend.

For more information, see “Principal Stockholders” concerning the beneficial ownership of shares of class A common stock as of October 26, 2005 by each of our directors and named executive officers, and “Executive Compensation” concerning the compensation of, and arrangements with, our named executive officers.

The merger will not impact any unvested equity awards held by members of our board of directors and executive officers. In addition to their current stock and option holdings under the compensation plans of Old

SAIC, our directors and executive officers will be entitled to participate in the 2006 Equity Incentive Plan and the 2006 Employee Stock Purchase Plan, if they are approved by our stockholders, and any other benefit and compensation plans of New SAIC.

Indemnification and Insurance

Old SAIC has entered into, and New SAIC intends to assume, indemnification agreements with each of its directors, executive officers and board appointed officers. See “Management—Indemnification of Directors and Officers.” In addition, New SAIC intends to maintain directors and officers liability insurance for its directors and executive officers similar to that of Old SAIC.

Appraisal Rights

Stockholders who hold class A common stock do not have appraisal rights in connection with the merger. Under Section 262 of the DGCL, record holders of shares of class B common stock who do not vote in favor of the adoption of the merger agreement but who properly demand appraisal of their shares will be entitled to appraisal rights as a result of the merger.

The following summary of the provisions of Section 262 of the DGCL is not a complete statement of the provisions of that section and is qualified in its entirety by reference to the full text of Section 262 of the DGCL, a copy of which is attached to this proxy statement/prospectus as Annex E and is incorporated into this summary by reference.

Under Section 262, Old SAIC is required to notify each Old SAIC stockholder entitled to appraisal rights that appraisal rights are available at least 20 days before the meeting of stockholders. This proxy statement/prospectus constitutes notice to holders of class B common stock of their right to exercise appraisal rights.

Failure to comply with the procedures set forth in Section 262 of the DGCL, in a timely and proper manner, will result in the loss of appraisal rights.

A vote against the adoption of the merger agreement or an abstention will not constitute a demand for appraisal. Holders of class B common stock wishing to exercise the right to seek an appraisal of their shares must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger, and must take the following actions:

•	not vote in favor of adoption of the merger agreement, or vote against the adoption of the merger agreement or abstain if voting by proxy

•	deliver a written demand for appraisal to Old SAIC before the taking of the vote on the merger agreement at the special meeting; the demand must reasonably inform us of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares

•	follow the procedures set forth in Section 262

A stockholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand for appraisal to: Corporate Secretary, Science Applications International Corporation, 10260 Campus Point Drive, San Diego, California 92121.

A demand for appraisal in respect of shares of class B common stock issued and outstanding immediately prior to the effective time of the merger must be executed by or on behalf of the holder of record, fully and correctly, as his, her or its name appears on his, her or its stock certificates or in our stock records, and must state that such person intends thereby to demand appraisal of his, her or its shares of class B common stock issued and outstanding immediately prior to the effective time of the merger in connection with the merger. If the shares of class B common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of class B common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder who holds shares of class B common stock as nominee for several beneficial owners, may exercise appraisal rights with respect to the shares of class B common stock issued and outstanding immediately prior to the effective time of the merger held for one or more beneficial owners while not exercising such rights with respect to the shares of class B common stock held for other beneficial owners; in such case, however, the written demand should set forth the number of shares of class B common stock issued and outstanding immediately prior to the effective time of the merger as to which appraisal is sought and where no number of shares of class B common stock is expressly mentioned the demand will be presumed to cover all shares of class B common stock that are held in the name of the record owner.

The fair value of class B common stock will be determined by the Delaware Court of Chancery. The appraised value of the shares will not include any value arising from the accomplishment or expectation of the merger. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of class B common stock have been appraised. Holders of class B common stock considering seeking appraisal should be aware that the fair value of their shares of class B common stock as determined under Section 262 could be more or less than or the same as the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares of class B common stock. The shares of class B common stock with respect to which holders have perfected their appraisal rights in accordance with Section 262 and have not effectively withdrawn or lost their appraisal rights are referred to in this proxy statement/prospectus as the dissenting shares.

The costs of the appraisal proceeding may be determined by the Court of Chancery and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

Within 10 days after the effective date of the merger, Old SAIC must mail a notice to all stockholders who filed a written demand for appraisal in compliance with Section 262, and who have not voted in favor of the approval and adoption of the merger agreement, notifying those stockholders of the effective date of the merger. Within 120 days after the effective date of the merger, holders of dissenting shares may file a petition in the Delaware Court of Chancery for the appraisal of their shares, although they may at any time within 60 days after the effective date of the merger, or thereafter with the approval of Old SAIC, withdraw their demand for appraisal. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court. Within 120 days after the effective date of the merger, the holders of dissenting shares may also, upon written request, receive from Old SAIC a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after a written notice therefor has been received by Old SAIC or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. If a petition for an appraisal is timely filed by a holder of shares of class B common stock and a copy thereof is served upon Old SAIC, Old SAIC will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to such stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the holders of shares of class B common stock who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such stockholder.

Any holder of shares of class B common stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares of class B common stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of class B common stock (except dividends or other distributions payable to holders of record of class B common stock at a date which is prior to the effective date of the merger).

Dissenting shares lose their status as dissenting shares if:

•	the merger is abandoned

•	the stockholder fails to make a timely written demand for appraisal

•	neither Old SAIC nor the stockholder files a petition in the Delaware Court of Chancery demanding a determination of the value of the stock within 120 days after the effective date of the merger

•	the stockholder delivers to Old SAIC, within 60 days after the effective date of the merger, or thereafter with the approval of Old SAIC, a written withdrawal of the stockholder’s demand for appraisal of the dissenting shares, although no appraisal proceeding in the Delaware Court of Chancery may be dismissed as to any stockholder without the approval of the court

Failure to follow the procedures required by Section 262 of the DGCL for perfecting appraisal rights is likely to result in the loss of appraisal rights. If a holder of class B common stock withdraws a demand for appraisal or has the appraisal rights terminated as described above, the holder of class B common stock will only be entitled to receive the merger consideration for those shares pursuant to the terms of the merger agreement (as well as its pro rata share of the special dividend).

Consequently, any stockholder willing to exercise appraisal rights is urged to consult with legal counsel prior to attempting to exercise such rights.

Listing

The new class A preferred stock will not be listed on a national securities exchange or traded in the organized over-the-counter market. We have been approved for listing of the new common stock on the New York Stock Exchange under the symbol “SAI.” Listing is subject to fulfilling all applicable listing requirements.

Conditions to the Merger

We will cause the merger to become effective only if each of the following conditions is satisfied or waived:

•	adoption of the merger agreement by the requisite vote of stockholders of Old SAIC and by New SAIC, in its capacity as the sole stockholder of SAIC Merger Sub

•	the amendment and restatement of the certificate of incorporation and bylaws of New SAIC to the extent set forth substantially in the forms attached to the merger agreement

•	the directors and executive officers of Old SAIC immediately before the merger are the directors and executive officers of New SAIC after the merger

•	the effectiveness of New SAIC’s registration statement on Form S-4 registering the shares of its new class A preferred stock pursuant to the merger and its new common stock to be issued upon conversion of the new class A preferred stock, of which this proxy statement/prospectus is a part, without the issuance of a stop order or initiation of any proceeding seeking a stop order by the Securities and Exchange Commission

•	the effectiveness of New SAIC’s registration statement on Form S-1 registering the shares of its new common stock for sale to the public, without the issuance of a stop order or initiation of any proceeding seeking a stop order by the Securities and Exchange Commission, and the determination by Old SAIC’s board of directors or executive committee that the sale of such stock will be successfully completed promptly after the completion of the merger

•	there is no statute, rule, regulation, executive order, decree, injunction or other order that will prohibit the consummation of the merger

•	the receipt of all governmental and third party consents to the merger, except for consents which, if not obtained, would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of SAIC and its subsidiaries taken as a whole

We are not aware of any federal or state regulatory requirements that must be complied with or approvals that must be obtained in connection with the merger, other than pursuant to the applicable requirements of the Securities Act or the Securities Exchange Act of 1934, as amended.

Material Federal Income Tax Consequences to Stockholders

In the opinion of Heller Ehrman LLP, the following discussion constitutes, in all material respects, a fair and accurate summary under current law of the material anticipated U.S. federal income tax consequences of the merger and the special dividend to Old SAIC stockholders who exchange their shares of class A and class B common stock for shares of new class A preferred stock pursuant to the merger and receive the special dividend. This discussion addresses only holders of class A and class B common stock who hold such common stock as a capital asset. It does not address all of the federal income tax consequences that may be relevant to a particular Old SAIC stockholder in light of that stockholder’s individual circumstances or to an Old SAIC stockholder who is subject to special rules, including, without limitation:

•	a financial institution or insurance company

•	a mutual fund

•	a tax-exempt organization

•	a stockholder who is not a U.S. person for federal income tax purposes

•	a pass-through entity or an investor in such an entity

•	a dealer or broker in securities or foreign currencies

•	an Old SAIC stockholder who holds class A and/or class B common stock through individual retirement or other tax-deferred accounts

•	a trader in securities who elects to apply a mark-to-market method of accounting

•	an Old SAIC stockholder who holds class A and/or class B common stock as part of a hedge, appreciated financial position, straddle, constructive sale or conversion transaction

•	an Old SAIC stockholder who acquired class A and/or class B common stock pursuant to the exercise of employee stock options or otherwise as compensation

The following discussion is based on the Internal Revenue Code of 1986, as amended, or Code, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect. It is not binding on the courts or the Internal Revenue Service, or IRS. In addition, this discussion does not address any state, local or foreign tax consequences of the merger or the special dividend. Old SAIC stockholders are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger and the special dividend in light of their particular circumstances including the applicability and effect of federal, state, local, foreign and other tax laws.

The Merger

The following federal income tax consequences will result from the merger:

•	a holder of class A or class B common stock will not recognize gain or loss upon the exchange of such class A or class B common stock solely for new class A preferred stock pursuant to the merger

•	the tax basis of a holder of class A or class B common stock in such holder’s new class A preferred stock received pursuant to the merger will equal the tax basis of the Old SAIC shares surrendered in the merger

•	the holding period of a holder of class A and class B common stock in the new class A preferred stock received pursuant to the merger will include the holding period for the class A and class B common stock surrendered in the merger

The foregoing conclusions are dependent on the accuracy of certain assumptions, including assumptions regarding the absence of changes in existing facts and law, the accuracy of the statements and facts concerning the merger set forth in the merger agreement and in this proxy statement/prospectus, the completion of the merger in the manner contemplated by the merger agreement and this proxy statement/prospectus, and the accuracy of representations and covenants made by Old SAIC and New SAIC contained in representation letters of officers of Old SAIC and New SAIC. If any of those representations, covenants or assumptions is inaccurate, the foregoing conclusions may not apply and the tax consequences of the merger could differ from those discussed here. In addition, an opinion of counsel represents only counsel’s best legal judgment and is not binding on the IRS or any court, nor does it preclude the IRS from adopting a contrary position. No ruling has been or will be sought from the IRS on the federal income tax consequences of the merger.

It is conceivable that the Internal Revenue Service would seek to have the special dividend and the merger treated as part of a single integrated transaction for federal income tax purposes in which you are exchanging your Old SAIC shares for a combination of cash and the class A preferred stock rather than giving the dividend independent significance. If the Internal Revenue Service asserts this position and if that position is ultimately sustained, any gain you realize on the exchange would be taxable to the extent of the amount of the cash received as a special dividend. For this purpose, the gain you realize would be equal to the value of the Old SAIC stock at the time of the merger over your tax basis in that stock. The taxable gain recognized would be long-term capital gain, if you held the Old SAIC stock for more than one year at the time of the merger, and short-term capital gain, if your holding period was one year or less. To the extent the cash received is in excess of the gain you realize in the transaction, the remaining cash would be treated as a non-taxable return of your investment in the Old SAIC stock (to the extent thereof) and would reduce your basis in the new class A preferred stock received in the merger. If the special dividend is treated as additional amount paid for your shares in the merger, it would not be treated as a dividend for federal income tax purposes. Old SAIC intends to take the position that the special dividend should not be treated as an amount paid in exchange for the Old SAIC stock in the merger and will report the transactions for federal income tax purposes consistent with the descriptions of the federal income tax consequences of each such transaction as set forth herein and in the next section, respectively.

The Special Dividend

The special dividend should constitute a taxable dividend to you to the extent it is treated as paid from Old SAIC’s current or accumulated earnings and profits, as determined under federal income principles. However, if the special dividend is treated as an additional amount paid for your shares in the merger as discussed above, it would not be treated as a dividend for federal income tax purposes. Dividends in excess of our earnings and profits will constitute a return of capital that will first be applied against and reduce your adjusted tax basis in your Old SAIC common stock, but not below zero. Any remaining excess will be treated as gain realized on the sale or other disposition of your Old SAIC common stock and will be long-term capital gain if your holding period for your Old SAIC common stock was more than one year at the time the special dividend is received.

Holders of Old SAIC common stock who are individuals and satisfy a holding period requirement with respect to their Old SAIC common stock will be subject to federal income taxation at a maximum rate of 15% on such portion of the special dividend as constitutes dividend income to them. To satisfy the holding period requirement, you must hold your Old SAIC common stock for a period of at least 61 days of the 121-day period beginning 60 days before the ex-dividend date (which should be the record date of the dividend). Individual Old SAIC stockholders should consult their own tax advisors as to satisfaction of the holding period requirement and other possible limitations on eligibility for such maximum 15% rate under their particular circumstances, in particular if such Old SAIC stockholder is under an obligation (whether pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. Individual Old SAIC stockholders will be subject to tax on any long-term capital gain that may be recognized in connection with the special dividend at a maximum federal income tax rate of 15% and will be taxable at ordinary income rates on any short-term capital gain.

The Management Stock Compensation Plan, the Stock Compensation Plan and the Key Executive Stock Deferral Plan hold shares of Old SAIC common stock. The special dividend payable with respect to those shares (whether vested or unvested) will be held in trust and paid in accordance with the terms of each plan. Upon distribution, such portion which is attributable to the special dividend will be taxable at ordinary income tax rates and will not be subject to the maximum tax rate of 15%.

Dividends will be paid on vesting stock held directly by employees and former employees. Dividends payable on vested stock will be taxable at the maximum tax rate of 15%. However, unless the participant has filed an election under Section 83(b) of the Code, dividends payable on unvested stock will be taxable at ordinary income rates and will not be subject to the maximum tax rate of 15%.

Holders of Old SAIC common stock who are corporations will recognize ordinary dividend income with respect to such portion of the special dividend that constitutes dividend income to them. This dividend income may be eligible for a dividends received deduction. Dividend income and long-term capital gains of corporate taxpayers are not eligible for the special tax rates applicable to individual taxpayers as described above. Holders of Old SAIC common stock who are non-U.S. persons as defined for federal income tax purposes are subject to special tax treatment in respect of dividend income and capital gains and should consult their own tax advisors as to the federal income tax consequences of the special dividend under their particular circumstances.

We will issue information reports to Old SAIC stockholders and the IRS after the end of the year in which the special dividend is paid advising as to how much of the special dividend is paid from Old SAIC’s current or accumulated earnings and profits and therefore constitutes dividend income to you.

Backup Withholding

You may be subject to backup withholding with respect to receipt of the special dividend and cash paid in lieu of fractional shares if you are not exempt from backup withholding (by reason of being a corporation, tax-exempt entity or certain other exempt payees) and if you:

•	fail to furnish your taxpayer identification number, which, for an individual, is ordinarily his or her social security number

•	furnish an incorrect taxpayer identification number

•	are notified by the IRS that you have failed to properly report payments of interest or dividends

•	fail to certify, under penalties of perjury, that you have furnished a correct taxpayer identification number and that the Internal Revenue Service has not notified you that you are subject to backup withholding

Backup withholding is not an additional tax but a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

Accounting Treatment

For accounting purposes, the merger will be treated as a recapitalization of Old SAIC with New SAIC as the acquiror (a reverse merger). The accounting basis used to initially record the assets and liabilities in New SAIC will be the carryover basis of Old SAIC.

PROPOSAL II—2006 EQUITY INCENTIVE PLAN

The 2006 Equity Incentive Plan was adopted by our board of directors, subject to stockholder approval. The 2006 Equity Incentive Plan provides for the grant of stock options (including incentive stock options, as defined in section 422 of the Internal Revenue Code, and nonstatutory stock options), restricted stock, restricted stock units, deferred stock, stock appreciation rights, performance shares and other similar types of awards (including other awards under which recipients are not required to pay any purchase or exercise price, such as phantom stock rights), as well as cash awards. New SAIC stock subject to the 2006 Equity Incentive Plan will either be our new class A preferred stock or new common stock as determined by the committee of our board of directors administering the 2006 Equity Incentive Plan.

The purpose of the 2006 Equity Incentive Plan is to enhance the long-term stockholder value of New SAIC by offering incentives to attract, retain and motivate the best available personnel. The 2006 Equity Incentive Plan permits eligible individuals to participate in the growth in value of the equity of New SAIC. Our board of directors believes that equity compensation awards are an important part of New SAIC’s overall compensation program and that the awards are important in retaining and motivating existing personnel.

The 2006 Equity Incentive Plan will become effective on the effective date of the merger, subject to stockholder approval. Old SAIC seeks stockholder approval in order to qualify the 2006 Equity Incentive Plan and certain awards made pursuant to it under the incentive stock option provisions of the Internal Revenue Code and to permit New SAIC to increase the potential that it may deduct for federal income tax purposes certain compensation that may be paid under the 2006 Equity Incentive Plan in accordance with Section 162(m) of the Internal Revenue Code.

The 2006 Equity Incentive Plan provides that an aggregate of up to 75,000,000 shares of our stock will be available to be issued pursuant to awards granted under the 2006 Equity Incentive Plan, plus additional shares that may be added to the 2006 Equity Incentive Plan as described below. Shares that (1) are forfeited or repurchased by New SAIC at the original purchase price or less, (2) are restored by our board of directors or its committee pursuant to provisions under the 2006 Equity Incentive Plan that permit options to be settled in shares on a net appreciation basis, (3) are issuable upon exercise of awards that expire or become unexercisable for any reason without having been exercised in full or (4) are not delivered to a holder in consideration for applicable tax withholding will continue to be available for issuance under the 2006 Equity Incentive Plan.

In addition, the 2006 Equity Incentive Plan has an “evergreen” feature pursuant to which additional shares will automatically be added to the shares available for issuance under the 2006 Equity Incentive Plan without further stockholder approval beginning February 1, 2007 and on each February 1 for nine years thereafter. The number of shares that may be added each year will equal the least of 30,000,000 shares, 5% of New SAIC’s outstanding common stock as of the preceding January 31 (measured on an as-converted basis with respect to our outstanding shares of new class A preferred stock) or a number of shares established by our board of directors or the committee of our board of directors administering the 2006 Equity Incentive Plan.

If the 2006 Equity Incentive Plan is approved by the stockholders and the merger is consummated, Old SAIC will cease granting awards under the 1999 Stock Incentive Plan. In addition, if the 2006 Equity Incentive Plan becomes effective, the evergreen feature of the 1999 Stock Incentive Plan will terminate. If the 2006 Equity Incentive Plan is not approved by the stockholders or the merger is not consummated, the 1999 Stock Incentive Plan will continue in operation pursuant to its terms.

The material terms of the 2006 Equity Incentive Plan include the following:

•

the types of awards that may be granted are stock options (including incentive stock options and nonstatutory stock options), restricted stock, restricted stock units, deferred stock, stock appreciation rights, performance shares and other similar types of awards (including other awards under which recipients are not required to pay any purchase or exercise price, such as phantom stock rights), as well as cash awards;

•	the maximum number of shares that will be available for issuance under the 2006 Equity Incentive Plan is 75,000,000 shares plus additional shares added pursuant to the evergreen feature of the plan described above;

•	the maximum number of shares subject to options or stock appreciation rights that may be granted to any one participant under the 2006 Equity Incentive Plan during any fiscal year of New SAIC is 1,000,000 shares;

•	the committee administering the plan has the authority to determine the maximum number of shares subject to other stock awards that may be granted to any one participant under the 2006 Equity Incentive Plan during any fiscal year of New SAIC and the maximum value of any cash awards granted to any participant for any fiscal year under the 2006 Equity Incentive Plan;

•	New SAIC may reprice or otherwise adjust the exercise price of outstanding options or stock appreciation rights granted under the 2006 Equity Incentive Plan without the approval of our stockholders;

•	the number and type of shares available for issuance under the 2006 Equity Incentive Plan (including the maximum number of shares in the evergreen feature) and subject to outstanding awards; the exercise, purchase or repurchase price per share applicable to outstanding awards; and the maximum number of shares that may be granted to one participant pursuant to stock options or stock appreciation rights in one year will each be proportionately adjusted to reflect the terms of certain corporate transactions including stock splits, stock dividends, extraordinary cash dividends and certain other transactions affecting the capital stock of New SAIC;

•	shares subject to awards that expire or become unexercisable for any reason without having been exercised in full or without the shares subject thereto having been issued in full will continue to be available for issuance under the 2006 Equity Incentive Plan;

•	shares that are forfeited or repurchased by New SAIC at the original purchase price or less will become available for reissuance under the 2006 Equity Incentive Plan;

•	shares which are restored by our board of directors or the committee administering the plan pursuant to provisions under the 2006 Equity Incentive Plan that permit options to be settled in shares on a net appreciation basis will continue to be available for issuance under the 2006 Equity Incentive Plan;

•	shares that are not delivered to a holder in consideration for payment of applicable tax withholding will continue to be available for issuance under the 2006 Equity Incentive Plan; and

•	the 2006 Equity Incentive Plan will terminate in 2016 unless it is extended or terminated earlier pursuant to its terms.

General

A copy of the 2006 Equity Incentive Plan is attached to this proxy statement/prospectus as Annex C. The following description of the 2006 Equity Incentive Plan is only a summary and is qualified by reference to the complete text of the 2006 Equity Incentive Plan.

Administration. The 2006 Equity Incentive Plan will be administered by our board of directors, a committee of our board of directors or a delegated officer in certain circumstances.

Section 162(m) Limitations. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to certain executive officers (our chief executive officer and our other four most highly compensated officers). Certain performance-based compensation is specifically exempt from this deduction limit if it otherwise meets the requirements of Section 162(m). Stock options and other equity awards pursuant to which the recipient’s compensation is based solely on the appreciation of the value of the underlying shares from the date of grant until the date of the income recognition event may qualify as performance-based compensation if the company satisfies certain requirements in connection with the plan under which the awards are granted. Specifically, the plan must be stockholder-approved and must contain a limit on the number of shares that may be granted to any one individual under the plan during a specified period. Accordingly, the 2006 Equity Incentive Plan provides that no employee may be granted more than 1,000,000 shares subject to stock options and stock appreciation rights in any fiscal year.

Additional requirements apply to certain forms of compensation, such as stock awards and cash awards, in order for them to qualify as performance-based compensation, including a requirement that payment of the value of the awards be contingent upon achievement of performance goals that are established in a manner specified under Section 162(m) of the Internal Revenue Code. The 2006 Equity Incentive Plan permits New SAIC to issue awards incorporating the performance objectives and provides that these performance objectives called “objectively determinable performance conditions” may be based upon: net revenue dollars, revenue growth, earnings per share, return on assets, return on equity, net order dollars, net profit dollars, net profit growth, other financial objectives, objective customer satisfaction indicators, efficiency measures and individual performance, each with respect to New SAIC and/or an affiliate or individual business unit. Each performance condition will be (1) established either at the time an award is granted or no later than the earlier of 90 days after the beginning of the period of service to which it relates or before the elapse of 25% of the period of service to which it relates, (2) uncertain of achievement at the time it is established and (3) determinable as to achievement by a third party with knowledge of relevant facts. Despite the provisions above, certain awards under the 2006 Equity Incentive Plan, such as time vested restricted stock or restricted stock units, may not qualify for the performance-based exemption from the $1 million deduction limit.

Stockholder approval of the 2006 Equity Incentive Plan pursuant to this proposal will constitute stockholder approval of the share limitations for Section 162(m) purposes, as well as of the objectively determinable performance conditions, set forth above.

Eligibility. Nonstatutory stock options, stock awards and cash awards may be granted under the 2006 Equity Incentive Plan to employees, directors (including non-employee directors) and consultants of New SAIC or its affiliates. Incentive stock options may be granted only to employees of New SAIC or its affiliates. The administrator, in its discretion, selects the employees to whom stock options and other stock awards, as well as cash awards, may be granted, the time or times at which awards are granted and the terms of awards to be granted under the 2006 Equity Incentive Plan.

New Plan Benefits. Because benefits under the 2006 Equity Incentive Plan will depend on the administrator’s actions and, with respect to options and other stock awards, the fair market value of our stock at various future dates, it is not possible to determine the benefits that employees, officers, directors and consultants will receive under awards if the 2006 Equity Incentive Plan is approved by the stockholders. No awards have been granted or promised to be granted under the 2006 Equity Incentive Plan.

Nonassignability of Awards. Unless otherwise determined by the administrator, awards granted under the 2006 Equity Incentive Plan are not assignable other than by will or the laws of descent and distribution, pursuant to a qualified domestic relations order or to a designated beneficiary upon death and may be exercised, purchased or settled during the lifetime of the holder of the award only by the holder.

Termination of Awards. Generally, unless otherwise provided in the award agreement, if an awardee’s services to New SAIC as an employee, consultant or director terminate other than for death or disability or for cause, vested awards will remain exercisable for a period of 90 days following the awardee’s termination, or if earlier, until the expiration of the term of the award. If an awardee’s services to New SAIC as an employee, consultant or director terminate for cause, all of the awardee’s awards will immediately terminate as of the date of termination unless otherwise provided for in the award agreement. Unless otherwise provided for in the award agreement, if an awardee becomes disabled or dies while an employee, consultant or director of New SAIC, the vesting of all of the awardee’s unvested awards will accelerate, and all of the awardee’s awards will be exercisable until the expiration of the term of the award. The administrator has the authority to extend the period of time for which an award is to remain exercisable following an awardee’s termination (but not beyond the expiration of the term of the award) and to permit an award to be exercised with respect to unvested shares.

Adjustments on Changes in Capitalization, Change of Control or Dissolution. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination or reclassification, spin-off, extraordinary cash dividend or similar change to the capital structure of New SAIC without receipt of consideration by New SAIC, our board of directors will make appropriate adjustments to (1) the number of shares subject to the 2006 Equity Incentive Plan (including the number of shares subject to the evergreen feature), (2) any limits on the number of shares that may be granted to a participant under the 2006 Equity Incentive Plan and (3) the exercise, purchase or repurchase price and number of shares under each outstanding award. The decision of the board will be final, binding and conclusive.

The 2006 Equity Incentive Plan provides that in the event of our merger with or into another corporation, a sale of substantially all of our assets or another change of control transaction as determined by the administrator, the successor entity may assume or substitute all outstanding awards. If the successor entity does not assume or substitute all outstanding awards, the vesting of all awards will accelerate and any repurchase rights on awards will terminate. If a successor entity assumes or substitutes all awards and a participant is involuntarily terminated by the successor entity for any reason other than death, disability or cause within 18 months following the change of control, all outstanding awards of the terminated participant will immediately vest and be exercisable for a period of six months following termination. In the event of a change of control, the vesting of all awards held by non-employee directors of New SAIC will accelerate.

In the event of a proposed dissolution or liquidation of New SAIC, our board may cause awards to fully vest and may cause New SAIC’s repurchase rights to lapse upon completion of the dissolution. In the event of a dissolution or liquidation of New SAIC, all outstanding awards will terminate immediately prior to the dissolution.

Amendment and Termination. The board may amend, suspend or terminate the 2006 Equity Incentive Plan. However, New SAIC will obtain stockholder approval for any amendment to the 2006 Equity Incentive Plan to the extent required to comply with applicable laws and New York Stock Exchange listing requirements. Generally, no action by the board or stockholders may alter or impair any outstanding award under the 2006 Equity Incentive Plan without the written consent of the holder. Awards may be granted for a period of ten years from the latest date our stockholders approve the 2006 Equity Incentive Plan, subject to extension or termination earlier pursuant to its terms.

Stock Options

Each option is evidenced by a stock option agreement between New SAIC and the optionee and is subject to the following additional terms and conditions. Options will be exercisable for either our new common stock or new class A preferred stock as determined by the committee of our board of directors administering the 2006 Equity Incentive Plan. The 2006 Equity Incentive Plan allows the administrator broad discretion to determine the terms of individual options. The committee of our board of directors administering the 2006 Equity Incentive Plan may substitute our new common stock for new class A preferred stock at the time of exercise of an option.

Exercise Price. The administrator determines the exercise price of options at the time the options are granted. The exercise price of incentive stock options granted under the 2006 Equity Incentive Plan may not be less than 100% of the fair market value of the stock subject to the option on the date of grant of the option, provided that the exercise price of an incentive stock option to an employee who is also a greater than 10% stockholder of New SAIC must have an exercise price at least equal to 110% of the fair market value of the stock subject to the option on the date of grant of the option. The exercise price of nonstatutory stock options granted under the 2006 Equity Incentive Plan may not be less than 85% of the fair market value of the stock subject to the option on the date of grant of the option. However, New SAIC may grant options with exercise prices equal to less than the fair market value of the stock subject to the option on the date of grant in connection with an acquisition by New SAIC of another company. If our new common stock is listed on a stock exchange, the fair market value of the stock subject to the 2006 Equity Incentive Plan will be the closing sales price of our new common stock.

Exercise of Option; Form of Consideration. The administrator determines when options vest and become exercisable and in its discretion may accelerate the vesting and/or exercisability of any outstanding option. New SAIC’s standard vesting schedule applicable to options granted to employees is 20% of the total number of shares subject to the option become vested and exercisable on each of the first, second and third anniversaries of the date of grant and an additional 40% of the total number of shares subject to the option become vested and exercisable on the fourth anniversary of the date of grant. The means of payment for shares issued upon exercise of an option are specified in each option agreement. The 2006 Equity Incentive Plan permits payment to be made by cash, check, wire transfer, cancellation of indebtedness, other shares of New SAIC stock (with some restrictions), broker assisted same-day sales, in certain circumstances a delivery of cash or stock for any net appreciation in the shares at the time of exercise over the exercise price or any other means of consideration permitted by applicable law and the administrator.

Term of Option. The term of an option may be no more than ten years from the date of grant; provided that the term of an incentive stock option may not be more than five years from the date of grant for an optionee who is also a greater than 10% stockholder. No option may be exercised after the expiration of its term.

Stock Awards

Stock awards may be restricted stock grants, restricted stock units, deferred stock, stock appreciation rights, performance shares or other similar stock awards (including awards having an exercise or purchase price that is less than the fair market value of our stock as of the date of grant of the award, such as phantom stock rights). Restricted stock grants are awards of a specific number of shares of our stock. Restricted stock units represent a promise to deliver shares of our stock, or an amount of cash or property equal to the value of the underlying shares, at a future date. Deferred stock is a grant of shares of our stock that are distributed in the future upon vesting. Stock appreciation rights are rights to receive cash and/or shares of our stock based on the amount by which the fair market value of a specific number of shares on the exercise date exceeds the exercise price established by the administrator. Performance shares are rights to receive amounts, denominated in cash or shares of our stock, based upon New SAIC’s or a participant’s performance during the period between the date of grant and a pre-established future date.

Each stock award is evidenced by a stock award agreement between New SAIC and the participant. The 2006 Equity Incentive Plan allows the administrator broad discretion to determine the terms of individual stock awards. Each stock award agreement may contain provisions such as the following: (1) the number and type of shares subject to the stock award, (2) the purchase price of the shares, if any, and the means of payment for the shares, (3) the performance criteria (including the objectively determinable performance conditions), if any, and level of achievement versus the criteria that will determine the number of shares granted, issued, retainable and vested, as applicable, (4) the terms, conditions and restrictions on the grant, issuance, vesting and forfeiture of the shares, as applicable, as may be determined from time to time by the administrator, (5) restrictions on the transferability of the stock award, and (6) further terms and conditions, in each case not inconsistent with the 2006 Equity Incentive Plan, as may be determined from time to time by the administrator. Shares may be granted under the 2006 Equity Incentive Plan as stock awards without requiring the participant to pay New SAIC an amount equal to the fair market value of the stock subject to the award as of the award grant date in order to acquire the award shares.

Cash Awards

Cash awards may be granted either alone, in addition to, or in tandem with other awards granted under the 2006 Equity Incentive Plan. A cash award granted under the 2006 Equity Incentive Plan may be made contingent on the achievement of objectively determinable performance conditions. The cash award will be reflected in an agreement that contains provisions such as the following: (1) the target and maximum amount payable to the participant as a cash award, (2) the objectively determinable performance conditions and level of achievement versus the criteria that will determine the amount of the payment, (3) restrictions on the alienation or transfer of the cash award prior to actual payment, (4) forfeiture provisions, and (5) further terms and conditions, in each case not inconsistent with the 2006 Equity Incentive Plan, as may be determined from time to time by the administrator. Nothing in the 2006 Equity Incentive Plan prevents New SAIC from granting cash awards outside of the 2006 Equity Incentive Plan to any individual.

Federal Income Tax Consequences of Awards

THE FOLLOWING IS A GENERAL SUMMARY OF THE TYPICAL FEDERAL INCOME TAX CONSEQUENCES OF THE ISSUANCE AND EXERCISE OF OPTIONS OR OTHER AWARDS UNDER THE 2006 EQUITY INCENTIVE PLAN. IT DOES NOT DESCRIBE STATE OR OTHER TAX CONSEQUENCES OF THE ISSUANCE AND EXERCISE OF OPTIONS OR OTHER AWARDS.

Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. Alternative minimum tax is an alternative method of calculating the income tax that must be paid each year, which includes certain additional items of income and tax preferences and disallows or limits certain deductions otherwise allowable for regular tax purposes. Alternative minimum tax is payable only to the extent that alternative minimum tax income exceeds “regular” federal income tax for the year (computed without regard to certain credits and special taxes).

Upon a disposition of the shares acquired on exercise of an incentive stock option more than two years after grant of the option and one year after exercise of the option, the optionee will recognize long-term capital gain or loss equal to the difference between the sale price and the exercise price. If a disposition occurs before either of the holding periods are satisfied, referred to as a disqualifying disposition, then (1) if the sale price exceeds the exercise price, the optionee will recognize capital gain equal to the excess, if any, of the sale price over the fair market value of the shares on the date of exercise and will recognize ordinary income equal to the difference, if any, between the lesser of the sale price or the fair market value of the shares on the exercise date and the exercise price; or (2) if the sale price is less than the exercise price, the optionee will recognize a capital loss equal to the difference between the exercise price and the sale price. New SAIC is not entitled to a federal income tax deduction in connection with incentive stock options, except to the extent that the optionee has taxable ordinary income on a disqualifying disposition (unless limited by Section 162(m) of the Internal Revenue Code).

An optionee does not recognize any taxable income at the time a nonstatutory stock option is granted. Upon the exercise of a nonstatutory option with respect to vested shares, the optionee has taxable ordinary income (and unless limited by Section 162(m), New SAIC is entitled to a corresponding deduction) equal to the option spread on the date of exercise. Any taxable income recognized in connection with an option exercise by an employee of New SAIC is subject to tax withholding by New SAIC. Upon a disposition of stock acquired upon exercise of a nonstatutory option, the optionee recognizes either long-term or short-term capital gain or loss, depending on how long the stock was held, on any difference between the sale price and the exercise price, to the extent not recognized as taxable income on the date of exercise. New SAIC may allow nonstatutory options to be transferred subject to conditions and restrictions imposed by the administrator; special tax rules may apply on a transfer.

In the case of both incentive stock options and nonstatutory options, special federal income tax rules apply if New SAIC common stock is used to pay all or part of the option exercise price, and different rules than those described above will apply if unvested shares are purchased on exercise of the option.

In September 2005, the Internal Revenue Service issued proposed regulations under new Section 409A of the Internal Revenue Code, which was enacted by Congress in October 2004 and imposes significant new requirements with respect to nonqualified deferred compensation plans and arrangements. The types of compensatory arrangements affected by this new law are broad and include options to purchase preferred stock. While it is unclear whether the final regulations will retain these provisions or will otherwise apply to our new class A preferred stock, to avoid potentially severe adverse tax consequences, the 2006 Equity Incentive Plan permits New SAIC to substitute our new common stock for the new class A preferred stock at the time of exercise of an option to the extent necessary to comply with Section 409A.

Stock Awards. Stock awards will generally be taxed in the same manner as nonstatutory stock options. However, shares issued under a restricted stock award are subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Internal Revenue Code to the extent the shares will be forfeited in the event that the participant ceases to provide services to New SAIC and are nontransferable. If a stock award is subject to a substantial risk of forfeiture, the participant will not recognize ordinary income at the time the award shares are issued. Instead, the participant will recognize ordinary income on the dates when the stock is no longer subject to a substantial risk of forfeiture, or when the stock becomes transferable, if earlier. The participant’s ordinary income is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date the stock is no longer subject to forfeiture.

The employee may accelerate his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing (i.e., within thirty days of the share issuance date) an election pursuant to Section 83(b) of the Internal Revenue Code. In such event, the ordinary income recognized, if any, is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date of such issuance, and the capital gain holding period commences on the date of issuance. The ordinary income recognized by an employee will be subject to tax withholding by New SAIC. Unless limited by Section 162(m), New SAIC is entitled to a deduction in the same amount as and at the time the employee recognizes ordinary income.

Cash Awards. Upon receipt of cash, the recipient will have taxable ordinary income, in the year of receipt, equal to the cash received. Any cash received will be subject to tax withholding by New SAIC. Unless limited by Section 162(m) of the Internal Revenue Code, New SAIC will be entitled to a tax deduction in the amount and at the time the recipient recognizes compensation income.

Accounting Treatment

Based on guidance currently available from the Financial Accounting Standards Board, it is anticipated that upon the adoption of Statement of Financial Accounting Standards No. 123(R) on February 1, 2006, New SAIC will be required to recognize compensation expense in an amount equal to the fair value on the date of grant of all stock options under the 2006 Equity Incentive Plan. The fair value of an option will be based on the number of shares subject to the option. New SAIC will use either Black-Scholes or a binomial valuation model to measure fair value of option grants. In addition, New SAIC will be required to recognize compensation expense for other awards under the 2006 Equity Incentive Plan. In general, the expense associated with each award will be recognized over the requisite employee service period, generally the vesting period.

PROPOSAL III—2006 EMPLOYEE STOCK PURCHASE PLAN

The 2006 Employee Stock Purchase Plan was adopted by our board of directors, subject to stockholder approval. The 2006 Employee Stock Purchase Plan provides employees of New SAIC (and Old SAIC and any of our majority-owned subsidiaries designated by our board of directors) with an opportunity to purchase new class A preferred stock (or new common stock as determined by the compensation committee of our board of directors) through accumulated payroll deductions at a discounted purchase price. The 2006 Employee Stock Purchase Plan will become effective on March 1, 2006, subject to stockholder approval and the closing of the merger. Old SAIC seeks stockholder approval of the 2006 Employee Stock Purchase Plan in order to qualify the 2006 Employee Stock Purchase Plan and the right of participants to purchase shares under Section 423 of the Internal Revenue Code. In addition, the 2006 Employee Stock Purchase Plan authorizes the purchase of shares under a non-Section 423 qualified component of the plan by employees of international subsidiaries in situations where a qualified plan creates adverse tax consequences in a particular jurisdiction.

The 2006 Employee Stock Purchase Plan provides that an aggregate of up to 9,000,000 shares of our stock will be available for issuance under the 2006 Employee Stock Purchase Plan, plus additional shares that may be added to the 2006 Employee Stock Purchase Plan as described below.

The 2006 Employee Stock Purchase Plan has an “evergreen” feature pursuant to which additional shares will automatically be added to the shares available for issuance under the 2006 Employee Stock Purchase Plan without further stockholder approval beginning February 1, 2007 and on each February 1 thereafter for nine more years. The number of shares that may be added each year will equal the least of 9,000,000 shares, 2% of New SAIC’s outstanding common stock on the last day of the immediately preceding fiscal year (measured on an as-converted basis with respect to our outstanding shares of new class A preferred stock) or a number of shares established by the compensation committee of our board of directors.

If the 2006 Employee Stock Purchase Plan is approved by the stockholders and the merger is consummated, Old SAIC will cease issuing shares under the 2004 Employee Stock Purchase Plan. If the 2006 Employee Stock Purchase Plan is not approved by the stockholders or the merger is not consummated, the 2004 Employee Stock Purchase Plan will continue in operation pursuant to its terms.

A copy of the 2006 Employee Stock Purchase Plan is attached to this proxy statement/prospectus as Annex D. The following description of the 2006 Employee Stock Purchase Plan is only a summary and so is qualified by reference to the complete text of the 2006 Employee Stock Purchase Plan.

Administration

The 2006 Employee Stock Purchase Plan will be administered by the compensation committee of our board of directors or a committee consisting of management employees which has been delegated administrative responsibilities.

Eligibility

Generally, any person who is employed by New SAIC, Old SAIC or any of our majority-owned subsidiaries designated by our board of directors is eligible to participate in the 2006 Employee Stock Purchase Plan, provided that the employee is employed on the first day of an offering period and subject to certain limitations imposed by Section 423(b) of the Internal Revenue Code.

Participation

Eligible employees may participate in the 2006 Employee Stock Purchase Plan by completing a subscription agreement in the form provided by New SAIC and filing it with New SAIC prior to the first business day of the applicable offering period or such other date as specified by the compensation committee.

Plan Characterization

The 2006 Employee Stock Purchase Plan is not subject to the provisions of the Employment Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Internal Revenue Code.

Nonassignability of Options

Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the 2006 Employee Stock Purchase Plan may be assigned, transferred, pledged or otherwise disposed of in any way other than by will, the laws of descent and distribution or designation of a beneficiary in event of death.

New Plan Benefits

Because benefits under the 2006 Employee Stock Purchase Plan will depend on the fair market value of our stock at various future dates, it is not possible to determine the benefits that will be received by employees if the 2006 Employee Stock Purchase Plan is approved by the stockholders.

Offering Periods

Unless and until the compensation committee determines to implement longer periods and except for the first offering period, each offering period will have a duration of three months and will commence on April 1, July 1, October 1 or January 1 of each year and will have only one purchase period which will run simultaneously with the offering period. The first offering period to commence after the date of this proxy statement/prospectus will commence on March 1, 2006 and will end on June 30, 2006. The first business day of each offering period is referred to as the “offering date.” The last business day of each purchase period is referred to as the “purchase date.”

Purchase Price

The purchase price per share at which shares are purchased under the 2006 Employee Stock Purchase Plan is 85% of the fair market value of the class of stock subject to the 2006 Employee Stock Purchase Plan on the applicable purchase date. The compensation committee has the authority to change the purchase price within a range of 85% to 100% of the fair market value of the stock on the offering date or the purchase date. If our new common stock is listed on a stock exchange, the fair market value of the stock subject to the 2006 Employee Stock Purchase Plan will be the closing sales price of our new common stock.

Payment of Purchase Price; Payroll Deductions

The purchase price of the shares is paid with payroll deductions accumulated during the applicable offering period. The deductions are made as a percentage of the participant’s compensation in 1% increments, not less than 1%, nor greater than 10%, or such lower limit set by the compensation committee. Eligible compensation is defined in the 2006 Employee Stock Purchase Plan to include base salary, wages, bonuses, incentive compensation, commissions, overtime, shift premiums and draws against commissions and to exclude long-term disability or workers’ compensation payments, car allowances, relocation payments and expense reimbursements. If payroll deductions are not permitted in a jurisdiction, participants in that jurisdiction may contribute via check or pursuant to another method approved by the compensation committee. A participant may discontinue his or her participation in the 2006 Employee Stock Purchase Plan at any time during an offering period and may increase or decrease the rate of his or her payroll deductions once during an ongoing offering period by completing and filing a new authorization for payroll deductions. Payroll deductions will commence on the first payday following the offering date and will end on the last payday on or prior to the last purchase date of the offering period to which the subscription agreement is applicable, unless sooner terminated by the participant. No interest accrues on the payroll deductions of a participant in the 2006 Employee Stock Purchase Plan.

Purchase of Stock; Exercise of Option

By executing a subscription agreement to participate in the 2006 Employee Stock Purchase Plan, the participant accepts the grant of a 2006 Employee Stock Purchase Plan option to purchase shares during an offering period. Within this limit, the number of shares purchased by a participant will be determined by dividing the amount of the participant’s total payroll deductions for the offering period accumulated prior to the purchase date by 85% (unless changed by the compensation committee) of the fair market value of the stock on the purchase date for the applicable purchase period. Unless the participant’s participation is discontinued, each participant’s option for the purchase of shares will be exercised automatically on each purchase date at the applicable price.

No participant will be permitted to subscribe for shares under the 2006 Employee Stock Purchase Plan:

•	if immediately after the grant of the option, the participant would own 5% or more of the combined voting power of all classes of stock of New SAIC or of a parent or subsidiary of New SAIC (including stock which may be purchased under the 2006 Employee Stock Purchase Plan or pursuant to any other options);

•	if and to the extent the fair market value of the shares (plus the fair market value of all rights to purchase stock under all similar stock plans of New SAIC or of a parent or subsidiary of New SAIC) would exceed $25,000 (determined as of the offering date of the offering period in which the participant is participating) for each calendar year in which an option to purchase stock under the 2006 Employee Stock Purchase Plan is outstanding; or

•	if and to the extent immediately after the grant of the option, the participant would have the right to purchase in excess of 2,500 shares during an offering period, which limit is subject to adjustment by the compensation committee if the new limit is announced prior to the scheduled beginning of the first offering period to be affected.

In addition, if the number of shares to be purchased on a purchase date by all participating employees exceeds the number of shares then available under the 2006 Employee Stock Purchase Plan, a pro rata allocation of the available shares will be made in as equitable a manner as is practicable. Any payroll deductions accumulated in a participant’s account which are not used to purchase stock due to the limitations described above will be returned to the participant as soon as practicable after the end of the applicable purchase period, without interest.

Holding Period

The compensation committee has the authority to establish a minimum holding period for shares purchased under the 2006 Employee Stock Purchase Plan.

Withdrawal

A participant may withdraw from an offering period by signing and delivering to New SAIC a notice of withdrawal from the 2006 Employee Stock Purchase Plan. The withdrawal may be elected at any time prior to the end of an offering period or such other time as specified by the compensation committee.

Any withdrawal by the participant of accumulated payroll deductions for a given offering period automatically terminates the participant’s interest in that offering period. All of the participant’s contributions credited to his or her account will be paid to him or her without interest. A participant’s withdrawal from an offering period does not have an effect upon the participant’s eligibility to participate in subsequent offering periods under the 2006 Employee Stock Purchase Plan by filing a new authorization for payroll deductions. However, a participant may not re-enroll in the same offering period after withdrawal.

Termination of Employment

Termination of a participant’s employment for any reason, including retirement, death or the failure of a participant to remain an eligible employee of New SAIC or of a participating subsidiary, will immediately terminate the participant’s participation in the 2006 Employee Stock Purchase Plan. Any payroll deductions credited to the participant’s account will be returned to the participant, or, in the case of the participant’s death, to the participant’s legal representative, without interest.

Amendment and Termination

The 2006 Employee Stock Purchase Plan will terminate ten years from approval by our stockholders, unless it is terminated earlier pursuant to its terms.

Our board may amend or terminate the 2006 Employee Stock Purchase Plan, but New SAIC will obtain stockholder approval for any amendment to the 2006 Employee Stock Purchase Plan to the extent required by applicable laws and New York Stock Exchange listing requirements. Unless approved by the stockholders of New SAIC, our board will not make any amendment that would increase the maximum number of shares that may be issued under the 2006 Employee Stock Purchase Plan or change the designation or class of persons eligible to participate under the 2006 Employee Stock Purchase Plan. In addition, no action by the board or the stockholders may impair any outstanding option without the written consent of the participant except as set forth below.

Our board may make amendments to the 2006 Employee Stock Purchase Plan as it determines to be advisable, including changes with respect to current offering periods or purchase periods, if the continuation of the 2006 Employee Stock Purchase Plan or any offering period would result in financial accounting treatment for the 2006 Employee Stock Purchase Plan that is different from the financial accounting treatment in effect on the date our board of directors adopted the 2006 Employee Stock Purchase Plan.

Adjustments Upon Changes in Capitalization, Change of Control or Dissolution

Subject to any required action by New SAIC’s stockholders, (1) the number and type of shares covered by each outstanding option, (2) the price per share subject to each outstanding option and (3) the number and type of shares which have been authorized for issuance under the 2006 Employee Stock Purchase Plan (including the maximum number in the evergreen feature) will each be proportionately adjusted for any increase or decrease in the number or kind of issued and outstanding shares resulting from a stock split, stock dividend or any other increase or decrease in the number of issued and outstanding shares of the class of New SAIC’s stock subject to the 2006 Employee Stock Purchase Plan effected without receipt of consideration by New SAIC or other change in the corporate structure or capitalization affecting the class of New SAIC’s stock subject to the 2006 Employee Stock Purchase Plan.

In the event of a change in control transaction of New SAIC, the 2006 Employee Stock Purchase Plan will continue with regard to offering periods that commenced prior to the closing of the proposed transaction and shares will be purchased based on the fair market value of the successor entity’s stock on each purchase date, unless otherwise provided by the compensation committee. In addition, in the event that New SAIC effects a reorganization, recapitalization, rights offering or other increase or reduction of shares of its outstanding stock, or in the event of New SAIC’s being consolidated with or merged into any other corporation, the compensation committee may, in its sole discretion, also make provision for adjusting the number and type of shares which have been authorized for issuance under the 2006 Employee Stock Purchase Plan, as well as the price per share of the stock covered by each outstanding option.

In the event of a dissolution or liquidation of New SAIC, each offering period under the 2006 Employee Stock Purchase Plan then in progress will terminate immediately prior to the consummation of the dissolution or liquidation, unless otherwise provided by the compensation committee. In addition, in the event of a dissolution or liquidation, the compensation committee may terminate the 2006 Employee Stock Purchase Plan as of a date fixed by the compensation committee and give each participant the right to purchase shares under the 2006 Employee Stock Purchase Plan prior to the termination.

Federal Income Tax Consequences

THE FOLLOWING IS A GENERAL SUMMARY OF THE TYPICAL FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE OF SHARES UNDER THE 2006 EMPLOYEE STOCK PURCHASE PLAN. IT DOES NOT DESCRIBE STATE OR OTHER TAX CONSEQUENCES OF THE PURCHASE OF SHARES UNDER THE 2006 EMPLOYEE STOCK PURCHASE PLAN.

The 2006 Employee Stock Purchase Plan, and the right of participants to make purchases under the plan, is intended to qualify for the federal income tax treatment provided to employee stock purchase plans and their participants under the provisions of Sections 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the 2006 Employee Stock Purchase Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in a manner that depends upon the holding period of the shares. If the shares are sold or otherwise disposed of (including by gift) more than two years from the first day of the offering period and more than one year from the date the shares are purchased, the participant will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of the sale or disposition over the purchase price, or (2) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain or loss will be treated as long-term capital gain or loss. If the shares are sold or otherwise disposed of (including by gift) before the expiration of either of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on the sale or disposition will be long-term or short-term capital gain or loss, depending on whether or not the disposition occurs more than one year after the date the shares are purchased. New SAIC is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by a participant upon a sale or disposition of shares prior to the expiration of the holding periods described above.

Accounting Treatment

We expect that upon the adoption of Statement of Financial Accounting Standards No. 123(R) on February 1, 2006, we will be required to record compensation expense for financial statement purposes in connection with the rights to purchase our stock granted to employees under the 2006 Employee Stock Purchase Plan. However, in certain cases where the purchase price is greater than 95% of the fair market value of the stock subject to the 2006 Employee Stock Purchase Plan, there would be no compensation expense under Statement of Financial Accounting Standards No. 123(R).

TRANSACTION OF OTHER BUSINESS

The board of directors knows of no other matters that will be presented for consideration at the special meeting. If any other matters properly come before the special meeting, it is the intention of the proxy holders named on the proxy to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to such other matters is granted by the delivery of a proxy.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the selected consolidated financial data presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. The selected consolidated financial data presented below under “Consolidated Statement of Income Data” for the years ended January 31, 2005, 2004 and 2003 and the selected consolidated financial data presented below under “Consolidated Balance Sheet Data” as of January 31, 2005 and 2004 have been derived from our audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The selected consolidated financial data presented below under “Consolidated Statement of Income Data” for the years ended January 31, 2002 and 2001 and under “Consolidated Balance Sheet Data” as of January 31, 2003, 2002 and 2001, have been derived from our audited consolidated financial statements not included in this proxy statement/prospectus. The selected consolidated financial data presented below under “Consolidated Statement of Income Data” for the six months ended July 31, 2005 and “Consolidated Balance Sheet Data” as of July 31, 2005 have been derived from our audited consolidated financial statements that are included elsewhere in this proxy statement/prospectus. The selected consolidated financial data presented below under “Consolidated Statement of Income Data” for the six months ended July 31, 2004 have been derived from unaudited condensed consolidated financial statements that are included elsewhere in this proxy statement/prospectus and have been prepared on the same basis as our audited consolidated financial statements. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary to state fairly our results of operations for and as of the periods presented. Historical results are not necessarily indicative of the results of operations to be expected for future periods.

	Year ended January 31					Six Months ended July 31
	2005	2004	2003	2002	2001	2005	2004
	(in millions, except per share data)
Consolidated Statement of Income Data:
Revenues	$7,187	$5,833	$4,835	$4,374	$4,037	$3,798	$3,474
Cost of revenues	6,337	5,100	4,211	3,826	3,488	3,332	3,055
Selling, general and administrative expenses	364	331	305	312	354	210	185
Goodwill impairment	—	7	13	—	5	—	—
Gain on sale of business units, net	(2)	—	(5)	(10)	(73)	—	—

Operating income	488	395	311	246	263	256	234
Net (loss) gain on marketable securities and other investments, including impairment losses (1)	(16)	5	(134)	(456)	2,656	(5)	(4)
Interest income	45	49	37	50	108	43	17
Interest expense	(88)	(80)	(45)	(14)	(14)	(44)	(44)
Other (expense) income, net	(12)	5	6	10	25	2	(1)
Minority interest in income of consolidated subsidiaries	(14)	(10)	(7)	(5)	(6)	(6)	(6)
Income (loss) from continuing operations before income taxes	403	364	168	(169)	3,032	246	196
(Provision for) benefit from income taxes	(131)	(140)	(61)	80	(1,129)	106	77

Income (loss) from continuing operations	272	224	107	(89)	1,903	140	119
Income from discontinued operations, net of tax	137	127	152	107	156	542	51
Cumulative effect of accounting change, net of tax (2)	—	—	—	1	—	—	—

Net income	$409	$351	$259	$19	$2,059	$682	$170

Earnings per share: (2)
Basic:
Income from continuing operations	$1.49	$1.22	$.55	$(.41)	$8.10	$.79	$.64
Discontinued operations, net of tax	.74	.68	.77	.50	.66	3.06	.28

	$2.23	$1.90	$1.32	$.09	$8.76	$3.85	$.92

Diluted:
Income from continuing operations	$1.45	$1.19	$.53	$(.41)	$7.50	$.77	$.63
Discontinued operations, net of tax	.73	.67	.75	.50	.61	2.98	.27

	$2.18	$1.86	$1.28	$.09	$8.11	$3.75	$.90

Common equivalent shares:
Basic	183	185	196	215	235	177	184

Diluted	188	189	203	215	254	182	189

	As of January 31					As of July 31
	2005	2004	2003(1)	2002(1)	2001(1)	2005
	(in millions)

Consolidated Balance Sheet Data:
Total assets	$6,010	$5,540	$4,876	$4,678	$5,871	$5,866
Working capital (3)	2,687	2,230	1,967	875	1,117	3,153
Long-term debt	1,215	1,232	897	100	101	1,209
Other long-term liabilities	99	86	75	48	44	100
Stockholders’ equity	2,351	2,203	2,020	2,524	3,344	2,834

(1)	Includes impairment losses of $108 million, $467 million and $1.4 billion on marketable equity securities and other private investments in 2003, 2002 and 2001, respectively, and gains of $4.1 billion from sales or exchanges of marketable equity securities and other investments in 2001.

(2)	The 2002 amount includes the cumulative effect of an accounting change for the adoption of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended.

(3)	Working capital for fiscal 2004, 2002 and 2001 excludes the effect of reclassifications for discontinued operations that were made in fiscal 2005 and 2003 in order to conform the fiscal 2004, 2002 and 2001 consolidated balance sheets to reflect discontinued operations that occurred in fiscal 2005 and 2003.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and related notes that appear elsewhere in this proxy statement/prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. See “Forward-Looking Statements.” Factors that could cause or contribute to these differences include those discussed below and elsewhere in this proxy statement/prospectus, particularly in “Risk Factors.”

Unless otherwise noted, references to years are for fiscal years ended January 31, not calendar years. For example, we refer to the fiscal year ended January 31, 2005 as “fiscal 2005.” We are currently in fiscal 2006.

Overview

We are a leading provider of scientific, engineering, systems integration and technical services and solutions to all branches of the U.S. military, agencies of the U.S. Department of Defense, the intelligence community, the U.S. Department of Homeland Security and other U.S. Government civil agencies, as well as to selected commercial markets. Our customers seek our domain expertise to solve complex technical challenges requiring innovative solutions for mission-critical functions in such areas as national security, intelligence and homeland defense. Increasing demand for our services and solutions is driven by priorities including the ongoing global war on terror and the transformation of the U.S. military. We have three reportable segments: Government, Commercial, and Corporate and Other. Except in “—Discontinued operations,” all amounts are presented only for our continuing operations.

Government Segment. Through the Government segment we provide systems engineering, systems integration and advanced technical services and solutions primarily to U.S. federal, state and local government agencies and foreign governments. Revenues from our Government segment accounted for 94%, 93% and 91% of our total consolidated revenues in fiscal 2005, 2004 and 2003, respectively. Within the Government segment, substantially all of our revenues were derived from contracts with the U.S. Government. In fiscal 2005, 2004 and 2003, we derived 86%, 85% and 84%, respectively, of our total consolidated revenues from contracts with the U.S. Government. These revenues include contracts where we serve as the prime, or lead, contractor, as well as contracts where we serve as a subcontractor to other parties who are engaged directly with various U.S. Government agencies as the prime contractor.

In the period since the September 11, 2001 terrorist attacks, U.S. Government spending has increased in response to the global war on terror and efforts to transform the U.S. military. This increased spending has had a favorable impact on our business. Our results have also been favorably impacted by increased outsourcing of IT and other technical services by the U.S. Government. Although we expect that these trends will continue, our revenues would be adversely affected by a reduction in overall U.S. Government spending or a shift in spending priorities. For example, the U.S. Government’s spending for defense-related programs could be impacted by the funds that it allocates to the relief and recovery efforts for Hurricanes Katrina and Rita.

Competition for contracts with the U.S. Government is intense. In addition, in recent years, the U.S. Government has increasingly used contracting processes that give it the ability to select multiple winners or pre-qualify certain contractors to provide various products or services at established general terms and conditions. Such processes include purchasing services and solutions using indefinite delivery / indefinite quantity (IDIQ), government-wide acquisition contract (GWAC), and U.S. General Services Administration

(GSA) award contract vehicles. This trend has served to increase competition for U.S. Government contracts and increase pressure on the prices we charge for our services. See “Risk Factors—Risks Related to Our Business” and “Business—Contracts.”

Commercial Segment. Through our Commercial segment, we primarily target commercial customers worldwide in selected commercial markets, currently IT support for oil and gas exploration and production, applications and IT infrastructure management for utilities and data lifecycle management for pharmaceuticals. We provide our Commercial segment customers with systems integration and advanced technical services and solutions we have developed for the commercial marketplace, often based on expertise developed in serving our Government segment customers. Revenues from our Commercial segment accounted for 7%, 7% and 9% of our total consolidated revenues in fiscal 2005, 2004 and 2003, respectively, and are driven primarily by our customers’ desire to reduce their costs related to management of IT and other complex technical functions through outsourcing to third-party contractors.

Corporate and Other Segment. Our Corporate and Other segment includes the operations of our broker-dealer subsidiary, Bull, Inc., our internal real estate management subsidiary, Campus Point Realty Corporation, and various corporate activities, including elimination of intersegment revenues. We expect that the operations of Bull, Inc. will cease following the completion of the IPO. Our Corporate and Other segment does not contract with third parties for the purpose of generating revenues. However, for internal management reporting purposes, we record certain revenue and expense items incurred by the Government and Commercial segments in the Corporate and Other segment in certain circumstances as determined by our chief operating decision-maker (who currently is our Chief Executive Officer).

Key Financial Metrics

Sources of Revenues

Contracts. We generate revenues under the following types of contracts: (1) cost-reimbursement, (2) time-and-materials (T&M), (3) fixed price level-of-effort, (4) firm fixed-price (FFP) and (5) target cost and fee with risk sharing. Cost-reimbursement contracts provide for reimbursement of our direct costs and allocable indirect costs, plus a fee or profit component. T&M contracts typically provide for the payment of negotiated fixed hourly rates for labor hours plus reimbursement of our other direct costs and allocable indirect costs. Fixed price level-of-effort contracts are substantially similar to T&M contracts except that the deliverable is the labor hours provided to the customer. FFP contracts provide for payment to us of a fixed price for specified products, systems and/or services. If actual costs vary from the FFP target costs, we can generate more or less than the targeted amount of profit or even incur a loss. Target cost and fee with risk sharing contracts provide for reimbursement of costs, plus a specified or target fee or profit, if our actual costs equal a negotiated target cost. Under these contracts, if our actual costs are less than the target costs, we receive a portion of the cost underrun as an additional fee or profit. If our actual costs exceed the target costs, our target fee and cost reimbursement are reduced by a portion of the cost overrun. We do not use target cost and fee with risk sharing contracts in our Government segment.

The following table summarizes revenues by contract type for the periods noted:

	Year Ended January 31			Six Months Ended July 31
	2005	2004	2003	2005	2004
Cost-reimbursement	44%	45%	48%	46%	44%
T&M and fixed price level-of-effort	38	38	33	37	38
FFP	16	15	14	16	16
Target cost and fee with risk sharing	2	2	5	1	2

Total	100%	100%	100%	100%	100%

We generate revenues under our contracts from (1) the efforts of our technical staff, which we refer to as labor-related revenues and (2) receipt of payments based on the costs of materials and subcontractors used in a project, which we refer to as M&S revenues. M&S revenues are generated primarily from large, multi-year systems integration contracts. If M&S revenues grow at a faster rate than our labor-related revenues, our overall profit margins on our contracts could be impacted negatively because our M&S revenues generally have lower margins than our labor-related revenues.

The growth of our business is directly related to the receipt of contract awards and contract performance. In fiscal 2005, we derived more than $10 million in annual revenues from each of 91 contracts, compared to 66 and 44 in fiscal 2004 and 2003, respectively. These larger contracts represented 35%, 31% and 22% of our total consolidated revenues in fiscal 2005, 2004 and 2003, respectively. We recognized more than $50 million in annual revenues from 9 contracts in fiscal 2005, compared to 8 and 4 in fiscal 2004 and 2003, respectively. The remainder of our revenues is derived from a large number of smaller contracts with annual revenues of less than $10 million.

We recognize revenues under our contracts primarily using the percentage-of-completion method. Under the percentage-of-completion method, revenues are recognized based on progress towards completion, with performance measured by the cost-to-cost method, efforts-expended method or units-of-delivery method, all of which require estimating total costs at completion. The contracting process used for procurement, including IDIQ, GWAC and GSA Schedule, does not determine revenue recognition. See “—Critical Accounting Policies.”

Backlog. The approximate value of our total negotiated backlog as of January 31, 2005, 2004, 2003 and July 31, 2005 and 2004 was as follows:

	As of January 31			As of July 31
	2005	2004	2003	2005	2004
	(in millions)

Government Segment:
Funded backlog	$3,333	$3,127	$2,499	$3,036	$3,174
Negotiated unfunded backlog	5,217	4,033	2,733	6,462	5,285

Total negotiated backlog	$8,550	$7,160	$5,232	$9,498	$8,459

Commercial Segment:
Funded backlog	$313	$228	$230	$318	$260
Negotiated unfunded backlog	114	187	157	116	326

Total negotiated backlog	$427	$415	$387	$434	$586

	As of January 31			As of July 31
	2005	2004	2003	2005	2004
	(in millions)

Total Consolidated:
Funded backlog	$3,646	$3,355	$2,729	$3,354	$3,434
Negotiated unfunded backlog	5,331	4,220	2,890	6,578	5,611

Total consolidated negotiated backlog	$8,977	$7,575	$5,619	$9,932	$9,045

Total consolidated negotiated backlog consists of funded backlog and negotiated unfunded backlog. Funded backlog represents the portion of backlog for which funding currently is appropriated or otherwise authorized and is payable to us upon completion of a specified portion of work, less revenues previously recognized. Our funded backlog does not include the full potential value of our contracts because the U.S. Government and our other customers often appropriate or authorize funds for a particular program or contract on a yearly or quarterly basis, even though the contract may call for performance over a number of years. Negotiated unfunded backlog represents (1) firm orders for which funding has not been appropriated or otherwise authorized and (2) unexercised contract options. When a definitive contract or contract amendment is executed and funding has been appropriated or otherwise authorized, funded backlog is increased by the difference between the funded dollar value of the contract or contract amendment and the revenue recognized to date. Negotiated unfunded backlog does not include any estimate of future potential task orders that might be awarded under IDIQ, GWAC or GSA Schedule contract vehicles.

We expect to recognize as revenues a substantial portion of our funded backlog within 12 months. However, the U.S. Government may cancel any contract or purchase order at any time. Most of our contracts have cancellation terms that would permit us to recover all or a portion of our incurred costs and potential fees in such cases. See “Risk Factors—Risks Relating to Our Business—We may not realize as revenues the full amounts reflected in our backlog, which could adversely affect our future revenues and growth prospects.”

Cost of Revenues and Operating Expenses

Cost of Revenues. Cost of revenues includes direct labor and related fringe benefits and direct expenses incurred to complete contracts and task orders. Cost of revenues also includes subcontract work, consultant fees, materials, depreciation and overhead. Overhead consists of indirect costs relating to operations, rent/facilities, administration, travel and other expenses.

Selling, General and Administrative Expenses. Selling, general and administrative (SG&A) expenses are primarily for corporate administrative functions, such as management, legal, finance and accounting, contracts and administration, human resources and management information systems. SG&A also includes bid-and-proposal and independent research and development expenses.

Factors Affecting Our Results of Operations

We acquire businesses in our key markets when opportunities arise. We completed one acquisition in the six months ended July 31, 2005 for a total purchase price of $34 million. In fiscal 2005, we acquired four businesses for an aggregate purchase price of $221 million and in fiscal 2004, we acquired 10 businesses for an aggregate purchase price of $278 million. The fiscal 2005 and 2004 acquisitions accounted for four percentage points of the growth in revenues for the Government segment in fiscal 2005. The fiscal 2004 and 2003 acquisitions accounted for six percentage points of the growth in the Government segment revenues in fiscal 2004. In the future, we expect the use of cash to make business acquisitions will increase. In addition, since our common stock will be publicly traded following the IPO, we may use our shares of common stock for acquisitions.

As part of our ongoing strategic planning, we have exited, and may in the future exit, certain businesses from time to time. For example, in March 2005, we sold Telcordia Technologies, Inc., our commercial telecommunications subsidiary. The initial sale price of $1.35 billion was subject to a working capital adjustment, a reduction for the net proceeds from a sale-leaseback transaction between Telcordia and an unrelated third party relating to certain Telcordia-owned real property, and certain other adjustments contemplated by the agreement with the purchaser. As of July 31, 2005, we finalized the closing balance sheet and working capital adjustments with the buyer. For the six months ended July 31, 2005, we recognized a gain before income taxes of $866 million. The Telcordia sale transaction is reflected in the consolidated balance sheet as of July 31, 2005 and as discontinued operations for all periods presented. Prior to the sale, Telcordia’s revenues were 11%, 13% and 18% of our total consolidated revenues in fiscal 2005, 2004 and 2003, respectively.

Changes When We Are a Public Company

There has been no public trading market for our common stock. However, Old SAIC has maintained a limited secondary market for its common stock, which we call the limited market, and our broker-dealer subsidiary, Bull, Inc., has facilitated trades by Old SAIC stockholders on predetermined quarterly trade dates. Although we were not contractually required to do so, on all trade dates in the periods presented, we repurchased the excess of the number of shares offered for sale over the number of shares sought to be purchased to improve the liquidity of the shares held by Old SAIC stockholders. In fiscal 2005, 2004 and 2003, we repurchased $552 million, $406 million and $911 million of Old SAIC common stock, respectively, and in the six months ended July 31, 2005 and 2004, we repurchased $377 million and $311 million of Old SAIC common stock, respectively, through the limited market. Because shares of New SAIC common stock will be publicly traded following the completion of the IPO and New SAIC class A preferred stock will be convertible into New SAIC common stock as the applicable restriction periods lapse, we expect that we will discontinue the limited market, cease repurchasing stock from our stockholders and wind up the operations of Bull, Inc.

The last limited market trade occurred in October 2005. For our 401(k) plan and certain other retirement plans, there will be a December 2005 trade before the IPO in which participants in those plans may offer to buy or sell shares in accordance with the terms of those plans. In addition, we will conduct four scheduled trades for our retirement plans following completion of the IPO in which participants in retirement plans may offer to buy or sell shares in accordance with the terms of those plans. Old SAIC, in the December 2005 trade, and New SAIC, in the four scheduled trades following completion of the IPO, will have the right, but not the obligation, to buy or sell the net balance of shares offered by participants in the retirement plans. In addition, following the IPO, the retirement plans will have the opportunity to convert shares of new class A preferred stock into new common stock and sell those shares into the public market to the extent permissible under the transfer restrictions on the new class A preferred stock. These purchases are intended to provide participants with liquidity to the extent permitted under those plans. See “—Liquidity and Capital Resources—Cash Used in Financing Activities.”

Results of Operations

Comparison of the Six Months ended July 31, 2005 and 2004

Revenues. The following table summarizes changes in total consolidated and segment revenues on an absolute basis and segment revenues as a percentage of total consolidated revenues for the six months ended July 31, 2005 and 2004:

	Six Months Ended July 31
	2005	$ Change	Percent Change	2004	Segment Revenues as a Percentage of Total Consolidated Revenues
					2005	2004
	(dollars in millions)
Total consolidated revenues	$3,798	$324	9%	$3,474	—	—
Government segment revenues	3,558	304	9	3,254	94%	94%
Commercial segment revenues	258	14	6	244	7	7
Corporate and Other revenues	(18)	6	25	(24)	(1)	(1)

Total consolidated revenues for the six months ended July 31, 2005 grew 9%, over the same period of the prior year, with most of the growth coming from our U.S. Government customers in our Government segment.

The growth in our Government segment revenues for the six months ended July 31, 2005 was the result of growth in our traditional business areas with departments and agencies of the U.S. Government. Approximately five percentage points of the growth in Government segment revenues for the six months ended July 31, 2005 was a result of acquisitions made after July 31, 2004, while the remaining four percentage points for the six months ended July 31, 2005 represented internal growth. Our internal growth reflects an increase in the number of contract awards from the U.S. Government and increased budgets of our customers in the national security business area.

The increase in our Commercial segment revenues for the six months ended July 31, 2005 was attributable primarily to higher revenues from the sale of security systems used to protect ports, cargo terminals and containers, and to exchange rate changes between the U.S. dollar and the British pound. These exchange rate changes caused the growth in local U.K. revenues to be translated into a higher amount of U.S. dollars, which accounted for one-third of the increase in Commercial segment revenues.

The Corporate and Other segment includes the elimination of intersegment revenues of $3 million and $21 million for the six months ended July 31, 2005 and 2004, respectively. For the six months ended July 31, 2005, the remaining balance represents the net effect of certain revenue items related to operating business units that are excluded from the evaluation of a business unit’s operating performance in the Government or Commercial segment and instead are reflected in the Corporate and Other segment.

Our labor-related total consolidated revenues were $2.4 billion and $2.3 billion for the six months ended July 31, 2005 and 2004, respectively. At July 31, 2005, we had 43,000 full-time and part-time employees compared to 40,900 at July 31, 2004. The increase in labor-related total consolidated revenues was attributable to an increase in our technical staff. M&S revenues were $1.4 billion and $1.2 billion for the six months ended July 31, 2005 and 2004, respectively. M&S revenues as a percentage of total consolidated revenues were 36% and 35% for the six months ended July 31, 2005 and 2004, respectively. M&S revenues grew 14%, which was faster than our labor related revenues, for the six months ended July 31, 2005 compared to the same period of the prior year. The increase in M&S revenues is primarily related to the overall growth in our business in the logistics and product support business area.

Cost of Revenues. The following table summarizes cost of revenues as a percentage of revenues for the six months ended July 31, 2005 and 2004:

	Six Months Ended July 31
	2005	2004
Total consolidated cost of revenues as a percentage of total consolidated revenues	87.7%	88.0%

Segment cost of revenues as a percentage of segment revenues:
Government segment	88.0	87.8
Commercial segment	76.1	75.9

Government segment cost of revenues increased $273 million or 10% on an absolute basis and as a percentage of segment revenues for the six months ended July 31, 2005 remained consistent with the same period of the prior year. On our contract with the Greek Government, described in “—Commitments and Contingencies,” we recorded additional contract losses of $16 million in the six months ended July 31, 2005. We recorded similar additional contract losses on this contract in the six months ended July 31, 2004. For the six months ended July 31, 2005, we also had higher realized contract margins that were partially offset by lower direct labor utilization compared to the same period of the prior year.

Commercial segment cost of revenues increased $11 million or 6% and as a percentage of segment revenues did not change significantly.

Total consolidated cost of revenues as a percentage of total consolidated revenues decreased for the six months ended July 31, 2005. In addition to the trends discussed for the Government and Commercial segments, the decrease was caused by lower employee fringe benefit expenses related to changes in our retirement plans and bonus compensation plans. During the six months ended July 31, 2005, we decided to make a higher portion of our fiscal 2006 bonus compensation plan awards in the form of vesting stock. Vesting stock bonus expense is recognized over the period which the employee provides service, which is the vesting period of four years. Consequently, this decision had the effect of reducing the estimated bonus compensation expense by approximately $5 million at July 31, 2005.

Selling, General and Administrative Expenses. The following table summarizes SG&A as a percentage of revenues for the six months ended July 31, 2005 and 2004:

	Six Months Ended July 31
	2005	2004
Total consolidated SG&A as a percentage of total consolidated revenues	5.5%	5.3%
Segment SG&A as a percentage of segment revenues:
Government segment	4.9	4.1
Commercial segment	18.7	19.2

For the six months ended July 31, 2005, total consolidated SG&A increased $25 million or 14% on an absolute basis and increased as a percentage of revenues compared to the same period of the prior year. During the six months ended July 31, 2005, we reversed our previously accrued expense of $10 million related to the Gracian vs. SAIC class action lawsuit described in “—Commitments and Contingencies” because of favorable developments in July 2005 related to the lawsuit, which was subsequently dismissed in September 2005. This reversal of a previously accrued expense is reflected in the Corporate and Other segment. Total consolidated SG&A before this reversal increased $35 million or 19% on an absolute basis and was 5.8% of total consolidated revenues for the six months ended July 31, 2005. This increase, excluding the effect of the reversal of the Gracian lawsuit accrued expense, was primarily driven by the factors noted below in the SG&A discussion for the Government and Commercial segment.

Government segment SG&A increased $41 million or 30% on an absolute basis and as a percentage of its revenues for the six months ended July 31, 2005 as we increased G&A spending by $26 million or 30% relating to our IT and other infrastructure areas to support current and future growth. G&A costs represented 3.1% and 2.6% of the Government segment revenues for the six months ended July 31, 2005 and 2004, respectively. We expect to maintain this higher level of spending for the remainder of fiscal 2006. In addition, bid-and-proposal costs increased $9 million or 29% on an absolute basis for the six months ended July 31, 2005 and represented 1.2% and 1% of Government segment revenues for the six months ended July 31, 2005 and 2004, respectively. The level of bid-and-proposal activities fluctuates depending upon the timing of bidding opportunities. Independent research and development costs have remained relatively consistent as a percentage of Government segment revenues at .2%.

Commercial segment SG&A decreased as a percentage of segment revenues for the six months ended July 31, 2005, primarily due to the overall increase in segment revenues. Absolute spending increased by $1 million for the six months ended July 31, 2005 compared to the same period of the prior year.

Segment Operating Income. We use segment operating income (SOI) as our internal measure of operating performance. It is calculated as operating income before income taxes less losses on impaired intangible and goodwill assets, less non-recurring gains or losses on sales of business units, subsidiary stock and similar items, plus equity in the income or loss of unconsolidated affiliates, plus minority interest in income or loss of consolidated subsidiaries. We use SOI as our internal performance measure because we believe it provides a comprehensive view of our ongoing business operations and is therefore useful in understanding our operating results. Unlike operating income, SOI includes only our ownership interest in income or loss from our majority-owned consolidated subsidiaries and our partially-owned unconsolidated affiliates. In addition, SOI excludes the effects of transactions that are not part of on-going operations such as gains or losses from the sale of business units or other operating assets as well as investment activities of our subsidiary, SAIC Venture Capital Corporation. In accordance with SFAS No. 131, for the six months ended July 31, 2005, the reconciliation of total reportable SOI of $252 million to consolidated operating income of $256 million is shown in Note 2 of the notes to consolidated financial statements for the six months ended July 31, 2005.

The following table summarizes changes in SOI on an absolute basis and as a percentage of related revenues for the six months ended July 31, 2005 and 2004:

	Six Months Ended July 31
	2005	$ Change	Percent Change	2004	SOI as a Percentage of Related Revenues
					2005	2004
	(dollars in millions)
Total reportable SOI	$252	$25	11%	$227	6.6%	6.5%
Government SOI	250	(5)	(2)	255	7.0	7.8
Commercial SOI	12	—	—	12	4.7	4.9
Corporate and Other segment operating loss	(10)	30	74	(40)	—	—

The increase in reportable SOI for the six months ended July 31, 2005 as compared to the same period in the prior year primarily reflects our revenue growth, the effect of the reversal of $10 million in accrued legal expenses related to the Gracian vs. SAIC class action lawsuit that has since been dismissed and lower fringe benefit expenses of $5 million, offset by the increases in operating costs described in the Government and Commercial SOI discussion that follows.

The decrease in Government SOI as a percentage of segment revenues for the six months ended July 31, 2005 primarily reflects the increase in SG&A caused by higher spending on our IT and other infrastructure areas and by higher bid-and-proposal costs.

The decrease in our Commercial SOI as a percentage of segment revenues for the six months ended July 31, 2005 was primarily attributable to losses in our Danet Partnership GBR, a German partnership.

The decrease in our Corporate and Other segment operating loss for the six months ended July 31, 2005 was due to lower accrued employee fringe benefit expenses related to our retirement plans and bonus compensation plans for employees in all segments and the reversal to income of an accrued expense of $10 million related to the Gracian vs. SAIC class action lawsuit.

Other Income Statement Items

Interest Income and Interest Expense. Interest income increased $26 million or 153% for the six months ended July 31, 2005 as average interest rates increased significantly and our average cash balances increased over the same period of fiscal 2005.

Interest expense reflects interest on (1) our outstanding debt securities, (2) a building mortgage, (3) deferred compensation arrangements and (4) notes payable. For the six months ended July 31, 2005, interest expense remained consistent with the same period of the prior year.

Net Loss on Marketable Securities and Other Investments, Including Impairment Losses. Net loss on marketable securities and other investments, including impairment losses, reflects gains or losses related to transactions from our investments that are accounted for as marketable equity or debt securities or as cost method investments and are part of non-operating income or expense. Impairment losses on marketable equity securities and private equity investments from declines in fair market values that are deemed to be other-than-temporary are also recorded in this financial statement line item.

We recorded impairment losses of $3 million and $6 million for the six months ended July 31, 2005 and 2004, respectively, primarily related to our private equity investments. The carrying value of our private equity securities as of July 31, 2005 was $45 million. The remainder of the losses in the six months ended July 31, 2005 and 2004 was the result of net realized losses or gains on the sale of marketable securities and investments.

As more fully described in “—Quantitative and qualitative disclosures about market risk” and Note 8 of the notes to consolidated financial statements for the six months ended July 31, 2005, we are currently exposed to interest rate risks, foreign currency risks and equity price risks that are inherent in the financial instruments arising from transactions entered into in the normal course of business. We will from time to time use derivative instruments to manage this risk.

Provision for Income Taxes. The provision for income taxes as a percentage of income from continuing operations before income taxes was 43.2% and 39.2% for the six months ended July 31, 2005 and 2004,

respectively. The higher tax rate for the six months ended July 31, 2005 was primarily the result of an increase in expense related to a change in a state tax law that went into effect during the three months ended April 30, 2005.

We are subject to routine compliance reviews by the IRS and other taxing jurisdictions on various tax matters, which may include challenges to various tax positions we have taken. We have recorded liabilities for tax contingencies for open years based upon our best estimate of the taxes ultimately expected to be paid. As of July 31, 2005, our income taxes payable included $145 million related to the sale of Telcordia and $200 million for tax contingencies. We are currently undergoing several routine IRS and other tax jurisdiction examinations. While we believe we have adequate accruals for tax contingencies, there is no assurance that the tax authorities will not assert that we owe taxes in excess of our accruals, or that there will not be accruals in excess of the final settlement amounts agreed to by the tax authorities.

Income from Continuing Operations. Income from continuing operations of $140 million for the six months ended July 31, 2005 increased 18% from $119 million for the same period of the prior year. Increases for the six months ended July 31, 2005 were primarily due to the increases in segment operating income and interest income described above.

Net Income. Net income of $682 million for the six months ended July 31, 2005 increased $512 million or 301% primarily due to income from discontinued operations that reflects a $541 million after-tax gain on the sale of Telcordia.

Discontinued Operations

As of July 31, 2005, the closing balance sheet and working capital adjustments for the sale of Telcordia were finalized, and we finalized our analysis of closing costs, tax liabilities based on current tax positions and other sale-related items. For the six months ended July 31, 2005, we recognized a gain before income taxes of $866 million on the sale. We have agreed to indemnify the buyer for all income tax obligations on and through the closing date of the transaction. While we believe we have appropriate accruals for these tax contingencies, the ultimate resolution of these matters could differ from the amounts accrued.

We also have customary indemnification obligations owing to the buyer, as well as an obligation to indemnify the buyer against any loss Telcordia may incur as a result of an adverse judgment in the Telkom South Africa litigation. Any future contingent payments or contingent purchase price proceeds and changes in our estimates of these items and other related Telcordia items will continue to be reflected as discontinued operations and result in adjustments to the gain on sale in the period in which they arise. The following table summarizes the operating results for Telcordia’s discontinued operations for the period prior to the sale, which was February 1, 2005 through March 14, 2005, and for the six months ended July 31, 2004 that have been reflected as discontinued operations in the consolidated statements of income:

	Period from February 1 – March 14, 2005	Six Months Ended July 31, 2004
	(In millions)
Revenues	$89	$419
Costs and expenses:
Cost of revenues	57	239
Selling, general and administrative expenses	28	110

Income before income taxes	4	70
Provision for income taxes	3	23

Income from discontinued operations	$1	$47

Comparison of Years Ended January 31, 2005, 2004 and 2003

Revenues. The following table summarizes changes in total consolidated and segment revenues on an absolute basis and segment revenues as a percentage of total consolidated revenues for the last three fiscal years:

	Year Ended January 31
						Segment revenues as a percentage of total consolidated revenues
	2005	Percent change	2004	Percent change	2003	2005	2004	2003
	(dollars in millions)
Total consolidated revenues	$7,187	23%	$5,833	21%	$4,835	—	—	—
Government segment revenues	6,738	24	5,426	24	4,382	94%	93%	91%
Commercial segment revenues	521	24	419	(7)	449	7	7	9
Corporate and Other revenues	(72)	—	(12)	—	4	(1)	—	—

Total consolidated revenues increased in fiscal 2005 primarily due to growth in revenues from our U.S. Government customers in our Government segment. The growth in our Government segment in 2004 more than offset the decline in revenues from our customers in the Commercial segment.

Approximately four percentage points of the fiscal 2005 growth in the Government segment revenues was a result of acquisitions made in fiscal 2005, while the remaining 20 percentage points represented organic growth. The organic growth in our Government segment revenues in fiscal 2005 and 2004 reflects an increase in contract awards from the U.S. Government and increased budgets of our customers in the national security business area.

Revenues from U.S. Government customers with greater than 10% of our total consolidated revenues were as follows:

	Year Ended January 31
	2005	2004	2003
U.S. Army	13%	13%	13%
U.S. Navy	13	12	12
U.S. Air Force	11	11	12

The increase in our Commercial segment revenues in fiscal 2005 was attributable principally to higher revenues from the sale of security systems used to protect ports, cargo terminals and containers, including revenues from a Canadian security system business acquired late in fiscal 2004. In addition, four percentage points of the increase in revenues was attributable to exchange rate changes between the U.S. dollar and the British pound, which caused a relatively constant level of local U.K. revenues to be translated into a higher level of U.S. dollars. Revenues from our U.K. subsidiary represented 31% of the Commercial segment revenues in fiscal 2005. The decrease in fiscal 2004 revenues was attributable to our commercial IT outsourcing customers, primarily in the oil and gas and utilities industries, who reduced their IT spending and placed pressure on us to reduce prices as a result of a challenging economic environment.

The Corporate and Other segment includes the elimination of intersegment revenues of $45 million, $25 million and $21 million in fiscal 2005, 2004 and 2003, respectively. The remaining balance for each of the years represents the net effect of various revenue items related to operating business units that are excluded from the evaluation of a business unit’s operating performance in the Government or Commercial segment and instead are reflected in the Corporate and Other segment.

Our labor-related total consolidated revenues were $4.6 billion, $3.9 billion and $3.4 billion for fiscal 2005, 2004 and 2003, respectively. The increase was attributable to an increase in our technical staff. At the end of fiscal 2005, we had approximately 42,400 full-time and part-time employees compared to 39,300 and 34,700 at the end of fiscal 2004 and 2003, respectively. M&S revenues were $2.6 billion in fiscal 2005, $1.9 billion in fiscal 2004 and $1.4 billion in fiscal 2003. M&S revenues as a percentage of total consolidated revenues increased to 37% in 2005 from 33% in fiscal 2004 and 30% in fiscal 2003. M&S revenues as a percentage of total consolidated revenues increased in 2005 as certain systems engineering and integration contracts in the Government segment had significant quantities of materials delivered and integrated during fiscal 2005.

Cost of Revenues. The following table summarizes cost of revenues as a percentage of revenues for fiscal 2005, 2004 and 2003:

	Year Ended January 31
	2005	2004	2003
Total consolidated cost of revenues as a percentage of total consolidated revenues	88.2%	87.4%	87.1%
Segment cost of revenues as a percentage of segment revenues:
Government segment	87.9	87.1	87.3
Commercial segment	75.5	75.3	76.0

Government segment cost of revenues as a percentage of segment revenues increased in fiscal 2005 primarily due to lower margins realized on the high level of M&S revenues described earlier and FFP contract overruns, primarily related to a $34 million loss on our FFP contract with the Greek Government as described in “—Commitments and Contingencies.” Total consolidated cost of revenues as a percentage of total consolidated revenues includes the effect of the Corporate and Other segment operating loss as described in “—Segment Operating Income.”

Commercial segment cost of revenues as a percentage of segment revenues did not change significantly.

Selling, General and Administrative Expenses. The following table summarizes SG&A as a percentage of revenues for fiscal 2005, 2004 and 2003:

	Year Ended January 31
	2005	2004	2003
Total consolidated SG&A as a percentage of total consolidated revenues	5.1%	5.7%	6.3%
Segment SG&A as a percentage of segment revenues:
Government segment	4.2	4.7	5.2
Commercial segment	16.1	18.1	16.3

Total consolidated SG&A increased $33 million or 10% in fiscal 2005 and $26 million or 9% in fiscal 2004 on an absolute basis and decreased as a percentage of total consolidated revenues in fiscal 2005 and 2004. The decrease as a percentage of total consolidated revenues in fiscal 2005 and 2004 was attributable to the factors below for our Government and Commercial segments and, in fiscal 2005, to an $18 million gain on the sale of land and buildings in our Corporate and Other segment.

Government segment SG&A increased $34 million or 14% in fiscal 2005 and $23 million or 10% in fiscal 2004 on an absolute basis and decreased as a percentage of segment revenues in fiscal 2005 and 2004 primarily because revenues have grown more quickly than our SG&A expenses. In January 2004, we reorganized and streamlined our operations to better align our operations with our major customers and key markets. As a result, in fiscal 2004, we had involuntary workforce reductions of 260 employees and recorded total realignment charges of $8 million in SG&A, primarily in the Government segment. These charges consisted of an aggregate of $7 million in one-time termination benefits that consisted of severance payments, extension of medical benefits and outplacement services, and accelerated vesting of stock-based compensation of $1 million. As of January 31, 2004, we had $7 million in accrued liabilities related to the realignment, all of which has subsequently been paid. The levels of bid-and-proposal and independent research and development activities and costs have not significantly fluctuated and have remained relatively consistent with the revenue growth.

Commercial segment SG&A increased $8 million or 11% in fiscal 2005 and $3 million or 4% in fiscal 2004 on an absolute basis and decreased as a percentage of segment revenues in fiscal 2005 primarily because revenue grew more quickly than our SG&A expenses. In fiscal 2004, Commercial segment SG&A as a percentage of segment revenues increased over the same period of the prior fiscal year primarily due to a decrease in Commercial segment revenues in fiscal 2004. On an absolute basis, SG&A in fiscal 2004 increased primarily due to increased marketing efforts.

Segment Operating Income. In accordance with SFAS No. 131, for fiscal 2005, 2004 and 2003, the reconciliation of total reportable SOI of $470 million, $401 million and $319 million, respectively, to consolidated operating income of $488 million, $395 million and $311 million, respectively, is shown in Note 2 of the notes to consolidated financial statements for the three years ended January 31, 2005, 2004 and 2003. The following table summarizes changes in SOI:

	Year Ended January 31
						SOI as a percentage of related revenues
	2005	Percent change	2004	Percent change	2003	2005	2004	2003
	(dollars in millions)
Total reportable SOI	$470	17%	$401	26%	$319	6.5%	6.9%	6.6%
Government SOI	538	18	457	39	329	8.0	8.4	7.5
Commercial SOI	42	40	30	(17)	36	8.1	7.2	8.0
Corporate and Other segment operating loss	(110)	—	(86)	—	(46)	—	—	—

The fiscal 2005 increase in Government SOI, on an absolute basis, reflects the increase in segment revenues and lower SG&A expenses as a percentage of revenues. However, the decrease as a percentage of segment revenues reflects lower margins earned on the high level of M&S revenues and a $34 million FFP contract overrun on a contract with the Greek Government as described in “—Commitments and Contingencies.” The fiscal 2004 increase in Government SOI, on an absolute basis and as a percentage of its revenues, reflects higher segment revenues, increased overall negotiated contract margins, lower FFP contract losses and lower SG&A expenses as a percentage of segment revenues.

The fiscal 2005 increase in our Commercial SOI, on an absolute basis and as percentage of revenues, was primarily attributable to growth in revenues and lower SG&A expenses. The decrease in fiscal 2004, on an absolute basis and as a percentage of segment revenues, was primarily attributable to a decline in segment revenues without a proportional decrease in SG&A expenses.

The increase in our fiscal 2005 Corporate and Other segment operating loss was primarily related to a higher internal interest charge related to our Government segment, which earned a corresponding higher interest credit due to improved management of its capital resources, higher unallocated accrued incentive compensation costs as a result of improved SOI in our Government segment and an increase in certain revenue and expense items recorded within Corporate and Other and excluded from other segments’ operating performance. Partially offsetting the fiscal 2005 increase in Corporate and Other segment operating loss is an $18 million gain on the sale of land and buildings at two different locations. The increase in fiscal 2004 was also primarily due to a higher internal interest charge primarily related to our Government segment, which earned a corresponding higher interest credit due to improved management of its capital resources and higher unallocated accrued incentive compensation costs as a result of improved SOI in our Government segment.

Goodwill Impairment. During fiscal 2005, we did not record any impairment of goodwill. During fiscal 2004, as a result of the loss of certain significant contracts and proposals related to a reporting unit, we determined that goodwill assigned to that reporting unit had become impaired. Accordingly, we recorded goodwill impairment charges of $7 million in fiscal 2004 compared to $13 million in fiscal 2003. Impairment losses on intangible assets were not material in fiscal 2005 and we did not record any impairment charges on intangible assets in fiscal 2004 and 2003 because there were no circumstances or events that occurred that would have indicated a possible impairment.

Interest Income and Interest Expense. During fiscal 2005, average interest rates increased slightly while our average cash balances remained relatively consistent with fiscal 2004 and 2003. In fiscal 2004, interest income increased primarily as a result of interest received from a favorable audit settlement with the IRS for a refund of research tax credits.

Interest expense increased in fiscal 2005 primarily as a result of interest on $300 million aggregate amount of our 5.5% notes due in 2033 that were issued in the second quarter of fiscal 2004 and outstanding for a full year in fiscal 2005. Interest expense increased in fiscal 2004 as a result of recognizing a full year of interest on $550 million aggregate amount of our 6.25% notes due in 2012 and $250 million aggregate amount of our 7.125% notes due in 2032, which were issued in the second quarter of fiscal 2003.

Net (Loss) Gain on Marketable Securities and Other Investments, Including Impairment Losses. Due to the non-routine nature of the transactions that are recorded in this financial statement line item, significant fluctuations from year to year are not unusual.

We recorded impairment losses totaling $20 million in fiscal 2005 compared to $19 million in fiscal 2004 and $108 million in fiscal 2003. Substantially all of the impairment losses in fiscal 2005 and 2004 and $87 million in fiscal 2003 were related to our private equity securities. In fiscal 2003, impairment losses also included impairments on our publicly traded equity securities of $21 million. Taking into account these impairments in fiscal 2005, as of January 31, 2005, we held private equity securities with a carrying value of $47 million.

During fiscal 2004, we recognized a net gain before income taxes of $24 million from the sale of certain investments, primarily from the sale of our investment in publicly-traded equity securities of Tellium, Inc., which resulted in a gain before income taxes of $17 million. In fiscal 2003, we recognized a net gain before income taxes of $22 million from the sale of certain investments. The largest component of the net gain in fiscal 2003 was the liquidation of all our remaining shares of VeriSign, Inc. and Amdocs Limited, and related equity collars that resulted in a gain before income taxes of $14 million.

As more fully described in “—Quantitative and Qualitative Disclosures About Market Risk” and Note 8 of the notes to consolidated financial statements for the six months ended July 31, 2005, we are currently exposed to interest rate risks, foreign currency risks and equity price risks that are inherent in the financial instruments arising from transactions entered into in the normal course of business. We will from time to time use derivative instruments to manage this risk. As a result of the liquidation in fiscal 2003 of all of our remaining VeriSign and Amdocs shares and the equity collars that hedged those shares, the remaining derivative instruments we currently hold have not had a material impact on our consolidated financial position or results of operations. Net losses from derivative instruments in fiscal 2005 and 2004 were not material. As described in Note 19 of the notes to the consolidated financial statements for fiscal 2005, a net loss before income taxes of $48 million in fiscal 2003 was related to the equity collars previously held.

Other (Expense) Income. In fiscal 2005, other expense included an impairment loss of $9 million on our investment in Data Systems & Solutions, LLC (DS&S), a 50-50 joint venture with Rolls Royce plc. The impairment loss was primarily due to a significant business downturn at DS&S caused by a loss of business and an ongoing government investigation. In addition, we also recognized equity losses in DS&S of $5 million in fiscal 2005 and maintain financial commitments related to DS&S as described in “—Commitments and Contingencies.” Our total equity losses of all our equity investments were $6 million in fiscal 2005 compared to equity income of $5 million and $2 million in fiscal 2004 and 2003, respectively. For fiscal 2005, 2004 and 2003, there were no other significant items in Other (expense) income.

Provision for Income Taxes. The provision for income taxes as a percentage of income before income taxes was 32.5% in fiscal 2005, 38.4% in fiscal 2004 and 36.4% in fiscal 2003. The effective tax rate in fiscal 2005 was lower than in fiscal 2004 primarily as a result of the favorable closure of state tax audit matters. The effective tax rate in fiscal 2004 reflects higher state taxes and lower charitable contributions of appreciated property than in fiscal 2003, offset by a favorable federal audit settlement for 1997 to 2000 and a favorable federal audit settlement for 1988 to 1993 involving a claim for refund of research tax credits. The effective tax rate in fiscal 2003 was the result of charitable contributions of appreciated property and the favorable resolution of certain tax positions with state and federal tax authorities, as well as a lower effective state tax rate.

As a result of the sale of Telcordia Technologies, Inc. and presentation of Telcordia as discontinued operations, the provision for income taxes as a percentage of income before income taxes for continuing operations was higher than it would have been with Telcordia included in continuing operations. Telcordia had contributed to most of the incremental research spending that provided qualification for federal research credits and it had significant charitable contributions of appreciated property, both of which had the impact of reducing our overall tax rate.

The Working Families Tax Relief Act of 2004 was signed into law in the third quarter of fiscal 2005. As a result, the U.S. federal research and experimentation tax credit was retroactively reinstated to June 30, 2004 and extended through December 31, 2005. The American Jobs Creation Act of 2004 was also signed into law in the third quarter of fiscal 2005. As a result, limitations on charitable contributions were enacted effective after June 3, 2004, which make it unlikely for us to obtain future benefits from such contributions. Therefore, the effective tax rate for fiscal 2006 and subsequent years will be higher than it would have been if future contributions were made and the law had not changed. Other elements of these laws are not expected to have a material impact on our future effective tax rate.

Income from Continuing Operations. Income from continuing operations of $272 million in fiscal 2005 and $224 million in fiscal 2004 increased 21% and 109%, respectively, over the same period of the prior fiscal year. The increase in fiscal 2005 was primarily due to the growth in total consolidated revenues with lower SG&A expenses as a percentage of total consolidated revenues and the lower income tax rate as described above. Offsetting some of the favorable increase in income was an increase in cost of revenues and in net interest expense, which is interest income less interest expense, an impairment loss on our DS&S equity investment, and lower gains from the sale of investments in marketable securities or our private equity securities, all of which have been described above.

The increase in fiscal 2004 was primarily due to higher total consolidated revenues with lower SG&A expenses as a percentage of total consolidated revenues, increased overall negotiated contract margins, lower

FFP contract losses and significantly lower impairment losses on our marketable and private equity securities. Offsetting some of the favorable increase in income is an increase in net interest expense and a higher income tax rate.

Net Income. Net income for fiscal 2005 increased $58 million over fiscal 2004, reflecting increased income from continuing operations and an increase in income from discontinued operations of Telcordia. Net income increased $92 million in fiscal 2004 over fiscal 2003, reflecting increased income from continuing operations offset somewhat by a decrease in income from discontinued operations of Telcordia.

Discontinued Operations. The following summarizes operating results from Telcordia’s discontinued operations for the years ended January 31, 2005, 2004 and 2003:

	Year Ended January 31
	2005	2004	2003
	(in millions)
Revenues	$874	$887	$1,068
Costs and expenses:
Cost of revenues	489	484	604
Selling, general and administrative expenses	235	258	275
Other expense (income), net	1	(1)	—

Income before income taxes	149	146	189
Provision for income taxes	16	19	37

Income from discontinued operations	$133	$127	$152

Selected Quarterly Financial Data

The following tables set forth our selected unaudited quarterly consolidated statements of income data for fiscal 2005 and 2004 and for the first two quarters of fiscal 2006. The information for each of these quarters has been derived from our unaudited consolidated financial statements, which have been prepared on the same basis as the audited consolidated financial statements included in this proxy statement/prospectus and, in the opinion of management, reflect all adjustments, consisting only of normal and recurring adjustments, necessary to fairly state our results of operations for and as of the periods presented. These quarterly operating results are not necessarily indicative of our operating results for any future period.

	Three Months Ended (1)
	April 30	July 31	October 31	January 31
	(in millions, except per share amounts)

Fiscal 2006
Revenues	$1,846	$1,952	—	—
Operating income	112	144	—	—
Income from continuing operations	55	85	—	—
Income from discontinued operations	530	12	—	—
Net income	585	97	—	—

Basic earnings per share (2)	$3.27	$.55	—	—
Diluted earnings per share (2)	$3.18	$.54	—	—

Fiscal 2005 (1)
Revenues	$1,706	$1,768	$1,837	$1,876
Operating income	120	114	130	124
Income from continuing operations	67	52	68	85
Income from discontinued operations	22	29	27	59
Net income	89	81	95	144

Basic earnings per share (2)	$.48	$.44	$.52	$.80
Diluted earnings per share (2)	$.47	$.43	$.51	$.78

Fiscal 2004 (1)
Revenues	$1,271	$1,445	$1,529	$1,588
Operating income	89	98	115	93
Income from continuing operations	51	60	78	35
Income from discontinued operations	18	31	38	40
Net income	69	91	116	75

Basic earnings per share (2)	$.37	$.49	$.63	$.41
Diluted earnings per share (2)	$.37	$.48	$.61	$.40

(1)	Amounts for the first, second and third quarters of fiscal 2005 and all quarters in fiscal 2004 have been reclassified to conform to the presentation of Telcordia as discontinued operations at January 31, 2005.

(2)	Earnings per share are calculated independently for each quarter presented and therefore may not sum to the total for the year.

Liquidity and Capital Resources

We financed our operations from our inception in 1969 primarily through cash flow from operations, sales of debt securities and our credit facilities. Following the IPO and the payment of the special dividend, our principal sources of liquidity will be cash flow from operations and borrowings under our revolving credit facilities, and our principal uses of cash will be for operating expenses, capital expenditures, working capital requirements, possible acquisitions, equity investments, debt service requirements and repurchases of class A preferred stock from our 401(k) and other retirement plans during the restriction periods. We anticipate that our operating cash flow, existing cash, cash equivalents, short-term investments in marketable securities and borrowing capacity under our revolving credit facilities will be sufficient to meet our anticipated cash requirements for at least the next twelve months.

Historical Trends

Cash and cash equivalents and short-term investments in marketable securities totaled $3.1 billion and $2.4 billion at July 31, 2005 and January 31, 2005, respectively.

Cash from Discontinued Operations. During the six months ended July 31, 2005, we used $134 million of cash in operating activities of our Telcordia discontinued operations, primarily for income tax payments related to the sale of Telcordia, and we generated cash of $1.1 billion from investing activities, which represents the net cash proceeds from the sale of Telcordia.

Cash Generated by Operating Activities of Continuing Operations. We generated cash of $217 million and $222 million from operating activities for the six months ended July 31, 2005 and 2004, respectively. Factors increasing cash flows for the six months ended July 31, 2005 were higher income from continuing operations and a lower investment in receivables as a result of improvements in our working capital management processes. However, these cash flow increases were offset by an increase in cash tax payments.

In fiscal 2005, 2004 and 2003, we generated cash flows from operating activities of $592 million, $367 million and $371 million, respectively. Net cash provided by operating activities in fiscal 2005 consisted primarily of net income of $409 million reduced for income from discontinued operations of $137 million, increased for non-cash charges to income of $224 million and $47 million from working capital. The increase in fiscal 2005 was primarily generated by an increase in net income and non-cash charges and by lower tax payments.

Cash Used in Investing Activities of Continuing Operations. We used cash of $314 million and $138 million in investing activities for the six months ended July 31, 2005 and 2004, respectively. The increase in use of cash for the six months ended July 31, 2005 was primarily due to purchases of debt and equity securities that are managed as investment portfolios by outside investment managers. The primary source of cash to fund these purchases was from the proceeds from the sale of Telcordia, which was reflected as cash from investing activities of discontinued operations.

We used cash of $349 million and $461 million for investing activities in fiscal 2005 and 2004, respectively. In fiscal 2005, we used less cash for investing activities because we did not purchase any land or buildings as we did in fiscal 2004, and our purchases of debt and equity securities, net of proceeds from sales of investments, decreased compared to fiscal 2004. In fiscal 2004, we used cash to purchase land and buildings in McLean, Virginia that had previously been leased. In fiscal 2005, we used cash of $212 million to acquire four businesses for our Government segment. In fiscal 2004, we used cash of $193 million to acquire eight businesses for our

Government segment and two businesses for our Commercial segment. All of these acquisitions were part of our overall growth strategy. In fiscal 2003, we generated net cash of $213 million from investing activities. This net cash was generated primarily from the liquidation of all our remaining shares in VeriSign and Amdocs and the related equity collars, which resulted in $631 million of proceeds.

Cash Used in Financing Activities. We used cash of $355 million and $243 million in financing activities for the six months ended July 31, 2005 and 2004, respectively, and used $478 million, $26 million and $104 million in fiscal 2005, 2004 and 2003, respectively, primarily for repurchases of our common stock. We used more cash in fiscal 2005 than in 2004 for financing activities because we did not generate cash proceeds from any debt offerings in fiscal 2005. In fiscal 2004 and 2003, our primary sources of cash from financing activities that helped to offset the impact of the repurchases of our common stock were the net proceeds from the debt offerings in June 2003 and June 2002, respectively. Our common stock repurchase activities for the six months ended July 31, 2005 and 2004, respectively, and for the years ended January 31, 2005, 2004 and 2003, respectively are as follows:

	Year Ended January 31			Six Months Ended July 31
	2005	2004	2003	2005	2004
	(in millions)

Repurchases of common stock:
Limited market stock trades	$358	$220	$482	$208	$207
401(k) and other retirement plans	75	74	188	67	36
Upon employee terminations	68	56	143	79	39
Other stock transactions	51	56	98	23	29

Total	$552	$406	$911	$377	$311

The increase in repurchases in the limited market stock trade for the six months ended July 31, 2005 compared to the six months ended July 31, 2004 is primarily attributable to an increase in the average number of shares per stockholder offered for sale. Old SAIC has the right, but not the obligation, to repurchase stock in the limited market, to the extent that total shares offered for sale exceed total shares sought to be purchased. The increase in repurchases for the year ended January 31, 2005 was primarily attributable to an increase in the number of shares offered for sale relative to the number of shares sought to be purchased. Included in the fiscal 2005 shares offered for sale were approximately 1.5 million shares sold by our founder and former chairman. The increase in repurchases from 401(k) and other retirement plans for the six months ended July 31, 2005 is primarily due to repurchases of $27 million from the Telcordia 401(k) Plan. As a result of the sale of Telcordia, our common stock will no longer be an investment choice for future contributions in the Telcordia 401(k) Plan. As of July 31, 2005, the Telcordia 401(k) Plan held approximately 5.3 million shares of Old SAIC class A common stock, which had a fair value of $223 million. In accordance with the terms of the definitive stock purchase agreement between the buyer and us, the participants in the Telcordia 401(k) Plan must offer for sale their shares of Old SAIC class A common stock held in the Telcordia 401(k) Plan no later than the date of the scheduled April 2006 trade for the retirement plans, or any such later trade date as may be agreed by the buyer and us. We expect to determine whether to repurchase the shares of common stock held by the Telcordia 401(k) Plan in April 2006, based on an evaluation of all relevant then existing considerations, including our cash balances, our need for operating capital, our near-term acquisition plans, the level of repurchases from our retirement plans and the then prevailing stock price at which such shares would be repurchased. Repurchases of our shares reduce the amount of retained earnings in the stockholders’ equity section of our consolidated balance sheet. Because the New SAIC common stock will be publicly traded following the completion of the IPO and the New SAIC class A preferred stock will be convertible into New SAIC common stock as the applicable restriction periods lapse, we expect that we will discontinue the limited market, cease purchasing stock from our stockholders and wind up the operations of Bull, Inc. and terminate our share repurchase program. However, we will consider exercising our right to buy the net balance of shares offered for sale, if any, by participants in our 401(k) and other retirement plans during the trade scheduled in December 2005 and four scheduled trades following completion of the IPO, in order to provide participants in those plans with liquidity to the extent permitted under the plans.

Outstanding Indebtedness

Notes payable and long-term debt totaled $1.2 billion at July 31, 2005 and January 31, 2005, with long-term debt maturities primarily between calendar 2012 and 2033. In addition to our long-term debt, we have two revolving five-year credit facilities totaling $750 million. One of the credit facilities is for an aggregate principal amount of up to $500 million and expires in July 2007. The other credit facility is for an aggregate principal amount of up to $250 million and expires in July 2009. We expect that, prior to the merger, New SAIC will guarantee any debt outstanding under Old SAIC’s two credit facilities and its notes payable and long-term debt described below other than the 3-year note due 2006 ($24 million outstanding as of July 31, 2005) and the other notes payable ($35 million outstanding as of July 31, 2005).

Notes Payable and Long-Term Debt. Our outstanding notes payable and long-term debt consisted of the following as of July 31, 2005 and January 31, 2005:

	As of July 31, 2005	As of January 31, 2005
	(in millions)
5.5% notes due 2033	$296	$296
6.25% notes due 2012	548	548
7.125% notes due 2032	248	248
6.75% notes due 2008	94	95
3-year note due 2006	24	30
Other notes payable	35	68

	1,245	1,285
Less current portion	36	70

Total	$1,209	$1,215

All of the long-term notes described above contain customary restrictive covenants, including, among other things, restrictions on our ability to create liens, dispose of assets, merge or consolidate with other entities and enter into sale and leaseback transactions. As of July 31, 2005, we were in compliance with such covenants. Our other notes payable have interest rates from 2.5% to 6% and are due on various dates through 2016. For additional information on our notes payable and long-term debt, see Note 13 of the notes to the consolidated financial statements for fiscal 2005.

Revolving Credit Facilities. Borrowings under our two revolving five-year credit facilities are unsecured and bear interest at a rate determined, at our option, based on either LIBOR plus a margin or a defined base rate. As of July 31, 2005, no loans were outstanding under either of our credit facilities and the entire $250 million under our $250 million credit facility was available for borrowing. However, only $391 million of the $500 million credit facility was available for borrowing as of July 31, 2005 as standby letters of credit of approximately $109 million were issued under this credit facility due to bonding requirements that we have under our FFP contract with the Greek Government. The terms of the standby letters of credit require them to remain outstanding until the customer has formally accepted the system pursuant to the contract. See “—Commitments and Contingencies—Greek Government FFP Contract.”

Our two revolving credit facilities contain customary restrictive covenants. The financial covenants contained in the credit facilities require us to maintain a trailing four-quarter interest coverage ratio of not less than 3.5 to 1.0 and a ratio of consolidated funded debt to a trailing four-quarter earnings before interest, taxes, depreciation and amortization of not more than 3.0 to 1.0. These covenants also restrict certain of our activities, including, among other things, our ability to create liens, dispose of assets, merge or consolidate with other entities and create guaranty obligations. The credit facilities also contain customary provisions on events of default. As of July 31, 2005, we were in compliance with all covenants under the two credit facilities. We will need to obtain consents under our revolving credit facilities prior to the payment by Old SAIC of the proposed special dividend described elsewhere in this proxy statement/prospectus.

Cash Flow Expectations for the Remainder of Fiscal 2006

We expect our cash flows from operating activities to decrease slightly for fiscal 2006 compared to fiscal 2005 because of the timing of tax payments. For the remainder of fiscal 2006, we expect to make between $60 million to $70 million of capital expenditures, including up to approximately $7 million for real estate transactions. In addition, we expect to increase our level of business acquisitions during the remainder of fiscal 2006. Subsequent to July 31, 2005, we have completed three acquisitions in the third fiscal quarter for approximately $200 million in the aggregate and expect to complete several other acquisitions by the end of fiscal 2006. These acquisitions are expected to be in our Government segment and will be funded by existing working capital.

The last limited market trade prior to the proposed IPO occurred in October 2005. For our 401(k) plan and certain other retirement plans, there will be a December 2005 trade before the IPO in which participants in those plans may offer to buy or sell shares in accordance with the terms of those plans. In addition, we will conduct four scheduled trades for our retirement plans following completion of the IPO in which participants in retirement plans may offer to buy or sell shares in accordance with the terms of those plans. Old SAIC, in the December 2005 trade, and New SAIC, in the four scheduled trades following completion of the IPO, will have the right, but not the obligation, to buy or sell the net balance of shares offered by participants in the retirement plans. In addition, following the IPO, the retirement plans will have the opportunity to convert shares of new class A preferred stock into new common stock and sell those shares into the public market to the extent permissible under the transfer restrictions on the new class A preferred stock. These purchases are intended to provide participants with liquidity to the extent permitted under those plans. While we cannot predict how many shares, if any, we will repurchase in the remainder of fiscal 2006, it is possible that we will spend as much or more than we spent for repurchases in fiscal 2005. Based on our existing cash, cash equivalents, short-term investments in marketable securities, borrowing capacity and expected cash flows from operations, we expect to have sufficient funds for at least the next 12 months for our operations, capital expenditures, stock repurchases, business acquisitions and equity investments, and to meet our contractual obligations noted in the table above, including interest payments on our outstanding debt.

Off-Balance Sheet Arrangements

We are party to various off-balance sheet arrangements including various guarantees, indemnifications and lease obligations. We have outstanding performance guarantees and cross-indemnity agreements in conjunction with our joint venture investments. See Note 16 of the notes to the consolidated financial statements for fiscal 2005 for detailed information about our lease commitments and “—Commitments and Contingencies” for detailed information about our guarantees associated with our joint ventures.

In connection with the sale of Telcordia, as described in Note 19 of the notes to consolidated financial statements for the six months ended July 31, 2005, we retained the outcome of litigation associated with Telkom South Africa and certain patent rights as well as income tax obligations on and through the closing date, which was March 15, 2005. We also have customary indemnification obligations and intend to repurchase our common stock from the Telcordia 401(k) Plan as previously discussed.

Contractual Obligations

The following table summarizes our obligations to make future payments pursuant to certain contracts or arrangements as of January 31, 2005, as well as an estimate of the timing in which these obligations are expected to be satisfied:

	Total	Payments Due by Fiscal year
		2006	2007- 2008	2009- 2010	2011 and After
	(in millions)

Contractual obligations:
Long-term debt (1)	$2,536	$143	$172	$242	$1,979
Operating lease obligations (2)	361	107	128	65	61
Capital lease obligations	6	3	3	—	—
Purchase obligations (3)	3	2	1	—	—
Other long-term liabilities (4)	99	15	48	25	11

Total contractual obligations	$3,005	$270	$352	$332	$2,051

(1)	Includes total interest payments on our outstanding debt of $77 million in fiscal 2006, $151 million in fiscal 2007-2008, $141 million in fiscal 2009-2010 and $875 million in fiscal 2011 and after.

(2)	Includes $98 million related to an operating lease on a contract with the Greek Government, whereby we are not obligated to make the lease payments to the lessee if our customer defaults on payments to us, as described in “—Commitments and Contingencies—Greek Government FFP Contract,” “Business—Legal Proceedings,” and Note 16 of the notes to the consolidated financial statements for fiscal 2005.

(3)	Includes obligations to transfer funds under legally enforceable agreements for fixed or minimum amounts or quantities of goods or services at fixed or minimum prices. Excludes purchase orders for products or services to be delivered under U.S. Government contracts under which we have full recourse under normal contract termination clauses.

(4)	Includes estimated payments to settle the fiscal 2002 and 2003 swap agreements (as described in Note 8 of the notes to the consolidated financial statements for fiscal 2005), contractually required payments to the foreign defined benefit pension plan and deferred compensation arrangements. Because payments under the deferred compensation arrangements are based upon the participant’s termination, we are unable to determine when such amounts will become due. Therefore, for purpose of this table we assumed equal payments over the next six years.

Commitments and Contingencies

Telkom South Africa

As described in Note 20 of the notes to consolidated financial statements for the six months ended July 31, 2005 included elsewhere in this proxy statement/prospectus, Telcordia Technologies, Inc., our former subsidiary, instituted arbitration proceedings before the International Chamber of Commerce (ICC), against Telkom South Africa in March 2001 as a result of a contract dispute. Telkom South Africa successfully challenged the arbitrator’s partial award in our favor in the South African trial court, and we have appealed this decision to the South African Supreme Court. In a separate proceeding, we unsuccessfully attempted to have our partial arbitration award confirmed by the U.S. District Court. Telcordia has appealed this ruling to the U.S. Court of Appeals for the Third Circuit.

On March 15, 2005, we sold Telcordia to an affiliate of Warburg Pincus LLC and Providence Equity Partners Inc. Pursuant to the definitive stock purchase agreement relating to the sale, we are entitled to receive all of the net proceeds from any judgment or settlement with Telkom South Africa, and, if this dispute is settled or decided adversely against Telcordia, we are obligated to indemnify the buyer of Telcordia against any loss that may result from such an outcome.

Due to the complex nature of the legal and factual issues involved in the dispute and the uncertainty of litigation in general, the outcome of the arbitration and the related court actions are not presently determinable; however, an adverse resolution could materially harm our business, consolidated financial position, results of operations and cash flows. Protracted litigation, regardless of outcome, could result in substantial costs and divert management’s attention and resources. We do not have any assets or liabilities recorded related to this contract and the related legal proceedings as of July 31, 2005 and January 31, 2005. We do not believe a material loss is probable based on the procedural standing of the case and our understanding of applicable laws and facts.

Greek Government FFP Contract

Overview. We have an FFP contract with the Greek Government (customer), as represented by the Ministry of Defense, to provide a C4I (Command, Control, Communications, Coordination and Integration) System (System), that was used to support the 2004 Athens Summer Olympic Games (Greek contract). The customer has received delivery of the System for its use and operation, but, to date, has not formally accepted the System under the terms of the Greek contract and has not made certain milestone payments. The parties have had numerous disagreements concerning various technical, legal and contractual issues. We have been in discussions with the customer and our principal subcontractor to attempt to resolve these issues through appropriate contract and subcontract modifications. However, no agreement has been reached to date. In addition, the customer has advised us that it will not be able to sign a contract modification until an issue concerning the legality of its award of the Greek contract is resolved. Additional information concerning the Greek contract and its status is set forth below.

Original Contract. The Greek contract requires us to provide the System and related services. The System is comprised of 29 subsystems, organized into three major functional areas: the Command Decision Support System (CDSS), the Communication and Information System (CIS) and the Command Center Systems (CCS). Under the Euro-denominated Greek contract, final acceptance of the System was to take place by September 1, 2004, at a price of approximately $191 million. To date, we have been paid approximately $143 million. The Greek contract also requires us to provide five years of System support and maintenance for approximately $12 million and ten years of TETRA (radio) network services for approximately $102 million. The Greek contract contains an unpriced option for an additional five years of TETRA network services.

Memorandum of Understanding. On July 7, 2004, shortly before the start of the Olympic Games, we entered into an agreement (MOU) with the Greek Government, as represented by the Committee for Planning and Monitoring the Olympic Security Command Centers, pursuant to which the parties recognized and agreed that (1) delivery and acceptance of the System had not been completed by the scheduled date, (2) the System would be delivered for use at the Olympic Games in its then-current state, which included certain omissions and deviations attributable to both parties, (3) a new process for testing and acceptance of the System would be instituted, with final acceptance to occur no later than October 1, 2004, (4) the customer would proceed with the necessary actions for the completion of a contract modification as soon as possible, and (5) we would receive a milestone payment of approximately $23 million immediately upon the execution of the contract modification. To date, the contract modification contemplated by the MOU has not been signed, and the approximately $23 million milestone payment has not been received. Subsequent to execution of the MOU, the customer asserted that the MOU is non-binding, and disputes have arisen concerning its meaning and effect.

Delivery of System, Testing and Negotiations. One of the principal disputes between the parties relates to the functionality of the CDSS portion of the System delivered in November 2004, and more specifically to the operational effectiveness and contractual compliance of CDSS. The customer has performed subsystem acceptance tests on each of the 29 subsystems. The parties are presently unable to proceed to the overall System acceptance tests until the disputes concerning the contractual compliance of CDSS and the other subsystems (supplied by both us and our subcontractors) are resolved. We and our principal subcontractor are attempting to address the “omissions and deviations” identified by the customer in subsystems 1 - 7. With respect to Subsystems 8 - 30, we are reviewing the “omissions and deviations” related to each subsystem identified by the customer, evaluating the merits of the customer’s interpretation of the contractual specifications where conflicting interpretations exist, and assessing the impact on our estimated cost to complete the performance of the contract. If we agree with the customer’s interpretation, we intend to either correct the omission or deviation or submit an application for deviation, which will require an appropriate price reduction. Other omissions and deviations claimed by the customer will be addressed through negotiations. While discussions with the customer to attempt to resolve the contractual issues through an appropriate contract modification have been unsuccessful to date, the parties have continued to meet in an effort to resolve the disputed issues. Given the inherent uncertainties in this process, however, we are unable to predict if and when the negotiations will lead to acceptable modifications of the Greek contract or to our subcontract with our principal subcontractor as described below.

Memorandum of Agreement (MOA) with our Principal Subcontractor. On June 10, 2005, we entered into an MOA with our Greek-based principal subcontractor. The MOA contemplates that this subcontractor will perform certain of our responsibilities under the Greek contract, including delivering a modified version of Subsystems 1 - 7 (CDSS) and will resolve deviations and omissions asserted by the customer with respect to the remaining Subsystems the subcontractor was responsible for under the terms of its subcontract. In order for the solution contemplated by the MOA to be implemented, appropriate modifications to the Greek contract signed by the customer and the subcontract with our principal subcontractor must be negotiated and signed. Upon the modification of the Greek contract and the subcontract, the subcontractor would assume responsibility for achieving final acceptance of the System. The MOA is subject to a number of conditions and does not currently represent a binding obligation of the subcontractor to assume the enlarged scope of work noted above. We believe, however, that the MOA obligates the subcontractor to make good faith efforts to give effect to the purpose and intent of the MOA.

Performance and Payment Bonds. In connection with the Greek contract, we entered into payment, performance and offset bonding requirements, which totaled $233 million as of July 31, 2005. The bonding requirements have been met through the issuance of standby letters of credit of which $109 million was issued under our $500 million credit facility and $124 million was issued by certain banks. Under the terms of these bonding arrangements, the customer could call these standby letters of credit at any time. Certain of our subcontractors have provided us with performance bonds in the aggregate amount of approximately $98 million, guaranteeing their performance under their subcontracts.

Subcontracts. We have subcontracted a significant portion of the customer requirements under the Greek contract, and payments to the subcontractors are generally required only if we receive payment from the customer. In addition, the Greek contract requires us to lease certain equipment under an operating lease from our principal subcontractor for ten years as further described in Note 16 of the notes to consolidated financial statements for the six months ended July 31, 2005 included elsewhere in this proxy statement/prospectus. In August 2004, when we delivered the System to the customer for use, our principal subcontractor began providing TETRA network services to the customer. On March 29, 2005, we received written notice from our principal subcontractor that the subcontractor intended to stop providing TETRA network services unless payment were made to the subcontractor in the amount of approximately $9 million within 15 days of the letter. We provided the customer with a copy of the subcontractor’s written notice. The customer has taken no action on this matter, and the subcontractor has continued to provide the services. On September 8, 2005, our principal subcontractor provided us with written notice that the subcontractor will no longer commit to continue providing TETRA network services and asserted its entitlement to payment for the TETRA network and terminals, which have been used by the customer since August 2004, and its expectation of payment for any future use. We provided the customer with notice of this development. To date, the subcontractor continues to provide TETRA network services. Under the terms of the Greek contract, we are not obligated to provide TETRA network services to the customer until the customer has accepted the System. We have not recorded any revenue from the customer or accrued any subcontract lease obligation related to the TETRA services or System maintenance.

Dispute Resolution, Binding Arbitration and Damages Provisions. If the parties are unable to resolve their disputes through negotiation or contract modification, the dispute could be resolved in binding arbitration. Under the Greek contract, any disputes are subject to ultimate resolution by binding arbitration before three Greek arbitrators in Greece. If the customer prevails in any such arbitration and we are found to have materially breached the Greek contract, the customer may be entitled to recover damages, which could include: (1) penalties for delayed delivery in an amount up to $15 million, (2) damages in the form of excess reprocurement costs, (3) repayment of amounts paid under the Greek contract and (4) forfeiture of a good performance bond in the amount of $31 million.

Legality of the Greek Contract. On August 25, 2005, we received a copy of a decision issued by the Court of Auditors of the Hellenic Republic (Greek Audit Court). The Greek Audit Court is a government agency that has authority to review and audit procurements, including payments to contractors. We understand that one of its auditors challenged on several grounds a payment order or invoice submitted by the Greek Ministry of Defense for a payment of approximately $78 million (63,109,140 Euros) relating to our Greek contract. As this payment is in excess of amounts which have not yet been paid to us under the contract, it is unknown at this time whether the payment order related to work for which (1) we have already been paid, (2) we have not been paid or (3) we have been paid on some but not all work. The Greek Audit Court decided that the payment was not authorized under Greek law or applicable procurement regulations.

In denying payment, the Greek Audit Court made the following two findings:

•	the Greek contract was null and void due to lack of review by the Greek Audit Court prior to award, and

•	the Greek contract properly should have been awarded by the Greek Ministry of Public Order and not the Greek Ministry of Defense, which awarded the Greek contract to us.

On September 1, 2005, we sent a letter to the customer requesting that the customer confirm what the parties discussed in an August 29, 2005 meeting; specifically that the customer considers the Greek contract to be a legal and binding agreement, that the customer desires us and our subcontractors to continue performing, and that the customer will take the actions necessary to lift any doubts that exist concerning the validity of our Greek contract. On September 14, 2005, the Deputy Minister of Public Order responded with a letter which stated that: (1) despite the significant deficiencies and deviations the customer identified in the System, the Ministry of Public Order’s interest in executing a modification to the Greek contract remains unchanged; (2) the appropriate Courts have the jurisdiction and should decide the issue of the contract’s legal validity; and (3) the Ministry of Public Order intends to take actions within its authority to ensure the Greek contract is not invalidated, including proposing legislation if needed. On September 19, 2005, the customer submitted a request for revocation to the Greek Audit Court seeking a reversal of the decision relating to the legality of the Greek contract. We have also been advised by the customer that, if the revocation is unsuccessful, legislation will be introduced in the Greek Parliament, which, if adopted, would ratify and affirm the Greek contract. We understand that the Greek Audit

Court’s decision relates to the Greek procurement process, is not binding upon us and may not relieve us of our contractual obligations to the customer under the Greek contract without further action by us, the Greek Audit Court or other agencies of the Greek Government. We are continuing to evaluate our options with respect to the legality of the Greek contract. The issue of the legality of the Greek contract award could be arbitrated under the binding arbitration provisions of the Greek contract or determined by the appropriate Greek court. We have no current intention to arbitrate or litigate the issue of legality of the Greek contract and we currently plan to resolve all disputes through negotiation and contract modification as outlined above.

If, however, there is a finding by arbitrators or the appropriate court in the future that the contract was null and void, we believe the following would result, irrespective of the terms of the Greek contract: we would have no contractual obligations to complete any additional work under the Greek contract; penalties for delayed performance could not be enforced; damages for excess reprocurement costs could not be assessed; the good performance bonds could not be called; and we believe we would be entitled to equitable remedies. Under these equitable remedies, if the arbitrators or court found that the value conferred upon the customer by our work was greater than the payments already received by us, the customer would owe us for the amount of such excess. Likewise, if the arbitrators or court found the value conferred upon the customer by our work was less than the payments already received by us, we would owe the customer for the amount of such deficiency. While we continue to evaluate the implications of the legality issue and other recent developments, we believe we performed services and received payments under a binding agreement with the customer.

Financial Status of the Contract. We have recorded the financial position of the Greek contract based on our best estimate of the loss to be realized. The situation remains extremely complex and dynamic, involving multiple government agencies, subcontractors, and customer elements and government representatives having different roles and at times, expressing inconsistent positions. We have recognized revenues of $151 million and recorded losses of $54 million under the contract through July 31, 2005. We have accounts receivable of $9 million under the contract and a $4 million accounts receivable related to a contract addendum as of July 31, 2005. Our recorded losses exclude potential subcontractor liabilities of $10 million that management believes will not be paid under the subcontract terms. In addition, we have $13 million of accounts receivable relating to Value Added Taxes (VAT) that we have paid and are entitled to recover from the customer under the contract upon final billing. Of the $54 million in contract losses recorded as of July 31, 2005, $16 million was recorded in the six months ended July 31, 2005, reflecting changes in management’s estimate of the loss as a result of the failure by the parties to reach agreement on a contract modification, the unfavorable results of the customer’s testing of the system, their unwillingness to accept the system, continuing negotiations with the customer and our principal subcontractor, and other recent developments.

Based on the results of recent activities conducted pursuant to the process described above for reviewing the omissions and deviations identified by the customer, we will incur an additional loss on the contract. We are continuing to evaluate the information necessary to determine this additional loss and currently believe that the additional loss will be approximately $30 million. However, we are finalizing our estimate and will record this additional loss in the quarter ended October 31, 2005. There remain significant unresolved issues with the customer that are likely to impact the ultimate loss to be recognized at contract completion.

While we believe we are working towards an acceptable solution with the customer, if we are ultimately unable to resolve the various disputes under the contract, then we may not be able to collect our receivables and we may incur additional losses. We could also potentially incur additional losses if it is determined that we have breached the Greek contract, or our subcontracts, and owe the customer or our subcontractors damages, as described above. The customer could call some or all of the payment, performance and offset bonds of $233 million. Failure to collect our receivables, or the successful imposition of damages, could have a material adverse affect on our consolidated financial position, results of operations and cash flows.

DS&S Joint Venture

DS&S, our 50-50 joint venture with Rolls Royce plc, maintains a $25 million credit facility, under which about $8 million in principal amount is outstanding and $11.5 million in standby letters of credit is outstanding at July 31, 2005. We have guaranteed 50% of the DS&S commitments under this credit facility, but we have not been required to perform under this guarantee. At January 31, 2005, we provided a loan of $1 million to DS&S. We and the other joint venture member have guaranteed the payment of 50% of legal and accounting fees incurred by DS&S in conjunction with an ongoing government investigation. As of July 31, 2005, the fair value of the guarantee for legal and accounting fees is not material to us, and we have not been required to perform on this guarantee.

INTESA Joint Venture

INTESA. INTESA, a Venezuelan joint venture we formed in fiscal 1997 with Venezuela’s national oil company, PDVSA, to provide information technology services in Latin America, is involved in various legal proceedings. We had previously consolidated our 60% interest in the joint venture, but the operations of INTESA were classified as discontinued operations as of January 31, 2003 and INTESA is currently insolvent. PDVSA has refused to take action to dissolve the joint venture or have it declared bankrupt.

Outsourcing Services Agreement and Guarantee. INTESA had derived substantially all its revenues from an outsourcing services agreement with PDVSA that it entered into at the time the joint venture was formed. The services agreement expired on June 30, 2002 and the parties were not able to reach agreement on a renewal. We guaranteed INTESA’s obligations under the services agreement to PDVSA. Under the terms of the services agreement, INTESA’s liability for damages to PDVSA in any calendar year is capped at $50 million. As a result, our maximum potential liability to PDVSA under the guarantee in any calendar year, based on our guarantee of their ownership interest in INTESA, is $20 million. To date, PDVSA has not asserted any claims.

Expropriation of Our Interest in INTESA. In fiscal 2003 and 2004, PDVSA and the Venezuelan government took certain actions, including denying INTESA access to certain of its facilities and assets, that prevented INTESA from continuing operations. In fiscal 2005, the Overseas Protection Insurance Company (OPIC), a U.S. governmental entity that provides insurance coverage against expropriation of U.S. business interests by foreign governments, determined that the Venezuelan government had expropriated our interest in INTESA without compensation and paid us approximately $6 million in settlement of our claim.

Employment Claims of Former INTESA Employees. INTESA is a defendant in a number of lawsuits brought by former employees seeking unpaid severance and pension benefits. PDVSA and SAIC Bermuda, our wholly-owned subsidiary and the entity that held our interest in INTESA, were added as defendants in a number of these suits. Based on the procedural standing of the cases and our understanding of applicable laws and facts, we believe that our exposure to any possible loss related to these employment claims is either remote or, if reasonably possible, immaterial.

Other Legal Proceedings Involving INTESA. The Attorney General of Venezuela initiated a criminal investigation of INTESA in fiscal 2003 alleging unspecified sabotage by INTESA employees. We believe this investigation is inactive. In connection with our expropriation claim, OPIC determined that INTESA did not sabotage PDVSA’s infrastructure as alleged by PDVSA and the Venezuelan government. In addition, the SENIAT, the Venezuelan tax authority, filed a claim against INTESA in fiscal 2004 for approximately $30 million for alleged non-payment of VAT taxes in fiscal 1998.

Potential Financial Impact. Many issues relating to INTESA, including the termination of the services agreement and the employment litigation brought by former INTESA employees, remain unresolved. Due to the complex nature of the legal and factual issues involved in these matters and the uncertain economic and political environment in Venezuela, the outcome is not presently determinable; however, adverse resolutions could materially harm our business, consolidated financial position, results of operations and cash flows.

Other Joint Ventures

In one of our investments in affiliates accounted for under the equity method, we are an investor in Danet Partnership GBR (GBR), a German partnership. GBR has an internal equity market similar to our limited market. We are required to provide liquidity rights to the other GBR investors in certain circumstances. These rights allow only the withdrawing investors in the absence of a change in control, and all GBR investors in the event of a change of control, to put their GBR shares to us in exchange for the current fair value of those shares. We may pay the put price in shares of our common stock or cash. We do not currently record a liability for these rights because their exercise is contingent upon the occurrence of future events which we cannot determine will occur with any certainty. The maximum potential obligation, if we assume all the current GBR investors are withdrawing from GBR, would be $12 million as of July 31, 2005. If we were to incur the maximum obligation and buy all the shares outstanding from the other investors, we would then own 100% of GBR.

We have a guarantee that relates only to claims brought by the sole customer of another of our joint ventures, Bechtel SAIC Company, LLC, for specific contractual nonperformance of the joint venture. We also have a cross-indemnity agreement with the joint venture partner, pursuant to which we will only be ultimately responsible for the portion of any losses incurred under the guarantee equal to our ownership interest of 30%. Due to the nature of the guarantee, as of July 31, 2005, we are not able to project the maximum potential amount of future payments we could be required to make under the guarantee but, based on current conditions, we believe the likelihood of having to make any payment is remote. No liability relating to this guarantee is currently recorded.

On September 15, 2004, we entered into an agreement with EG&G Technical Services, Inc. (EG&G), and Parsons Infrastructure & Technology Group, Inc. (Parsons), to form Research and Development Solutions, LLC (RDS), a Delaware limited liability company that will pursue contracts offered by the Department of Energy’s National Energy Technical Laboratory. We, EG&G and Parsons, each have a one-third equal joint venture interest. In conjunction with a contract award to RDS, each joint venture partner was required to sign a performance guarantee agreement with the U.S. Government. Under this agreement, we unconditionally guarantee all of RDS’s obligations to the U.S. Government under the contract award, which has an estimated total value of $217 million. We also have a cross-indemnity agreement with each of the other two joint venture partners to protect us from liabilities for any U.S. Government claims resulting from the actions of the other two joint venture partners and to limit our liability to our share of the contract work. As of July 31, 2005, the fair value of the guarantee is not material to us.

Gracian v. SAIC Class Action Lawsuit

On March 4, 2005, we were served with a class action lawsuit filed in California Superior Court for the County of San Diego brought by a former employee on behalf of herself and others similarly situated that alleged that we improperly failed to pay overtime to exempt salaried and professional employees in the State of California and required them to utilize their paid leave balances for partial day absences. The plaintiffs contended that our policy violated California law and sought, among other things, the unpaid vacation balance allegedly owed to plaintiffs, overtime compensation, penalties, interest, punitive damages and attorney fees. On May 31, 2005, the California Labor Commissioner issued a memorandum to the California Division of Labor Standards Enforcement Staff that interpreted California law in a way that supported our legal positions in this case. A California Court of Appeals, in another matter, published an opinion on July 21, 2005, which supported our position regarding charging comprehensive leave balances for partial day absences. On September 21, 2005, the plaintiffs voluntarily dismissed the lawsuit without prejudice.

Other

In the normal conduct of our business, we seek to monetize our patent portfolio through licensing agreements. We also have and will continue to defend our patent positions when we believe our patents have been infringed and are involved in such litigation from time to time. As described in Note 19 of the notes to consolidated financial statements for the six months ended July 31, 2005 included elsewhere in this proxy statement/prospectus, in accordance with the terms of the sale of Telcordia that was effective on March 15, 2005, we will receive 50% of any net proceeds Telcordia receives in the future in connection with the enforcement of certain patent rights.

As part of the terms of the sale of Telcordia, in addition to the indemnification related to the Telkom South Africa litigation, we also have indemnified the buyer for all income tax obligations on and through the date of close. While we believe we have adequate accruals for these tax contingencies, the ultimate resolution of these matters could differ from the amounts accrued. All of these future contingent payments or contingent purchase price proceeds will continue to be reflected as discontinued operations in the period in which they arise.

We are also involved in various investigations, claims and lawsuits arising in the normal conduct of our business, none of which, in the opinion of our management, will likely have a material adverse effect on our consolidated financial position, results of operations, or cash flows or ability to conduct business.

Accounting Change

Effective February 1, 2002, we implemented SFAS No. 142, “Goodwill and Other Intangible Assets,” which changed the accounting for goodwill from an amortization approach to an impairment-only approach. Upon adoption, we did not have a transitional goodwill impairment charge and, therefore, we did not have a cumulative effect of an accounting change.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The preparation of these financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingencies at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Management evaluates these estimates and assumptions on an on-going basis, including those relating to allowances for doubtful accounts, inventories, fair value and impairment of investments, fair value and impairment of intangible assets and goodwill, income taxes, warranty obligations, estimated profitability of long-term contracts, pension benefits, contingencies and litigation. Our estimates and assumptions have been prepared on the basis of the most current reasonably available information. The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates under different assumptions and conditions.

We have several critical accounting policies that are both important to the portrayal of our financial condition and results of operations and require management’s most difficult, subjective and complex judgments. Typically, the circumstances that make these judgments complex and difficult have to do with making estimates about the effect of matters that are inherently uncertain. Our critical accounting policies are as follows:

Revenue Recognition. As described under “Revenue Recognition” in Note 1 of the notes to the consolidated financial statements for the six months ended July 31, 2005 included elsewhere in this proxy statement/prospectus, our revenues are primarily recognized using the percentage-of-completion method as discussed in Statement of Position 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts.” Under the percentage-of-completion method, revenues are recognized based on progress towards completion, with performance measured by the cost-to-cost method, efforts-expended method or units-of-delivery method, all of which require estimating total costs at completion. Estimating costs at completion on these long-term contracts is complex and involves significant judgments about uncertain matters due to the long-term nature of the contracts and the technical nature of our services. We have procedures and processes in place to monitor the actual progress of a project against estimates. Should the estimates indicate that we will experience a loss on the contract, we recognize the estimated loss at the time it is determined. Additional information may subsequently indicate that the loss is more or less than initially recognized, which would require further adjustment in our financial statements. Any adjustment as a result of a change in estimate, whether it is a loss or an adjustment to revenue, is made on a prospective basis when events or estimates warrant an adjustment. Estimates are updated quarterly or more frequently if circumstances warrant it. Although our primary revenue recognition policy is the percentage-of-completion method, we do have contracts under which we use alternative methods to record revenue. Selecting the appropriate revenue recognition method involves judgment based on the contract and can be complex depending upon the structure and terms and conditions of the contract.

Costs incurred on projects for which we have been requested by the customer to begin work under a new contract, or extend or modify work under an existing contract (change order), and for which formal contracts or contract modifications have not been executed, are recognized as pre-contract costs and deferred as an asset if it is probable that we will recover the costs through the issuance of a contract or contract modification. When the formal contract or contract modification has been executed, the costs are charged to the contract and revenue is recognized based on the percentage-of-completion method of accounting.

Contract claims are costs incurred in excess of the executed contract price that we seek to collect from the customer and are expensed as incurred. Additional revenue related to claims is recognized when and if the amounts are awarded by the customer.

Income Taxes. As described under “Income Taxes” in Note 1 of the notes to consolidated financial statements for the six months ended July 31, 2005 included elsewhere in this proxy statement/prospectus, income taxes are provided utilizing the liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. In addition, the provisions for federal, state, foreign and local income taxes are calculated on reported financial statement income before income taxes based on current tax law and also include the cumulative effect of any changes in tax rates from those used previously in determining deferred tax assets and liabilities. Such provisions differ from the amounts currently payable because certain items of income and expense are recognized in different time periods for financial reporting purposes than for income tax purposes. We also have recorded liabilities for tax contingencies for open years based upon our best estimate of the taxes ultimately expected to be paid. A significant portion of our income taxes payable balance is comprised of tax accruals that have been recorded for tax contingencies.

Recording our provision for income taxes requires management to make significant judgments and estimates for matters whose ultimate resolution may not become known until final resolution of an examination by the Internal Revenue Service (IRS) or State agencies. Additionally, recording liabilities for tax contingencies involves significant judgment in evaluating our tax positions and developing our best estimate of the taxes ultimately expected to be paid.

Investments in Marketable and Private Equity Securities. As described under “Investments In Marketable and Private Equity Securities” in Note 1 of the notes to consolidated financial statements for the six months ended July 31, 2005 included elsewhere in this proxy statement/prospectus, our marketable debt and equity securities are carried on the balance sheet at fair value, with changes in fair value recorded through equity. When the fair value of a security falls below its cost basis and the decline is deemed to be other-than-temporary, we record the difference between cost and fair value as an unrealized loss. Investments accounted for on the cost method or equity method must be marked down to estimated fair value if an other-than-temporary decline occurs. In determining whether a decline is other-than-temporary, management considers a wide range of factors that may vary depending upon whether the investment is a marketable debt or equity security or a private investment. These factors include the duration and extent to which the fair value of the security or investment has been below its cost, recent financing rounds at a value that is below our carrying value, the operating performance of the entity, its liquidity and our investment intent. The private equity investments involve more judgment than the marketable equity securities because there is no readily available fair market value of a private equity security. Therefore, management, in addition to considering a wide range of other factors, must also use valuation methods to estimate the fair value of a private equity investment. Management judgments about these factors may impact the timing of when an other-than-temporary loss is recognized, and management’s use of valuation methods to estimate fair value may also impact the amount of the impairment loss.

Goodwill Impairment. As described under “Goodwill and Intangible Assets” in Note 1 of the notes to consolidated financial statements for the six months ended July 31, 2005 included elsewhere in this proxy statement/prospectus, we account for our goodwill, which represents 46% of our consolidated long-term assets and 8% of consolidated total assets at January 31, 2005, under Statement of Financial Accounting Standards (SFAS, No. 142), “Goodwill and Other Intangible Assets.” SFAS No. 142 changed the accounting for goodwill from an amortization approach to an impairment-only approach. Goodwill is tested annually in our fourth fiscal quarter and whenever an event occurs or circumstances change such that it is reasonably possible that an impairment may exist. The goodwill impairment test is a two-step process that requires management to make judgments in determining what assumptions to use in the calculation. The first step of the process consists of estimating the fair value of each of the reporting units based on a discounted cash flow model using revenue and profit forecasts and comparing those estimated fair values with the carrying values, which includes the allocated goodwill. If the fair value is less than the carrying value, a second step is performed to compute the amount of the impairment by determining an implied fair value of goodwill. The implied fair value of goodwill is the residual fair value derived by deducting the fair value of a reporting unit’s identifiable assets and liabilities from its estimated fair value calculated in step one. The impairment charge represents the excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of their goodwill. The revenue and profit forecasts used in step one are based on management’s best estimate of future revenues and operating costs. Changes in these forecasts could cause a particular reporting unit to either pass or fail the first step in the impairment test, which could significantly change the amount of the impairment recorded from step two. In addition, the estimated future cash flows are adjusted to present value by applying a discount rate. Changes in the discount rate impact the impairment by affecting the calculation of the fair value of the reporting unit in step one.

Recently Issued Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (FASB), issued SFAS No. 123(R), “Share-Based Payment,” which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation,” and supercedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. SFAS No. 123(R) focuses primarily on accounting for transactions in which share-based awards are granted to employees in exchange for services and requires recognition of compensation expense over the vesting period in an amount equal to the fair value of share-based payments, including stock options, granted to employees. SFAS No.123(R) retained the guidance from SFAS No. 123 for share-based payment transactions to non-employees. We meet the definition of a non-public entity per SFAS No. 123(R) and have used the minimum value method in our pro forma disclosures. Therefore, we are required to adopt the provisions of the standard prospectively for any newly issued, modified or settled award after the date of our initial adoption, which is February 1, 2006. Upon adoption, restatement of earlier periods is not permitted. We are currently evaluating the effect that adoption of this statement will have on our consolidated financial position and results of operations.

In December 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal,” as defined in the statement. In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005, which is February 1, 2006. We are currently evaluating the effect that adoption of this statement will have on our consolidated financial position and results of operations.

In December 2004, the FASB issued FASB Staff Position (FSP), FAS 109-1, “Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004” (the Act). The FSP provides guidance on the application of SFAS No. 109 to the provisions of the tax deduction on qualified production activities contained within the Act. FSP 109-1 states that the manufacturers’ deduction should be accounted for as a special deduction in accordance with SFAS No. 109 and not as a tax rate reduction. We are currently evaluating the effect that adoption of this statement will have on our taxes in fiscal 2006 as the tax deduction is not effective for us until fiscal 2006.

Effects of Inflation

Our cost-reimbursement type contracts are generally completed within one year. As a result, we have generally been able to anticipate increases in costs when pricing our contracts. Bids for longer-term FFP and T&M contracts typically include sufficient provisions for labor and other cost escalations to cover cost increases over the period of performance. Consequently, revenues and costs have generally both increased commensurate with the general economy. As a result, net income as a percentage of total consolidated revenues has not been significantly impacted by inflation.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks in the normal course of business. Our current market risk exposures are primarily to interest rates and foreign currency fluctuations. The following information about our market sensitive financial instruments contains forward-looking statements.

Interest Rate Risk. Our exposure to market risk for changes in interest rates relates primarily to our cash equivalents, investments in marketable securities and long-term debt obligations.

We have established an investment policy to protect the safety, liquidity and after-tax yield of invested funds. This policy establishes guidelines regarding acceptability of instruments and maximum maturity dates and requires diversification in the investment portfolios by establishing maximum amounts that may be invested in designated instruments. We do not authorize the use of derivative financial instruments in our managed short- term investment portfolios, although our policy authorizes the limited use of derivative instruments to hedge interest rate risks.

The table below provides information about our financial instruments at January 31, 2005 that are sensitive to changes in interest rates. For debt obligations and short-term investments, the table presents principal cash flows in U.S. dollars and related weighted average interest rates by expected maturity dates. As described in Note 8 of the notes to the consolidated financial statements for fiscal, 2005 included elsewhere in this proxy statement/ prospectus, the swap agreements we entered into in May 2003 are expected to substantially offset interest rate exposures related to the swap agreements previously entered into in January 2002. As a result, on a combined basis, these swaps are no longer exposed to changing interest rates and we have excluded these swap agreements from the table below.

	2006	2007	2008	2009	2010	There- after	Total	Estimated Fair Value as of January 31, 2005
	(dollars in millions)
Assets:
Cash equivalents (1)	$968	—	—	—	—	—	$968	$968
Average interest rate	2.37%	—	—	—	—	—	—	—
Investment in marketable securities:
Fixed rate	$399	$217	$113	$52	—	—	$781	$781
Average interest rate	2.48%	3.04%	3.56%	3.34%	—	—	—	—
Variable rate	$438	$102	$45	$1	—	—	$586	$586
Average interest rate	2.71%	2.66%	2.74%	2.34%	—	—	—	—
Liabilities:
Short-term and long-term debt:
Variable interest rate (2)	$66	$20	—	—	$1	$4	$91	$91
Average interest rate	2.90%	3.24%	—		3.24%	3.24%
Fixed rate	—	—	—	$101	—	$1,100	$1,201	$1,308
Average interest rate	—	—	—	6.75%	—	6.24%	—

(1)	Includes $24 million denominated in British pounds

(2)	The fiscal 2006 amount includes $38 million denominated in Euros and $18 million denominated in Canadian dollars

Short term interest rates related to these financial instruments have increased since January 31, 2005, while long term interest rates remained relatively consistent. At July 31, 2005, our investments in marketable securities and cash equivalents were higher than January 31, 2005 by approximately $265 million and $502 million, respectively. We also had a larger portion of our marketable securities invested in financial instruments bearing variable interest rates at July 31, 2005 than January 31, 2005. The combination of the increase in overall investments in cash equivalents and higher concentration of marketable securities bearing variable interest rates resulted in greater sensitivity to changes in interest rates.

Foreign Currency Risk. Although the majority of our transactions are denominated in U.S. dollars, some transactions are denominated in various foreign currencies. Our objective in managing our exposure to foreign currency exchange rate fluctuations is to mitigate adverse fluctuations in earnings and cash flows associated with foreign currency exchange rate fluctuations. Our policy allows us to actively manage cash flows, anticipated transactions and firm commitments through the use of natural hedges and forward foreign exchange contracts. We do not use foreign currency derivative instruments for trading purposes.

We assess the risk of loss in fair values from the impact of hypothetical changes in foreign currency exchange rates on market sensitive instruments by performing sensitivity analysis. The fair values for foreign exchange forward contracts are estimated using spot rates in effect on July 31, 2005. The differences that result from comparing hypothetical foreign exchange rates and actual spot rates as of July 31, 2005 are the hypothetical gains and losses associated with foreign currency risk. As of July 31, 2005, holding all other variables constant, a 10% weakening of the U.S. dollar against each hedged currency would decrease the fair values of the forward foreign exchange contracts by an immaterial amount.

BUSINESS

Overview

We are a leading provider of scientific, engineering, systems integration and technical services and solutions to all branches of the U.S. military, agencies of the U.S. Department of Defense, the intelligence community, the U.S. Department of Homeland Security and other U.S. Government civil agencies, as well as to selected commercial markets. Our customers seek our domain expertise to solve complex technical challenges requiring innovative solutions for mission-critical functions in such areas as national security, intelligence and homeland defense. Increasing demand for our services and solutions is driven by priorities including the ongoing global war on terror and the transformation of the U.S. military.

From fiscal 2001 to fiscal 2005, our consolidated revenues increased at a compound annual growth rate of 15.5% to a company record of $7.2 billion, inclusive of acquisitions and exclusive of Telcordia Technologies, Inc., our commercial telecommunications subsidiary, which we divested in March 2005. As of July 31, 2005, we had a portfolio of more than 10,000 contracts and total consolidated negotiated backlog of approximately $9.9 billion, which included funded backlog of approximately $3.4 billion, compared to $9.0 billion and $3.4 billion, respectively, as of July 31, 2004.

Currently, we serve more than 500 U.S. federal, state and local government agencies through more than 10,000 contracts, including active task orders under indefinite delivery/indefinite quantity (IDIQ) contract vehicles, under which the U.S. Government issues task orders for specific services or products to be procured on previously negotiated terms. We believe we have a diversified portfolio of contracts, with revenues recognized in fiscal 2005 under our largest contract representing less than 3% of our total consolidated revenues. In addition to our national security customers, we provide services to various other U.S. federal civil agencies, including the U.S. National Aeronautics and Space Administration (NASA), the U.S. Department of Energy (DOE), the National Institutes of Health (NIH) and the National Cancer Institute (NCI). In May 2005, Washington Technology, a leading industry publication, ranked us number three in its list of Top Federal Prime Contractors in the United States based on IT, telecommunications and systems integration revenues. We expect to continue to derive the vast majority of our revenues and cash flows from our installed base of U.S. Government customers.

We view our 43,000 employees as our most valuable asset. We have historically attracted and retained our employees by providing challenging and important work, an entrepreneurial culture and broad employee stock ownership opportunities. Approximately 20,000 of our employees have national security clearances provided by the U.S. Government. Many U.S. Government programs require contractors to have high-level security clearances. Depending on the required level of clearance, security clearances can be difficult and time-consuming to obtain, and our large pool of cleared employees allows us to allocate the appropriate human resources to sensitive projects, facilitating our ability to win and execute contracts with the DoD, DHS and U.S. intelligence community. Our President and Chief Executive Officer, our four Corporate Executive Vice Presidents and our six Group Presidents have industry experience averaging 30 years and tenure with our company averaging 13 years.

Our Government segment provides a broad range of technical services and solutions in the following areas, which are described under “—Services and Solutions:”

•	Defense Transformation. We develop leading-edge concepts, technologies and systems to solve complex challenges facing the U.S. military and its allies, helping them transform the way they fight.

•	Intelligence. We develop solutions to help the U.S. defense, intelligence and homeland security communities build an integrated intelligence picture, allowing them to be more agile and dynamic in chaotic environments and produce actionable intelligence.

•	Homeland Security and Defense. We develop technical solutions and provide systems integration and mission-critical support services to help federal, state, local and foreign governments and private-sector customers protect the United States and allied homelands.

•	Logistics and Product Support. We provide logistics and product support solutions to enhance the readiness and operational capability of U.S. military personnel and weapon and support systems.

•	Systems Engineering and Integration. We provide systems engineering and integration solutions to help our customers design, manage and protect complex IT networks and infrastructure.

•	Research and Development. As one of the largest science and technology contractors to the U.S. Government, we conduct leading-edge research and development of new technologies with applications in areas such as national security, intelligence and life sciences.

The percentage of our total consolidated revenues generated by our Government segment for fiscal 2005, 2004 and 2003 was 94%, 93% and 91%, respectively. For the six months ended July 31, 2005 and 2004, the percentage of our total consolidated revenues generated by this segment was 94% in each period.

Our Commercial segment provides technology-driven consulting, systems integration and outsourcing services and solutions in selected commercial markets, currently IT support for oil and gas exploration and production, applications and IT infrastructure management for utilities and data lifecycle management for pharmaceuticals, in the United States and abroad. We apply domain-specific expertise, and adapt consulting and technology services and solutions developed for our Government segment customers, to fulfill the needs of our Commercial segment customers. These needs include enterprise IT optimization, data lifecycle management, asset management and business process analysis and transformation. The percentage of our total consolidated revenues generated by our Commercial segment for fiscal 2005, 2004 and 2003 was 7%, 7% and 9%, respectively. For each of the six months ended July 31, 2005 and 2004, the percentage of our total consolidated revenues generated by this segment was 7%.

Industry Background

Historically, we have derived approximately 85% of our revenues from various departments and agencies of the U.S. Government. According to the Congressional Budget Office, U.S. Government total discretionary outlays in government fiscal 2005 were approximately $960 billion and we estimate that more than $125 billion of this amount will be spent in areas in which we compete.

U.S. Government National Security Spending

Spending on national security accounts for the largest portion of the discretionary U.S. Government budget. According to the Office of Management and Budget (OMB) Mid Session Review (July 2005), aggregate DoD and DHS spending, excluding supplemental budget requests, was estimated to be $431 billion for government fiscal 2005 and is expected to increase to $531 billion in government fiscal 2010, representing a compound annual growth rate of 4.3%.

Military

Global War on Terror. National security spending is driven primarily by the DoD. After substantial contraction in the DoD budget during the early 1990s with the end of the Cold War, spending on national security began to rebound significantly in 1999. This trend was accelerated by the U.S. Government’s response to the September 11, 2001 terrorist attacks. According to the OMB’s Mid Session Review (July 2005), the DoD budget authority grew at a compound annual growth rate of 7.2% from government fiscal 2001 to 2005. As a result of the ongoing global war on terror and the U.S. military’s continued deployment to Iraq and Afghanistan, we expect the U.S. Government to continue investing heavily in national security. According to the OMB, the DoD budget, excluding supplemental budget requests, is projected to increase at a 4.2% compound annual growth rate from $400 billion in government fiscal 2005 to $492 billion in government fiscal 2010.

Defense Transformation. Another key driver of recent U.S. Government national security spending has been defense transformation with a focus on command, control, communications, computers, intelligence, surveillance and reconnaissance (C4ISR). Although it predated the September 11, 2001 terrorist attacks, the effort to transform the military has accelerated as a result of the global war on terror. We believe that U.S. Government spending on defense transformation will be driven by several interrelated goals, including (1) improved threat assessment, dissemination of actionable intelligence and advance warning of threats, (2) a more mobile, versatile and effective military and (3) the development of network-centric warfighting capabilities. We believe the DoD’s annual investment in defense transformation will average more than $75 billion in each of the next four government fiscal years. Of this amount, we expect approximately $60 billion will be spent each year to acquire transformational systems and capabilities and approximately $15 billion each year to improve and outsource business, logistics and product support functions. Of the spending on the acquisition of systems and capabilities, we estimate that approximately $30 billion will be spent each year on defense transformation-related research and development, testing and evaluation (RDT&E), a large portion of which will be spent on contractors like us. Of the $15 billion that we estimate will be spent each year to improve and outsource business, logistics and product support functions, we estimate that approximately $5 billion will be spent on contractors like us.

Intelligence

Budget data for government fiscal 1998, the most recent period for which intelligence-related budget data has been declassified, indicated an annual intelligence budget in excess of $26 billion. We believe that the U.S. Government’s response to the global war on terror has resulted in increased spending by U.S. intelligence agencies and expect it to continue to grow in the foreseeable future. The Intelligence Reform and Terrorism Prevention Act of 2004 mandated better integration and timeliness of global and domestic threat assessment and dissemination of actionable information and created the office of Director of National Intelligence with budgetary authority over 15 intelligence agencies. We expect that the increased focus on coordination and interoperability among these intelligence agencies will require significant support by outside contractors like us.

Homeland Defense

In addition to spending on the global war on terror overseas, the U.S. Government has intensified its efforts to protect the United States against terrorism at home. The OMB’s Mid Session Review (July 2005) baseline budget estimates for homeland defense spending reflect an increase from $31.3 billion in government fiscal 2005 to $39.0 billion in government fiscal 2010, representing a compound annual growth rate of 4.5%. We believe that a significant portion of future homeland defense spending will focus on protecting U.S. citizens from chemical, biological, radiological and nuclear (CBRN) attacks, protecting and fortifying critical infrastructure, enhancing information security, upgrading enterprise systems to better facilitate communications and facilitating coordination and communication within and among government agencies.

U.S. Government IT Spending

The U.S. Government is the largest single consumer of IT solutions, systems and services in the world. According to the Government Electronics & Information Technology Association, an industry association, the portion of total U.S. Government IT spending that is contracted to private sector providers like us will be $65 billion in government fiscal year 2006 and will grow at a compound annual growth rate of 2.9% to $75 billion in government fiscal year 2011. We believe that the U.S. Government’s demand for IT systems and services is driven by the national security concerns stemming from the global war on terror, the ongoing transformation of the military and the increased reliance on IT outsourcing by the U.S. Government.

Commercial Services

We compete in targeted areas of the commercial business services market, which is driven largely by corporate investment in technology to enhance productivity, reduce costs and increase profitability. Competitive factors, including emerging technologies and globalization, are highlighting critical areas of corporate IT spending such as enterprise information technology optimization, data lifecycle management, asset management and business analysis and transformation. The ability of businesses to capture, access, analyze and transmit data rapidly throughout an organization and between remote geographic locations is becoming more critical. In addition, increased merger and acquisition activity is also generating higher corporate IT spending. With IT projects becoming more complex in scale and scope, businesses are increasingly turning to IT services providers for access to specialized expertise and systems engineering and integration capabilities that are either not readily available from internal resources or not in their core competency. As a result, we have focused our efforts in selected commercial markets in which we can leverage our specialized experience and skill sets, currently oil and gas, utilities and pharmaceuticals.

Oil and Gas. The oil and gas industry is experiencing a period of historically high levels of cash flow and profitability. At the same time, diminishing reserves at proven sites and disappointing trends in greenfield exploration are placing an increased premium on data integration and exploitation at all phases of the upstream exploration and development process. Also, the oil and gas industry is relying more heavily on data management and integration to match its upstream production capabilities with downstream distribution to its end-user customers more effectively and efficiently. According to IDC, total IT spending in the North American resource industries, which includes oil and gas, was approximately $5.7 billion in 2004.

Utilities. With the consolidation and deregulation of utilities in the United States and United Kingdom, utility companies are facing increased profitability and financial performance expectations from their stakeholders. Utilities’ resulting focus on more efficient power generation, distribution and asset management is driving investment in IT infrastructure and business processes. According to IDC, total IT spending in North America for the utilities market was approximately $16.9 billion in 2004.

Pharmaceuticals. Advances in medical knowledge and research tools have dramatically increased the sources and amount of information available to scientists in the fields of drug discovery and development. Simultaneously, the high costs of clinical trials, increased pressure on drug pricing and prescription reimbursement and product liability risks have increased the importance of systems to manage drug development data. We believe that these trends are driving spending on data integration and lifecycle management in every phase of the drug discovery and development process. Industry consolidation in the pharmaceuticals and life sciences sectors is also driving the necessity for data management and IT optimization. According to Life Science Insights, an IDC company, worldwide total IT spending for the life sciences sector, which includes pharmaceutical companies, was approximately $30.0 billion in 2004.

Competitive Strengths

To maximize our ability to consistently deliver innovative solutions to help meet our customers’ most challenging needs, and to grow our business and increase stockholder value, we rely on the following key strengths:

Skilled Personnel and Experienced Management. Our people are our most valuable asset. Our professional staff is highly educated, with approximately 9,600, or 44%, holding advanced degrees, including more than 1,400 holding doctoral degrees. As of July 31, 2005, we had 43,000 employees, approximately 20,000 of whom had national security clearances. Many U.S. Government programs require contractors to have high-level security clearances. Depending on the required level of clearance, security clearances can be difficult and time consuming to obtain, and our large pool of cleared employees allows us to allocate the appropriate human resources to sensitive projects, facilitating our ability to win and execute contracts with the DoD, DHS and U.S. intelligence community. In addition, our President and Chief Executive Officer, our four Corporate Executive Vice Presidents and our six Group Presidents have industry experience averaging 30 years and tenure with our company averaging 13 years.

Employee Ownership and Core Values. We believe that a cornerstone of our success has been our culture of employee ownership supported by our long-standing core values. Approximately 31,700 of our 43,000 employees own our stock. We believe that we have a high level of employee ownership relative to our competitors, and this better aligns our employees’ interests with those of our company, our other non-employee stockholders and our customers. Following the IPO, we intend to continue to provide our employees with opportunities to own our stock through bonuses in stock or stock options, stock contributions to our employee benefit plans and participation in our employee stock purchase plan. We believe that our employee ownership culture, in addition to our core values, differentiate us from our competition. These core values include:

•	commitment to ethical conduct

•	fostering entrepreneurship and innovation

•	pursuit of technical excellence

•	focus on high level of customer satisfaction

Knowledge of Customers’ Needs. Over the past 35 years, we have developed a deep and sophisticated knowledge of our customers, enabling us to design effective solutions that address their mission-critical needs and integrate these solutions with existing systems. We have also made strategic hires of managerial-level employees with significant government experience who have supplemented our knowledge of our customers’ business processes and who have extended our expertise into new areas.

Technical Expertise. We have deep technical expertise stemming from our work on our customers’ most challenging and complex problems. This technical expertise allows us to stay at the forefront of technology and innovation in key technical areas, such as:

•	computer network technologies and infrastructure

•	data mining and management

•	high performance computing and storage

•	modeling and simulation

•	sensors, surveillance, and signal processing

•	supply chain management

•	unmanned vehicles and robotics

Trusted Services and Solutions Provider. We have provided platform-independent systems engineering and IT services and solutions to the U.S. Government and other customers since 1969. Over this time, we believe we have earned a reputation as a trusted provider of services and solutions for complex problems, including those with significant national security implications. We believe our position as a prime contractor on several key U.S.

Government programs reflects the U.S. Government’s confidence in our abilities to address its mission-critical needs. As a result of our strong record of performance, we have become one of the top three IT and systems integrators for the U.S. Government, as evidenced by industry publications:

•	#2 Top Federal Prime IT Contractors – INPUT (May 2005)
•	#3 Top Federal Prime Contractors – Washington Technology (May 2005)
•	#3 Top Technology Contractors – Government Executive (September 2004)
•	#3 Top Systems Integrators – Federal Computer Week (September 2004)
•	#3 GSA Contractor – Federal Computer Week (September 2004)
•	#3 Top U.S. Government IT Vendors – IDC (October 2004)

Proven Marketing and Business Development Organization. Our highly effective marketing and business development organization has helped us achieve high contract win rates and grow our business with existing and new customers. Our non-IDIQ contract win rates, based on award values, were 65%, 64% and 54% in fiscal 2005, 2004 and 2003, respectively.

Ability to Complete and Integrate Acquisitions. To complement our organic growth, we have completed and integrated approximately 70 acquisitions of small- and medium-sized companies over the past 10 years with an aggregate purchase price of approximately $1.6 billion. These acquisitions have provided us with highly skilled personnel including many with security clearances and specialized technical expertise, as well as valuable customer relationships, thereby enhancing our internally-developed capabilities. We believe that our ability to identify, acquire and integrate complementary businesses is a core strength that will continue to play a significant role in our growth and success.

Strong Relationships with Small Businesses. The U.S. Government is focused on supporting small and disadvantaged businesses through formal procurement regulations and set-asides. We have strong relationships with a large number of small and disadvantaged businesses that possess a wide range of skills and significant customer contacts. These relationships provide us access to specialized capabilities, allow us to participate with these businesses in programs with set-aside requirements and improve our competitive positioning in programs for which small and disadvantaged business participation is important.

Growth Strategy

We are focused on continuing to grow our business as a leading scientific, engineering, systems integration and technical services and solutions company. In our Government segment, we seek to become the leading provider of systems engineering, systems integration and technical services and solutions. In our Commercial segment, we seek to become a leading supplier of scientific, engineering and business solutions to our customers in additional targeted vertical markets. Elements of our growth strategy include:

Leverage Our Existing Customer Relationships. We plan to continue expanding the scope of the services we provide to our existing customers. We are adept at penetrating, cross-selling to and building-out existing customer accounts through our successful performance and comprehensive knowledge of our customers’ needs, which has led to many long-term contract relationships. We believe our high level of customer satisfaction and deep knowledge of our customers’ business processes enhances our ability to cross-sell additional services.

Increase Our U.S. Government Customer Base. We believe that the U.S. Government’s increased emphasis on national security, intelligence and homeland security has significantly increased our market opportunity. We have extensive experience supporting the U.S. Government in the areas of contingency and emergency response and recovery planning, information assurance, critical infrastructure protection and command, control, communications and intelligence. We intend to leverage this broad experience to expand our customer base to include organizations in the U.S. Government for which we have not historically worked. We believe our ability to win new customers is enhanced by our position as a prime contractor on four of the five largest IT services GWACs, which are task-order or delivery-order contracts for IT services established by one agency for government-wide use. These contracts enable us to sell our services and solutions to virtually any U.S. Government agency. In addition we have used and intend to continue to use strategic hires as a cost-effective way to build out customer accounts, to establish new competencies and to penetrate new markets.

Pursue Strategic Acquisitions. In order to complement our organic growth, we plan to continue to pursue strategic acquisitions in areas that we expect to experience high growth. Our acquisition strategy is focused on companies that will enable us to cost-effectively add new customers, specific agency knowledge and/or technical expertise. We have acquired more than 70 companies over the past ten years and we intend to continue to selectively acquire high quality companies that accelerate our access to existing or new markets that we believe have strong growth dynamics. Following the completion of the IPO, we will have greater flexibility to make acquisitions through the issuance of publicly traded shares of our common stock.

Grow High Value-Added Business in Selected Commercial Markets. We intend to grow in our current selected commercial markets and identify other markets in which we can leverage our specialized experience and skill sets.

Services and Solutions

We offer a broad range of services and solutions to address our customers’ most complex and critical needs. Below is a summary of our principal services and some representative projects that illustrate the breadth of our capabilities. References below to “total contract value” mean the aggregate potential value of a given contract, assuming that all options are exercised under that contract. See “Risk Factors—Risks Relating to Our Business.”

Defense Transformation

We develop leading-edge concepts, technologies and systems to solve complex challenges facing the U.S. military and its allies, helping them transform the way they fight. To help ensure that U.S. military personnel are better equipped, protected and trained, we assist the DoD in developing and implementing advanced technologies into the current armed forces. As a leader in the emerging area of network-centric operations, we are helping the U.S. military to develop next-generation C4ISR capabilities, including advanced communications networks, shared situational awareness, improved collaborative planning and enhanced mobility and logistics. We received the 2004 Frost & Sullivan Competitive Strategy Leadership Award, which recognized us as one of the most trusted and influential high-level C4ISR systems integrators. Some examples of our defense transformation projects are described below.

U.S. Army’s Future Combat Systems Program (FCS). The U.S. Army is undertaking a major program to design, prototype and build combat technologies and systems to serve as the centerpiece of the U.S. Army’s transformation into a more mobile, versatile and effective force. We and The Boeing Company were selected in June 2003 by the U.S. Army as the lead systems integrator team for FCS. When completed, FCS will consist of 19 individual battlefield systems interconnected and commanded through an advanced network. The FCS network will be capable of monitoring and directing military equipment and personnel in all kinds of terrain and weather conditions and providing an integrated picture of the battlefield wherever located. This program highlights our ability to conceive and design a large “system of systems” employing leading-edge technology to address the military’s future needs in new and innovative ways. The FCS Program is scheduled to run through

December 31, 2014 and has a total contract value to us of approximately $3 billion. FCS currently is our largest non-IDIQ contract.

Global Information Grid-Bandwidth Expansion (GIG-BE). Providing military personnel with the right information at the right place and time requires a worldwide network with substantial bandwidth. We have provided significant contributions to the architecture of a new DoD global information network. Currently, we are the prime contractor supporting the Defense Information Systems Agency (DISA) in the development of the network’s backbone, known as the GIG-BE program. GIG-BE is bringing an optical mesh network with 10-gigabyte-per-second connectivity to approximately 100 U.S. military bases, posts and stations worldwide. GIG-BE achieved initial operating capability in only 20 months, meeting the compressed schedule set forth by DISA and demonstrating our ability to rapidly develop and deploy highly complex network technology solutions. Under multiple task orders, the GIG-BE program has a total contract value to us of $450 million.

Net-Centric Enterprise Services. We are supporting the DoD’s efforts to migrate from the current Global Command and Control System (GCCS) to the next generation of Joint Command and Control (JC2) based on a new services-based approach called Net-Centric Enterprise Service (NCES). We are helping define how a services-oriented architecture and web services technology should be integrated on an enterprise scale in support of warfighter operations. We are providing architecture, design, systems engineering, integration of commercial and government software, performance testing, security and information assurance engineering and deployment support to this migration effort. We believe our experience and capabilities developed in connection with the GIG-BE program, the GCCS-Joint program and the NCES initiatives have positioned us well for future major C4ISR programs.

Intelligence

We develop solutions to help the U.S. defense, intelligence and homeland security communities build an integrated intelligence picture, allowing them to be more agile and dynamic in chaotic environments and produce actionable intelligence.

We provide operations, engineering and technical support for the development and improvement of technologies relating to intelligence collection, processing, dissemination, collaboration and implementation. Our intelligence services include activities related to (1) the support of intelligence and operations centers, (2) surveillance and reconnaissance through satellite technologies and unmanned aerial vehicle operations centers and (3) enhanced radar and sensors on weapon systems. We also support human intelligence and counterintelligence activities. Much of the information regarding our intelligence programs is classified. Some unclassified examples of our intelligence projects are provided below.

Geospatial Intelligence. Imagery, mapping and geospatial reference data are essential elements of all military activity. Our services include activities related to the acquisition, management, interpretation, integration, analysis and display of imagery and related mapping and intelligence data, referred to as geospatial intelligence. For example, we help U.S. Northern Command (NORTHCOM), the U.S. military command responsible for, among other things, U.S. homeland defense, and other government agencies provide timely, relevant, and actionable intelligence to homeland defenders. As part of this work, we developed, and now maintain, the geospatial component of NORTHCOM’s intelligence operations. We are one of the largest contract producers of geospatial information for the National Geospatial-Intelligence Agency, having provided new imagery exploitation capabilities to 15 sites worldwide last year.

Surveillance and Reconnaissance. Unmanned vehicles have become an increasingly important intelligence-gathering tool. Our technologies are used in some of the most sophisticated unmanned aerial vehicles (UAV)

ever developed. We previously integrated and recently upgraded the operations center and ground stations for the Predator UAV, which was widely used in Iraq, and our technical staff supports operational crews during all Predator missions. We have also played a key role in the design and integration of the high-altitude, long-range Global Hawk UAV, and, at the other end of the spectrum, we helped test and evaluate a hand-launched UAV called Dragon Eye, which provided U.S. Marines in Iraq with infrared surveillance videos of their operating area. Our wide-ranging system, software and engineering services are at the forefront of developing and fielding emerging UAV surveillance and reconnaissance technologies.

Homeland Security

We develop technical solutions and provide systems integration and mission-critical support services to help federal, state, local and foreign governments and private-sector customers protect the United States and allied homelands. Our innovation and breadth of solutions in homeland security was recently recognized when Frost & Sullivan named us as the 2005 Homeland Security Company of the Year.

We provide services and solutions including vulnerability analysis, infrastructure protection and emergency response and recovery. We contribute to critical counterintelligence plans and programs to assess vulnerabilities and help safeguard important events and infrastructure, including the 2004 national political conventions, the U.S. Capitol, House and Senate office buildings and the Library of Congress. We are also developing countermeasures to address a range of threats from “dirty bombs” to improvised nuclear devices to full-scale nuclear weapons. We are also working on multiple fronts to attack the toughest problems in bioagent detection. Following a disaster, managing critical infrastructure information is crucial for ensuring continuity of operations. We have designed more than a dozen emergency operations centers, primarily for state and local agencies, to manage the interoperability between new equipment and legacy responder systems. Some examples of our projects in homeland security are described below.

Protecting Against Chemical, Biological, Radiological, and Nuclear (CBRN) Threats. We have an extensive understanding of the design and employment of weapons of mass destruction which is critical to detection of, protection from and response to these threats. Our expertise spans the range of CBRN threats, as evidenced by the DoD’s recent selection of us as the prime contractor under the Guardian Installation Protection Program to provide CBRN protection for up to 200 DoD installations. Commanders at these installations are facing the full range of CBRN threats and a confusing array of CBRN detection, protection and response choices. As the prime contractor for the Guardian project, we will help choose and field the appropriate integrated detection, protection and response capabilities. The Guardian program has a total contract value to us of $390 million.

Protecting Ports, Borders and Transportation. Only a small portion of the millions of cargo containers moving by ship, road and rail are screened for weapons of mass destruction or other hazards. To help address this threat, we developed the Integrated Container Inspection System (ICIS), which scans sealed containers for hazardous materials at cargo terminals and border crossings without disrupting normal traffic flow. ICIS employs several of our technologies, including (1) EXPLORANIUM™ detectors for low-level radiation scanning, (2) optical character recognition technology for automated container identification and (3) VACIS® inspection systems for identification of a wide range of substances, including weapons, hazardous materials and drugs. Nearly 300 VACIS systems are deployed globally, and the ICIS has been deployed in two pilot programs in Hong Kong. Our products and services are now deployed in 20 major ports in multiple countries, demonstrating international adoption of this solution.

Enterprise Systems Integration for Homeland Defense. Following the consolidation of 22 U.S. Government agencies into the Department of Homeland Security (DHS), we were selected under the STARS System

Management and Integration program as the prime contractor to provide enterprise-wide integration services for the Immigration and Customs Enforcement element of the DHS. Some of the services included implementation of a data network backbone connecting the formerly separate agencies and the development of the first enterprise architecture in DHS. By laying this foundation, we helped the DHS map its IT systems to specific business functions, identify overlapping systems and more effectively identify needed IT programs. In fiscal 2006, we were selected as prime contractor under the follow-on Information Technology Engineering Support Services (ITESS) program to continue to provide integration services. The follow-on ITESS program has a total contract value to us of $446 million.

Logistics and Product Support

Maintaining and delivering a ready supply of fuel, parts, munitions, food and other supplies is a constant challenge for the U.S. military. Our logistics and product support solutions enhance the readiness and operational capability of U.S. military personnel and weapon and support systems.

To keep up with the pace of military operations, logisticians need intelligence sensors, communications networks and analytics, as well as the same best-in-class supply chain solutions that are used in the commercial sector, such as demand forecasting, total asset visibility and just-in-time inventory. To address these needs for the U.S. Air Force, we developed a supply chain management solution that we use to supply more than 93,000 items, cutting the cycle time to get aircraft back in the air. Our supply chain management system incorporates intelligent agent technology, which automatically tracks inventory levels in hundreds of thousands of bins as parts are consumed and forecasts when items should be reordered, cutting average supply delivery times. This program has a total contract value to us of $273 million.

As a result of our success with the U.S. Air Force, we won a similar contract with the U.S. Navy, called Navy Aviation Depot Industrial Prime Vendor Generation II, which has a total contract value to us of $602 million.

Systems Engineering and Integration

Large government organizations face increasingly tough challenges to integrate and share massive amounts of data from geographically remote and disparate databases and legacy systems. We provide systems engineering and integration solutions to help our customers design, manage and protect complex IT networks and infrastructure. We support customers across the domains and mission areas of the U.S. Government, providing a range of services from full-scale systems deployment to systems engineering support services.

With the increasing complexity of weapons systems and military tactics, the U.S. military has an increasing need for more sophisticated training tools and solutions. Through our software and systems-engineering organizations, we have pioneered innovative modeling and simulation technologies, including distributed simulation for training and distributed test and evaluation. Today, our expertise ranges from traditional areas, such as training and analysis simulation, to emerging areas, such as simulation-based acquisition. Currently, we lead the development of the DoD’s architecture and middleware for seamlessly integrating live-virtual-constructive simulation for experimentation, training, test and evaluation and acquisition. As a leader in modeling and simulation, we support the U.S.’s three premier military simulation training programs: the Army Warfighter Simulation (WARSIM), the Joint Simulation System (JSIMS), and the Air Force National Air and Space Model (NASM). Additionally, our expertise in semi-automated forces technology in the United States resulted in our selection to lead the software implementation of British doctrine and tactics for the U.K. Combined Arms Tactical Trainer. These four programs have an aggregate total contract value to us of $126 million. Our success with these programs demonstrates our ability to leverage our experience and capabilities to obtain new projects.

Research and Development

As one of the largest science and technology contractors to the U.S. Government, we conduct leading-edge research and development of new technologies with applications in areas such as national security, intelligence and life sciences. We believe that being at the forefront of science and technology provides us with a competitive advantage and positions us as a solution provider for our customers’ next-generation challenges. Some examples of our research and development projects are described below.

Advanced Robotics. We develop and test advanced robotic systems, including prototype unmanned robotic vehicles. An advanced autonomous robotic vehicle that we developed in collaboration with Carnegie Mellon University recently competed in a Defense Advanced Research and Projects Agency (DARPA) sponsored test, designed to prove the concept of integration of advanced robotic vehicles into unmanned military systems. The mapping and route planning software we developed for this project has provided valuable insights that could be used for geospatial intelligence requirements for future military robotic systems. For DARPA, we developed a networked system of 100 small robots that are able to intelligently collaborate on missions. In the future, these robots may be used to search and map terrorist-occupied or earthquake-damaged buildings, as well as track intruders.

Wireless Sensors. For DARPA, we are also exploring innovative ways to deploy tiny wireless sensors, known as Smart Dust, that can self-configure into a network and gather and fuse information into actionable intelligence information. For example, we are researching how these sensors could help the U.S. military improve situational awareness, reconnaissance, surveillance and target acquisition capabilities in urban areas.

Biopharmaceutical and Medical Research. We operate the National Cancer Institute (NCI) at Frederick, Maryland, one of the world’s premier cancer and AIDS research facilities. We support a wide range of research areas for NCI, the National Institute of Allergy and Infectious Diseases, and the U.S. Army, including the development of nanotechnology applications for the prevention and treatment of cancer, as well as vaccines for HIV, anthrax and malaria. The NCI’s new cancer Biomedical Informatics Grid will enable cross-disciplinary sharing of research between more than 600 cancer researchers from over 50 different cancer centers. We are developing important grid-based middleware, applications and security for this groundbreaking initiative.

Commercial Services

We help our Commercial segment customers become more competitive, offering technology-driven consulting, systems integration and outsourcing services and solutions primarily to customers in selected commercial markets, currently IT support for oil and gas exploration and production, applications and IT infrastructure management for utilities and data lifecycle management for pharmaceuticals, in the United States and abroad. We apply domain-specific expertise, as well as consulting and technology services and solutions adapted from our experience with our Government segment customers, to fulfill the needs of our Commercial segment customers. These needs include enterprise IT optimization, data lifecycle management, asset management and business process analysis and transformation. Some examples of our commercial projects are described below.

The Digital Oilfield. The oil and gas industry faces significant challenges to maximize exploration and production while minimizing capital risk and requirements. The industry employs highly specialized systems and solutions to meet these challenges. To help the largest global oil and gas company design its next generation oilfield and refinery called the Field of the Future, we are working with the company to implement and manage mission-critical geophysical data collection and decision support systems. Our solutions provide the architecture for more complete asset awareness, enabling improved decision making. We have similar projects with two other major oil and gas companies.

Asset Management for Utility Companies. Asset management has become increasingly important to utility companies as they look to streamline costs and create other efficiencies related to their extensive assets, many of which have useful lives spanning decades. A leading U.K. utility company sought to create more efficient methods to provide maintenance and emergency repairs of its physical assets used in electricity delivery, such as power substations, pole-mounted transformers, overhead lines and underground cables. We helped design and implement an asset management system for this utility company. This system provides field personnel with up-to-date, easy-to-access mapping information which is used to readily locate electricity substations, transformers and power cables, as well as to facilitate the use of fault diagnosis tools to enable technicians to efficiently and effectively address power loss problems across the utility’s power grid.

Contracts

As of July 31, 2005, we had a portfolio of more than 10,000 active contracts, including active task orders under IDIQ contract vehicles. We have a diversified portfolio of contracts, with revenues recognized in fiscal 2005 under our largest contract representing less than 3% of our total consolidated revenues. Listed below are the 10 contracts which generated the most revenues in fiscal 2005 and which in the aggregate represented 14% of our total consolidated revenues.

Contract title	Customer
Future Combat Systems (FCS)	U.S. Army
Trailblazer Technical Development Program	Confidential
Unified NASA Information Technology Services (UNITeS)	NASA
Global Information Grid-Bandwidth Expansion (GIG-BE)	U.S. Defense Information Systems Agency (DISA)
Data Services Installation & Maintenance	DISA
Information Technology Services Agreement	Entergy
Athens Olympics C4I System	Greek Ministry of Defense
Air Force Industrial Prime Vendor	U.S. Air Force
Safety, Reliability & Quality Assurance (SR&QA)	NASA
Omnibus 2000 Systems & Computer Resources Support	U.S. Army

Contract Procurement. The U.S. Government technology services procurement environment has evolved in recent years due to statutory and regulatory procurement reform initiatives. U.S. Government agencies traditionally have procured technology services and solutions through agency-specific contracts awarded to a single contractor. However, in recent years the number of procurement contracting methods available to U.S. Government customers for services procurements has increased substantially. Today, there are three predominant contracting methods through which U.S. Government agencies procure technology services: traditional single award contracts, GSA Schedule contracts, and single and multiple award IDIQ contracts. Each of these is described below:

•	Traditionally, U.S. Government agencies have procured services and solutions through single award contracts which specify the scope of services that will be delivered and identify the contractor that will provide the specified services. When an agency has a requirement, interested contractors are solicited, qualified and then provided with a request for a proposal. The process of qualification, request for proposals and evaluation of bids requires the agency to maintain a large, professional procurement staff and can take a year or more to complete.

•	GSA Schedule contracts are listings of services, products and prices of contractors maintained by the GSA for use throughout the U.S. Government. In order for a company to provide services under a GSA Schedule contract, the company must be pre-qualified and awarded a contract by GSA. When an agency uses a GSA Schedule contract to meet its requirements, the agency, or the GSA on behalf of the agency, conducts the procurement. The user agency, or the GSA on its behalf, evaluates the user agency’s services requirements and initiates a competition limited to GSA Schedule qualified contractors. GSA Schedule contracts are designed to provide the user agency with reduced procurement time and lower procurement costs.

•	Single and multiple award IDIQ contracts are contract forms used to obtain commitments from contractors to provide certain products or services on pre-established terms and conditions. Under these IDIQ contracts, the U.S. Government issues task orders for specific services or products it needs and the contractor supplies products or services in accordance with the previously agreed terms. The competitive process to obtain task orders is limited to the pre-selected contractor(s). If the IDIQ contract has a single prime contractor, the award of task orders is limited to that party. If the contract has multiple prime contractors, the award of the task order is competitively determined. Multiple-contractor IDIQ contracts that are open for any government agency to use for the procurement of services are commonly referred to as government-wide acquisition contracts, or GWACs. Due to the lower cost, reduced procurement time, and increased flexibility of GWACs, there has been greater use of GWACs among many agencies for large-scale procurements of technology services. IDIQ contracts often have multi-year terms and unfunded ceiling amounts, therefore enabling but not committing the U.S. Government to purchase substantial amounts of products and services from one or more contractors.

Below is a list of our 10 largest non-IDIQ contracts based on total contract value to us, including funded backlog and negotiated unfunded backlog as of July 31, 2005. For information regarding our backlog, see “—Backlog.”

Top 10 non-IDIQ contracts by total contract value

Contract title	Customer	Total SAIC contract value	Contract expiration date
		(in millions)
Future Combat Systems (FCS)	U.S. Army	$2,955	Dec 31, 2011
Navy Aviation Industrial Prime Vendor Generation II	U.S. Navy	602	Sep 30, 2014
Information Technology Services Agreement	Entergy	487	Dec 31, 2006
Information Technology Engineering & Support Services (ITESS)	DHS	446	Dec 31, 2010
Safety, Reliability & Quality Assurance (SR&QA)	NASA	439	Mar 31, 2006
Guardian Installation Protection Program	U.S. Army	390	Apr 27, 2010
Trailblazer Technical Development Program	Confidential	348	Apr 4, 2006
Information Technology & Telecommunications Services Outsourcing	San Diego County	314	Dec 13, 2006
Air Force Industrial Prime Vendor	U.S. Air Force	273	Jan 23, 2006
Systems Engineering & Integration Contract (SEIC)	U.S. Air Force	196	Sep 30, 2017

		$6,450

Below is a list of our 10 largest GSA Schedule or IDIQ contract vehicles based on total contract vehicle ceiling value that could be awarded to all contractors, including us, as of July 31, 2005.

Top 10 GSA Schedule or IDIQ contract vehicles by total contract vehicle ceiling value (1)

Contract title	Customer	Total contract vehicle ceiling value to all contractors	Contract vehicle expiration date
		(in millions)
SeaPort Enhanced (2)	U.S. Navy	$45,409	Apr 4, 2019
Millennia	GSA Federal Technology Service	25,000	Apr 27, 2009
Millennia Lite	GSA Federal Technology Service	20,000	Apr 21, 2009
Defense Medical Information Systems (D/SIDDOMS III)	Defense Contracting Command	8,000	Dec 14, 2013
Flexible Acquisition Sustainment Tool (FAST)	U.S. Air Force	7,441	Feb 23, 2008
Simulation, Training & Instrumentation Command (STRICOM) Omnibus	U.S. Army	4,000	Sep 20, 2008
DISN Global Solutions	DISA	3,000	Sep 30, 2008
Weapons of Mass Destruction Defeat Technology	Defense Threat Reduction Agency	1,260	Apr 30, 2008
Next Generation Engineering	DISA	1,000	Apr 21, 2009
Gateway Communications Systems/Defense Messaging Systems	U.S. Department of the Interior	1,000	Oct 22, 2006

		$116,110

(1)	Total contract ceiling value represents the maximum amount of contract awards that could be awarded to all contractors, including us, eligible to compete for task orders under the contract vehicle.

(2)	Contract with AMSEC, LLC, our 55% owned joint venture.

Backlog

The approximate value of our total negotiated backlog as of January 31, 2005, 2004, 2003 and July 31, 2005 and 2004 was as follows:

	As of January 31			As of July 31
	2005	2004	2003	2005	2004
	(in millions)
Government Segment:
Funded backlog	$3,333	$3,127	$2,499	$3,036	$3,174
Negotiated unfunded backlog	5,217	4,033	2,733	6,462	5,285

Total negotiated backlog	$8,550	$7,160	$5,232	$9,498	$8,459

Commercial Segment:
Funded backlog	$313	$228	$230	$318	$260
Negotiated unfunded backlog	114	187	157	116	326

Total negotiated backlog	$427	$415	$387	$434	$586

Total Consolidated:
Funded backlog	$3,646	$3,355	$2,729	$3,354	$3,434
Negotiated unfunded backlog	5,331	4,220	2,890	6,578	5,611

Total consolidated negotiated backlog	$8,977	$7,575	$5,619	$9,932	$9,045

Funded backlog represents the portion of backlog for which funding currently is appropriated or otherwise authorized and is payable to us upon completion of a specified portion of work, less revenues previously recognized. Our funded backlog does not include the full potential value of our contracts because the U.S. Government and our other customers often appropriate or authorize funds for a particular program or contract on a yearly or quarterly basis, even though the contract may call for performance over a number of years. Negotiated unfunded backlog represents (1) firm orders for which funding has not been appropriated or otherwise authorized and (2) unexercised contract options. When a definitive contract or contract amendment is executed and funding has been appropriated or otherwise authorized, funded backlog is increased by the difference between the funded dollar value of the contract or contract amendment and the revenue recognized to date. Negotiated unfunded backlog does not include any estimate of future potential task orders that might be awarded under IDIQ, GWAC or GSA Schedule contract vehicles.

We expect to recognize as revenues a substantial portion of our funded backlog within 12 months. However, the U.S. Government may cancel any contract or purchase order at any time. Most of our contracts have cancellation terms that would permit us to recover all or a portion of our incurred costs and potential fees in such cases. See “Risk Factors—Risks Relating to Our Business—We may not realize as revenues the full amounts reflected in our backlog, which could adversely affect our operating results.”

Key Customers

Our largest customer is the U.S. Government, in the aggregate accounting for 86%, 85% and 84% of our total consolidated revenues in fiscal 2005, 2004 and 2003, respectively. Within the U.S. Government, our largest customers for each of the last three fiscal years were the U.S. Army, U.S. Navy and U.S. Air Force.

The percentage of total consolidated revenues attributable to each of these three major customers for the last three fiscal years was as follows:

	Year ended January 31
	2005	2004	2003
U.S. Army	13%	13%	13%
U.S. Navy	13	12	12
U.S. Air Force	11	11	12

Competition

Competition for U.S. Government contracts is intense. We compete against a large number of major, established multinational corporations which may have greater financial capabilities than we do and smaller, more specialized companies that concentrate their resources on particular areas. As a result of the diverse requirements of the U.S. Government and our commercial customers, we frequently form teams with other companies to compete for large contracts, while bidding against team members in other situations. Because of the current industry trend toward consolidation, we expect major changes in the competitive landscape. See “Risk Factors—Risks Relating to Our Business—We face aggressive competition.” We believe that our principal competitors include the following companies:

•	among contractors focused principally on U.S. Government IT and other technical services, we compete primarily with companies such as Anteon International Corporation, CACI International Inc, ManTech International Corporation, SRA International, Inc. and The Titan Corporation, which was recently acquired by L-3 Communications

•	among the large defense contractors which provide U.S. Government IT services in addition to other hardware systems and products, we compete primarily with engineering and technical services divisions of The Boeing Company, General Dynamics Corporation, Lockheed Martin Corporation, Northrop Grumman Corporation and Raytheon Company

•	among the diversified commercial and U.S. Government IT providers, we compete primarily with companies such as Accenture Ltd, BearingPoint, Inc., Booz Allen Hamilton Inc., Computer Sciences Corporation, Electronic Data Systems Corporation, International Business Machines Corporation and Unisys Corporation

We compete on factors including, among others, our technical expertise, our ability to deliver cost-effective solutions in a timely manner, our reputation and standing with government and commercial customers, pricing and the size and scale of our company.

Patents and Proprietary Information

Our technical services and products are not generally dependent upon patent protection. We claim a proprietary interest in certain of our products, software programs, methodology and know-how. This proprietary information is protected by copyrights, trade secrets, licenses, contracts and other means.

We actively pursue opportunities to license our technologies to third parties and enforce our patent rights. We also evaluate potential spin-offs of our technologies.

In connection with the performance of services for customers in the Government segment, the U.S. Government has certain rights to data, software codes and related material that we develop under U.S. Government-funded contracts and subcontracts. Generally, the U.S. Government may disclose such information to third parties, including, in some instances, competitors. In the case of subcontracts, the prime contractor may also have certain rights to the programs and products that we develop under the subcontract.

Research and Development

We conduct research and development activities under customer-funded contracts and with IR&D funds. IR&D efforts consist of projects involving basic research, applied research, development and systems and other concept formulation studies. In fiscal 2005, 2004 and 2003, we spent approximately $25 million, $19 million and $19 million, respectively, on IR&D, which was included in selling, general and administrative expenses.

Seasonality

The U.S. Government’s fiscal year ends on September 30 of each year. It is not uncommon for U.S. Government agencies to award extra tasks or complete other contract actions in the weeks before the end of its fiscal year in order to avoid the loss of unexpended fiscal year funds. As a result of this cyclicality in the U.S. Government budget process, we have from time to time experienced higher revenues in our third fiscal quarter, ending October 31, and lower revenues in our fourth fiscal quarter, ending January 31. We have not experienced this cyclicality in recent years.

Regulation

We are heavily regulated in most fields in which we operate. We deal with numerous U.S. Government agencies and entities, including all of the branches of the U.S. military, the DoD, NASA, intelligence agencies, the Nuclear Regulatory Commission and the DHS. When working with these and other U.S. Government agencies and entities, we must comply with and are affected by laws and regulations relating to the formation, administration and performance of contracts. These laws and regulations, among other things:

•	require certification and disclosure of all cost or pricing data in connection with various contract negotiations

•	impose acquisition regulations that define allowable and unallowable costs and otherwise govern our right to reimbursement under various cost-based U.S. Government contracts

•	restrict the use and dissemination of information classified for national security purposes and the exportation of certain products and technical data.

In order to help ensure compliance with these laws and regulations, all of our employees are required to attend ethics training at least bi-annually.

Internationally, we are subject to special U.S. Government laws and regulations (such as the Foreign Corrupt Practices Act), local government regulations and procurement policies and practices (including regulations relating to import-export control, investments, exchange controls and repatriation of earnings) and varying currency, political and economic risks. Some international customers require contractors to comply with industrial cooperation regulations, sometimes referred to as offset programs. Offset programs may require in-country purchases, manufacturing and financial support projects as a condition to obtaining orders or other arrangements. Offset programs generally extend over several years and may provide for penalties in the event we fail to perform in accordance with offset requirements.

See “Risk Factors—Risks Relating to Our Business—We may be liable for penalties under a variety of procurement rules and regulations and changes in government regulations or practices could adversely affect our business, prospects, financial condition or operating results.”

Environmental Matters

Our operations, including the environmental consulting and investigative services we provide to third parties, and our ownership or operation of real property are subject to various foreign, federal, state and local environmental protection and health and safety laws and regulations and we incur costs to comply with those laws. Failure to comply with those laws could result in civil or criminal sanctions, including fines, penalties or suspension or debarment from contracting with the U.S. Government, or could cause us to have to incur costs to change or upgrade or close some of our operations or properties. Some environmental laws hold current or previous owners or operators of businesses and real property liable for contamination, even if they did not know of and were not responsible for the contamination. Environmental laws may also impose liability on any person who disposes, transports, or arranges for the disposal or transportation of hazardous substances to any site. In addition, we may face liability for personal injury, property damage and natural resource damages relating to contamination for which we are otherwise liable or relating to exposure to or the mishandling of chemicals or other hazardous substances in connection with our current and former operations or services.

Although we do not currently anticipate that the costs of complying with, or the liabilities associated with, environmental laws will materially adversely affect us, we cannot ensure that we will not incur material costs or liabilities in the future. See “Risk Factors—Risks Relating to Our Business—Our services and operations sometimes involve using, handling or disposing of hazardous materials, which could expose us to potentially significant liabilities.”

Employees and Consultants

As of July 31, 2005, we employed 43,000 full and part-time employees. We also use consultants to provide specialized technical and other services on specific projects. To date, we have not experienced any strikes or work stoppages and we consider our relations with our employees to be good.

The highly technical and complex services and products provided by us are dependent upon the availability of professional, administrative and technical personnel having high levels of training and skills and, in many cases, security clearances. Because of our growth and the increased competition for qualified personnel, it has become more difficult to meet all of our needs for these employees in a timely manner. However, such difficulties have not had a significant impact on us to date. We intend to continue to devote significant resources to recruit and retain qualified employees.

Properties

As of August 15, 2005, we conducted our operations in approximately 500 offices located in 43 states, the District of Columbia and various foreign countries. We occupy a total of approximately 9.5 million square feet of space. Of this total, we own approximately 2.6 million square feet, and the balance is leased. Our major locations are in the San Diego, California and Washington, D.C. metropolitan areas, where we occupy approximately 1.4 million square feet and 2.6 million square feet of space, respectively.

We own and occupy the following properties:

Location	Number of buildings	Square footage	Acreage
McLean, Virginia	4	900,000	18.3
San Diego, California	7	677,000	22.2
Vienna, Virginia	2	280,000	14.7
Virginia Beach, Virginia	2	159,200	22.5
Huntsville, Alabama	1	100,000	18.0
Columbia, Maryland	1	95,500	7.3
Orlando, Florida	1	85,000	18.0
Oak Ridge, Tennessee	1	83,000	12.5
Dayton, Ohio	2	79,400	4.5
Reston, Virginia	1	62,000	2.6
Richland, Washington	1	23,700	3.1

The nature of our business is such that there is no practicable way to relate occupied space to industry segments. We consider our facilities suitable and adequate for our present needs. See Note 16 of the notes to consolidated financial statements on page F-36 of this proxy statement/prospectus for information regarding commitments under leases. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations.”

Legal Proceedings

Telkom South Africa. Our former Telcordia Technologies, Inc. subsidiary instituted arbitration proceedings before the ICC against Telkom South Africa in March 2001 as a result of a contract dispute. Telcordia is seeking to recover damages of approximately $130 million, plus interest at a rate of 15.5%. Telkom South Africa counterclaimed, seeking substantial damages from Telcordia, including repayment of approximately $97 million previously paid to Telcordia under the contract and the excess costs of reprocuring a replacement system, estimated by Telkom South Africa to be $234 million. On September 27, 2002, Telcordia prevailed in the initial phase of the arbitration. The arbitrator found that Telkom repudiated the contract and dismissed Telkom’s counterclaims against Telcordia. The damages to be recovered by Telcordia were to be determined in a second phase of the arbitration. Telkom challenged the arbitration decision in the South African High Court (Transvaal Provincial Division), and, on November 27, 2003, the High Court judge ordered that the arbitration decision be set aside, that the arbitrator and the ICC be dismissed and that the case be re-arbitrated before a panel of three retired South African judges. Although the High Court judge denied Telcordia’s motion for leave to appeal his ruling, on November 29, 2004, the South African Supreme Court of Appeal granted Telcordia’s motion for leave to appeal the judge’s ruling and will hear the appeal. Telcordia filed its appellate brief in September 2005. Pursuant to the South African Supreme Court of Appeals’ order, Telkom has until December 31, 2005 to file an outline of its brief and until January 31, 2006 to file its full brief with the court. In parallel proceedings in the United States District Court (New Jersey), Telcordia is seeking to have its ICC arbitration award confirmed. On January 24, 2005, the District Court declined to confirm Telcordia’s award and in a February 17, 2005 opinion concluded that the District Court does not have personal jurisdiction over Telkom South Africa. Telcordia has appealed this ruling to the U.S. Court of Appeals for the Third Circuit.

On March 15, 2005, we sold Telcordia to an affiliate of Warburg Pincus LLC and Providence Equity Partners Inc. Pursuant to the definitive stock purchase agreement, we are entitled to receive all of the net proceeds from any judgment or settlement with Telkom South Africa, and, if this dispute is settled or decided adversely against Telcordia, we are obligated to indemnify the buyer of Telcordia against any loss that may result from such an outcome.

Due to the complex nature of the legal and factual issues involved and the uncertainty of litigation in general, the outcome of the arbitration and the related court actions are not presently determinable; however, an adverse resolution could materially harm our business, consolidated financial position, results of operations and cash flows. Protracted litigation, regardless of outcome, could result in substantial costs and divert management’s attention and resources.

INTESA. INTESA, a Venezuelan joint venture we formed in fiscal 1997 with Venezuela’s national oil company, PDVSA, to provide information technology services in Latin America, is involved in various legal proceedings. We had previously consolidated our 60% interest in the joint venture, but the operations of INTESA were classified as discontinued operations as of January 31, 2003 and INTESA is currently insolvent. PDVSA has refused to take action to dissolve the joint venture or have it declared bankrupt.

Outsourcing Services Agreement and Guarantee. INTESA had derived substantially all its revenues from an outsourcing services agreement with PDVSA that it entered into at the time the joint venture was formed. The services agreement expired on June 30, 2002 and the parties were not able to reach agreement on a renewal. We guaranteed INTESA’s obligations under the services agreement to PDVSA. Under the terms of the services agreement, INTESA’s liability for damages to PDVSA in any calendar year is capped at $50 million. As a result, our maximum potential liability to PDVSA under the guarantee in any calendar year, based on our guarantee of their ownership interest in INTESA, is $20 million. To date, PDVSA has not asserted any claims.

Expropriation of Our Interest in INTESA. In fiscal 2003 and 2004, PDVSA and the Venezuelan government took certain actions, including denying INTESA access to certain of its facilities and assets, that prevented INTESA from continuing operations. In fiscal 2005, the Overseas Protection Insurance Company (OPIC), a U.S. governmental entity that provides insurance coverage against expropriation of U.S. business interests by foreign governments, determined that the Venezuelan government had expropriated our interest in INTESA without compensation and paid us approximately $6 million in settlement of our claim.

Employment Claims of Former INTESA Employees. INTESA is a defendant in a number of lawsuits brought by former employees seeking unpaid severance and pension benefits. PDVSA and SAIC Bermuda, our wholly-

owned subsidiary and the entity that held our interest in INTESA, was added as defendants in a number of these suits. Based on the procedural standing of these cases and our understanding of applicable laws and facts, we believe that our exposure to any possible loss related to these employment claims is either remote or, if reasonably possible, immaterial.

Other Legal Proceedings Involving INTESA. The Attorney General of Venezuela initiated a criminal investigation of INTESA in fiscal 2003 alleging unspecified sabotage by INTESA employees. We believe this investigation is inactive. In connection with our expropriation claim, OPIC determined that INTESA did not sabotage PDVSA’s infrastructure as alleged by PDVSA and the Venezuelan government. In addition, the SENIAT, the Venezuelan tax authority, filed a claim against INTESA in fiscal 2004 for approximately $30 million for alleged non-payment of VAT taxes in fiscal 1998.

Potential Financial Impact. Many issues relating to INTESA, including the termination of the services agreement and the employment litigation brought by former INTESA employees, remain unresolved. Due to the complex nature of the legal and factual issues involved in these matters and the uncertain economic and political environment in Venezuela, the outcome is not presently determinable; however, adverse resolutions could materially harm our business, consolidated financial position, results of operations and cash flows.

Other. In the normal conduct of our business, we seek to monetize our patent portfolio through licensing. We also have and will continue to defend our patent position when we believe our patents have been infringed and are involved in such litigation from time to time. On March 15, 2005, we sold our Telcordia Technologies, Inc. subsidiary. Pursuant to the terms of the definitive stock purchase agreement, we will receive 50% of the net proceeds Telcordia receives in the future in connection with the prosecution of certain patent rights. We are also involved in various investigations, claims and lawsuits arising in the normal conduct of our business, none of which, in the opinion of our management, is expected to have a material adverse effect on our consolidated financial position, results of operations, cash flows or our ability to conduct business.

New SAIC

We formed SAIC, Inc., or New SAIC, as a Delaware corporation on August 12, 2005. To date, it has not conducted any activities other than those incident to its formation, and the preparation of the merger agreement, this proxy statement/prospectus, and the registration statement on Form S-1 with respect to the initial public offering of its new common stock. Upon completion of the merger, Old SAIC will be a wholly-owned subsidiary of New SAIC. At the time of the merger, the then-current directors and executive officers of Old SAIC will become the directors and executive officers of New SAIC.

MANAGEMENT

Directors and Executive Officers

The following is a list of the names and ages as of the date of this proxy statement/prospectus of all of Old SAIC’s directors and key officers, indicating all positions and offices held by each such person and each such person’s principal occupation or employment during at least the past five years. Except as otherwise noted, each of the persons listed below has served in his or her present capacity for Old SAIC for at least the past five years. All such persons have been elected to serve until their successors are elected or until their earlier resignation or retirement.

We expect that each of the officers and directors of Old SAIC listed below will serve in their present capacities with both Old SAIC and New SAIC immediately following the merger and IPO, and all of the persons who have not yet been appointed to their positions in New SAIC have consented to being named in this proxy statement/prospectus.

Name of director or officer	Age	Position(s) with the company and prior business experience
Carl M. Albero	70	Group President since February 2004. Mr. Albero has held various positions with us since 1987, including serving as a Sector Vice President from 1998 to February 2004. Mr. Albero has also served as Chairman of the Board of our AMSEC LLC joint venture since July 1999 and previously served as Chief Executive Officer of AMSEC LLC from July 1999 to April 2004.

Deborah H. Alderson	49	Group President since October 2005. Ms. Alderson previously served as Deputy Group President from August 2005 to October 2005. Prior to joining us, Ms. Alderson held various positions with Anteon International Corporation, a systems integration services provider, including President of the Systems Engineering Group from January 2002 to August 2005, and Senior Vice President and General Manager of the Systems Engineering Group from November 1998 to January 2002. Ms. Alderson held various positions with Techmatics, Inc., a systems engineering provider, from 1985 to 1998.

Duane P. Andrews	60	Chief Operating Officer since January 2005, Corporate Executive Vice President since 1998, and a Director since October 1996. Mr. Andrews also served as President and Chief Operating Officer of Federal Business from December 2003 to January 2005, Executive Vice President for Corporate Development from October 1995 to January 1998. Prior to joining us, Mr. Andrews served as assistant secretary of defense for command, control, communications and intelligence from 1989 to 1993.

Kenneth C. Dahlberg	61	Chairman of the Board since July 2004 and Chief Executive Officer, President and Director since November 2003. Prior to joining us, Mr. Dahlberg served as Corporate Executive Vice President of General Dynamics Corp. from March 2001 to October 2003. Mr. Dahlberg served as President of Raytheon International from February 2000 to March 2001, and from 1997 to 2000 he served as President and Chief Operating Officer of Raytheon Systems Company. Mr. Dahlberg held various positions with Hughes Aircraft from 1967 to 1997.

Name of director or officer	Age	Position(s) with the company and prior business experience
Thomas E. Darcy	55	Corporate Executive Vice President since December 2003 and Chief Financial Officer since October 2000. From October 2000 to December 2003, Mr. Darcy was an Executive Vice President. Prior to joining us, Mr. Darcy was with the accounting firm currently known as PricewaterhouseCoopers LLP from July 1973 to September 2000, where he served as partner from 1985 to 2000.

Wolfgang H. Demisch	61	Director since 1990. Mr. Demisch has been a principal of Demisch Associates LLC, a consulting firm, since 2003. He was a Managing Director of Dresdner Kleinwort Wasserstein, formerly Wasserstein Perella Securities, Inc., from 1998 to 2002.

Jere A. Drummond	66	Director since 2003. Mr. Drummond was employed by BellSouth Corporation from 1962 until his retirement in December 2001. He served as Vice Chairman of BellSouth Corporation from January 2000 until his retirement. He was President and Chief Executive Officer of BellSouth Communications Group, a provider of traditional telephone operations and products, from January 1998 until December 1999. He was President and Chief Executive Officer of BellSouth Telecommunications, Inc. from January 1995 until December 1997. Mr. Drummond is also a member of the board of directors of Borg-Warner Automotive, AirTran Holdings, Inc. and Centillium Communications, Inc.

Steven P. Fisher	45	Treasurer since January 2001 and Senior Vice President since July 2001. Mr. Fisher has held various positions with us since 1988, including serving as Assistant Treasurer and Corporate Vice President for Finance from 1997 to 2001 and Vice President from 1995 to 1997.

Donald H. Foley	61	Chief Engineering and Technology Officer since January 2005, Executive Vice President since July 2000, and a Director since July 2002. Dr. Foley has held various positions with us since 1992, including serving as Group President from February 2004 to January 2005 and a Sector Vice President from 1992 to July 2000.

John J. Hamre	55	Director since 2005. Dr. Hamre has served as the President and Chief Executive Officer of the Center for Strategic & International Studies, a public policy research institution, since 2000. Prior to joining us, Dr. Hamre served as U.S. Deputy Secretary of Defense from 1997 to 2000 and Under Secretary of Defense (Comptroller) from 1993 to 1997. Dr. Hamre is also a member of the board of directors of ChoicePoint, Inc., ITT Industries, Inc., and MITRE Corporation.

John R. Hartley	39	Senior Vice President and Corporate Controller since August 2005. Mr. Hartley has held various positions with our finance organization since 2001. For 12 years prior to that, he was with the accounting firm currently known as Deloitte & Touche LLP.

Anita K. Jones	63	Director since 1998. Dr. Jones is the Quarles Professor of Engineering at the University of Virginia where she has taught since 1989. From 1993 to 1997, Dr. Jones was on leave of absence from the University to serve as Director of Defense Research and Engineering in the U.S. Department of Defense. Dr. Jones also served as a Director of the Company from 1987 to 1993.

Name of director or officer	Age	Position(s) with the company and prior business experience
Harry M. J. Kraemer, Jr.	50	Director since 1997. Mr. Kraemer has been an executive partner of Madison Dearborn Partners, LLC, a private equity investment firm, since April 2005, and has served as a professor at the Kellogg School of Management at Northwestern University since January 2005. Mr. Kraemer previously served as the Chairman of Baxter International, Inc., or Baxter, a health-care products, systems and services company, from January 2000 until April 2004, as Chief Executive Officer of Baxter from January 1999 until April 2004 and as President of Baxter from April 1997 until April 2004. Mr. Kraemer also served as the Senior Vice President and Chief Financial Officer of Baxter from November 1993 to April 1997.

Claudine B. Malone	69	Director since 1993. Ms. Malone has served as the President of Financial & Management Consulting, Inc., a consulting company, since 1982. Ms. Malone is also a member of the board of directors of Hasbro, Inc., Lafarge North America, and Novell, Inc.

Larry J. Peck	58	Group President since February 2004. Mr. Peck has held various positions with us since 1978, including serving as a Sector Vice President from 1994 to February 2004.

Lawrence B. Prior, III	49	Group President since February 2005. Prior to joining us, Mr. Prior served as Chief Financial Officer and then President and Chief Executive Officer of LightPointe Communications, Inc. from 2000 until 2004.

Arnold L. Punaro	59	Executive Vice President, Business Development, Government Affairs and Communications since February 2005. Mr. Punaro has held various positions with us since 1997 including Sector Vice President and Senior Vice President, Director of Corporate Development. Mr. Punaro also served as the Staff Director of the Senate Armed Services Committee and retired as a Major General in the United States Marine Corps.

William A. Roper, Jr.	59	Corporate Executive Vice President since April 2000. Mr. Roper served as Senior Vice President from 1990 to 1999, Chief Financial Officer from 1990 to October 2000 and Executive Vice President from 1999 to 2000. Mr. Roper has served as a director of VeriSign, Inc. since November 2003.

Edward J. Sanderson, Jr.	57	Director since 2002. Mr. Sanderson retired from Oracle Corporation in 2001 after having served as an Executive Vice President since 1995. At Oracle, Mr. Sanderson was responsible for Oracle Product Industries, Oracle Consulting, and the Latin American Division. Prior to that he was President of Unisys World-wide Services and partner at both McKinsey & Company and Accenture (formerly Andersen Consulting).

Douglas E. Scott	48	Secretary since July 2003, Senior Vice President since January 1997 and General Counsel since 1992. Mr. Scott has held various positions with us since 1987, including serving as a Corporate Vice President from 1992 to January 1997.

George T. Singley III	60	Group President since February 2004. Mr. Singley has held various positions with us since 1998, including serving as a Sector Vice President from 2001 to February 2004 and Group Senior Vice President from 2000 to 2001.

Name of director or officer	Age	Position(s) with the company and prior business experience
Theoren P. Smith, III	51	Group President since February 2005. Dr. Smith served as Sector Vice President from July 2002 until February 2004 and Executive Vice President, Federal Business from February 2004 until February 2005. From 2000 to March 2002, Dr. Smith served as Global Chief Technology Officer at Cable & Wireless, PLC and as President of Cable & Wireless USA, Inc., which filed for bankruptcy protection in December 2003. Dr. Smith also served as Senior Vice President and Chief Technology Officer at Road Runner, LLC from 1999 to 2000.

Joseph P. Walkush	53	Executive Vice President since July 2000 and a Director since April 1996. Mr. Walkush has held various positions with us from 1976 to 1979 and since 1981, including serving as a Sector Vice President from 1994 to 2000.

John H. Warner, Jr.	64	Chief Administrative Officer since December 2003, Corporate Executive Vice President since 1996 and a Director since 1988. Dr. Warner has held various positions with us since 1973, including serving as Executive Vice President from 1989 to 1996.

A. Thomas Young	67	Director since 1995. Mr. Young retired from Lockheed Martin Corp. in 1995 after having served as an Executive Vice President from March 1995 to July 1995. Prior to its merger with Lockheed Corporation, Mr. Young served as the President and Chief Operating Officer of Martin Marietta Corp. from 1990 to 1995. Mr. Young is also on the board of directors of the Goodrich Corporation.

Board of Directors Composition and Committees

Our restated certificate of incorporation provides for a “classified” board of directors consisting of three classes, which shall be as equal in number as possible. The total number of authorized directors is to be between 10 and 18, with the exact size of the board to fixed by resolution of the board. Immediately following the completion of the IPO, we expect to have 13 directors.

Immediately prior to the completion of the IPO, the board of directors of New SAIC will have the following standing committees: an audit committee, a compensation committee, an ethics and corporate responsibility committee, an executive committee and a nominating and corporate governance committee. Except as noted below, we expect that the membership for the New SAIC board committees immediately following the completion of the IPO will be the same as the current membership for Old SAIC’s corresponding board committees.

Audit Committee. The purpose of the audit committee is to assist the board of directors in providing oversight of: (1) the integrity of our financial statements, including the financial reporting process, system of internal control and audit process, (2) our compliance with legal and regulatory requirements, (3) the registered public accountant’s qualifications and independence, (4) the performance of our internal audit function and registered public accountants and (5) financial reporting risk assessment and mitigation. The current members of the Old SAIC audit committee are C.B. Malone (Chair), W.H. Demisch, J.A. Drummond, A.K. Jones and H.M.J. Kraemer, Jr. Our board of directors has determined that each member is an independent director under our corporate governance guidelines. Our board of directors has also determined that J.A. Drummond, H.M.J. Kraemer, Jr. and C.B. Malone qualify as audit committee financial experts as defined by the rules under the Securities Exchange Act of 1934.

Compensation Committee. The compensation committee’s responsibilities include: (1) determining the compensation of the chief executive officer and reviewing and approving the compensation of the other executive officers, (2) approving and evaluating compensation plans, policies and programs, including incentive compensation and equity-based plans for employees and officers, (3) preparing an annual report on executive compensation for inclusion in our proxy statement or annual report on Form 10-K, in accordance with the rules and regulations of the Securities and Exchange Commission and (4) reviewing and making recommendations to the board of directors regarding director compensation. The current members of the Old SAIC compensation committee are E.J. Sanderson, Jr. (Chair), W.H. Demisch, A.K. Jones and H.M.J. Kraemer, Jr. Our board of directors has determined that each member is an independent director under our corporate governance guidelines.

Ethics and Corporate Responsibility Committee. The ethics and corporate responsibility committee duties include: (1) reviewing and making recommendations regarding the ethical responsibilities of our employees and consultants under our administrative policies and procedures, (2) reviewing and assessing our policies and procedures addressing the resolution of conflicts of interest involving us, our employees, officers and directors and addressing any potential conflict of interest involving us and a director or an executive officer, (3) reviewing and establishing procedures for the receipt, retention and treatment of complaints regarding violation of our policies, procedures and standards related to ethical conduct and legal compliance and (4) reviewing and evaluating the effectiveness of our ethics, compliance and training programs and related administrative policies. The current members of the Old SAIC ethics and corporate responsibility committee are A.K. Jones (Chair), J.A. Drummond, J.J. Hamre, C.B. Malone and J.H. Warner, Jr.

Executive Committee. The executive committee’s charter provides that, to the extent permitted by Delaware law, it shall have and may exercise all powers and authorities of the board of directors with respect to the following: (1) taking action on behalf of the board of directors during intervals between regularly scheduled meetings of the board of directors if it is impractical to delay action on a matter until the next regularly scheduled meeting of the board of directors, (2) overseeing and assisting management in the formulation and implementation of scientific research policies, (3) authorizing and approving the offer, issuance or sale of our capital stock, (4) authorizing the filing of registration statements, reports and other documents with the Securities and Exchange Commission and with state securities commissions, (5) authorizing the calling of the annual meeting of our stockholders, (6) within certain limits established by the board or directors, approving the acquisition of the business or assets of another company, (7) authorizing the preparation and filing of documentation to effect a merger between us and one or more subsidiary corporations, (8) reviewing and approving various financial matters, including matters pertaining to our capital structure, our financial projections, plans and strategies, our capital budget and capital budgeting processes, plans and strategies and our treasury operations, investment strategies, banking and cash management arrangements and financial risk management, including our policies and procedures related thereto and (9) authorizing the opening of bank accounts in our name, approving the establishment of loans or letters of credit and guaranteeing the repayment of indebtedness or contractual performance of our majority-owned subsidiaries. The current members of the Old SAIC executive committee are A.T. Young (Chair), D.P. Andrews, K.C. Dahlberg, J.J. Hamre, H.M.J. Kraemer, Jr. and E.J. Sanderson, Jr.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee’s responsibilities include: (1) identifying and recommending individuals qualified to become members of the board of directors, consistent with the criteria approved by the board of directors; (2) reviewing and making recommendations regarding the composition and procedures of the board of directors; (3) developing and recommending to the board of directors a set of corporate governance principles; (4) making recommendations regarding the size, composition and charters of the committees of the board of directors; (5) reviewing and developing long-range plans for chief executive officer and management succession and (6) developing and overseeing an annual self-evaluation process of the board of directors and its committees. The current members of the Old SAIC nominating and corporate governance committee are J.A. Drummond (Chair), D.P. Andrews, K.C. Dahlberg, C.B. Malone, J.H. Warner, Jr. and A.T. Young. Our board of directors has determined that the following members of the Old SAIC nominating and corporate governance committee are independent under our corporate governance guidelines: J.A. Drummond, C.B. Malone and A.T. Young. Immediately prior to the completion of the IPO, the membership of the nominating and corporate governance committee will be modified so that it will be comprised solely of independent directors.

Lead Director. In the event that our chairman of the board is not independent, the nominating and corporate governance committee will nominate an independent director to serve as our “lead director,” who is then approved by a majority of the independent directors. The lead director has the following principal responsibilities: (1) chairing meetings of the independent directors in executive session; (2) facilitating communications between other members of the board and the chairman of the board and/or the chief executive officer; (3) acting as a liaison to stockholders who request direct communication with the board; (4) consulting with the chairman of the board in the preparation of the agenda for each board meeting and in determining the need for special meetings of the board; (5) consulting with the chairman of the board and/or the chief executive officer on matters relating to corporate governance and board performance; and (6) acting as chairman of the board if the chief executive officer serving in that role is unable to perform those duties. Currently, Old SAIC’s lead director is A.T. Young.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has, at any time, been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Director Compensation

We intend to establish director compensation policies for New SAIC subsequent to the completion of the IPO that will be substantially similar to the existing policies of Old SAIC. However, where we have described director compensation previously consisting of shares of Old SAIC class A common stock, we instead expect to issue twice as many shares of New SAIC class A preferred stock, after giving effect to the conversion of each share of Old SAIC class A common stock into two shares of New SAIC class A preferred stock in the merger.

All non-employee directors are paid an annual retainer of $25,000 and the chairperson of a committee is paid an additional annual retainer of $10,000, except for the chairperson of the audit committee who is paid an additional annual retainer of $12,500. The lead director is also paid an additional annual retainer of $2,500. Non-employee directors also receive $1,500 for each meeting of the board of directors and $2,000 for each meeting of a committee on which they serve and are reimbursed for expenses incurred while attending meetings or otherwise performing services as a director. The directors are eligible to defer their fees into our Keystaff Deferral and Key Executive Stock Deferral Plans. In addition, a stock bonus of 1,000 shares of Old SAIC class A common stock is offered to independent director nominees as an inducement to join the board of directors.

Directors are eligible to receive stock options under the 1999 Stock Incentive Plan. For services rendered as a director during fiscal 2005, W.H. Demisch, J.A. Drummond, A.K. Jones, H.M.J. Kraemer, Jr., C.B. Malone, E.J. Sanderson, Jr. and A.T. Young each received options to purchase 12,000 shares of Old SAIC class A common stock at $42.27 per share, which was the stock price on the date of grant. All such options vest as to 20%, 20%, 20% and 40% on the first, second, third and fourth year anniversaries of the date of grant, respectively.

See “Certain Relationships and Related Party Transactions” for information with respect to transactions between us and certain persons related to or entities in which certain directors may be deemed to have an interest.

Indemnification of Directors and Officers

In conjunction with the IPO, we have entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our restated certificate of incorporation. These agreements, among other things, provide that we will indemnify, subject to applicable law and the terms thereof, our directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of such person’s service as a director or executive officer of us or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

EXECUTIVE COMPENSATION

We have not paid our executive officers any compensation for their service to New SAIC since its formation in August 2005. The following table sets forth information regarding the annual and long-term compensation for services to Old SAIC for fiscal 2005, 2004 and 2003, of those persons who were, at January 31, 2005 (1) the Chief Executive Officer and (2) the other four most highly compensated executive officers of Old SAIC, whom we collectively refer to as our “Named Executive Officers.” The following summary compensation table sets forth the annual and long-term compensation earned by the Named Executive Officers for the relevant fiscal year, whether or not paid in such fiscal year:

Summary Compensation Table

		Annual compensation						Long-term compensation
Name and principal position(s)	Year	Salary (1)		Bonus (2)		Other annual compensation (3)		Restricted Stock Awards (4)	Number of securities underlying options	All other compensation (5)
K.C. Dahlberg Chairman, Chief Executive Officer and President	2005 2004	$1,000,000 250,000	(7)	$1,500,000 1,010,000	(8)	$77,897 229,459	(6) (9)	$299,989 2,687,686	260,000 225,000	$	— —

D.P. Andrews Chief Operating Officer	2005 2004 2003	628,846 504,519 467,308		799,996 699,992 600,014		2,473 1,305 3,127		199,993 199,984 200,000	125,000 100,000 75,000		9,052 13,445 13,308

W.A. Roper, Jr. Corporate Executive Vice President	2005 2004 2003	476,590 475,962 473,847		799,996 500,009 399,993		6,275 5,825 7,845		130,003 149,988 150,007	55,000 60,000 75,000		9,052 13,442 13,308

T.E. Darcy Chief Financial Officer	2005 2004 2003	480,000 470,000 425,001		599,996 599,992 500,014		400 400 500		130,003 99,992 100,014	80,000 75,000 75,000		6,402 10,945 10,958

J.H. Warner, Jr. Chief Administrative Officer	2005 2004 2003	475,962 475,962 428,365		550,018 510,015 449,994		5,375 4,725 4,800		99,996 99,992 125,011	55,000 50,000 45,000		9,052 13,445 13,308

(1)	Includes amounts paid in lieu of unused comprehensive leave.

(2)	Includes the award of the following number of shares of Old SAIC class A common stock with a market value as of the date of grant (calculated by multiplying the “Formula Price” (as defined below under “Market for Old SAIC Common Stock and Related Stockholder Matters”) of Old SAIC class A common stock on the date of grant by the number of shares awarded) for fiscal 2005, 2004 and 2003, respectively, as follows: (a) K.C. Dahlberg: 10,000 shares with a market value of $405,500, 0 shares and 0 shares; (b) D.P. Andrews: 2,466 shares with a market value of $99,996, 2,738 shares with a market value of $99,992 and 3,497 shares with a market value of $100,014; (c) W.A. Roper, Jr.: 2,466 shares with a market value of $99,996, 1,917 shares with a market value of $70,009 and 1,748 shares with a market value of $49,993; (d) T.E. Darcy: 2,466 shares with a market value of $99,996, 2,738 shares with a market value of $99,992 and 3,497 shares with a market value of $100,014; and (e) J.H. Warner, Jr.: 1,850 shares with a market value of $75,018, 2,191 shares with a market value of $80,015 and 2,797 shares with a market value of $79,994.

(3)	Represents amounts paid or reimbursed by us on behalf of the Named Executive Officers for athletic, airline and country club memberships, financial planning and tax preparation services and relocation expenses.

(4)

The amount reported represents the market value on the date of grant (calculated by multiplying the Formula Price of the class A common stock on the date of grant by the number of shares awarded), without giving effect to the diminution in value attributable to the restrictions on such stock. Restricted stock vests as to 20%, 20%, 20% and 40% on the first, second, third and fourth year anniversaries of the date of grant, respectively. See “—Director Compensation—Continued vesting on vesting stock and options for retirees” for rights to continued vesting after retirement for certain holders. The amount reported represents the following number of restricted shares of class A common stock awarded for fiscal 2005, 2004 and 2003, respectively: (a) K.C. Dahlberg: 7,398 shares, 84,545 shares and 0 shares; (b) D.P. Andrews: 4,932 shares, 5,476 shares and 6,993 shares; (c) W.A. Roper, Jr.: 3,206 shares, 4,107 shares and 5,245 shares;

(d) T.E. Darcy: 3,206 shares, 2,738 shares and 3,497 shares; and (e) J.H. Warner, Jr.: 2,466 shares, 2,738 shares and 4,371 shares. As of January 31, 2005, the aggregate restricted stock holdings (other than restricted stock which has been deferred into the Key Executive Stock Deferral Plan) for the Named Executive Officers were as follows: (a) K.C. Dahlberg: 0 shares; (b) D.P. Andrews: 9,118 shares, with a market value as of such date of $369,735; (c) W.A. Roper, Jr.: 0 shares; (d) T.E. Darcy: 4,048 shares, with a market value as of such date of $164,146; and (e) J.H. Warner, Jr.: 3,411 shares, with a market value as of such date of $138,316. Dividends are payable on such restricted stock if and when declared. Although the Company has never declared or paid a dividend on its capital stock, we intend to pay a special dividend immediately prior to the completion of the IPO.

(5)	Represents amounts contributed or accrued by us for the Named Executive Officers under our 401(k) Profit Sharing Plan and Employee Stock Retirement Plan (ESRP).

(6)	Includes $67,897 for country club dues.

(7)	Mr. Dahlberg joined us as Chief Executive Officer in November 2003. Accordingly, compensation for 2004 is for a partial year.

(8)	Includes $660,000 paid as a cash sign-on bonus.

(9)	Represents the reimbursement of expenses incurred in connection with the relocation of K.C. Dahlberg and his family to our principal place of business.

Option Grants in Last Fiscal Year

The following table sets forth information regarding grants of options to purchase shares of class A common stock pursuant to our 1999 Stock Incentive Plan made during fiscal 2005 to the Named Executive Officers:

	Number of securities underlying options granted(1)		% of total options granted to employees in fiscal 2005	Exercise price (Per share)(2)	Expiration date	Potential realizable value at assumed annual rates of stock price appreciation for option term(3)
Name						5%	10%
K.C. Dahlberg	30,000 30,000		* *	$36.52 37.34	3/7/09 5/18/09	$302,694 309,491	$668,875 683,893
D.P. Andrews	100,000	(4)	1.4%	36.52	4/1/09	1,008,980	2,229,583
W.A. Roper, Jr.	60,000	(4)	*	36.52	4/1/09	605,388	1,337,750
T.E. Darcy	75,000	(4)	1.0	36.52	4/1/09	756,735	1,672,187
J.H. Warner, Jr.	50,000	(4)	*	36.52	4/1/09	504,490	1,114,791

*	Less than 1% of the total options granted to employees in fiscal 2005.

(1)	All such options vest as to 20%, 20%, 20% and 40% on the first, second, third and fourth year anniversaries of the date of grant, respectively. See “—Management—Summary of Compensation Plans—Continued vesting on vesting stock and options for retirees” for rights to continued vesting after retirement for certain holders.

(2)	The exercise price is equal to the Formula Price of the Old SAIC class A common stock on the date of grant.

(3)	The potential realizable value is based on an assumption that the Formula Price of the Old SAIC class A common stock will appreciate at the annual rate shown (compounded annually) from the date of grant until the end of the five-year option term. These values are calculated based on the regulations promulgated by the Securities and Exchange Commission and should not be viewed in any way as an estimate or forecast of the future performance of our common stock.

(4)	Although the listed grants of options were made during fiscal 2005, such grants relate to service for fiscal 2004.

Option Exercises and Fiscal Year-End Values

The following table sets forth information regarding the exercise of options during fiscal 2005 and unexercised options to purchase Old SAIC class A common stock granted during fiscal 2005 and prior years under our 1998 Stock Option Plan and 1999 Stock Incentive Plan to the Named Executive Officers and held by them at January 31, 2005:

	Shares acquired on exercise	Value realized	Number of securities underlying unexercised options at January 31, 2005		Value of unexercised in-the-money options at January 31, 2005(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
K.C. Dahlberg	—	—	45,000	240,000	$394,200	$1,794,000
D.P. Andrews	60,000	$1,143,900	215,000	260,000	2,529,450	1,964,800
W.A. Roper, Jr.	45,000	857,925	243,000	222,000	2,908,290	1,835,760
T.E. Darcy	—	—	217,921	201,438	2,179,157	1,537,743
J.H. Warner, Jr.	60,000	733,200	66,000	144,000	610,710	1,119,140

(1)	Based on the Formula Price of the Old SAIC class A common stock as of such date less the exercise price of such options.

Employment and Severance Agreements

Old SAIC and Mr. Dahlberg are parties to two letter agreements, each dated October 3, 2003 (Dahlberg Letter Agreements) pursuant to which Mr. Dahlberg serves as Old SAIC’s Chief Executive Officer. Pursuant to the Dahlberg Letter Agreements, Mr. Dahlberg received or will receive: (1) a base salary of $1,000,000 per year, (2) a cash sign-on bonus of $660,000, (3) an award of 84,545 shares of vesting Old SAIC class A common stock, (4) an award of a vesting option to purchase up to 225,000 shares of Old SAIC class A common stock, (5) reimbursement of expenses incurred in connection with the relocation of Mr. Dahlberg and his family to our principal place of business, (6) a gross up to Mr. Dahlberg’s salary to cover the federal, state and local income and employment tax liability on the relocation benefits, (7) a country club membership, (8) first class seating for business travel, (9) up to $10,000 for financial planning and/or tax preparation within the first two years of employment and (10) disability insurance. The Dahlberg Letter Agreements provide that in the event Mr. Dahlberg’s employment is involuntarily terminated before November 2006, for reasons other than cause, we would continue Mr. Dahlberg’s base salary, target short-term bonus and benefits until November 2006. In order to receive these severance benefits, Mr. Dahlberg would be required to sign a release and a non-compete/non-solicitation agreement. At the end of the severance period, Mr. Dahlberg would be provided with at least two years of non-paid consulting status during which his unvested options and stock would continue to vest. For purposes of the Dahlberg Letter Agreements, “cause” is defined as (1) a willful failure to substantially perform his duties, (2) gross misconduct or (3) conviction of a felony.

Old SAIC has entered into severance agreements with certain key officers. The severance agreements provide that if the officer is involuntarily terminated without cause or resigns for good reason within a 24 month period following a change in control, the officer will be paid all accrued salary and a pro rata bonus for the year of termination and a single lump sum equal to three times the officer’s then current salary and bonus amount. The officer will also receive such life insurance, disability, medical, dental, hospitalization, financial counseling and tax consulting benefits as are provided to other similarly situated executives who continue in the employ of Old SAIC for the 36 months following termination and up to 12 months of outplacement counseling. Vesting will be accelerated as provided in Old SAIC’s various equity incentive and deferral plans. The officer is not entitled to receive a “gross up” payment to account for any excise tax that might be payable under the Internal Revenue Code, although he or she may elect to receive the full value of the severance payments and pay the excise tax or have the severance payments reduced to the extent necessary to avoid an excise tax.

Other than these agreements, we have not entered into any employment agreements with our executive officers.

Equity Compensation Plans

Information with respect to our equity compensation plans as of January 31, 2005 is set forth below:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)		Weighted- average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by security holders (1)	36,824,540	(2)	$31.44	36,233,366	(3)(4)
Equity compensation plans not approved by security holders (5)	—		—	—	(5)

Total	36,824,540		$31.44	36,233,366

(1)	The following equity compensation plans approved by security holders are included in this plan category: the 1999 Stock Incentive Plan, the Restated Bonus Compensation Plan and the 2004 Employee Stock Purchase Plan. No information is provided with respect to the New SAIC equity compensation plans described below. See “—Summary of compensation plans.”

(2)	Represents shares of Old SAIC class A common stock reserved for issuance upon the exercise of outstanding options awarded under the 1999 Stock Incentive Plan. Does not include shares to be issued pursuant to purchase rights under the 2004 Employee Stock Purchase Plan.

(3)	Represents 9,628,035 shares of Old SAIC class A common stock under the 2004 Employee Stock Purchase Plan and 26,605,331 shares under the 1999 Stock Incentive Plan. The maximum number of shares that may be awarded under the 1999 Stock Incentive Plan is limited to the sum of (a) 24 million shares, (b) the number of shares available for awards under the 1998 Stock Option Plan as of September 30, 1999 and (c) the number of shares which become available under the 1998 Stock Option Plan after September 30, 1999 as a result of forfeitures, expirations, cancellations or sales of shares acquired through the exercise of options to us to satisfy tax withholding obligations. In addition, the 1999 Stock Incentive Plan provides for an automatic share reserve increase on the first day of each calendar year after 1999 by an amount equal to 5% of outstanding shares of Old SAIC class A common stock on such day. However, shares reserved for future awards under the 1999 Stock Incentive Plan is limited to 15% of total outstanding shares of Old SAIC class A common stock.

(4)	The Restated Bonus Compensation Plan provides for bonus awards that may be paid in cash, restricted stock or vested stock. The Restated Bonus Compensation Plan does not provide for a maximum number of shares available for future issuance however, the bonus pool for each fiscal year cannot exceed 7.5% of our revenues for the fiscal year.

(5)	The Stock Compensation Plan and the Management Stock Compensation Plan are not approved by security holders and are included in this plan category. These plans do not provide for a maximum number of shares available for future issuance.

Summary of Compensation Plans

Set forth below is a summary of the stock-based compensation plans maintained by Old SAIC, which will be assumed by New SAIC following the merger, and the new stock-based compensation plans to be adopted by New SAIC in connection with the merger. All shares of Old SAIC class A common stock outstanding under these compensation plans will be converted into shares of New SAIC class A preferred stock and all stock options and other rights to receive shares of Old SAIC class A common stock under these compensation plans will be assumed by New SAIC pursuant to the merger and will thereafter represent the right to acquire shares of New SAIC class A preferred stock. The special dividend will be paid with respect to Old SAIC class A common stock held by the Old SAIC stock-based compensation plans following the merger and conversion of such shares into New SAIC class A preferred stock.

1999 Stock Incentive Plan

General. In 1999, our board of directors and stockholders approved the 1999 Stock Incentive Plan. The 1999 Stock Incentive Plan was adopted as a successor to our 1998 Stock Option Plan. The 1999 Stock Incentive Plan provides our and our affiliates’ employees, directors and consultants the opportunity to receive stock options, stock appreciation rights, vested stock awards, restricted stock awards, restricted stock units, performance awards and other similar types of stock awards. Options granted under the 1999 Stock Incentive Plan may be either “incentive stock options,” as defined under Section 422 of the Code or nonqualified stock options. The 1999 Stock Incentive Plan terminates on April 9, 2019, but no incentive stock options may be granted under the plan after April 9, 2009.

If the 2006 Equity Incentive Plan becomes effective, we will cease granting awards under the 1999 Stock Incentive Plan. If the 2006 Equity Incentive Plan does not become effective, the 1999 Stock Incentive Plan will continue in operation pursuant to its terms.

Share Reserve. We are authorized to grant stock options and stock awards for the purchase of 6,000,000 shares of Old SAIC class A common stock, plus the shares described below, under the 1999 Stock Incentive Plan. Shares of Old SAIC class A common stock available for issuance under the 1998 Stock Option Plan as of September 30, 1999 and shares of Old SAIC class A common stock subject to outstanding options under the 1998 Stock Option Plan as of September 30, 1999 that may be returned to us because the options are forfeited, expire or are canceled without delivery of shares of stock, the shares are retained to satisfy tax withholding on option exercises or the options result in the forfeiture of shares of stock back to us will continue to be available for issuance under the 1999 Stock Incentive Plan.

Automatic Annual Increase of Share Reserve. The 1999 Stock Incentive Plan provides that the share reserve will be cumulatively increased for each year after 1999 by a number of shares that is equal to 5% of the outstanding shares of Old SAIC class A common stock as of the first business day of each calendar year, provided that in no event will the number of shares authorized for issuance exceed 15% of the outstanding shares of Old SAIC class A common stock. If the 2006 Equity Incentive Plan becomes effective, this annual share increase will cease.

Administration. The 1999 Stock Incentive Plan is administered by our board of directors or a committee or employee as the board of directors may appoint to administer the plan. The board, board committee or employee is referred in the 1999 Stock Incentive Plan as the administrator.

Eligibility. Awards under the 1999 Stock Incentive Plan may be granted to our employees, directors and consultants. Incentive stock options may be granted only to our employees. The administrator determines the individuals who are granted awards under the 1999 Stock Incentive Plan.

Nontransferability of Awards. Unless otherwise provided in an award agreement, awards granted under the 1999 Stock Incentive Plan are not transferable except to a designated beneficiary upon death and may be exercised during the awardee’s lifetime only by the awardee or by his or her legal representative.

Right of Repurchase. Pursuant to Old SAIC’s certificate of incorporation, all shares of Old SAIC class A common stock acquired pursuant to awards under the 1999 Stock Incentive Plan are subject to our right of repurchase upon the participant’s termination of employment or affiliation with us at the then prevailing Formula Price of shares of Old SAIC class A common stock. These restrictions will lapse following the completion of the merger.

Stock Options. An option represents the right to purchase shares of Old SAIC class A common stock upon the payment of a pre-established exercise price. The 1999 Stock Incentive Plan authorizes the administrator to determine the exercise price of options at the time the options are granted. Unless otherwise specified in an award agreement, the exercise price will be the fair market value of Old SAIC class A common stock on the date of the grant. The exercise price of an incentive stock option may not be less than 100% of the fair market value of our class A common stock on the date of grant. The exercise price of a nonqualified stock option may not be less than 85% of the fair market value of our class A common stock on the date of grant. The 1999 Stock Incentive Plan authorizes the administrator to determine the vesting schedule applicable to options, as well as the means of payment for shares issued on exercise of an option. The term of an option may be no more than ten years from the date of grant, except that an incentive stock option granted to a 10% stockholder may not have a term of more than five years. No option may be exercised after the expiration of its term.

Stock Awards. Stock awards may be restricted stock awards, vested stock awards, restricted stock units, stock appreciation rights, performance awards or other similar stock awards. Restricted stock awards and vested stock awards are grants of a specific number of shares of our class A common stock that either vest or have restrictions that lapse over time in accordance with a vesting schedule. Restricted stock units represent a promise to deliver shares of our class A common stock, or an amount of cash or property equal to the value of the underlying shares, at a future date. Stock appreciation rights are rights to receive cash and/or shares of our class A common stock based on the amount by which the fair market value of a specific number of shares of our class A common stock on the exercise date exceeds the exercise price established by the administrator. Performance awards are rights to receive amounts, in cash or shares of class A common stock, based upon our or a participant’s performance during the period between the date of grant and a pre-established future date. The terms and conditions of a stock award will be found in an award agreement. Vesting and restrictions on the ability to exercise stock awards may be conditioned upon the achievement of one or more goals, as determined by the administrator in its discretion. Recipients of restricted shares may have voting rights and may receive dividends on the granted shares prior to the time the restrictions lapse.

Change in Control. The 1999 Stock Incentive Plan provides that, except as provided in an award agreement, outstanding awards will become fully vested upon the occurrence of a change of control. The merger will not constitute a change of control.

Amendment and Termination. Our board of directors may at any time amend, suspend or terminate the 1999 Stock Incentive Plan. However, no amendment may, without stockholder approval, increase the maximum number of shares for which awards may be granted or change the class of employees eligible to participate in the 1999 Stock Incentive Plan.

2004 Employee Stock Purchase Plan

General. In 2004, our board of directors and stockholders approved the 2004 Employee Stock Purchase Plan. The 2004 Employee Stock Purchase Plan was adopted as a successor to our 2001 Employee Stock Purchase Plan. The 2004 Employee Stock Purchase Plan provides our employees with an opportunity to purchase Old SAIC class A common stock through voluntary payroll deductions. The 2004 Employee Stock Purchase Plan terminates on July 31, 2007, unless earlier terminated by our board of directors.

If the 2006 Employee Stock Purchase Plan becomes effective, we will cease issuing shares under the 2004 Employee Stock Purchase Plan. If the 2006 Employee Stock Purchase Plan does not become effective, the 2004 Employee Stock Purchase Plan will continue in operation pursuant to its terms.

Share Reserve. We have reserved a total of 6,000,000 shares of Old SAIC class A common stock for purchase under the 2004 Employee Stock Purchase Plan.

Administration. The 2004 Employee Stock Purchase Plan is administered by a committee of the board.

Eligibility. Generally, all of our employees are eligible to participate in the 2004 Employee Stock Purchase Plan, except for employees of subsidiaries that have not been designated as eligible for participation. However, no person may participate in the 2004 Employee Stock Purchase Plan who owns stock having more than 5% of the total combined voting power or value of all classes of our capital stock.

Purchase of Shares. Shares of class A common stock purchased under the 2004 Employee Stock Purchase Plan may be acquired in our limited market or purchased from us out of authorized but unissued shares. Shares are purchased for the account of each participant on four predetermined purchase dates during the year.

Payroll Deductions. The 2004 Employee Stock Purchase Plan permits participants to purchase shares of Old SAIC class A common stock through payroll deductions of between 1% and 10% of the participant’s compensation up to a maximum of $25,000 per year. Compensation is defined by a committee of the board and includes at a minimum regular wages, salary or commissions paid to the employee.

Company Contribution. We contribute a certain percent of the purchase price of each share of Old SAIC class A common stock purchased under the 2004 Employee Stock Purchase Plan. The percent we contribute is determined by a committee of the board within a range between 0% and 15% of the purchase price.

Purchase Price. Unless otherwise determined by our board of directors, the purchase price of each share of Old SAIC class A common stock purchased under the 2004 Employee Stock Purchase Plan is the prevailing Formula Price.

Withdrawals. Participants may withdraw from the 2004 Employee Stock Purchase Plan, terminate their election to purchase shares and obtain repayment of the balance of any funds held in their accounts, without interest, at any time prior to the purchase of shares.

Restrictions on Shares Purchased. All shares purchased pursuant to the 2004 Employee Stock Purchase Plan are subject to our right of repurchase upon the participant’s termination of employment or affiliation with us at the then prevailing Formula Price of shares of Old SAIC class A common stock. These restrictions will lapse following the completion of the merger.

Qualification Under the Code. The 2004 Employee Stock Purchase Plan is designed to qualify as an “employee stock purchase plan” under Section 423(b) of the Code.

Nontransferability. Amounts credited to a participant employee’s stock purchase account may not be transferred by a participant other than by will or the laws of descent and distribution.

Amendment and Termination. Our board of directors has the authority to amend or terminate the 2004 Employee Stock Purchase Plan, except that no amendment may, without stockholder approval, increase the maximum number of shares available for purchase under the 2004 Employee Stock Purchase Plan or deny to participating employees the right to withdraw from the 2004 Employee Stock Purchase Plan and obtain all amounts then held in their stock purchase accounts.

Amended and Restated 1984 Bonus Compensation Plan

General. Our 1984 Bonus Compensation Plan was approved by our directors and stockholders in 1984 and amended and restated by our directors and stockholders in 1999. The Amended and Restated 1984 Bonus Compensation Plan provides for the grant of annual and long-term bonuses and other stock- and cash-based performance awards. The Restated Bonus Compensation Plan will continue in effect until terminated by our board of directors.

Authorized Awards. The Restated Bonus Compensation Plan authorizes the grant to eligible participants of bonus awards in each of our fiscal years with an aggregate fair market value of up to the bonus pool for that year. The bonus pool for each fiscal year is established by the committee of our board of directors administering the Restated Bonus Compensation Plan, but may not exceed 7.5% of our consolidated revenue for the year. The maximum fair market value of awards that may be granted to any individual during a fiscal year under the Restated Bonus Compensation Plan is $25,000,000. Bonus awards may be denominated in cash or shares of Old SAIC class A common stock, or any combination of cash and stock.

Administration. The Restated Bonus Compensation Plan is administered by a committee of our board of directors as determined in accordance with the provisions of the Restated Bonus Compensation Plan.

Eligibility. Employees, directors and consultants of us and our affiliates are eligible to participate in the Restated Bonus Compensation Plan. The committee, in its discretion, determines the eligible individuals who will be granted bonus awards.

Form of Bonus Award. Bonus awards under the Restated Bonus Compensation Plan may be granted in the form of cash, restricted stock or vested stock. Restricted stock awards are grants of Old SAIC shares of class A common stock subject generally to forfeiture and transfer restrictions which lapse in accordance with a vesting schedule or upon the satisfaction of specified conditions. Vested stock awards are grants of shares of Old SAIC class A common stock that have rights that vest in accordance with a vesting schedule or upon the satisfaction of specified conditions. The vesting schedule or conditions are established by the committee at the time of grant.

Bonus Programs. Awards under the Restated Bonus Compensation Plan are granted under one of several programs, as described below:

•	CEO Bonus Program. The CEO bonus program provides for the grant of bonus awards to employees who are involved in corporate development or administration or are senior employees. Awards are made upon recommendation of our chief executive officer and may be granted up to the aggregate amount of the CEO bonus fund for the year.

•	Group Bonus Program. The group bonus fund provides for the grant of bonus awards to individuals who contribute to the success of each of our major operating groups. Awards are granted upon recommendation of each group manager and may be granted up to the amount of the group bonus fund for the year.

•	Performance Awards. Performance awards are rights to receive amounts, in cash or shares of Old SAIC class A common stock, based upon our or a participant’s performance during the period between the date of grant and a pre-established future date.

Nontransferability. Except as otherwise provided in the award agreement, bonus awards granted pursuant to the Restated Bonus Compensation Plan are not transferable except to a designated beneficiary upon death. All shares of Old SAIC class A common stock acquired pursuant to bonus awards under the Restated Bonus Compensation Plan are subject to our right of repurchase upon the participant’s termination of employment or affiliation with us at the then prevailing Formula Price.

Change in Control. The Restated Bonus Compensation Plan provides that, except as provided in the award agreement, outstanding bonus awards become fully vested on the occurrence of a change in control. The merger will not constitute such a change in control.

Amendment and Termination. Our board of directors or its committee administering the Restated Bonus Compensation Plan may at any time amend, suspend or terminate the Restated Bonus Compensation Plan.

Management Stock Compensation Plan

General. Our Management Stock Compensation Plan was approved by our board of directors in 1996. The Management Stock Compensation Plan is an unfunded compensation arrangement established to make deferred awards of Old SAIC class A common stock to selected management and highly compensated employees. The Management Stock Compensation Plan will continue in effect until all amounts have been distributed in accordance with the terms of the plan or our board of directors terminates the plan.

Administration. The Management Stock Compensation Plan is administered by a committee appointed by our board of directors.

Eligibility. Awards under the Management Stock Compensation Plan may be granted to members of our management or highly compensated employees as determined by a committee appointed by our board of directors.

Participation and Awards. Awards are made by an individual or group of individuals appointed by our board called the awarding authority. The awarding authority has discretion to designate those employees who are to receive share units to be credited to an account created for that employee.

Awards Held in Trust. Within a reasonable period of time following the date of an award, we contribute to a trust fund, formed for purposes of the Management Stock Compensation Plan, shares of Old SAIC class A common stock or an amount of money sufficient for the trustee to purchase shares of Old SAIC class A common stock corresponding to the share units awarded.

Vesting and Forfeiture. Each account is subject to a vesting schedule not to exceed seven years. Vesting ceases upon termination of the awardee’s employment for any reason other than death of the awardee. In the event of the death of an awardee, all of his or her accounts become immediately vested. The unvested portion of an awardee’s account upon termination of employment is immediately forfeited by the awardee, and the unvested shares are returned to us or reallocated in accordance with the committee’s directions and the terms of the trust.

Distribution. Generally, an awardee may elect to have the vested portion of his or her account distributed within a reasonable period of time following the date it becomes vested or the awardee’s employment terminates. If the awardee fails to make an election, his or her account is distributed in full within a reasonable period of time following the seventh anniversary of the date of the award. Each distribution is made in the form of Old SAIC class A common stock unless the committee determines that distribution of Old SAIC class A common stock is impossible or creates an adverse impact on us, in which case the committee may determine to make the distribution in cash.

Nontransferability. No awardee may assign any of the benefits or payments or proceeds which the awardee may expect to receive under the Management Stock Compensation Plan except pursuant to the laws of descent and distribution or to a designated beneficiary in the event of the awardee’s death.

Change in Control. Every account will become fully vested and will be immediately distributed to the awardees upon the occurrence of a change in control. The merger will not constitute such a change in control.

Amendment and Termination. Our board of directors may at any time amend or terminate the Management Stock Compensation Plan for any reason. In the event of an amendment or termination, benefits will either be paid out when due under the terms of the Management Stock Compensation Plan or as soon as possible as determined by the committee in its sole discretion.

Stock Compensation Plan

General. Our Stock Compensation Plan was approved by our board of directors in 1996 and was amended in 2001. The Stock Compensation Plan is an unfunded compensation arrangement established to make deferred awards of Old SAIC class A common stock to selected employees. The Stock Compensation Plan will continue in effect until all amounts have been distributed in accordance with the terms of the plan or our board of directors terminates the plan.

Administration. The Stock Compensation Plan is administered by a committee appointed by our board of directors.

Eligibility. Awards under the Stock Compensation Plan may be granted to our employees.

Participation and Awards. Awards are made by an individual or group of individuals appointed by our board called the awarding authority. The awarding authority has discretion to designate those employees who are to receive share units to be credited to an account created in favor of that employee.

Awards Held in Trust. Within a reasonable period of time following the date of an award, we contribute to a trust fund, formed for purposes of the Stock Compensation Plan, shares of Old SAIC class A common stock or an amount of money sufficient for the trustee to purchase shares of Old SAIC class A common stock corresponding to the share units awarded.

Vesting and Forfeiture. Each account is subject to a vesting schedule not to exceed seven years. Vesting ceases upon termination of the awardee’s employment for any reason other than death of the awardee. In the event of the death of an awardee, all of his or her accounts become immediately vested. The unvested portion of an awardee’s account upon termination of employment is immediately forfeited by the awardee, and the unvested shares are returned to us or reallocated in accordance with the committee’s directions and the terms of the trust.

Distribution. Generally, an awardee may elect to have the vested portion of his or her account distributed within a reasonable period of time following the date it becomes vested or the awardee’s employment terminates. If the awardee fails to make this election, his or her account is distributed in full within a reasonable period of time following the seventh anniversary of the date of the award. Each distribution is made in the form of stock unless the committee determines that distribution of Old SAIC class A common stock is impossible or creates an adverse impact on us, in which case the committee may determine to make the distribution in cash.

Nontransferability. No awardee may transfer any of the benefits or payments or proceeds which the awardee may expect to receive under the plan except pursuant to the laws of descent and distribution or to a designated beneficiary in the event of awardee’s death.

Change in Control. Every account will become fully vested and will be immediately distributed to the awardees upon the occurrence of a change in control. The merger will not constitute such a change in control.

Amendment and Termination. Our board of directors may at any time amend or terminate the Stock Compensation Plan for any reason. In the event of an amendment or termination, benefits will either be paid out when due under the terms of the Stock Compensation Plan or as soon as possible as determined by the committee in its sole discretion.

2006 Equity Incentive Plan

In August 2005, our board of directors adopted the 2006 Equity Incentive Plan, which is attached to this proxy statement/prospectus as Annex C. The 2006 Equity Incentive Plan provides for the grant of stock options

(including incentive stock options, as defined in section 422 of the Internal Revenue Code, and nonstatutory stock options), restricted stock, restricted stock units, deferred stock, stock appreciation rights, performance shares and other similar types of awards (including other awards under which recipients are not required to pay any purchase or exercise price, such as phantom stock rights), as well as cash awards. New SAIC stock subject to the 2006 Equity Incentive Plan will either be our new class A preferred stock or new common stock as determined by the committee of our board of directors administering the 2006 Equity Incentive Plan. The 2006 Equity Incentive Plan will not become effective until approved by our stockholders, which approval we are seeking in this proxy statement/prospectus. For a discussion of the 2006 Equity Incentive Plan see “Proposal II—Approval of 2006 Equity Incentive Plan.”

2006 Employee Stock Purchase Plan

In August 2005, our board of directors adopted the 2006 Employee Stock Purchase Plan, which is attached to this proxy statement/prospectus as Annex D. The 2006 Employee Stock Purchase Plan provides our employees (and the employees of any of our majority-owned subsidiaries designated by our board of directors) with an opportunity to purchase new class A preferred stock (or new common stock as determined by the compensation committee of our board of directors) through accumulated payroll deductions at a discounted purchase price. The 2006 Employee Stock Purchase Plan will become effective on March 1, 2006, subject to the closing of the merger and stockholder approval, which approval we are seeking in this proxy statement/prospectus. For a discussion of the 2006 Equity Incentive Plan see “Proposal III—Approval of 2006 Employee Stock Purchase Plan.”

Continued Vesting on Vesting Stock and Options for Retirees

Certain qualifying retirees may continue holding and vesting in their vesting stock (including units of vesting stock held in the Key Executive Stock Deferral Plan) and stock options after retirement, if they have held such securities for at least 12 months prior to retirement. Qualifying retirement is defined as terminating service with us (1) after age 59 1/2 with at least ten years of service with us, (2) after age 59 1/2 when age at termination plus years of service with us equals at least 70 or (3) after reaching the applicable mandatory retirement age regardless of their length of service with us for officers and directors subject to the reporting requirements of Section 16 of the Securities Exchange of 1934, so-called “Section 16 Officers and Directors.” We have the right to terminate this continued vesting in certain circumstances. We also have the right to repurchase shares held by retirees after their options are exercised and/or their shares are fully vested. If a retiree is a participant in our Alumni Program (a program for eligible retirees where we have no repurchase right on their shares during the first five years after termination, but would have the right to repurchase the shares during the second five years on an established schedule with the ability to accelerate the repurchase during the second five years), we have the right to repurchase shares held by the retiree upon the termination of the retiree’s participation in the Alumni Program. However, for Section 16 Officers and Directors retiring after reaching mandatory retirement age, this policy change will apply to all unvested stock and options held by them, regardless of when the vesting stock and options were awarded.

Deferred Compensation Plans

We maintain two deferred compensation plans, the Keystaff Deferral Plan and the Key Executive Stock Deferral Plan, for the benefit of key executives and directors that allow eligible participants to elect to defer all or a portion of their annual bonus compensation. We make no contributions under the Keystaff Deferral Plan but do credit participant accounts for deferred compensation amounts and interest earned. Interest is accrued based on the Moody’s Seasoned Corporate Bond Rate (6.03% in 2005). Deferred balances will generally be paid upon termination unless the participant has met the 10-year service requirement to defer distribution to age 65. Under the Key Executive Stock Deferral Plan, eligible participants may elect to defer all or a portion of their annual bonus compensation. We make no contributions to the accounts of participants, which generally correspond to shares of Old SAIC class A common stock held in a trust for the benefit of participants. Deferred balances will generally be paid upon retirement or termination.

Employee Stock Retirement Plan

We have an Employee Stock Retirement Plan (ESRP), in which eligible employees participate. Cash or stock contributions to the ESRP are based upon amounts determined annually by our board of directors and are allocated to participants’ accounts based on their annual eligible compensation. We recognize the fair value of Old SAIC class A common stock or the amount of cash contributed in the year of contribution as compensation expense. The vesting requirements for the ESRP are the same as the vesting requirements for our contributions to the 401(k) Plan. Any participant who leaves us, whether by retirement or otherwise, may be able to elect to receive either cash or shares of our common stock as a distribution from their account. Shares of Old SAIC class A common stock distributed from the ESRP bear a limited put option that, if exercised, would require us to repurchase all or a portion of the shares at their then current fair value during two specified 60-day periods following distribution. If the shares are not put to us during the specified periods, the shares no longer bear a put option, and we will not be required to repurchase the shares. Although we have no current intention to do so, if necessary, we believe we have the ability to eliminate the limited put option feature on shares held by the ESRP. We intend to seek IRS guidance concerning the treatment of the special dividend payable with respect to shares held in the ESRP. Based on that guidance, we may amend certain terms of this plan.

401(k) Plan

We have one principal 401(k) Profit Sharing Plan (401(k) Plan), which is the result of the merger of our Profit Sharing Retirement Plan with our Cash or Deferred Arrangement effective November 28, 2003. The 401(k) Plan is qualified under Section 401(a) of the Code and its associate trust are exempt from federal income taxation under Section 501(a) of the Code. The 401(k) Plan allows eligible participants to defer a portion of their income through payroll deductions. Such deferrals are fully vested, are not taxable to the participant until distributed from the 401(k) Plan upon termination, retirement, permanent disability or death and may be matched by us. In addition, we may also provide a profit sharing contribution. Participants’ interests in our matching and profit sharing contributions vest ratably over five years. Participants also become fully vested upon reaching age 59 1/2, permanent disability or death. We currently provide a matching contribution to a 50% match for each dollar an employee contributes to the 401(k) Plan, up to 6% of the employee’s eligible compensation. We intend to seek IRS guidance concerning the treatment of the special dividend payable with respect to shares held in the 401(k) Plan. Based on that guidance, we may amend certain terms of this plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In conjunction with the retirement of J.R. Beyster from the board of directors, in fiscal 2005, we made a $4 million cash donation in the name of J.R. Beyster, our former Chairman of the Board, Chief Executive Officer and President, to the UC San Diego Foundation for the benefit of the Beyster Institute, a part of the Rady School of Management at the University of California, San Diego. The Beyster Institute at the Rady School of Management engages in teaching, research, public education and outreach related to advancing and encouraging others in the field of employee ownership and entrepreneurship. The Beyster Institute was previously a part of the Foundation for Enterprise Development (the Foundation), a non-profit organization established by J.R. Beyster, which is engaged in a broad range of research and education activities. In addition, in fiscal 2005, we donated $150,000 in cash to the Foundation and committed to donate $150,000 per year for four more years. In each of fiscal 2004 and fiscal 2003, we made total annual contributions of $700,000 to the Foundation, in the form of cash, rent-free occupancy in our facilities and donated services. J.R. Beyster is the President and a member of the Board of Trustees of the Foundation and M.A. Walkush, sister of J.P. Walkush, an Executive Vice President and a Director, and a consulting employee of us, is a consultant and a Senior Fellow for the Foundation. Each of T.E. Darcy, a Corporate Executive Vice President and Chief Financial Officer, and J.P. Walkush have previously served as members of the Board of Trustees of the Foundation. M.A. Walkush received $95,774 in cash compensation from us for services rendered during fiscal 2003.

On July 9, 2004, we and J.R. Beyster entered into a letter agreement in conjunction with J.R. Beyster’s retirement from the board of directors. Pursuant to this letter, in fiscal 2005, we (1) paid J.R. Beyster $104,000 as compensation for providing business and strategic support to assist with the transition to our new Chairman, Chief Executive Officer and President, (2) provided J.R. Beyster and his spouse with medical, dental, vision and life insurance benefits equivalent to those generally provided to our employees, (3) transferred ownership of the company car utilized by J.R. Beyster and (4) provided travel agency services to J.R. Beyster and his spouse.

J.R. Beyster, as Trustee of the Beyster Family Trust, entered into a Rule 10b5-1 trading plan with Bull, Inc., our wholly-owned broker-dealer subsidiary. The Rule 10b5-1 trading plan, dated June 15, 2004, directed Bull, Inc. to sell on behalf of the Beyster Family Trust 190,639 shares of Old SAIC class A common stock in Old SAIC’s limited market in the July 2004 trade and 190,639 shares of Old SAIC class A common stock in Old SAIC’s limited market in the October 2004 trade, provided the sale price was at or above $25.00 per share. Pursuant to this trading plan, the Beyster Family Trust sold 190,639 shares of Old SAIC class A common stock in Old SAIC’s limited market in the July 2004 trade and 190,639 shares of Old SAIC class A common stock in Old SAIC’s limited market in the October 2004 trade.

D.M. Albero, son of C.M. Albero, Group President and Chairman of the Board of AMSEC LLC, is an employee of AMSEC LLC. For services rendered during fiscal 2005, D.M. Albero received a salary of $103,061, a cash bonus of $8,000 and 65 vesting shares of Old SAIC class A common stock, which had a market value on the date of grant of $2,479. Such vesting shares of Old SAIC class A common stock vest as to 20%, 20%, 20% and 40% on the first, second, third and fourth year anniversaries of the date of grant, respectively. For services rendered during fiscal 2004, D.M. Albero received $109,463 in cash compensation. D.M. Albero is a Senior Consulting Analyst.

J.F. Beyster, son of J.R. Beyster, is an employee of our company. For services rendered during each of fiscal 2005, 2004 and 2003, J.F. Beyster received a salary of $70,162, $70,692 and $60,720, respectively. J.F. Beyster is a Mechanical Engineer.

M.A. Beyster, daughter of J.R. Beyster, is an employee of our company. For services rendered during fiscal 2005, M.A. Beyster received a salary of $146,332, cash bonuses of $9,000 and $3,000 and options to acquire 300 shares of Old SAIC class A common stock at $38.14 per share, which was the fair market value on the date of the grant. For services rendered during fiscal 2004, M.A. Beyster received $133,535 in cash compensation, 82 shares of Old SAIC class A common stock, which had a market value on the date of the grant of $2,995, 55 shares of Old SAIC vesting class A common stock, which had a market value on the date of the grant of $2,009 and options to acquire 300 shares of Old SAIC class A common stock at $36.52 per share, which was the Formula Price on the date of the grant. For services rendered during fiscal 2003, M.A. Beyster received $128,000 in cash compensation, 70 shares of Old SAIC class A common stock, which had a market value on the date of the grant of $2,002, 105 shares of Old SAIC vesting class A common stock, which had a market value on the date of the grant of $3,003 and options to acquire 300 shares of Old SAIC class A common stock at $28.60 per share, which was the Formula Price on the date of the grant. Such shares of Old SAIC vesting class A common stock and options both vest as to 20%, 20%, 20% and 40% on the first, second, third and fourth year anniversaries of the date of grant, respectively. M.A. Beyster is currently a Business Development Manager in our Life Science Office developing business in pharmaceutical and biotechnology firms, and has previously served as a Business Development Manager for each of our Pfizer Bio Sciences Division and our Engineering and Environmental Management Services Group.

B.D. Rockwood, son of Stephen D. Rockwood, our former Executive Vice President and Chief Technology Officer and Director, is an employee of our company. For services rendered during fiscal 2005, B.D. Rockwood received a salary of $185,000, a cash bonus of $14,000, 148 shares of Old SAIC class A common stock which had a market value on the date of grant of $6,001, 123 shares of Old SAIC vesting class A common stock which had a market value on the date of grant of $4,988 and options to acquire 1,550 shares of Old SAIC class A common stock at $40.55 per share, which was the Formula Price on the date of each grant. For services rendered during fiscal 2004, B.D. Rockwood received $181,279 in cash compensation, 55 shares of Old SAIC class A common stock, which had a market value on the date of grant of $2,009, 41 shares of Old SAIC vesting class A common stock, which had a market value on the date of grant of $1,497 and options to acquire 500 shares of Old SAIC class A common stock at $36.52 per share, which was the Formula Price on the date of the grant. Such vesting shares of class A common stock and options both vest as to 20%, 20%, 20% and 40% on the first, second, third and fourth year anniversaries of the date of grant, respectively. B.D. Rockwood is a Director of Business Operations in the Security and Transportation Technology business unit, and has previously served as a Business Developer in such business unit.

W.A. Downing, a former director whose term expired in June 2005, also provided services to us and received compensation at a fixed hourly rate in addition to his annual retainer and meeting fees as a director. In fiscal 2005, 2004 and 2003, W.A. Downing received compensation of $332,500, $387,813 and $280,000, respectively, for these services.

During fiscal 2003, NetworkCar, Inc. (NetworkCar), a startup company in which SAIC Venture Capital Corporation (VCC) owned equity interests, merged with The Reynolds and Reynolds Company, an unaffiliated third party. At the time of the transaction, two of our executive officers and directors at such time, J.E. Glancy and J.P. Walkush, owned equity interests in and were members of the Board of Directors of NetworkCar. J.E. Glancy made his equity investment prior to VCC’s initial investment. J.E. Glancy also acquired debt interests in NetworkCar at a time when it needed additional funding for operations; VCC declined to participate in this financing. In connection with the merger, VCC, J.E. Glancy and J.P. Walkush received net amounts of approximately $1,650,000, $740,500 and $170,000, respectively, for their debt and equity interests in NetworkCar. Ryan Glancy, J.E. Glancy’s son, was an employee of NetworkCar and received approximately $122,760 for his equity ownership interest in NetworkCar as well as a $75,000 compensatory payment. Ryan Glancy was also entitled to receive up to $50,000 over a one-year period, offset by any claims for indemnification. In order to obtain the consent of certain unaffiliated common stockholders whose votes were necessary to approve the merger, certain other stockholders (including VCC and J.E. Glancy) agreed to have a portion of the $9,500,000 aggregate cash consideration that the NetworkCar stockholders otherwise would have received pursuant to applicable organizational and contractual documents reallocated to the common stockholders (primarily NetworkCar employees). To accomplish this reallocation, VCC and J.E. Glancy (along with two other stockholders) agreed to make certain capital contributions to NetworkCar. As a result, VCC and J.E. Glancy received approximately $780,000 and $175,000 less, respectively, than they would have received in the merger, and J.P. Walkush and Ryan Glancy received approximately $9,000 and $12,500 more, respectively, than they would have received in the merger in the absence of the reallocation and capital contributions.

PRINCIPAL STOCKHOLDERS

The following table presents information concerning the beneficial ownership of the shares of Old SAIC class A common stock as of October 26, 2005 by each of our current directors, our Chief Executive Officer, each of the other Named Executive Officers and all of our executive officers and current directors as a group. To our knowledge, no person, other than Vanguard Fiduciary Trust Company (Vanguard), in its capacity as trustee of certain of our retirement plans) beneficially owned more than 5% of the outstanding shares of Old SAIC class A common stock as of this date. Unless otherwise noted below, the address for each beneficial holder is c/o SAIC, Inc., 10260 Campus Point Drive, San Diego, California 92121.

	Number of shares beneficially owned (1)	Percentage of outstanding common stock (2)
Name and address of beneficial owner
D.P. Andrews	406,628	*
K.C. Dahlberg	132,450	*
T.E. Darcy	170,160	*
W.H. Demisch	132,509	*
J.A. Drummond	3,860	*
D.H. Foley	161,913	*
J.J. Hamre	1,000	*
A.K. Jones	58,724	*
H.M.J. Kraemer, Jr.	71,561	*
C.B. Malone	110,618	*
W.A. Roper, Jr.	264,700	*
E.J. Sanderson, Jr.	9,297	*
J.P. Walkush	269,955	*
J.H. Warner, Jr.	349,613	*
A.T. Young	51,921	*
Vanguard Fiduciary Trust Company, as trustee 400 Vanguard Boulevard Malvern, PA 19355 (3)	76,861,582	43.7%
All executive officers and directors as a group (21 persons)	2,755,011	1.6%

*	Less than 1%.

(1)	The beneficial ownership depicted in the table includes: (i) the approximate number of shares allocated to the account of the individual by the Trustee of the Company’s ESRP and 401(k) Profit Sharing Plan as follows: D.P. Andrews (15,334 shares), K.C. Dahlberg (450 shares), T.E. Darcy (588 shares), D.H. Foley (8,484 shares), W.A. Roper, Jr. (23,700 shares), J.P. Walkush (23,726 shares), J.H. Warner, Jr. (110,745 shares) and all executive officers and directors as a group (252,525 shares); (ii) shares subject to options exercisable within 60 days following October 26, 2005 as follows: D.P. Andrews (210,000 shares), K.C. Dahlberg (102,000 shares), T.E. Darcy (121,037 shares), W.H. Demisch (25,200 shares), J.A. Drummond (2,400 shares), D.H. Foley (125,000 shares), A.K. Jones (25,200 shares), H.M.J. Kraemer, Jr. (25,200 shares), C.B. Malone (25,200 shares), W.A. Roper, Jr. (216,000 shares), E.J. Sanderson, Jr. (6,000 shares), J.P. Walkush (74,000 shares), J.H. Warner, Jr. (119,000 shares), A.T. Young (25,200 shares) and all executive officers and directors as a group (1,331,781 shares); (iii) shares held by spouses, minor children or other relatives sharing a household with the individual as follows: T.E. Darcy (239 shares) and all executive officers and directors as a group (6,139 shares) and (iv) shares held by certain trusts established by the individual as follows: T.E. Darcy (45,673 shares), W.H. Demisch (93,309 shares), C.B. Malone (85,418 shares), W.A. Roper, Jr. (25,000 shares), J.H. Warner, Jr. (116,506 shares) and all executive officers and directors as a group (497,840 shares). The beneficial ownership depicted in the table does not include the following shares held in a rabbi trust in the form of share units for the account of the individual in the Key Executive Stock Deferral Plan or the Management Stock Compensation, which shares are not deemed to be beneficially owned by the individual as follows: D.P. Andrews (39,091 shares), K.C. Dahlberg (91,943 shares), T.E. Darcy (22,624 shares), W.H. Demisch (22,049 shares), J.A. Drummond (1,816 shares), D.H. Foley (14,511 shares), J.J. Hamre (424 shares), A.K. Jones (1,987 shares), H.M.J. Kraemer, Jr. (17,790 shares), W.A. Roper, Jr. (182,403 shares), J.P Walkush (46,492 shares), J.H. Warner, Jr. (43,837 shares), A.T. Young (28,206 shares) and all executive officers and directors as a group (602,896 shares).

(2)	Based on 171,594,350 shares of Old SAIC class A common stock outstanding as of October 26, 2005 and assuming the conversion of the 209,884 shares of Old SAIC class B common stock outstanding as of October 26, 2005 into shares of Old SAIC class A common stock at a conversion ratio of 20 for 1.

(3)	Shares held by Vanguard are voted as directed by the plan participants.

DESCRIPTION OF CAPITAL STOCK, CERTIFICATE OF INCORPORATION AND BYLAWS

Authorized Capitalization

New SAIC’s capital structure will consist of 2 billion authorized shares of common stock; 1.5 billion authorized shares of class A preferred stock, of which 50 million will be designated series A-1 preferred stock, 150 million will be series A-2 preferred stock, 150 million will be series A-3 preferred stock and 1.15 billion will be series A-4 preferred stock; and 10 million authorized shares of undesignated preferred stock.

Old SAIC’s capital structure consists of 1 billion authorized shares of class A common stock, 5 million authorized shares of class B common stock and 3,000,000 authorized shares of preferred stock. As of the record date, 171,488,844 shares of class A common stock, 209,787 shares of class B common stock and no shares of preferred stock were outstanding.

When the merger becomes effective, all the outstanding new class A preferred stock of New SAIC will be validly issued, fully paid and nonassessable. When our public offering is completed, all the outstanding new common stock of New SAIC will be validly issued, fully paid and nonassessable.

Description of New SAIC’s Restated Certificate of Incorporation

Other key provisions of New SAIC’s restated certificate of incorporation, which is included as Annex B to this proxy statement/prospectus, are as follows:

•	Right of First Refusal. New SAIC’s restated certificate of incorporation will not include the right of first refusal that is contained in our current certificate of incorporation.

•	Right of Repurchase. New SAIC’s restated certificate of incorporation will not include a right of repurchase on termination of affiliation as an employee, director or consultant that is contained in our current certificate of incorporation.

•	No Stockholder Action by Written Consent. New SAIC’s restated certificate of incorporation prohibits stockholder action by written consent. This does not differ from our current certificate of incorporation.

•	No Stockholder Ability to Call a Special Meeting. New SAIC’s restated certificate of incorporation will provide that special meetings of our stockholders may be called only by our board of directors, a majority of our board of directors or a committee designated by our board of directors. This does not differ from our current certificate of incorporation.

•	Limitation of Director Liability. New SAIC’s restated certificate of incorporation will provide that our directors are not liable to the corporation or any of our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for breach of duty of loyalty to the corporation or its stockholders

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law

•	under Section 174 of the General Corporation Law of the State of Delaware

•	for transactions from which the director derived an improper personal benefit

These director liability provisions do not differ from our current certificate of incorporation.

•	Indemnification of Directors and Officers. New SAIC’s restated certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent authorized by the General Corporation Law of the State of Delaware, subject to limited exceptions. This does not differ from our current certificate of incorporation.

•	Classified Board of Directors. New SAIC’s restated certificate of incorporation provides for a classified board of directors. This does not differ from our current certificate of incorporation.

•	Cumulative Voting. New SAIC’s restated certificate of incorporation provides that our stockholders are entitled to cumulative voting in the election of our directors. This does not differ from our current certificate of incorporation.

Comparison of Our Currently Outstanding Old SAIC Common Stock to New SAIC Class A Preferred Stock and Common Stock

The following table compares our currently outstanding Old SAIC class A and class B common stock to New SAIC class A preferred stock and common stock.

	Old SAIC Common Stock	New SAIC Class A Preferred Stock	New SAIC Common Stock
Public market	None	None	We have been approved for listing of the new common stock on the New York Stock Exchange.
Voting	One vote per class A share and 20 votes per class B share on all matters voted upon by our stockholders. There is cumulative voting for the election of directors.	10 votes per share on all matters to be voted upon by our stockholders. There is cumulative voting for the election of directors.	One vote per share on all matters to be voted upon by our stockholders. There is cumulative voting for the election of directors.
Conversion	Class A shares are not convertible; class B shares are convertible into class A shares on a 20 for 1 basis.

Class A preferred shares are convertible into common shares on a 1 for 1 basis after an initial restriction period that expires at different times for each of series A-1, A-2, A-3 and A-4 preferred shares.

Restriction periods expire:

•   series A-1 preferred stock: on April 1, 2006

•   series A-2 preferred stock: 180 days after our public offering

•   series A-3 preferred stock: 270 days after our public offering

•   series A-4 preferred stock: 360 days after our public offering

Not convertible

	Old SAIC Common Stock	New SAIC Class A Preferred Stock	New SAIC Common Stock
Transfer restrictions	Subject to a right of first refusal by Old SAIC. A limited internal market is maintained, which permits stockholders to offer for sale class A shares on predetermined trade dates and at prices determined by our board of directors.

Class A preferred shares may not be transferred to anyone other than a permitted transferee until the following restriction periods have expired:

•   series A-1 preferred stock: on April 1, 2006

•   series A-2 preferred stock: 180 days after our public offering

•   series A-3 preferred stock: 270 days after our public offering

•   series A-4 preferred stock: 360 days after our public offering.

Class A preferred shares that are transferred after expiration of the applicable restriction period to someone who is not a “permitted transferee” automatically will convert into new common shares. A “permitted transferee” of an employee includes the employee’s immediate family members or a trust established by that employee for the sole benefit of one or more of his or her immediate family members.

None
Mergers or consolidations	In the event we merge, consolidate or enter into a business combination, other than a transaction in which we are the survivor and does not result in any reclassification or change in the outstanding shares, the consideration to be received with respect to each class B share must equal 20 times the consideration to be received with respect to each class A share. In any such transaction in which shares of capital stock are distributed, they may differ as to the rights of the holders thereof to the extent and only to the extent that such rights differ as set forth in Old SAIC’s certificate of incorporation.	In the event of any merger or consolidation to which New SAIC is a party (whether or not New SAIC is the surviving entity), the holders of class A preferred stock and new common stock will be entitled to receive, on a per share basis, the same amount and form of stock and other securities and property (including cash).

	Old SAIC Common Stock	New SAIC Class A Preferred Stock	New SAIC Common Stock
Dividends and other distributions	Subject to the rights of the holders of preferred stock, holders of class A and class B shares are entitled to receive dividends in cash, stock or otherwise as our board of directors may declare from time to time out of our legally available assets or funds, provided that any dividend declared and paid with respect to each class B share shall be equal to 20 times the per share dividend declared and paid with respect to each class A share.	Subject to the rights of any other series of preferred stock that may come into existence from time to time, the holders of class A preferred shares and the holders of common shares will be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of New SAIC as may be declared thereon by the board of directors out of funds legally available therefor, provided, however, that in the event such dividend is paid in the form of shares of capital stock or rights to acquire capital stock, the holders of class A preferred shares shall receive class A preferred shares or rights to acquire class A preferred shares, as the case may be, and the holders of common shares shall receive common shares or rights to acquire common shares, as the case may be.
Subdivisions or combinations	Neither class may be subdivided, consolidated, reclassified or otherwise changed unless the relative powers, preferences, rights, qualifications, limitations and restrictions applicable to the other class are maintained.	If New SAIC shall in any manner split, subdivide or combine the outstanding shares of new class A preferred stock, the outstanding shares of the new common stock shall be proportionately split, subdivided or combined in the same manner and on the same basis; and if New SAIC shall in any manner split, subdivide or combine the outstanding shares of common stock, the outstanding shares of class A preferred stock shall be proportionately split, subdivided or combined in the same manner and on the same basis.
Liquidation	Subject to the rights of any series of preferred stock that may come into existence from time to time, in the event of the voluntary or involuntary liquidation, dissolution or winding up of Old SAIC, the holders of class A shares and the holders of class B shares will be entitled to share, equally and ratably, all assets and funds of whatever kind available for distribution to the holders of common stock; provided, however, that the amount of such assets and funds distributed with respect to each class B share will be equal to 20 times the per share amount distributed with respect to each class A share.	Subject to the rights of any other series of preferred stock that may come into existence from time to time, in the event of the voluntary or involuntary liquidation, dissolution or winding up of New SAIC, the holders of class A preferred shares and the holders of common shares will be entitled to share equally, on a per share basis, all assets of whatever kind available for distribution to the holders of capital stock.

Additional Preferred Stock

We have authorized 10 million shares of undesignated preferred stock. Our board of directors has the authority to issue shares of this preferred stock, from time to time, on terms that it may determine, in one or more series, and to fix the designations, voting powers, preferences and relative participating, optional or other special rights of each series, and the qualifications, limitations or restrictions of each series, to the fullest extent permitted by Delaware law. The issuance of shares of our undesignated preferred stock could have the effect of decreasing the market price of our common stock, impeding or delaying a possible takeover and adversely affecting the voting and other rights of the holders of common stock. We have no present intention to issue shares of our undesignated preferred stock.

Anti-Takeover Effects of Various Provisions of Delaware Law and New SAIC’s Restated Certificate of Incorporation and Restated Bylaws

Our current certificate of incorporation and bylaws, and New SAIC’s restated certificate of incorporation and restated bylaws, contain provisions that may have some anti-takeover effects. Provisions of Delaware law may have similar effects under both our current certificate of incorporation and New SAIC’s restated certificate of incorporation.

Delaware Anti-Takeover Statute

We are now, and New SAIC will be, subject to Section 203 of the General Corporation Law of the State of Delaware. Subject to specific exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time of the transaction in which the person became an interested stockholder, unless:

•	the “business combination,” or the transaction in which the stockholder became an “interested stockholder” is approved by the board of directors prior to the time the “interested stockholder” attained that status, or

•	upon consummation of the transaction that resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or

•	at or subsequent to the time a person became an “interested stockholder,” the “business combination” is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the “interested stockholder”

“Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to various exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock based on the percentage of the votes of such voting stock. These restrictions could prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts with respect to us and, therefore, may discourage attempts to acquire us.

In addition, various provisions of our certificate of incorporation and bylaws and New SAIC’s restated certificate of incorporation and restated bylaws, which are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Mergers with Related Persons

Our certificate of incorporation and New SAIC’s restated certificate of incorporation generally require that mergers and certain other business combinations between us and a related person must be approved by the holders of securities having 80% of our outstanding voting power, as well as by the holders of a majority of the voting power of such securities that are not owned by the related person. A “related person” means any holder of 5% or more of our outstanding voting power. Under Delaware law, unless the certificate of incorporation provides otherwise, only a majority of our outstanding voting power is required to approve certain of these transactions, such as mergers and consolidations, while certain other of these transactions would not require stockholder approval.

These requirements of our certificate of incorporation and New SAIC’s restated certificate of incorporation do not and will not, apply, however, to a business combination with a related person, if the transaction:

•	is approved by our board of directors before the related person acquired beneficial ownership of 5% or more of our outstanding voting power, or

•	is approved by a majority of the members of our board of directors who are not affiliated with the related person and who were directors before the related person became a related person, or

•	involves only us and one or more of our subsidiaries and certain other conditions are satisfied

No Stockholder Action by Written Consent; Calling of Special Meetings of Stockholders

Our certificate of incorporation and New SAIC’s restated certificate of incorporation prohibit stockholder action by written consent. They also provide that special meetings of our stockholders may be called only by the board of directors, a majority of the board of directors or a committee designated by the board of directors.

Advance Notice Requirements For Stockholder Proposals

Our bylaws and New SAIC’s bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, including the nomination of persons for election to the board of directors, must provide timely notice of their proposal in writing to the corporate secretary. Under New SAIC’s restated bylaws, to be timely, a stockholder’s notice generally must be delivered or mailed and received at our principal offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by New SAIC). These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Authorized but Unissued Shares

New SAIC’s authorized but unissued shares of new common stock, new class A preferred stock and preferred stock will be available for future issuance without your approval. We may issue these additional shares for a variety of corporate purposes, including raising additional capital, making acquisitions or joint ventures and incentivizing employees. The existence of authorized but unissued shares of new common stock, new class A preferred stock and undesignated preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Supermajority Provisions

The General Corporation Law of the State of Delaware provides generally that the affirmative vote of a majority in voting power of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

Our current certificate of incorporation provides that the following provisions may be amended only by a vote of at least two-thirds of the in voting power of the outstanding shares of our stock entitled to vote:

•	the authority of the board of directors to make, repeal, alter, amend and rescind the bylaws

•	the provisions relating to the number, classification, election and removal of the directors

•	the provisions relating to the inability of stockholders to act by written consent or call special meetings

•	the provisions requiring approval of two-thirds of the voting power of our stock entitled to vote on the foregoing

In addition, our current certificate of incorporation and the restated certificate of incorporation of New SAIC provide that, under certain circumstances, any amendment of the article related to business combinations requires (1) the vote of at least 80% in voting power of all of the outstanding shares of our stock entitled to vote and (2) the vote of at least a majority in voting power of the outstanding shares of our stock entitled to vote other than shares of voting stock that are beneficially owned by a related person that directly proposed such amendment.

The restated certificate of incorporation of New SAIC requires a two-thirds vote of the stockholders to amend any of the provisions relating to the number of directors and the establishment of classes of directors for purposes of director election, stockholders acting by written consent, the calling of special meetings or any amendment of the restated bylaws of New SAIC by the stockholders.

Limitations on Liability and Indemnification of Directors and Officers

The General Corporation Law of the State of Delaware authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our certificate of incorporation and New SAIC’s restated certificate of incorporation include a provision that eliminates the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for breach of duty of loyalty to the corporation or its stockholders

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law

•	under Section 174 of the General Corporation Law of the State of Delaware

•	for transactions from which the director derived an improper personal benefit

Our certificate of incorporation and New SAIC’s restated certificate of incorporation provide that we must indemnify our directors and officers to the fullest extent authorized by the General Corporation Law of the State of Delaware, subject to limited exceptions, and under specified circumstances advance and pay their expenses in defending any proceedings to the fullest extent not prohibited by applicable law. We are authorized by the General Corporation Law of the State of Delaware to carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees and to enter into separate indemnification agreements with our directors and executive officers. We currently maintain certain directors and officers’ coverage, and we have entered into indemnification agreements with our directors, executive officers and board-appointed officers. We believe that these indemnification provisions and indemnification agreements and this insurance are necessary to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of defense, settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Transfer Agent and Registrar

Mellon Investor Services LLC will be the Transfer Agent and Registrar for new class A preferred stock and new common stock.

MARKET FOR OLD SAIC STOCK AND

RELATED STOCKHOLDER MATTERS

The following description of Old SAIC’s limited market, the method of determining prices and the historical prices of our class A common stock is provided to better enable you to compare our current stock system with the revised capital structure and terms of the new class A preferred stock and new common stock following the merger and public offering.

The Limited Market

Since its inception, Old SAIC has followed a policy of remaining essentially employee owned. As a result, there has never been a general public market for any of our securities. In order to provide some liquidity for our stockholders, however, Old SAIC has maintained a limited secondary market, which we call the “limited market,” through our wholly owned broker-dealer subsidiary, Bull, Inc.

The limited market permits existing stockholders to offer for sale shares of class A common stock on predetermined days which we call a “trade date.” Generally, there are four trade dates each year; however, a scheduled trade date could be postponed or cancelled. In fact, the trade originally scheduled for July 26, 2002 was postponed to August 16, 2002 in order to establish a new stock price after it was determined that the stock price set by the board of directors on July 12, 2002 no longer represented the fair market value. A trade date typically occurs one week after our board of directors meetings.

The last limited market trade prior to the proposed IPO occurred in October 2005. For our 401(k) plan and certain other retirement plans, there will be a December 2005 trade before the IPO in which participants in those plans may offer to buy or sell shares in accordance with the terms of those plans. In addition, we will conduct four scheduled trades for our retirement plans following completion of the IPO in which participants in retirement plans may offer to buy or sell shares in accordance with the terms of those plans. Old SAIC, in the December 2005 trade, and New SAIC, in the four scheduled trades following completion of the IPO, will have the right, but not the obligation, to buy or sell the net balance of shares offered by participants in the retirement plans. In addition, following the IPO, the retirement plans will have the opportunity to convert shares of new class A preferred stock into new common stock and sell those shares into the public market to the extent permissible under the transfer restrictions on the new class A preferred stock.

All sales and purchases are made at the prevailing price of the class A common stock determined by the board of directors or its stock policy committee pursuant to the valuation process described below. All participants who wish to participate in a particular trade must submit a trade request in the form of a limit order. A limit order is a request to buy stock at or below the limit price specified by the person placing the order or a request to sell stock at any price equal to or above the limit price specified. A limit order will not be processed if the limit price is not satisfied by the price established by the board of directors unless the order is modified. A participant may not submit both a buy limit order and a sell limit order on the same account for the same trade.

The purchase of class A common stock in the limited market is restricted to:

•	current employees of Old SAIC and eligible subsidiaries who desire to purchase class A common stock in an amount that does not exceed a pre-approved limit established by the board of directors or a designated committee of the board

•	current employees, consultants and non-employee directors of Old SAIC and eligible subsidiaries who have been specifically approved by the board of directors or its designated committee to purchase a specified number of shares which may exceed the pre-approved limit

•	trustees or agents of the retirement and benefit plans of Old SAIC and its eligible subsidiaries

If the aggregate number of shares offered for sale in the limited market on any trade date is greater than the aggregate number of shares sought to be purchased by authorized buyers, offers by stockholders to sell 2,000 or less shares of class A common stock (or up to the first 2,000 shares if more than 2,000 shares of class A common stock are offered by any such stockholder) will be accepted first. Offers to sell shares in excess of 2,000 shares of class A common stock will be accepted on a pro-rata basis determined by dividing the total number of shares remaining under purchase orders by the total number of shares remaining under sell orders. If, however, there are insufficient purchase orders to support the primary allocation of 2,000 shares of class A common stock for each proposed seller, then the purchase orders will be allocated equally among all of the proposed sellers up to the total number of shares offered for sale.

We are currently authorized, but not obligated, to purchase shares of class A common stock in the limited market on any trade date, but only if and to the extent that the number of shares offered for sale by stockholders exceeds the number of shares sought to be purchased by authorized buyers, and we, in our discretion, determine to make such purchases. However, the number of shares we may purchase in the limited market on any given trade date is subject to legal and contractual restrictions. Under Delaware law, we may repurchase our shares only out of available surplus. In addition, financial covenants under our credit agreement or agreements we enter into in the future may restrict our ability to repurchase shares. In deciding whether to make such purchases, we will consider a variety of factors, including our cash position and cash flows, investment and capital activities, financial performance, financial covenants, the number of shares outstanding and the amount of the undersubscription in the market. We have purchased a significant amount of class A common stock in the limited market during recent periods. We purchased a total of 9,331,128 shares on the trade dates in fiscal year 2005 and a total of 6,824,113 shares on the trade dates in fiscal year 2004. These purchases accounted for 75.4% and 65.5%, respectively, of the total shares purchased by all buyers in the limited market during fiscal years 2005 and 2004. Our purchases balanced the number of shares offered for sale by stockholders with the number of shares sought to be purchased by authorized buyers. We may not continue to purchase such excess shares in the future. Accordingly, if the aggregate number of shares offered for sale exceeds the aggregate number of shares sought to be purchased by authorized buyers, and we elect not to participate in a trade or otherwise limit our participation in a trade, our stockholders may be unable to sell all the shares they desire to sell in the limited market. Because no other market exists for our stock, our stockholders may be unable to sell all the shares they desire to sell. In addition, if a limited market trade were undersubscribed and prorated or the liquidity of our stock in the limited market were otherwise impaired, the stock price, as set by the board of directors, could be adversely impacted because the independent appraiser could apply or increase any liquidity discount used in valuing our stock.

During the 2005 and 2004 fiscal years, the trustees of certain of our retirement and benefit plans purchased an aggregate of 2,294,161 and 2,351,031 shares, respectively, in the limited market. These purchases accounted for approximately 18.5% and 22.6% of the total shares purchased by all buyers in the limited market during fiscal years 2005 and 2004, respectively. Such purchases may change in the future, depending on the levels of participation in and contributions to such plans and the extent to which such contributions are invested in class A common stock. In addition, the trustees of our retirement plans are not permitted to purchase shares of our class A common stock in the limited market unless the stock price established by the board of directors is determined in good faith by the plan fiduciaries, in reliance on an appraisal by an independent appraiser, to be the fair market value of the shares. The inability of the retirement plans to purchase shares in the limited market could adversely impact the liquidity of our stock.

To the extent that purchases by the trustees of our retirement and benefit plans decrease, and purchases by us decrease or do not increase, the ability of stockholders to resell their shares in the limited market, were it to continue, would likely be adversely affected. Although all shares of class A common stock offered for sale were sold in the limited market on each trade date occurring during fiscal years 2005 and 2004, a stockholder desiring to sell all or a portion of his or her shares of our class A common stock on any future trade date in the limited market, were it to continue, may not be able to do so.

To the extent that the aggregate number of shares sought to be purchased by authorized buyers exceeds the aggregate number of shares offered for sale by stockholders, we may, but are not obligated to, sell authorized but unissued shares of class A common stock in the limited market. In making this determination, we consider a variety of factors, including our cash position and cash flows, investment and capital activities, financial performance, financial covenants, the number of shares outstanding and the amount of the over subscription in the limited market. The final determination is not made before the trade date. In fiscal years 2005 and 2004, we did not sell any shares of class A common stock in the limited market as the number of shares sought to be purchased by authorized buyers did not exceed the number of shares offered for sale by stockholders. To the extent that we choose not to sell authorized but unissued shares of class A common stock in the limited market, your ability to purchase shares in the limited market may be adversely affected. We cannot assure you that you will be able to buy shares of our class A common stock on any future trade date in the limited market, were it to continue.

Price Determination of Old SAIC Class A Common Stock

Valuation Process

Our board of directors has historically determined the price of the class A common stock using the valuation process described below. In establishing the stock price, the board of directors considers a broad range of valuation data and financial information, including analysis provided by Houlihan Lokey Howard & Zukin Financial Advisors, Inc., or HLHZ, our independent appraisal firm. The board also considers valuation data and financial information relating to publicly traded companies considered by our appraiser to be comparable to Old SAIC or relevant to the valuation of our stock. The valuation process includes the valuation formula set forth below, which has an earnings component and an equity component and includes a variable called the market factor. After considering the analysis of the independent appraisal firm and other valuation data and information, the board of directors sets the market factor at the value that causes the formula to yield a stock price that the board believes represents a fair market value for the class A common stock within a broad range of financial criteria. The stock price and market factor, as determined by the board of directors, remain in effect until subsequently changed by the board of directors or its designated committee.

The class A common stock is traded in the limited market maintained by Bull, Inc. at the stock price determined by the board of directors. In accordance with our current certificate of incorporation, the price of the class B common stock is equal to 20 times the stock price applicable to the class A common stock.

Role of Appraiser

In conjunction with the board of directors’ valuation process, HLHZ performs an appraisal of our class A common stock using market multiple analysis of comparable public companies as part of its methodology to value Old SAIC as a whole and major business areas of Old SAIC.

In its appraisal of our stock, HLHZ may apply, and from time to time has applied, a liquidity discount based on its assessment of the liquidity provided by the limited market. HLHZ provides substantial valuation data and analysis, which the board relies upon, among other factors, in establishing the stock price. The data and analysis include the reasonable range of fair market value established by the appraisers. In establishing the range of fair market value, the appraiser considers, among other things, the volatility of the stock prices and implied volatility of stock options of the comparable companies and any significant publicly traded securities that we may own.

After the board has established the stock price, HLHZ reviews the price and provides an opinion letter to the board of directors and the Old SAIC retirement plans committee as to whether the stock price appears to reflect the fair market value of our stock.

Stock Price Formula

The following formula is used in the valuation method:

The price per share is equal to the sum of:

(1) a fraction, the numerator of which is our stockholders’ equity at the end of the fiscal quarter immediately preceding the date on which a price determination is to occur, adjusted to reflect the value of our publicly traded equity securities classified as investments in marketable securities, as well as the profit or loss impact, if any, on stockholders’ equity arising from investment activities, non-recurring gains or losses on sales of business units, subsidiary common stock or similar transactions closed, as of the valuation date (“E”), and the denominator of which is the number of outstanding common shares and common share equivalents at the end of such fiscal quarter (“W1”) and

(2) a fraction, the numerator of which is 5.66 multiplied by the market factor (“M” or “market factor”), multiplied by our operating income for the four fiscal quarters immediately preceding the price determination, net of taxes, excluding investment activities, losses on impaired intangible assets, non-recurring gains or losses on sales of business units, subsidiary common stock and similar items, and including our equity in the income or loss of unconsolidated affiliates and the minority interest in income or loss of consolidated subsidiaries (“P”), and the denominator of which is the weighted average number of outstanding common shares and common share equivalents for those four fiscal quarters, as used by us in computing diluted earnings per share (“W”).

The formula, shown as an equation, is as follows:

Stock Price =	E	+	5.66MP
	W1		W

The number of outstanding common shares and common share equivalents described above in the formula assumes that each share of class B common stock is converted into 20 shares of class A common stock.

The board of directors first used a valuation formula in establishing the price of the class A common stock in 1972. The valuation formula has periodically been modified ever since. The market factor concept was first added to the formula in 1973. The 5.66 factor was added to the formula in 1976 as a constant to cause the price generated by the formula to reflect a fair market value of the class A common stock. In 1984, the board of directors, with the assistance of an outside appraisal firm, began its current practice of establishing the value of the market factor to reflect the broad range of business, financial and market forces that also affect the fair market value of the class A common stock. In 2001, the board of directors approved the modifications of the definitions of the “E” or the stockholders’ equity component and “P” or the earnings component of the formula. Before approving these changes to the formula, the board of directors consulted with HLHZ and then determined that these definitional changes were appropriate and that our valuation process would continue to generate a fair market value of the class A common stock within a broad range of financial criteria.

Other Valuation Considerations

In determining the price of the class A common stock, the board of directors considers many relevant factors, including:

•	valuation input from HLHZ

•	the performance of the general securities markets and relevant industry growth

•	our historical financial performance versus comparable public companies

•	the prospects for our future performance

•	the value of our investments

•	general economic conditions

•	general capital market considerations

•	other factors the board of directors deems appropriate

Although orders to buy or sell shares of class A common stock in the limited market must be entered prior to the board’s determination of the stock price, this information is not made available to the board of directors and is not a consideration in determining the price. However, if we elect not to purchase shares in the limited market to fully balance an undersubscribed trade, this could impact both the current and subsequent valuations of our stock.

Review of Stock Price

Our board of directors has historically reviewed the stock price at least four times each year, generally during its regularly scheduled board meetings, approximately one week before the four predetermined trade dates. The board of directors reviews the stock price during the period between a board meeting and the trade date to determine whether the stock price continues to represent a fair market value, and if necessary, modifies the price. The board of directors has authorized its stock policy committee to conduct this review, and, in some instances, the stock policy committee has conducted this review. The stock policy committee modified the stock price on July 29, 2002 after it was determined that the stock price established by the board of directors on July 12, 2002 no longer represented a fair market value.

Modification of Valuation Process

The board of directors has broad discretion to modify the valuation process. However, the board of directors does not anticipate changing the valuation process unless:

•	a change in the formula or any other aspect of the valuation process used to value the class A common stock is required under applicable law

•	in the good faith exercise of its fiduciary duties and after consultation with our independent accountants as to whether the change would result in a charge to earnings upon the sale of class A common stock, the board of directors, including a majority of the directors who are not our employees, determines that the valuation process no longer results in a fair market value for the class A common stock

•	in the good faith exercise of its fiduciary duties, the board of directors, including a majority of directors who are not our employees, after consulting with an independent appraisal firm, determines that a change in the formula or any other aspect of the valuation process is appropriate and that the stock price established by the board of directors through the modified valuation process reflects a fair market value of the class A common stock

Historical Stock Prices

The following table sets forth information concerning the stock price for the class A common stock, the applicable price for the class B common stock and each of the variables contained in the formula, including the market factor, in effect for the periods beginning on the dates indicated. The class A common stock has been rounded to the nearest penny. There can be no assurance that the class A common stock or the class B common stock will in the future provide returns comparable to historical returns or that the price will not decline.

The values of the variables of the stock price formula presented in the following table reflect the financial data that existed at the time of each stock price determination and have not been adjusted to reflect the restatement of our financial statements in fiscal years 2003, 2004 and the first quarter of fiscal 2005 for Telcordia discontinued operations.

Date	Market Factor	“E” or Adjusted Stockholders’ Equity(1)	“W1” or Shares Outstanding(2)	“P” or Adjusted Earnings(3)	“W” or Weighted Avg. Shares Outstanding(4)	Price Per Share of Class A Common Stock	Price Per Share of Class B Common Stock	Percentage Price Change(5)
April 11, 2003	1.90	$2,006,774,000	190,974,359	$349,930,000	203,232,903	$29.02	$580.40	1.5%
July 11, 2003	1.90	$2,102,168,000	192,229,993	$358,704,000	197,175,777	$30.50	$610.00	5.1%
October 10, 2003	1.90	$2,133,849,000	190,791,535	$368,075,000	192,079,951	$31.79	$635.80	4.2%
January 9, 2004	2.20	$2,196,927,000	190,348,029	$380,148,000	189,499,866	$36.52	$730.40	14.9%
April 16, 2004	2.30	$2,190,267,000	191,418,123	$375,064,000	188,561,115	$37.34	$746.80	2.2%
July 16, 2004	2.20	$2,261,422,000	191,943,098	$386,692,000	188,653,945	$37.31	$746.20	(0.1)%
October 8, 2004	2.30	$2,283,435,000	189,671,084	$378,169,000	188,637,287	$38.14	$762.80	2.2%
January 14, 2005	2.50	$2,304,706,000	188,204,746	$376,716,000	188,302,652	$40.55	$811.00	6.3%
April 8, 2005	2.80	$2,891,459,000	186,780,832	$317,202,000	187,634,157	$42.27	$845.40	4.2%
June 10, 2005	2.90	$2,800,164,000	183,331,888	$300,756,000	186,096,747	$41.80	$836.00	(1.1)%
October 7, 2005	2.80	$2,834,277,000	181,337,258	$322,016,000	183,804,842	$43.39	$867.80	3.8%

(1)	“E” is our stockholders’ equity at the end of the fiscal quarter immediately preceding the date on which a price determination is to occur, adjusted to reflect the value of publicly traded equity securities classified as investments in marketable securities, as well as the profit or loss impact, if any, on stockholders’ equity arising from investment activities, non-recurring gains or losses on sales of business units, subsidiary common stock, or similar transactions closed, as of the valuation date.

(2)	“W1” is the number of outstanding common shares and common share equivalents at the end of the fiscal quarter immediately preceding the date on which a price determination is to occur.

(3)	“P” is our operating income for the four fiscal quarters immediately preceding the price determination, net of taxes, excluding investment activities, losses on impaired intangible assets, non-recurring gains or losses on sales of business units, subsidiary common stock and similar items, and including our equity in the income or loss of unconsolidated affiliates and the minority interest in income or loss of consolidated subsidiaries. The aggregate amount of these items on a pre-tax basis is disclosed as “segment operating income” in our consolidated quarterly and annual financial statements filed with the SEC. The operations of our INTESA joint venture have been classified as discontinued operations as of January 31, 2003 and are no longer reflected in operating income. Beginning with the April 11, 2003 stock price determination, the “P” variable of the formula no longer includes the operations of INTESA. The operations of our former subsidiary, Telcordia Technologies, Inc. were classified as discontinued operations as of January 31, 2005 and are no longer reflected in operating income. Beginning with the April 8, 2005 stock price determination, the “P” variable of the formula no longer includes the operations of Telcordia Technologies, Inc. The amounts shown for “P” prior to April 8, 2005 have not been adjusted to reflect the discontinued operations classification.

(4)	“W” is the weighted average number of outstanding common shares and common share equivalents for the four fiscal quarters immediately preceding the price determination, as used by us in computing diluted earnings per share.

(5)	Value shown represents the percentage change in the price per share of class A common stock from the prior valuation.

Holders of Old SAIC Class A Common Stock and Class B Common Stock

As of October 31, 2005, there were 36,985 holders of record of class A common stock and 180 holders of record of class B common stock of Old SAIC. Substantially all of the class A common stock and the class B common stock is owned of record or beneficially by our current and former employees, directors and consultants and their respective family members and by our various employee benefit plans.

Dividend Policy

Old SAIC has never declared or paid dividends on its capital stock other than the special dividend. The special dividend is expected to range from approximately $8 to $10 per share of Old SAIC class A common stock and from approximately $160 to $200 per share of Old SAIC class B common stock, which is the equivalent of a range from approximately $4 to $5 per share of new class A preferred stock. New SAIC does not expect to pay any dividends on our capital stock in the foreseeable future and we currently intend to retain any future earnings to finance our operations and growth. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend on earnings, financial condition, operating results, capital requirements, applicable contractual restrictions and other factors our board of directors deems relevant.

STOCKHOLDER PROPOSALS

Any stockholder proposals intended to be presented at the 2006 annual meeting of stockholders, which is expected to be held in June 2006, must be received by us no later than February 10, 2006 in order to be considered for inclusion in our proxy statement and form of proxy relating to that meeting. In addition, Section 2.07 of New SAIC’s restated bylaws provides that stockholders seeking to bring business before an annual meeting of stockholders, including the nomination of persons for election to the board of directors, must provide timely notice of their proposal in writing to the corporate secretary of New SAIC. To be timely, a stockholder’s notice generally must be delivered or mailed and received at our principal offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by New SAIC). For purposes of the first annual meeting of stockholders of New SAIC following the IPO of its capital stock, the first anniversary of the preceding year’s annual meeting shall be deemed to be June 10, 2006. The notice must contain certain information, including a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and the text of the business, the name and record address of the stockholder proposing such business, the class and number of shares of capital stock beneficially owned by such stockholder on the date of such notice, and any material interest of such stockholder in such business.

WHERE YOU CAN FIND MORE INFORMATION

Old SAIC files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission but its common stock, which is subject to various restrictions, is not publicly traded. After the transactions, New SAIC will file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Old SAIC’s Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission’s web site at www.sec.gov. You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

We have filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the shares of new class A preferred stock to be delivered in connection with the merger. This proxy statement/prospectus is part of that registration statement and, as allowed by Securities and Exchange Commission rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. We also have filed a registration statement on Form S-1 relating to our proposed public offering of shares of new common stock. You may obtain copies of the Form S-4 and the Form S-1 (and any amendments to those documents) in the manner described above.

You should rely only on the information contained in this proxy statement/prospectus. We have not authorized anyone to provide you with information different from the information contained in this proxy statement/prospectus. The information contained in this proxy statement/prospectus is accurate only as of the date of this proxy statement/prospectus, regardless of when it is delivered.

Neither the Securities and Exchange Commission nor any other national or state securities commission has approved or disapproved of these securities or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities in any jurisdiction where such an offer or solicitation would be illegal.

LEGAL MATTERS

The validity of the shares of our new class A preferred stock to be issued pursuant to the merger, and certain tax consequences of the merger, will be passed upon for us by Heller Ehrman LLP, San Diego, California.

EXPERTS

The consolidated financial statements of Science Applications International Corporation as of January 31, 2004 and 2005, and for each of the three years in the period ended January 31, 2005, included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Science Applications International Corporation as of July 31, 2005 and for the six months ended July 31, 2005, included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheet of SAIC, Inc. as of August 18, 2005, included in this proxy statement/prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

SAIC, Inc.

Science Applications International Corporation

Financial statement schedules are omitted because they are not applicable or the required information is shown on the consolidated financial statements or the notes thereto.

REPORT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

To the Board of Directors and Stockholder

SAIC, Inc.

We have audited the accompanying consolidated balance sheet of SAIC, Inc. and subsidiary (the “Company”) (a wholly-owned subsidiary of Science Applications International Corporation) as of August 18, 2005. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated balance sheet presents fairly, in all material respects, the financial position of SAIC, Inc. and subsidiary as of August 18, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

San Diego, California

August 22, 2005

SAIC, INC.

(a wholly-owned subsidiary of Science Applications International Corporation)

CONSOLIDATED BALANCE SHEET

August 18, 2005
ASSETS
Cash	$1,000

STOCKHOLDER’S EQUITY
Common stock	$100
Additional paid-in capital	900

Total stockholder’s equity	$1,000

See accompanying notes to consolidated balance sheet.

NOTES TO CONSOLIDATED BALANCE SHEET

1. Organization and Purpose—SAIC, Inc. (the “Company”) was incorporated on August 12, 2005 and capitalized on August 18, 2005 as a wholly-owned subsidiary of Science Applications International Corporation. Subject to the approval of the stockholders of Science Applications International Corporation, a wholly-owned subsidiary of the Company will merge with Science Applications International Corporation, and all of the outstanding common stock of Science Applications International Corporation will be exchanged for new class A preferred stock of the Company.

2. Stockholder’s Equity—The Company is authorized to issue 10,000 shares of $.01 par value common stock and has issued and outstanding 10,000 shares held by Science Applications International Corporation.

REPORT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Board of Directors and Stockholders

Science Applications International Corporation

We have audited the accompanying consolidated balance sheets of Science Applications International Corporation and its subsidiaries (the “Company”) as of January 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended January 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended January 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, effective February 1, 2002, the Company changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142.

/s/ DELOITTE & TOUCHE LLP

San Diego, California

March 29, 2005

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	Year ended January 31
	2005	2004	2003
	(in millions, except per share amounts)
Revenues	$7,187	$5,833	$4,835
Costs and expenses:
Cost of revenues	6,337	5,100	4,211
Selling, general and administrative expenses	364	331	305
Goodwill impairment		7	13
Gain on sale of business units, net	(2)		(5)

Operating income	488	395	311
Non-operating income (expense):
Net (loss) gain on marketable securities and other investments, including impairment losses	(16)	5	(134)
Interest income	45	49	37
Interest expense	(88)	(80)	(45)
Other (expense) income, net	(12)	5	6
Minority interest in income of consolidated subsidiaries	(14)	(10)	(7)

Income from continuing operations before income taxes	403	364	168
Provision for income taxes	131	140	61

Income from continuing operations	272	224	107
Discontinued operations (Note 21):
Income from discontinued operations of Telcordia, net of income tax expense of $16 million, $19 million and $37 million in 2005, 2004 and 2003, respectively	133	127	152
Gain from discontinued operations of INTESA joint venture, net of income tax expense of $2 million and $3 million in 2005 and 2003, respectively	4

Net income	$409	$351	$259

Earnings per share:
Basic:
Income from continuing operations	$1.49	$1.22	$.55
Discontinued operations, net of tax	.74	.68	.77

	$2.23	$1.90	$1.32

Diluted:
Income from continuing operations	$1.45	$1.19	$.53
Discontinued operations, net of tax	.73	.67	.75

	$2.18	$1.86	$1.28

Common equivalent shares:
Basic	183	185	196

Diluted	188	189	203

See accompanying notes to consolidated financial statements.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONSOLIDATED BALANCE SHEETS

	January 31
	2005	2004
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$983	$1,099
Investments in marketable securities	1,367	1,265
Receivables, net	1,563	1,282
Prepaid expenses and other current assets	173	158
Assets of discontinued operations	900	849

Total current assets	4,986	4,653
Property, plant and equipment	339	343
Intangible assets	50	36
Goodwill	468	301
Deferred income taxes	69	83
Other assets	98	124

	$6,010	$5,540

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$864	$692
Accrued payroll and employee benefits	433	401
Income taxes payable	200	178
Notes payable and current portion of long-term debt	70	50
Deferred income taxes	52	1
Liabilities of discontinued operations	680	659

Total current liabilities	2,299	1,981
Long-term debt, net of current portion	1,215	1,232
Other long-term liabilities	99	86
Commitments and contingencies (Note 22)
Minority interest in consolidated subsidiaries	46	38
Stockholders’ equity:
Common stock (Note 1)	2	2
Additional paid-in capital	2,278	1,962
Retained earnings	212	361
Other stockholders’ equity	(105)	(92)
Accumulated other comprehensive loss	(36)	(30)

Total stockholders’ equity	2,351	2,203

	$6,010	$5,540

See accompanying notes to consolidated financial statements.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME

	Common Stock		Additional paid-in capital	Retained earnings	Other stock- holders’ equity	Accumulated other comprehensive income (loss)	Comprehensive Income
	Shares	Amount
	(in millions)
Balance at February 1, 2002	205	$2	$1,551	$956	$(56)	$71
Net income				259			$259
Other comprehensive loss						(85)	(85)
Issuances of common stock	16		237
Repurchases of common stock	(34)		(205)	(801)
Income tax benefit from employee stock transactions			108
Unearned stock compensation, net of amortization					(17)

Balance at January 31, 2003	187	2	1,691	414	(73)	(14)	$174

Net income				351			$351
Other comprehensive loss						(16)	(16)
Issuances of common stock	15		322
Repurchases of common stock	(16)		(108)	(404)
Income tax benefit from employee stock transactions			56
Stock compensation			1
Unearned stock compensation, net of amortization					(19)

Balance at January 31, 2004	186	2	1,962	361	(92)	(30)	$335

Net income				409			$409
Other comprehensive loss						(6)	(6)
Issuances of common stock	15		410
Repurchases of common stock	(19)		(162)	(558)
Income tax benefit from employee stock transactions			67
Stock compensation			1
Unearned stock compensation, net of amortization					(13)

Balance at January 31, 2005	182	$2	$2,278	$212	$(105)	$(36)	$403

See accompanying notes to consolidated financial statements.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended January 31
	2005	2004	2003
	(in millions)
Cash flows from operating activities:
Net income	$409	$351	$259
Income from discontinued operations, net of tax	(137)	(127)	(152)
Adjustments to reconcile net income to net cash provided by continuing operating activities:
Depreciation and amortization	56	37	31
Non-cash compensation	123	99	77
Impairment losses on marketable securities	20	19	108
(Gain) loss on disposal of property, plant and equipment	(16)	2	4
Gain on sale of marketable securities and other investments	(4)	(24)	(22)
Minority interest in income of consolidated subsidiaries	14	10	7
Other non-cash items	11	(4)	(5)
Loss on derivative instruments			48
Goodwill impairment		7	13
(Decrease) increase in cash, excluding effects of acquisitions and divestitures, resulting from changes in:
Receivables	(219)	(161)	(68)
Prepaid expenses and other current assets	1	(65)	(22)
Deferred income taxes	59	13	(107)
Other assets	3	(1)	12
Accounts payable and accrued liabilities	158	169	47
Accrued payroll and employee benefits	30	45	35
Income taxes payable	77	34	99
Other long-term liabilities	7	(37)	7

Total cash flows from operating activities	592	367	371

Cash flows from investing activities:
Expenditures for property, plant and equipment	(42)	(115)	(30)
Acquisitions of business units, net of cash acquired	(212)	(193)	(9)
Payments for businesses acquired in previous years	(20)
Purchases of debt and equity securities available-for-sale	(229)	(175)	(720)
Proceeds from sale of investments in marketable securities and other investments	132	32	984
Proceeds from disposal of property, plant and equipment	33
Investments in affiliates	(9)	(9)	(12)
Other	(2)	(1)

Total cash flows (used in) from investing activities	(349)	(461)	213

Cash flows from financing activities:
Proceeds from notes payable and issuance of long-term debt	27	351	794
Payments on settlement of treasury lock contracts		(5)	(8)
Payments on notes payable, long-term debt and capital lease obligations	(24)	(3)	(2)
Dividends paid to minority interest stockholders	(4)	(3)	(3)
Sales of common stock	75	40	26
Repurchases of common stock	(552)	(406)	(911)

Total cash flows used in financing activities	(478)	(26)	(104)

(Decrease) increase in cash and cash equivalents from continuing operations	(235)	(120)	480

Cash flows from operating activities of discontinued operations	179	141	185
Cash used in investing activities of discontinued operations	(60)	(16)	(13)

Increase in cash and cash equivalents from discontinued operations	119	125	172

Cash and cash equivalents at beginning of year	1,099	1,094	442

Cash and cash equivalents at end of year	$983	$1,099	$1,094

Supplemental schedule of non-cash investing and financing activities:
Common stock exchanged upon exercise of stock options	$168	$107	$96

Capital lease obligations for property and equipment		$9	$1

Fair value of assets acquired in acquisitions	$284	$345	$23
Cash paid in acquisitions	(212)	(193)	(9)
Issuance of common stock in acquisitions and other consideration of $2 million in 2004	(4)	(49)	(6)

Liabilities assumed in acquisitions	$68	$103	$8

See accompanying notes to consolidated financial statements.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Summary of Significant Accounting Policies:

Consolidation

The consolidated financial statements include the accounts of Science Applications International Corporation and all majority-owned and wholly-owned subsidiaries (collectively referred to as “the Company”). Unless otherwise noted, references to the years are for fiscal years ended January 31, not calendar years. All significant intercompany transactions and accounts have been eliminated in consolidation. Outside investors’ interests in the majority-owned subsidiaries are reflected as minority interest.

Certain majority-owned and wholly-owned subsidiaries have fiscal years ended December 31. The financial position and results of operations of these subsidiaries are included in the Company’s consolidated financial statements for the years ended January 31. There were no material intervening events for these subsidiaries from December 31 through January 31 and for each of the years presented that would materially affect the consolidated financial position or results of operations.

Investments in affiliates and corporate joint ventures where the Company has an ownership interest representing between 20% and 50%, or over which the Company exercises significant influence, are accounted for under the equity method whereby the Company recognizes its proportionate share of net income or loss and does not consolidate the affiliates’ individual assets and liabilities. Equity investments in affiliates over which the Company does not exercise significant influence and whose securities do not have a readily determinable fair market value as defined in Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” are generally carried at cost.

Discontinued Operations

Assets and liabilities to be disposed of that meet all of the criteria to be classified as held for sale as set forth in SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” are reported at the lower of their carrying amounts or fair values less costs to sell. Assets are not depreciated or amortized while they are classified as held for sale. Assets and liabilities held for sale that have operations and cash flow that can be clearly distinguished, operationally and for financial reporting purposes from the rest of our assets and liabilities are reported in discontinued operations when (a) it is determined that the operations and cash flows will be eliminated from our continuing operations and (b) we will not have any significant continuing involvement in the operations of the assets and liabilities after the disposal transaction.

As of January 31, 2005, the operations of the Company’s subsidiary, Telcordia Technologies, Inc. (“Telcordia”) were classified as discontinued operations (Note 21). The consolidated financial statements for 2004 and 2003 have been reclassified to conform to the 2005 discontinued operations presentation. In addition, the Company’s joint venture, Informática, Negocios y Tecnología, S.A. (“INTESA”) was classified as discontinued operations in 2003 (Note 21).

Use of Estimates

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America (“GAAP”), requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingencies at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Management evaluates these estimates and assumptions on an on-going basis including those relating to allowances for doubtful accounts, inventories, fair value and impairment of investments, fair value and impairment of intangible assets and goodwill, income taxes, realignment charges, estimated profitability of long-term contracts, pensions benefits, contingencies and litigation. Estimates have been prepared on the basis of the most current information and actual results could differ from those estimates.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fair Value of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties and is determined based on quoted market prices, if available, or management’s best estimate. It is management’s belief that the carrying amounts shown for the Company’s financial instruments, which include cash and cash equivalents, short-term investments in marketable securities, long-term investments in marketable securities and long term investments in private equity securities, are reasonable estimates of their related fair values. The carrying amount of cash and cash equivalents and short-term investments in marketable securities approximates fair value because of the short maturity of those instruments. The fair value of short-term and long-term investments in marketable securities is based upon quoted market prices. The fair value of long term investments in private equity securities is estimated using various valuation techniques and factors, such as discounted cash flow models, market prices of comparable companies and recent capital transactions of portfolio companies. The fair value of long-term debt (Note 13) is estimated based on quoted market prices for similar instruments and current rates offered to the Company for similar debt with the same remaining maturities.

Revenue Recognition

The Company’s revenues result primarily from contracts with the U.S. Government, commercial customers, and various international, state and local governments or from subcontracts with other contractors engaged in work with such customers. The Company performs under a variety of contracts, some of which provide for reimbursement of cost plus fees, or target cost and fee with risk sharing, and others which are fixed-price or time-and-materials type contracts. Revenues and fees on these contracts are primarily recognized using the percentage-of-completion method of accounting, most often based on contract costs incurred to date compared with total estimated costs at completion (“cost-to-cost method”). The Company also uses efforts-expended methods of percentage-of-completion (using measures such as labor dollars) for measuring progress towards completion in situations in which this approach is more representative of the progress on the contract than the cost-to-cost method. The efforts-expended method is utilized when there are significant amounts of materials or hardware on a contract for which procurement of materials does not represent significant progress on the contract. Additionally, the Company utilizes the units-of-delivery method under percentage-of-completion on contracts where separate units of output are produced. Under the units-of-delivery method, revenue is recognized when the units are delivered to the customer, providing that all other requirements for revenue recognition have been met. On contracts that provide for incentive or award fees, the Company includes an estimate of the ultimate incentive or award fee to be received on the contract in the estimated contract revenues for purposes of applying the percentage-of-completion method of accounting.

Revenues from services and maintenance contracts are recognized over the term of the respective contracts as the services are performed and revenue is earned. Revenues from unit-priced contracts are recognized as transactions are processed based on objective measures of output. Revenues from the sale of manufactured products are recorded upon passage of title and risk of loss to the customer, which is generally upon delivery, providing that all other requirements for revenue recognition have been met. The Company evaluates its contracts for multiple deliverables which may require the segmentation of the contract into separate units of accounting for proper revenue recognition.

The Company provides for anticipated losses on contracts by a charge to income during the period in which the losses are first identified. Amounts billed but not yet recognized as revenue under certain types of contracts are deferred. Unbilled receivables are stated at estimated realizable value. Contract costs on U.S. Government contracts, including indirect costs, are subject to audit and adjustment by negotiations between the Company and government representatives. Substantially all of the Company’s indirect contract costs have been agreed upon

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

through 2003. Contract revenues on U.S. Government contracts have been recorded in amounts that are expected to be realized upon final settlement.

Cash and Cash Equivalents

Cash equivalents are highly liquid investments purchased with an original maturity of three months or less. Cash and cash equivalents at January 31, 2005 and 2004 include $968 million and $1 billion, respectively, invested in commercial paper and institutional money market funds.

Investments in Marketable and Private Equity Securities

Marketable debt and equity securities are classified as either available-for-sale or held-to-maturity at the time of purchase. Available-for-sale securities are carried at fair value and held-to-maturity debt securities are carried at amortized cost. Unrealized gains and losses on available-for-sale securities are recorded net of related tax effects in accumulated other comprehensive income in stockholders’ equity. Realized gains and losses on the sale of available-for-sale securities are determined using the adjusted cost of the specific securities sold.

At each balance sheet date, management assesses whether an impairment loss on its marketable and private equity securities has occurred due to declines in fair value and other market conditions. If management determines that a decline in the fair value has occurred and is deemed to be other-than-temporary in nature, an impairment loss is recognized to reduce the marketable security to its estimated fair value (Note 19).

Inventories

Inventories are valued at the lower of cost or market. Cost is determined using the average cost and first-in, first-out methods.

Property, Plant and Equipment

Depreciation and amortization of buildings and related improvements are provided using the straight-line method over estimated useful lives of ten to forty years and the shorter of the lease term or ten years, respectively. Depreciation of equipment is provided using the straight-line method or the declining-balance method over their estimated useful lives of three to ten years.

Additions to property and equipment together with major renewals and betterments are capitalized. Maintenance, repairs and minor renewals and betterments are charged to expense. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation or amortization are removed from the accounts and any resulting gain or loss is recognized. In 2005, the Company sold land and buildings at two different locations and recognized a gain before income taxes of $18 million.

The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances have made recovery of the asset’s carrying value unlikely and the carrying amount of the asset exceeds the estimated future undiscounted cash flows. When the carrying amount of the asset exceeds the estimated future undiscounted cash flows, an impairment loss is recognized to reduce the asset’s carrying amount to its estimated fair value based on the present value of the estimated future cash flows.

Goodwill and Intangible Assets

Goodwill, which represents the excess of the cost of an acquired entity over the net amounts assigned to assets acquired and liabilities assumed, is assessed for impairment under SFAS No. 142, “Goodwill and Other Intangible Assets” (Note 7). Intangible assets with finite lives are amortized using a method that best reflects how

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

their economic benefits are utilized or, if a pattern of economic benefits cannot be reliably determined, on a straight-line basis over their useful lives of one to sixteen years. Intangible assets are evaluated for impairment whenever events or changes in circumstances indicate that their carrying value may not be recoverable under SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets.”

Under SFAS No. 142, the goodwill impairment test is a two-step process. The first step consists of estimating the fair values of each of the reporting units based on a discounted cash flow model using revenue and profit forecasts and comparing those estimated fair values with the carrying values, which includes the allocated goodwill. If the fair value is less than the carrying value, a second step is performed to compute the amount of the impairment by determining an implied fair value of goodwill. The implied fair value of goodwill is the residual fair value derived by deducting the fair value of a reporting unit’s assets and liabilities from its estimated fair value calculated in step one. The impairment charge represents the excess of the carrying amount of the reporting units’ goodwill over the implied fair value of their goodwill. SFAS No. 142 requires goodwill to be tested annually at the same time every year and when an event occurs or circumstances change such that it is reasonably possible that an impairment may exist. The Company selected January 31 as its annual testing date.

Income Taxes

Income taxes are provided utilizing the liability method. The liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities. Additionally, under the liability method, changes in tax rates and laws will be reflected in income in the period such changes are enacted.

The provisions for federal, state, foreign and local income taxes are calculated on reported financial statement income before income taxes based on current tax law and also include the cumulative effect of any changes in tax rates from those used previously in determining deferred tax assets and liabilities. Such provisions differ from the amounts currently payable because certain items of income and expense are recognized in different time periods for financial reporting purposes than for income tax purposes.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock-Based Compensation

The Company has a number of stock-based employee compensation plans, including stock options, stock purchase and restricted stock plans, which are described in Note 10. The Company accounts for employee stock-based compensation using the intrinsic value method for each period presented under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Under the intrinsic value method, no compensation expense is reflected in net income for options granted to employees, as all options granted under those plans had an exercise price equal to the fair market value of the underlying common stock on the date of grant, and no compensation expense is recognized for the employee stock purchase plan. The Company accounts for stock options granted to non-employees using the fair value method under SFAS No. 123, “Accounting for Stock-Based Compensation.” The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to the employee stock options and employee stock purchase plan:

	Year ended January 31
	2005	2004	2003
	(in millions, except per share amounts)
Net income, as reported	$409	$351	$259
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effect	(31)	(36)	(39)

Pro forma net income	$378	$315	$220

Earnings per share:
Basic—as reported	$2.23	$1.90	$1.32

Basic—pro forma	$2.07	$1.70	$1.12

Diluted—as reported	$2.18	$1.86	$1.28

Diluted—pro forma	$2.01	$1.67	$1.08

The pro forma compensation costs were determined using weighted-average per share fair values of options granted in 2005, 2004 and 2003 of $5.20, $4.12 and $6.61, respectively. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions for 2005, 2004 and 2003: no dividend yield, no volatility, risk-free interest rates ranging from 2.5% to 5.0% and expected lives of five years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. The Company meets the definition of a non-public company for the purposes of calculating fair value and, therefore, assumes no volatility in the fair value calculation. Because the Company’s employee stock options have characteristics significantly different from those of traded options and because changes in subjective input assumptions can materially affect the fair value estimates, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock-based compensation plans.

Common Stock and Earnings Per Share

The Company is authorized to issue 1 billion shares of Class A common stock, par value $.01 and 5 million shares of Class B common stock, par value $.05. As of January 31, 2005 and 2004, 177,369,000 shares and 181,221,000 shares of Class A common stock, respectively, and 217,000 shares and 226,000 shares of Class B

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

common stock, respectively, were issued and outstanding. Pursuant to the Company’s Certificate of Incorporation, no additional shares of Class B common stock may be issued. Each share of Class B common stock is convertible into 20 shares of Class A common stock. Class A common stock and Class B common stock are collectively referred to as common stock in the Consolidated Financial Statements and Notes to Consolidated Financial Statements and are shown assuming that the Class B common stock was converted into Class A common stock. The Class A common stock and Class B common stock have identical rights with respect to voting, dividends, liquidation and other rights except that the Class B common stock has 20 votes per share and shall receive 20 times the per share dividend declared and paid on the Class A common stock, and 20 times the assets and funds distributed upon liquidation as the Class A common stock. Pursuant to the Company’s Certificate of Incorporation, the Class A common stock is subject to certain restrictions, including the Company’s right to repurchase shares held by a stockholder upon termination of the stockholder’s affiliation with the Company, the Company’s right of first refusal with respect to sales of Class A common stock by a stockholder other than in the Company’s limited market and certain other restrictions on transfer of Class A common stock. The shares of Class B common stock are generally subject to similar contractual restrictions. Repurchases of the Company’s common stock reduce the amount of retained earnings in the stockholders’ equity section of the Company’s consolidated balance sheet.

Although there has never been a general public market for the Company’s common stock, the Company has maintained a limited market through its wholly-owned broker-dealer subsidiary, Bull, Inc. Determinations of the price of the common stock are made by the Board of Directors pursuant to a valuation process that includes valuation input from an independent appraiser and a stock price formula. The Board of Directors believes that the valuation process results in a value which represents a fair market value for the Class A common stock within a broad range of financial criteria. The Board of Directors reserves the right to alter the formula and valuation process.

Basic earnings per share (“EPS”) is computed by dividing income available to common stockholders by the weighted average number of shares of common stock outstanding. Diluted EPS is computed similar to basic EPS, except the weighted average number of shares of common stock outstanding is increased to include the effect of dilutive common stock equivalents, which is comprised of stock options and other stock awards granted to employees under stock-based compensation plans that were outstanding during the period.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash equivalents, accounts receivable, short-term investments in marketable securities, and foreign currency forward exchange contracts.

The Company invests its available cash principally in U.S. Government and agency securities, corporate obligations, asset-backed and mortgage-backed securities, municipal debt and commercial paper and has established guidelines relative to diversification and maturities in an effort to maintain safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates.

Concentrations of credit risk with respect to receivables have been limited because the Company’s principal customers are the various agencies of the U.S. Government and commercial customers engaged in work for the U.S. Government.

Foreign Currency

Financial statements of international subsidiaries, for which the functional currency is the local currency, are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and a

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

weighted average exchange rate for revenues, expenses, gains and losses. Translation adjustments are recorded as accumulated other comprehensive income in stockholders’ equity.

Accumulated Other Comprehensive Loss and Other Comprehensive Loss

The Company’s accumulated other comprehensive loss is comprised of foreign currency translation adjustments, unrealized gains or losses on the Company’s available-for-sale marketable securities, unrealized gains and losses on derivative instruments and minimum pension liability adjustments as follows:

	January 31
	2005	2004
	(in millions)
Accumulated other comprehensive loss:
Foreign currency translation adjustments		$(2)
Unrealized net (loss) gain on marketable securities	$(4)	2
Unrealized net loss on derivative instruments	(13)	(16)
Minimum pension liability adjustments	(19)	(14)

	$(36)	$(30)

As of January 31, 2005, approximately $2 million of the unrealized net loss on derivative instruments is expected to be reclassified into expense within the next twelve months.

Comprehensive income consists of net income and other comprehensive loss. Other comprehensive loss refers to revenues, expenses, gains and losses that under GAAP are included in comprehensive income but are excluded from net income. These amounts are recorded directly as an adjustment to stockholders’ equity, net of tax, and are as follows:

	Year ended January 31
	2005	2004	2003
	(in millions)
Other comprehensive loss:
Foreign currency translation adjustments	$2	$2	$7
Deferred taxes		(1)	(3)

Net foreign currency translation adjustments	2	1	4

Unrealized (loss) gain on marketable securities	(10)	7	(431)
Reclassification of net realized loss (gain)	2	(19)	324
Deferred taxes	2	5	39

Net unrealized loss on marketable securities	(6)	(7)	(68)

Unrealized loss on derivative instruments		(12)	(18)
Reclassification of net realized gain on derivative instruments	4	2
Deferred taxes	(1)	4	7

Net unrealized gain (loss) on derivatives	3	(6)	(11)
Minimum pension liability adjustments, net of tax	(5)	(4)	(10)

Other comprehensive loss	$(6)	$(16)	$(85)

Recently Issued Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), “Share-Based Payment,” which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation,” and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

supercedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. SFAS No. 123(R) focuses primarily on accounting for transactions in which share-based awards are granted to employees in exchange for services and requires recognition of compensation expense over the vesting period in an amount equal to the fair value of share-based payments, including stock options, granted to employees. SFAS No.123(R) retained the guidance from SFAS No. 123 for share-based payment transactions to non-employees. The Company meets the definition of a non-public entity per SFAS No. 123(R) and has used the minimum value method in its pro forma disclosures. Therefore, the Company is required to adopt the provisions of the standard prospectively for any newly issued, modified or settled award after the date of initial adoption, which is February 1, 2006. Upon adoption, restatement of earlier periods is not permitted. The Company is currently evaluating the effect that adoption of this statement will have on its consolidated financial position and results of operations.

In December 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal,” as defined in the statement. In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005, which is February 1, 2006 for the Company. The Company is currently evaluating the effect that adoption of this statement will have on its consolidated financial position and results of operations.

In December 2004, the FASB issued FASB Staff Position (“FSP”) FAS 109-1, “Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004” (“the Act”). The FSP provides guidance on the application of SFAS No. 109 to the provisions of the tax deduction on qualified production activities contained within the Act. FSP 109-1 states that the manufacturers’ deduction should be accounted for as a special deduction in accordance with SFAS No. 109 and not as a tax rate reduction. The Company is currently evaluating the effect that adoption of this statement will have on its taxes in 2006 as the tax deduction is not effective for the Company until 2006.

Gains on Issuance of Stock by Subsidiary

Gains on issuances of shares of stock by a subsidiary are reflected as equity transactions and recorded directly to additional paid-in capital.

Reclassifications

Certain amounts from previous years have been reclassified in the accompanying consolidated financial statements to conform to the 2005 presentation. Additionally, the accompanying statements of cash flows reflect a reclassification to separately present operating and investing cash flows of discontinued operations.

Accounting Change

Effective February 1, 2002, the Company adopted SFAS No. 142, which changed the accounting for goodwill from an amortization approach to an impairment-only approach. Upon adoption, the Company did not have a transitional goodwill impairment charge and, therefore, the Company did not have a cumulative effect of an accounting change.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 2—Business Segment Information:

The Company provides diversified professional and technical services involving the application of scientific, engineering and management expertise to solve complex technical problems for a broad range of government and commercial customers in the U.S. and abroad. These services frequently involve computer and systems technology. The Company also designs and develops high-technology products. These products include customized and standard hardware and software, such as automatic equipment identification technology, sensors and nondestructive imaging and security instruments. Product revenues represented 2% of consolidated revenues in 2005, 2004 and 2003.

The Company defines its reporting segments using the management approach, which is based on the way the chief operating decision maker (“CODM”) manages the operations within the Company for allocation of resources, decision making and performance assessment.

Using the management approach, the Company has three reportable segments: Government, Commercial, and Corporate and Other. The Company’s operating business units are aggregated into the Government or Commercial segments, depending on the nature of the customers, the contractual requirements and the regulatory environment governing the business unit’s services. The Corporate and Other segment includes the Company’s broker-dealer subsidiary, Bull, Inc., and its real estate subsidiary, Campus Point Realty Corporation. In addition, in certain circumstances, for management purposes as determined by the CODM, certain revenue and expense items related to operating business units are excluded from the evaluation of a business unit’s operating performance and reflected in the Corporate and Other segment.

Business units in the Government segment provide technical services and products through contractual arrangements as either a prime contractor or subcontractor to other contractors, primarily for departments and agencies of the U.S. Government. Operations in the Government segment are subject to specific regulatory accounting and contracting guidelines such as Cost Accounting Standards and Federal Acquisition Regulations. Business units in the Commercial segment provide technical services and products primarily to customers in commercial markets and, generally, their operations are not subject to specific regulatory accounting or contracting guidelines.

The internal measure of operating income before income taxes (“segment operating income”) excludes losses on impaired intangible assets, non-recurring gains or losses on sales of business units, subsidiary common stock and similar items, and includes equity in the income or loss of unconsolidated affiliates and the minority interest in income or loss of consolidated subsidiaries. The accounting policies of the reportable segments are the same as those described in Note 1. Certain corporate expenses are reflected in segment operating income based on agreed-upon allocations to the segments or as required by Government Cost Accounting Standards. Corporate expense variances to these allocations and an internal interest charge or credit (“Cost of Capital”) are retained in the Corporate and Other segment. Elimination of intersegment revenues is also reflected in the Corporate and Other segment. Sales between segments were $45 million, $25 million and $21 million in 2005, 2004 and 2003, respectively, and were recorded at cost. Asset information by segment is not a key measure of performance. However, the Company does use asset information to calculate an internal interest charge or credit and allocates this Cost of Capital to the business units, which is included in segment operating income. The Company also monitors capital expenditures by the business units. Interest expense, as reported in the consolidated financial statements, is not part of segment operating income and is primarily recorded at the corporate level.

The Company formed SAIC Venture Capital Corporation to manage its investments in publicly traded and private technology companies. The Company may also spin off technologies that are considered non-strategic but may bring future value from an investment perspective. These activities are of an investment nature and are not reported to the CODM as part of the core operating segments of the Company and, therefore are shown as

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

“Investment activities” in the reconciliation of segment financial information to the accompanying consolidated financial statements.

As discussed in Note 21, prior year segment information has been conformed to the 2005 presentation of Telcordia as discontinued operations. Since Telcordia represented all of the Non-Regulated Telecommunications segment, the Company no longer has continuing operations in this segment.

The following table summarizes segment information:

	Year ended January 31
	2005	2004	2003
	(in millions)
Revenues:
Government	$6,738	$5,426	$4,382
Commercial	521	419	449
Corporate and Other	(72)	(12)	4

Total reportable segment revenues	$7,187	$5,833	$4,835

Segment operating income (loss):
Government	$538	$457	$329
Commercial	42	30	36
Corporate and Other	(110)	(86)	(46)

Total reportable segment operating income	$470	$401	$319

Capital expenditures:
Government	$36	$18	$17
Commercial	3	2	4
Corporate and Other	3	95	9

Total reportable segment and consolidated capital expenditures	$42	$115	$30

The following table is a summary of depreciation and amortization included in the calculation of reportable segment operating income:

	Year ended January 31
	2005	2004	2003
	(in millions)
Depreciation and amortization:
Government	$40	$25	$21
Commercial	6	4	4
Corporate and Other	10	8	6

Total reportable segment and consolidated depreciation and amortization	$56	$37	$31

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table reconciles total reportable segment operating income to the Company’s consolidated operating income:

	Year ended January 31
	2005	2004	2003
	(in millions)
Total reportable segment operating income	$470	$401	$319
Investment activities	(3)	(4)	(5)
Loss on impaired goodwill		(7)	(13)
Net gain on sale of business units	2		5
Equity in income of unconsolidated affiliates	5	(5)	(2)
Minority interest in income of consolidated subsidiaries	14	10	7

Total consolidated operating income	$488	$395	$311

The following tables summarize revenues and long-lived assets, which includes property, plant and equipment, intangible assets, goodwill, deferred taxes and other assets, by geographic location of the entity that is performing the services:

	Year ended January 31
	2005	2004	2003
	(in millions)
Revenues:
United States	$6,980	$5,683	$4,675
United Kingdom	161	137	146
Canada and all other international	46	13	14

Total consolidated revenues	$7,187	$5,833	$4,835

	January 31
	2005	2004
	(in millions)
Long-lived assets:
United States	$970	$839
United Kingdom	26	24
Canada and all other international	28	24

Total consolidated long-lived assets	$1,024	$887

During 2005, 2004 and 2003, approximately 86%, 85% and 84%, respectively, of the Company’s consolidated revenues were attributable to prime contracts with the U.S. Government or to subcontracts with other contractors engaged in work for the U.S. Government and are reflected in the Government segment revenues. Revenues from customers with greater than 10% consolidated revenues were as follows:

	Year ended January 31
	2005	2004	2003
U.S. Army	13%	13%	13%
U.S. Navy	13%	12%	12%
U.S. Air Force	11%	11%	12%

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 3—Composition of Certain Financial Statement Captions:

	January 31
	2005	2004
	(in millions)
Prepaid expenses and other current assets:
Prepaid expenses	$51	$74
Inventories	57	33
Income taxes receivable	22	20
Other	43	31

	$173	$158

Property, plant and equipment at cost:
Computers and other equipment	$191	$165
Buildings and improvements	220	223
Leasehold improvements	61	50
Office furniture and fixtures	39	37
Land	45	56

	556	531
Less accumulated depreciation and amortization	217	188

	$339	$343

Other assets:
Investments in affiliates (Note 6)	$67	$101
Other	31	23

	$98	$124

Accounts payable and accrued liabilities:
Accounts payable	$298	$238
Other accrued liabilities	417	352
Collections in excess of revenues on uncompleted contracts	149	102

	$864	$692

Accrued payroll and employee benefits:
Salaries, bonuses and amounts withheld from employees’ compensation	$249	$222
Accrued vacation	163	141
Accrued contributions to employee benefit plans	21	38

	$433	$401

Other long-term liabilities:
Accrued pension liabilities	$19	$13
Deferred compensation	44	44
Other	36	29

	$99	$86

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 4—Short-term and Long-term Investments in Marketable Securities:

The aggregate cost basis and market value of short-term and long-term available-for-sale investments by major security type are as follows:

	January 31, 2005		January 31, 2004
	Cost basis	Market Value	Cost basis	Market value
	(in millions)
U.S. Government and agency securities	$289	$287	$296	$297
Corporate obligations	452	451	422	423
Municipal debt	358	358	253	253
Asset-backed and mortgage-backed securities	258	257	256	256
Equity securities	1	1	1	2
Other	17	17	38	38

	$1,375	$1,371	$1,266	$1,269

At January 31, 2005, aggregate gross unrealized losses were $5 million and gross unrealized gains were $1 million. At January 31, 2004, aggregate gross unrealized losses were $1 million and gross unrealized gains were $4 million. Substantially all of the unrealized losses at January 31, 2005 have been in a loss position for less than twelve months.

At January 31, 2005, $837 million of investments in debt securities have maturities less than one year, and $531 million of investments in debt securities have maturities of one to four years. Actual maturities may differ from contractual maturities as a result of the Company’s intent to sell these securities prior to maturity date and as a result of features of the securities that enable the Company, the issuer, or both to redeem these securities in part or in full at an earlier date.

Gross realized gains and losses from sales of marketable securities are included in “Net (loss) gain on marketable securities and other investments, including impairment losses” (Note 19), and are as follows:

	Year ended January 31
	2005	2004	2003
	(in millions)
Gross realized gains on sale of marketable securities	$2	$22	$27
Gross realized losses on sale of marketable securities	(4)	(2)	(11)
Gain on sale of other investments	6	4	6

	$4	$24	$22

Note 5—Receivables, Net:

Receivables consist of the following:

	January 31
	2005	2004
	(in millions)
Receivables less allowance for doubtful accounts of $2 million and $4 million at January 31, 2005 and 2004, respectively:
Billed	$1,145	$902
Unbilled	398	362
Contract retentions	20	18

	$1,563	$1,282

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unbilled receivables at January 31, 2005 and 2004 include $43 million and $45 million, respectively, related to costs incurred on projects for which the Company has been requested by the customer to begin work under a new contract or extend work under an existing contract, and for which formal contracts or contract modifications have not been executed at the end of the year. The Company records revenue, to the extent of costs, for these anticipated contract modifications. The balance of unbilled receivables consists of costs and fees billable on contract completion or other specified events, the majority of which is expected to be billed and collected within one year. Contract retentions are billed when the Company has negotiated final indirect rates with the U.S. Government and, once billed, are subject to audit and approval by outside third parties. Consequently, the timing of collection of retention balances is outside the Company’s control. Based on the Company’s historical experience, the majority of the retention balance is expected to be collected beyond one year.

Note 6—Acquisitions and Investments in Affiliates:

At January 31, 2005, the Company has nine equity investments, accounted for under the equity method as described in Note 1, with the Company’s ownership ranging from 14% to 50%. The carrying value of the Company’s equity method investments was $20 million and $28 million at January 31, 2005 and 2004, respectively, which includes the excess of the Company’s equity investments over its equity in the underlying net assets of $4 million in 2005 and 2004. The Company also has cost method investments of $47 million and $73 million at January 31, 2005 and 2004, respectively. During 2005, the Company recorded an impairment loss of $9 million on its investment in a 50% owned joint venture, Data Systems and Solutions, LLC (“DS&S”). The impairment loss was primarily due to a significant business downturn at DS&S caused by a loss of business and an ongoing government investigation, and is reflected in “Other (expense) income” in the consolidated statements of income. The Company also maintains financial commitments related to DS&S as described in Note 22.

The Company completed acquisitions of certain business assets and companies in 2005, 2004 and 2003, which individually and in the aggregate were not considered material business combinations in the year acquired. In some cases, the Company acquired all the issued and outstanding common stock of certain companies while in other cases, the Company acquired certain specific assets and liabilities. All of these acquisitions have been accounted for under the purchase method of accounting and the operations of the companies acquired have been included in the accompanying consolidated financial statements from their respective dates of acquisition. The aggregate purchase price was allocated to the assets acquired and liabilities assumed based upon their estimated fair values. The aggregate excess of the purchase price over the fair value of tangible assets acquired has been allocated to other identifiable intangible assets and goodwill.

In 2005, the Company completed four acquisitions for an aggregate purchase price of approximately $221 million, which consisted of approximately $212 million in cash (net of cash acquired), 107,209 shares of the Company’s common stock that had a fair value of approximately $4 million on the date of issuance and future acquisition payments of $5 million. The preliminary purchase price allocation resulted in identifiable intangible assets of $37 million (amortizable over lives of one to sixteen years) and goodwill of $155 million. The Company has not yet obtained all the information required to complete the purchase price allocation related to three of the acquisitions that represented $206 million of the aggregate purchase price. The final allocations will be completed once the information identified by the Company has been received, which should not be longer than one year from the date of acquisition. The weighted average amortization period for the acquired intangible assets is approximately six years, and approximately $34 million of the goodwill is tax deductible.

In 2004, the Company completed ten acquisitions for an aggregate purchase price of approximately $278 million, which consisted of approximately $193 million in cash (net of cash received), approximately 1 million shares of the Company’s common stock that had a fair value of approximately $47 million on the dates of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

issuance, other consideration of $2 million and future acquisition payments of $36 million. The amount of purchase price assigned to identifiable intangible assets and goodwill was $41 million and $215 million, respectively. Potential contingent payments related to these acquisitions were approximately $11 million, of which $2 million has been paid as of January 31, 2005. The remaining contingent payments of $9 million are payable through 2007, of which $7 million will be treated as incremental purchase price. The weighted average amortization period for the acquired intangible assets is approximately three years, and approximately $57 million of the goodwill is tax deductible.

In 2003, the Company completed four acquisitions for an aggregate purchase price of approximately $16 million, which consisted of approximately $9 million in cash, 202,105 shares of the Company’s common stock that had a fair value of approximately $6 million on the date of issuance, and future acquisition payments of $1 million. The amount of purchase price assigned to identifiable intangible assets and goodwill was $1 million and $14 million, respectively. Contingent payments related to these acquisitions were approximately $3 million, all of which has been paid as of January 31, 2005. Approximately $1 million was treated as incremental purchase price.

Note 7—Goodwill and Intangible Assets:

The changes in the carrying amount of goodwill by segment as of January 31, 2005 are as follows:

	Government	Commercial	Total
	(in millions)
Goodwill at February 1, 2003	$81	$10	$91
Acquisitions	203	12	215
Impairments	(7)		(7)
Foreign currency translation		2	2

Goodwill at January 31, 2004	277	24	301
Acquisitions	155		155
Adjustments	11		11
Foreign currency translation		1	1

Goodwill at January 31, 2005	$443	$25	$468

In 2005, the Company did not recognize any impairments of goodwill since there were no circumstances or events that indicated a possible impairment. In 2004, the Company determined that a portion of the goodwill assigned to a reporting unit in the Government segment had become impaired as a result of the loss of certain significant contracts and proposals related to that reporting unit. In 2003, the Company determined that goodwill assigned to three reporting units in the Government segment had become impaired as a result of the loss of certain significant contracts and proposals related to those reporting units. The impairment charges, representing the excess of the reporting units’ carrying amount over their estimated fair value, were based on a discounted cash flow model using revenue and profit forecasts for the next five years. Total goodwill impairment charges were $7 million and $13 million in 2004 and 2003, respectively. Goodwill adjustments of $11 million in 2005 were a result of adjustments to net assets acquired from prior year acquisitions.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Intangible assets consist of the following:

	January 31, 2005			January 31, 2004
	Gross carrying value	Accumulated amortization	Net	Gross carrying value	Accumulated amortization	Net
	(in millions)

Amortizable intangible assets:
Customer contracts	$31	$11	$20	$14	$3	$11
Non-compete agreements	32	13	19	27	3	24
Software and technology	5		5	1		1
Other	7	1	6	1	1

Total amortizable intangible assets	$75	$25	$50	$43	$7	$36

Customer contracts and other intangible assets with a gross carrying value of $2 million became fully amortized at January 31, 2004 and, therefore, are no longer reflected in the gross carrying value at January 31, 2005. In addition, customer contracts and non-complete agreements arising from prior year acquisitions were reduced by $3 million as a result of post-acquisition adjustments. Amortization expense related to amortizable intangible assets was $20 million, $6 million and $1 million for 2005, 2004 and 2003, respectively. Based on the intangible assets as of January 31, 2005, the estimated annual amortization expense of intangible assets for the years ending January 31 is as follows:

Year ending January 31	(in millions)
2006	$22
2007	12
2008	4
2009	3
2010	2
Thereafter	7

$50

Actual amortization expense to be reported in future periods could differ from these estimates as a result of acquisitions, divestitures, impairments and other factors.

In 2005, impairment losses on intangible assets were not material. In 2004 and 2003, the Company did not recognize an impairment loss on intangible assets since there were no circumstances or events that indicated a possible impairment.

Note 8—Derivative Instruments:

The Company is exposed to certain market risks which are inherent in certain transactions entered into in the normal course of business. They include sales contracts denominated in foreign currencies, investments in equity securities and exposure to changing interest rates. The Company has a risk management policy in place which is used to assess and manage cash flow and fair value exposures. The policy permits the use of derivative instruments with certain restrictions and appropriate authorization. The Company presently uses derivative instruments to manage exposures to foreign currency and interest rate risks and uses natural hedges to minimize exposure for net investments in foreign subsidiaries. The Company does not hold derivative instruments for trading or speculative purposes.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Interest Rate Risk

In February 2004, the Company entered into interest rate swap agreements (“2004 swap agreements”) to convert the fixed interest payments on its $95 million 6.75% notes to a floating rate, based on the six-month LIBOR plus a margin. This was done to better balance the fixed and floating rate long-term debt obligations. These swap agreements are designated as fair value hedges of changes in the notes’ fair value and are fully effective in offsetting the change in fair value of the underlying notes in 2005. The fair value of the 2004 swap agreements at January 31, 2005 was a liability of $2 million and is reflected in long term debt.

In June 2003, the Company modified its prior plan for financing the $91 million purchase of land and buildings under two operating leases and issued $300 million of fixed rate debt (Note 13). In anticipation of this debt issuance, the Company entered into interest rate lock agreements on May 29, 2003 to lock in the effective borrowing rate on portions of the anticipated debt financing. Due to declines in interest rates from the dates of entering into the treasury lock contracts to the date of the debt issuance, the Company was required to pay $5 million to settle the treasury lock contracts upon the debt issuance. This loss of $5 million before income taxes is being amortized to interest expense over the term of the related debt. The treasury lock contracts were designated as cash flow hedges that were fully effective, therefore, the net of tax loss of $3 million was recorded as a component of accumulated other comprehensive loss in stockholders’ equity.

The Company entered into four forward starting interest rate swap agreements in January 2002 (“2002 swap agreements”) pursuant to its previous plan to use five-year variable interest rate mortgage to finance the purchase of the land and buildings noted above. The mortgage financing would have required payments to a third party lender based on a variable interest rate. Under the terms of the 2002 swap agreements, the Company would either pay to or receive from the swap agreements’ counterparty an amount which would effectively have made the net cash outflow a fixed amount. The 2002 swap agreements were designated as cash flow hedges and were fully effective through May 29, 2003 with cumulative net of tax losses of $9 million recorded as a component of accumulated other comprehensive loss in stockholders’ equity. As of May 29, 2003, the 2002 swap agreements were no longer designated in a cash flow hedging relationship and, therefore, all future changes in fair value are recorded directly into income through August 2008. The cumulative loss before income taxes of $14 million on the 2002 swap agreements is being amortized as additional interest expense over the contemplated five-year mortgage term that would have ended in August 2008.

In conjunction with the modified financing plan which resulted in the issuance of fixed rate debt in June 2003, on May 29, 2003, the Company entered into additional interest rate swap agreements (“2003 swap agreements”) to offset the effects of the 2002 swap agreements. The net change in the fair values of the 2002 and 2003 swap agreements since May 29, 2003 was not material and was recorded as additional interest expense. At January 31, 2005, the combined fair value of the 2003 and 2002 swap agreements was $10 million, of which $3 million and $7 million are reflected in other accrued liabilities and other long-term liabilities, respectively. At January 31, 2004, the fair value of the 2003 and 2002 swap agreements was $13 million, of which $3 million and $10 million are reflected in other accrued liabilities and other long-term liabilities, respectively.

Foreign Currency Risk

Although the majority of the Company’s transactions are in U.S. dollars, some transactions are denominated in foreign currencies. The Company’s objective in managing its exposure to foreign currency rate fluctuations is to mitigate adverse fluctuations in earnings and cash flows associated with foreign currency exchange rate fluctuations. The Company currently manages cash flow exposure of receivables, payables and anticipated transactions through the use of natural hedges and foreign currency forward exchange contracts. Foreign currency forward exchange contracts are contracts requiring the Company to exchange a stated quantity of foreign currency for a fixed amount of a second currency, typically U.S. dollars. At January 31, 2005, currencies

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

hedged were the British pound and the U.S. dollar. The Company has designated certain of its foreign currency forward exchange contracts as cash flow hedges of transactions forecasted to occur by July 2006, primarily related to sales contracts and receivables. The effective portion of the change in the fair value of these derivatives is recorded in comprehensive income and recognized in the income statement when the related hedged item affects earnings. Other foreign currency forward exchange contracts manage similar exposures but do not qualify for hedge accounting due to changes in terms of the anticipated transactions. Contracts designated as cash flow hedges were fully effective in 2005, 2004 and 2003. Net of tax gains and losses recognized as a component of accumulated other comprehensive income in stockholders’ equity were not material.

Equity Securities Price Risk

At January 31, 2005 and 2004, the Company did not hold any derivative instruments related to equity securities. In 2003, the Company held equity collars to mitigate the risk of significant price fluctuations of the Company’s investment in VeriSign, Inc. (“VeriSign”) and Amdocs Limited (“Amdocs”), both of which were liquidated at various dates throughout 2003. During 2003, these derivative instruments were designated as fair value hedges of the underlying marketable equity securities and, therefore, the changes in fair value of the derivative instruments and the hedged items attributable to the hedged risk were recorded in the statement of income. The Company recorded a net loss before income taxes of $45 million in 2003 for the ineffective portion of changes in the fair value of equity collars (Note 19).

Note 9—Revolving Credit Facilities:

The Company has two revolving credit facilities (“credit facilities”) totaling $750 million with a group of financial institutions that provide for (i) a five-year revolving credit facility of up to $500 million, which allows borrowings until July 2007 and (ii) a five-year revolving credit facility of up to $250 million, which allows borrowings until July 2009. Borrowings under the credit facilities are unsecured and bear interest at a rate determined, at the Company’s option, based on either LIBOR plus a margin or a defined base rate. The Company pays a facility fee on the total commitment amount and a fee if utilization exceeds 50% of the total commitment amount. During 2005, 2004 and 2003, the Company did not borrow under either of its credit facilities.

The Company has a firm fixed-price contract with the Greek Government with bonding requirements, approximately $117 million of which have been met through the issuance of standby letters of credit under the $500 million five-year revolving credit facility. The standby letters of credit reduce the amount available for borrowings under the $500 million five-year revolving credit facility. The Company pays fees for the standby letters of credit issued under the five-year revolving credit facility, but the outstanding standby letters of credit are not considered borrowings and the Company does not incur related interest cost. The terms of the standby letters of credit require them to remain outstanding until the customer has formally accepted the system pursuant to the contract. For further discussion of this contract, refer to Note 22. The Company does not expect to issue any additional standby letters of credit for this contract under the $500 million five-year revolving credit facility.

As of January 31, 2005, the entire amount under the $250 million five-year revolving credit facility was available and $383 million of the $500 million five-year revolving credit facility was available. These credit facilities contain customary affirmative and negative covenants. The financial covenants contained in the credit facilities require the Company to maintain a trailing four quarter interest coverage ratio of not less than 3.5 to 1.0 and a ratio of consolidated funded debt to a trailing four quarter earnings before interest, taxes, depreciation and amortization (“EBITDA”) of not more than 3.0 to 1.0 for each period of four consecutive fiscal quarters. These covenants also restrict certain of the Company’s activities, including, among other things, the Company’s ability to create liens, dispose of assets, merge or consolidate with other entities, and create guaranty obligations. The credit facilities also contain customary events of default, including, among others, defaults based on certain bankruptcy and insolvency events; nonpayment; cross-defaults to other debt; breach of specified covenants;

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

change of control and material inaccuracy of representations and warranties. As of January 31, 2005, the Company was in compliance with all the financial covenants under the credit facilities.

Note 10—Employee Benefit Plans:

The Company has one principal 401(k) Profit Sharing Plan (“401(k)”), which is the result of the merger of the Company’s Profit Sharing Retirement Plan with the Company’s Cash or Deferred Arrangement effective November 28, 2003. The 401(k) allows eligible participants to defer a portion of their income through payroll deductions. Such deferrals are fully vested, are not taxable to the participant until distributed from the 401(k) upon termination, retirement, permanent disability or death and may be matched by the Company. In addition, the Company may also provide a profit sharing contribution. Participants’ interests in the Company’s matching and profit sharing contributions vest 20% per year in the first through fifth year of service. Participants also become fully vested upon reaching age 59 1/2, permanent disability or death. In December 2004, the Company approved two plan changes, both effective January 1, 2005. The first change allows employee deferrals to be eligible to receive the Company matching contribution immediately as opposed to the plan’s prior one-year eligibility requirement. The second change revises the 401(k) Company matching contribution to a 50% match for each dollar an employee contributes to the 401(k), up to 6% of the employee’s eligible compensation. The Company’s contributions, including the matching contributions, charged to income under the 401(k) were $56 million, $48 million and $42 million for 2005, 2004 and 2003, respectively.

The Company has an Employee Stock Retirement Plan (“ESRP”) in which eligible employees participate. Cash or stock contributions to the ESRP are based upon amounts determined annually by the Board of Directors and are allocated to participants’ accounts based on their annual eligible compensation. The Company recognizes the fair value of the Company’s common stock or the amount of cash contributed in the year of contribution as compensation expense. The vesting requirements for the ESRP are the same as the vesting requirements for the Company’s contributions to the 401(k). Any participant who leaves the Company, whether by retirement or otherwise, may be able to elect to receive either cash or shares of Company common stock as a distribution from their account. Shares of Company common stock distributed from the ESRP bear a limited put option that, if exercised, would require the Company to repurchase all or a portion of the shares at their then current fair value during two specified 60-day periods following distribution. If the shares are not put to the Company during the specified periods, the shares no longer bear a put option, and the Company will not be required to repurchase the shares. Although it has no current intention to do so, if necessary, the Company believes it has the ability to eliminate the limited put option feature on shares held by the ESRP. At January 31, 2004, shares distributed from the ESRP with the limited put option represented a potential repurchase obligation of $19 million. During 2005, none of the total outstanding potential repurchase amount at January 31, 2004 was actually put to the Company. At January 31, 2005, shares distributed from the ESRP that bear a limited put option represented a potential repurchase obligation of $41 million. The ESRP held 48 million shares of common stock at January 31, 2005 and 50 million shares of common stock at January 31, 2004 with a fair value of $1.9 billion and $1.8 billion, respectively. Contributions charged to income under the ESRP were $39 million, $55 million and $52 million for 2005, 2004 and 2003, respectively.

The Company has a principal bonus compensation plan, which provides for bonuses to reward outstanding performance. Bonuses are paid in the form of cash, fully vested or vesting shares of the Company’s common stock. Awards of vesting shares of the Company’s common stock vest at the rate of 20%, 20%, 20% and 40% after one, two, three and four years, respectively. The fair market value of these vesting shares awarded is recorded as unearned compensation which is included in stockholders’ equity and amortized over the vesting period. The amounts charged to income under these plans were $121 million, $106 million and $77 million for 2005, 2004 and 2003, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company has a Stock Compensation Plan and Management Stock Compensation Plan, together referred to as the “Stock Compensation Plans.” The Stock Compensation Plans provide for awards in share units to eligible employees that generally correspond to shares of the Company’s common stock, held in trust for the benefit of participants. Participants’ interests in these share units vest on a seven year schedule at the rate of one-third at the end of each of the fifth, sixth and seventh years following the date of the award. The fair value of shares awarded under these plans is recorded as unearned compensation which is included in stockholders’ equity and amortized over the vesting period. The amount charged to income under these plans was $7 million in 2005, and $6 million in 2004 and in 2003.

The Company also has an Employee Stock Purchase Plan (“ESPP”) which allows eligible employees to purchase shares of the Company’s common stock at a discount of 15% of the existing fair market value. There are no charges to income under this plan because it is a non-compensatory plan. The pro forma effect on net income and earnings per share of stock compensation expense under SFAS No. 123, “Accounting for Stock-Based Compensation” is presented in Note 1. At January 31, 2005, 10 million shares of the Company’s common stock were reserved for issuance under the ESPP.

The Company maintains two deferred compensation plans for the benefit of key executives and directors and allows eligible participants to elect to defer all or a portion of their annual bonus compensation. The Company makes no contributions under the Keystaff Deferral Plan but does credit participant accounts for deferred compensation amounts and interest earned. Interest is accrued based on the Moody’s Seasoned Corporate Bond Rate (6.03% in 2005). Deferred balances will generally be paid upon termination unless the participant has met the 10 year service requirement to defer distribution to age 65. Under the Key Executive Stock Deferral Plan, eligible participants may elect to defer all or a portion of their annual bonus compensation. The Company makes no contributions to the accounts of participants, which generally correspond to shares of the Company’s common stock held in a trust for the benefit of participants. Deferred balances will generally be paid upon retirement or termination.

Note 11—Pension Plan:

The Company had four defined benefit pension plans and two postretirement benefit plans for employees and retirees of the Company’s former Telcordia subsidiary. Three of the pension plans were unfunded, non-qualified plans that provide benefits to certain members of management at Telcordia. All these plans were assumed by the buyer of Telcordia (Note 21) and, therefore, the related disclosures are not included as the plans are no longer reflected in continuing operations of the Company.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following tables set forth the funded status and amounts recognized in the consolidated balance sheets for the Company’s foreign defined benefit pension plan for certain employees in the United Kingdom. The plan has a January 31 measurement date.

	Year ended January 31
	2005	2004
	(in millions)
Change in benefit obligation:
Benefit obligation at beginning of year	$76	$60
Service cost	3	2
Interest cost	4	3
Plan participants’ contributions	1	1
Actuarial loss	8	4
Benefits paid	(1)	(1)
Foreign currency translation	4	7

Benefit obligation at end of year	$95	$76

Change in plan assets:
Fair value of plan assets at beginning of year	$53	$34
Actual gain on plan assets	5	8
Company contributions	3	6
Plan participants’ contributions	1	1
Benefits paid	(1)	(1)
Foreign currency translation	2	5

Fair value of plan assets at end of year	$63	$53

Funded status at end of year	$(32)	$(24)
Unrecognized net actuarial loss	38	31

Net prepaid benefit cost	$6	$7

Amounts recognized in the consolidated balance sheets consist of:
Accrued benefit cost	$(19)	$(13)
Accumulated other comprehensive income (pre-tax)	25	20

Net prepaid benefit cost	$6	$7

The accumulated benefit obligation for the defined benefit pension plan was $82 million and $66 million at January 31, 2005 and 2004, respectively. The fair value of the pension assets was less than the accumulated benefit obligation at January 31, 2005 and 2004. As a result, a minimum pension liability adjustment, net of tax, of $3 million and $4 million was included in other comprehensive income in 2005 and 2004, respectively.

Amounts for the defined benefit pension plan with an accumulated benefit obligation in excess of plan assets are as follows:

	Year ended January 31
	2005	2004
	(in millions)
Projected benefit obligations	$95	$76
Accumulated benefit obligations	$82	$66
Fair value of plan assets	$63	$53

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The components of net periodic benefit cost to the Company of this plan are as follows:

	Year ended January 31
	2005	2004	2003
	(in millions)
Components of net periodic benefit cost:
Service cost	$3	$2	$2
Interest cost	4	3	2
Expected return on plan assets	(4)	(3)	(3)
Amortization of actuarial loss	1	2	1
Charges for special termination benefit			4

Net periodic benefit cost	$4	$4	$6

Actuarial Assumptions

The weighted-average assumptions used in determining the benefit obligations and the net periodic benefit cost of pension were as follows:

	Pension plan
	2005	2004
Assumptions used to determine benefit obligations at the plan’s January 31 measurement date:
Discount rate	5.3%	5.5%
Rate of compensation increase	3.6%	3.5%
Assumptions used to determine net periodic benefit cost for the year ended January 31:
Discount rate	5.5%	5.5%
Expected return on plan assets	8.0%	8.0%
Rate of compensation increase	3.5%	3.5%

The long-term rate of return assumption represents the expected average earnings on funds invested or to be invested by the plans. This return is determined in consultation with investment advisors and is based on a variety of factors including long-term historical market returns for the various asset classes in the plans and review of peer data. A weighting of these asset class returns, based on the anticipated long-term allocation of the asset classes in the plans, is performed to determine an overall average expected long-term rate of return.

Plan Assets

As of the measurement date, pension plan assets were allocated as follows:

	Pension plan
	2005	2004
International equity securities	75%	76%
Debt securities	19%	22%
Real estate and cash	6%	2%

	100%	100%

The Company’s overall investment strategy for all pension plan assets is to utilize a total return investment approach whereby a mix of equities, fixed income, real estate and cash investments are used to maximize the

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

long-term return of plan assets for a prudent level of risk. Risk tolerance is established through consideration of plan demographics, plan liabilities, plan funded status and overall corporate financial condition. The investment portfolio contains a diversified blend of international equity securities, fixed income securities, and real estate investments. Target asset allocation as prescribed by the investment strategy is substantially similar to actual allocation at measurement date.

Cash Flows

During 2006, the Company expects to contribute approximately $3 million to the defined benefit pension plan. Estimated annual benefit payments, which reflect expected future service, as appropriate, are expected to be $1 million for each of the years in 2006 to 2010. Estimated benefit payments for 2011 through 2015 are expected to be $17 million.

Other

The Company also makes contributions to a defined benefit pension plan for employees working on one U.S. Government contract. As part of the contractual agreement, the customer reimburses the Company for contributions made to the plan. If the Company were to cease to be the contractor as a result of a recompetition process, this defined benefit pension plan would transfer to the new contractor. In addition, certain employees at AMSEC LLC, a consolidated joint venture, continue to participate in a defined benefit pension and a retiree medical and life insurance plan sponsored by the other joint venture participant. AMSEC LLC recorded expense of $1 million, $1 million and $2 million in 2005, 2004 and 2003, respectively, for payments made to the other joint venture partner for the cost of the benefits these plans provide.

Note 12—Income Taxes:

Income from continuing operations before income taxes includes the following:

	Year ended January 31
	2005	2004	2003
	(in millions)
United States	$386	$354	$163
Foreign	17	10	5

	$403	$364	$168

The provision for income taxes includes the following:

	Year ended January 31
	2005	2004	2003
	(in millions)
Current:
Federal	$83	$95	$220
State	(18)	19	24
Foreign	8	4	1
Deferred:
Federal	54	19	(176)
State	4	3	(8)

	$131	$140	$61

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred income taxes are provided for differences in the basis of assets and liabilities for financial reporting purposes and tax reporting purposes. Deferred tax (liabilities) assets are comprised of the following:

	January 31
	2005	2004
	(in millions)
Accrued vacation pay	$44	$39
Investment in affiliates	17	41
Deferred compensation	29	26
Vesting stock bonuses	18	18
State taxes	6	2
Accrued liabilities	5	2
Unrealized net losses on marketable securities	2
Other		6

Total deferred tax assets	121	134

Employee benefit contributions	(9)	(17)
Deferred revenue	(84)	(27)
Depreciation and amortization	(1)	(7)
Unrealized net gains on marketable securities		(1)
Other	(10)

Total deferred tax liabilities	(104)	(52)

Net deferred tax assets	$17	$82

A reconciliation of the provision for income taxes to the amount computed by applying the statutory federal income tax (35%) to income from continuing operations before income taxes follows:

	Year ended January 31
	2005	2004	2003
	(in millions)
Amount computed at statutory rate	$141	$127	$58
State income taxes, net of federal tax benefit	(9)	14	10
Contribution of appreciated property			(5)
Change in tax accruals	(1)	(1)	(3)
Non-deductible items	1	1	1
Non-taxable interest income	(1)	(1)

	$131	$140	$61

Effective income tax rate	32.5%	38.4%	36.4%

Income taxes paid in 2005, 2004 and 2003 amounted to $34 million, $79 million and $173 million, respectively.

The 2005 current state tax provision reflects the favorable settlement of state income tax audits and approved refund claims for state taxes and credits.

The Company is subject to routine compliance reviews by the Internal Revenue Service, which is currently auditing 2001 to 2003, and other taxing jurisdictions on various tax matters, including challenges to various positions the Company has taken. The Company has recorded liabilities for tax contingencies for open years based upon its best estimate of the taxes ultimately expected to be paid. A significant portion of the Company’s

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

income taxes payable balance is comprised of tax accruals that have been recorded for tax contingencies. The Company is currently undergoing several routine examinations. While the Company believes it has adequate accruals for tax contingencies, there is no assurance that the tax authorities will not assert that the Company owes taxes in excess of its accruals.

Note 13—Notes Payable and Long-Term Debt:

Notes payable and long-term debt consist of the following:

	January 31
	2005	2004
	(in millions)
5.5% notes due 2033	$296	$296
6.25% notes due 2012	548	548
7.125% notes due 2032	248	248
6.75% notes due 2008	95	95
3-year note due 2006	30	45
Other notes payable	68	50

	1,285	1,282
Less current portion	70	50

	$1,215	$1,232

In conjunction with the acquisition of a business, in December 2003, the Company’s 55% owned joint venture, AMSEC LLC, entered into a 3-year term note for $45 million (“3-year note”) maturing December 1, 2006. The 3-year note is secured by certain assets of the joint venture. Principal is paid quarterly and interest is paid monthly. The interest rate is adjusted monthly based on 30-day LIBOR plus 85 basis points and was 3.24% at January 31, 2005.

In June 2003, the Company completed a private offering of $300 million of senior unsecured notes (“5.5% notes”). The 5.5% notes are due on July 1, 2033 with interest payable on a semi-annual basis beginning January 1, 2004. The note discounts, issuance costs and the loss on the treasury lock contracts (Note 8) are amortized to interest expense, using the effective interest method, which results in an effective interest rate of 5.8%. In January 2004, the Company completed an exchange of substantially all the private notes for new notes registered with the SEC. These new registered notes are identical in all material respects to the terms of the notes issued in June 2003. The fair values of the 5.5% notes exceeded the carrying value by $400 thousand at January 31, 2005.

In June 2002, the Company issued $550 million of 6.25% senior unsecured notes (“6.25% notes”) and $250 million of 7.125% senior unsecured notes (“7.125% notes”). The 6.25% notes and the 7.125% notes are due on July 1, 2012 and July 1, 2032, respectively, with interest payable semi-annually beginning January 1, 2003. The note discounts, issuance costs and the loss on the treasury lock contracts (Note 8) are amortized to interest expense, which results in an effective interest rate of 6.5% for the 6.25% notes and 7.43% for the 7.125% notes. The fair values of the 6.25% notes and 7.125% notes exceeded the carrying value by $55 million and $52 million, respectively, at January 31, 2005.

In January 1998, the Company issued $100 million of 6.75% notes with a nominal discount (“6.75% notes”) which are due February 1, 2008 with interest payable semi-annually beginning August 1, 1998. The 6.75% notes have an effective interest rate of 8.3%, due principally to the amortization of a loss on a forward treasury lock agreement, the discount on issuance of the notes and underwriting fees associated with the offering. The fair

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

value of the 6.75% notes exceeded the carrying value by $14 million at January 31, 2005. During 2005, the Company entered into interest rate swaps as described in Note 8.

The Company is subject to certain restrictions on the notes described above, such as limitations on liens, sale and leaseback transactions and consolidation, merger and sale of assets. As of January 31, 2005, the Company was in compliance with the restrictions.

The Company has various other notes payable with interest rates from 2.5% to 6.0% that are due on various dates through 2016.

Maturities of notes payable and long-term debt are as follows:

Year ending January 31	(in millions)
2006	$70
2007	23
2008	1
2009	1
2010	96
2011 and after	1,094

$1,285

Note 14—Earnings Per Share:

A summary of the elements included in the computation of basic and diluted EPS is as follows (in millions, except per share amounts):

	Year ended January 31
	2005			2004			2003
	Net income	Weighted average shares	Per share amount	Net income	Weighted average shares	Per share amount	Net income	Weighted average shares	Per share amount
Net income	$409			$351			$259

Basic EPS		183	$2.23		185	$1.90		196	$1.32

Effect of dilutive securities:
Stock options		5			3			7
Other stock awards					1

Diluted EPS		188	$2.18		189	$1.86		203	$1.28

Options to purchase 22 million shares of common stock at prices ranging from $28.90 to $33.06 per share were outstanding during 2003, but were not included in the computation of diluted EPS at January 31, 2003 because the effect of such options would be antidilutive. Such options expire at various dates through January 2008.

Note 15—Common Stock and Options:

The Company has options outstanding under various stock option plans. Options are granted with exercise prices not less than the fair market value at the date of grant and for terms not greater than ten years. Options granted under these plans generally become exercisable 20%, 20%, 20%, and 40% after one, two, three and four years, respectively.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of changes in outstanding options under the plans during the three years ended January 31, 2005, is as follows:

	Shares of common stock under options	Weighted average exercised price	Shares of common stock exercisable under options
	(in millions)		(in millions)
February 1, 2002	46	$20.13	17
Options granted	12	$32.20
Options canceled	(2)	$26.67
Options exercised	(12)	$10.46

January 31, 2003	44	$25.54	15
Options granted	10	$29.14
Options canceled	(3)	$28.60
Options exercised	(9)	$15.26

January 31, 2004	42	$28.50	15
Options granted	7	$36.68
Options canceled	(2)	$30.38
Options exercised	(10)	$23.20

January 31, 2005	37	$31.44	14

As of January 31, 2005, 63 million shares of common stock were reserved for issuance upon exercise of options which are outstanding or which may be granted. Included in this amount are 400 thousand shares of common stock that the Company has made available for issuance, purchase or option grant to employees, prospective employees and consultants, generally contingent upon commencement of employment or the occurrence of certain events.

A summary of options outstanding as of January 31, 2005 is as follows:

Range of exercise prices	Options outstanding	Weighted average exercise price	Weighted average remaining contractual life	Options exercisable	Weighted average exercise price
	(in millions)		(in years)	(in millions)
$25.92 to $30.87	5	$27.56	.2	5	$27.56
$30.20 to $32.27	7	$30.98	1.1	4	$30.98
$28.31 to $33.06	9	$32.18	2.1	3	$32.18
$28.60 to $31.79	9	$29.14	3.1	2	$29.15
$36.52 to $38.14	7	$36.68	4.1		$36.67

	37			14

Note 16—Leases:

The Company occupies most of its facilities under operating leases. Most of the leases require the Company to pay maintenance and operating expenses such as taxes, insurance and utilities and also contain renewal options extending the leases from one to twenty years. Certain of the leases contain purchase options and provisions for periodic rate escalations to reflect cost-of-living increases. Certain equipment, primarily computer-related, is leased under short-term or cancelable operating leases. Rental expenses for facilities and equipment were $109

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

million, $107 million and $114 million in 2005, 2004 and 2003, respectively, which is net of sublease income of $6 million, $5 million and $19 million in 2005, 2004 and 2003, respectively.

In 2004, the Company was awarded a contract with the Greek Government (Note 22) that requires the Company to lease certain equipment under an operating lease from a subcontractor for ten years. The lease term commences as soon as the development and integration of the system under contract is completed and accepted by the customer. The terms of the customer contract and lease agreement provide that if the customer defaults on its payments to the Company to cover the future lease payments, then the Company is not required to make the lease payments to the subcontractor. Accordingly, the maximum contingent lease liability of approximately $98 million at January 31, 2005 is not reflected in the future minimum lease commitments table below and such amount has not been recorded in the consolidated financial statements.

Minimum lease commitments, primarily for facilities under all non-cancelable operating leases in effect at January 31, 2005 are as follows:

Year ending January 31	Operating lease commitment	Sublease income
	(in millions)
2006	$100	$(5)
2007	67	(4)
2008	42	(4)
2009	29	(4)
2010	16	(2)
2011 and after	9

	$263	$(19)

As of January 31, 2005, the Company has capital lease obligations of approximately $6 million that are payable over the next three years.

Note 17—Supplementary Income Statement and Cash Flow Information:

Charges to costs and expenses for depreciation of property, plant and equipment and assets acquired under capital leases were $36 million, $30 million and $30 million for 2005, 2004 and 2003, respectively.

Included in selling, general and administrative expenses are independent research and development costs of $25 million, $19 million and $19 million in 2005, 2004 and 2003, respectively.

Total interest paid in 2005, 2004 and 2003 amounted to $87 million, $73 million and $34 million, respectively.

Note 18—Gain on Sale of Business Units, Net:

In 2005 and 2003, the Company recognized gains before income taxes of $2 million and $5 million, respectively, from the sale of business units and settlement of contingent liabilities related to business units that were sold in prior years.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 19—Net (Loss) Gain on Marketable Securities and Other Investments, Including Impairment Losses:

Net (loss) gain on marketable securities and other investments, including impairment losses, consists of the following:

	Year ended January 31
	2005	2004	2003
	(in millions)
Impairment losses	$(20)	$(19)	$(108)
Net gain on sale of investments	4	24	22
Net loss on derivative instruments			(48)

	$(16)	$5	$(134)

The Company recognized impairment losses on certain marketable and private equity securities due to declines in fair value which were deemed to be other-than-temporary. Of the total impairment losses in 2005, 2004 and 2003, $20 million, $19 million and $87 million, respectively, were impairments related to the Company’s private equity securities. In 2003, total impairment charges also included impairments on publicly traded equity securities of $21 million. As of January 31, 2005, the Company held private equity securities with a carrying value of $47 million.

In 2004, the primary component of the net gain before income taxes from the sale of investments was a gain before income taxes of $17 million from the sale of the Company’s investment in publicly-traded equity securities of Tellium, Inc. The remainder of the aggregate gain was related to sales of certain other investments. In 2003, the net gain before income taxes from the sale of investments includes a net gain before income taxes of $14 million related to the liquidation of all the Company’s remaining shares and related equity collars in VeriSign and Amdocs. In 2003, the Company also recognized a net gain before income taxes of $8 million from the sale of certain other investments.

As described in Note 8, as of January 31, 2003, the Company no longer held derivative instruments related to its portfolio of publicly-traded equity securities. However, during 2003 the Company recognized a net loss before income taxes of $48 million primarily from changes in the fair value of its equity collars and warrants as described in Note 8.

Note 20—Realignment Costs:

In January 2004, the Company undertook an organizational realignment, primarily in the Government segment, to better align its operations with major customers and key markets and to create larger operating units. As a result, in 2004, the Company had involuntary workforce reductions of 260 employees and recorded related charges of $8 million in selling, general and administrative expenses. The one-time termination benefits consisted of severance benefits, extension of medical benefits and outplacement services aggregating $7 million and accelerated vesting stock compensation of $1 million. As of January 31, 2005, the Company no longer has a liability related to realignment activities as these liabilities were paid out during 2005.

Note 21—Discontinued Operations:

Telcordia

On November 17, 2004, the Company entered into a definitive stock purchase agreement, as amended, to sell its ownership in Telcordia to TTI Holding Corporation (“Buyer”), an affiliate of Warburg Pincus LLC and

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Providence Equity Partners Inc., for cash of $1.35 billion. On March 15, 2005, the sale of Telcordia was completed. The initial sales price of $1.35 billion is subject to a working capital adjustment, a reduction for the net proceeds from a sale leaseback transaction of certain Telcordia-owned real estate between Telcordia and an unrelated third party in conjunction with the closing of the sale of Telcordia, and other adjustments as agreed upon between the Buyer and the Company. The preliminary cash proceeds from the sale were $1.02 billion after reduction for an estimated working capital adjustment of $225 million, which includes $201 million related to certain Telcordia customer contract prepayments that were received in December 2004 and January 2005 and a reduction for proceeds of $110 million from the sale leaseback transaction. The Company received the contract prepayments included in the working capital adjustment and the proceeds from the real estate transaction before the close of the sale.

The preliminary purchase price is subject to final adjustment no earlier than 60 days from the closing date, as the Buyer and Telcordia have 30 days to complete the final closing balance sheet for the final purchase price adjustments and then the Company has 30 days to review the final closing balance sheet. In addition to the cash purchase price received at closing, the Company is entitled to receive additional amounts as contingent purchase price, including all of the net proceeds from any judgment or settlement of the litigation Telcordia initiated against Telkom South Africa and 50% of the net proceeds Telcordia receives in connection with the prosecution of certain patent rights of Telcordia, both described in Note 22. The Company has indemnified the Buyer for all income tax obligations on and through the date of close. While the Company believes it has adequate accruals for these tax contingencies, the ultimate resolution of these matters could differ from the amounts accrued. The Company also has customary indemnification obligations owing to the Buyer, as well as an obligation to indemnify the Buyer against any loss Telcordia may incur as a result of an adverse judgment in the Telkom South Africa litigation.

The consolidated financial statements for 2004 and 2003 have been reclassified to reflect Telcordia as an asset held for sale and discontinued operations. Telcordia’s results of operations had previously been reported as the Non-Regulated Telecommunications segment. The summary of operating results from Telcordia’s discontinued operations is as follows:

	Year ended January 31
	2005	2004	2003
	(in millions)
Revenues	$874	$887	$1,068
Costs and expenses:
Cost of revenues	489	484	604
Selling, general and administrative expenses	235	258	275

Operating income	150	145	189
Other income (expense), net	(1)	1

Income before income taxes	149	146	189
Provision for income taxes	16	19	37

Income from discontinued operations	$133	$127	$152

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Assets and liabilities of Telcordia that are held for sale are included in assets of discontinued operations and liabilities of discontinued operations on the consolidated balance sheet and consisted of the following:

	January 31
	2005	2004
	(in millions)
Assets held for sale:
Cash	$6	$1
Receivables, net	92	84
Prepaid expenses and other current assets	10	4
Property, plant and equipment	125	129
Intangible assets	44	24
Goodwill	91	45
Prepaid pension assets	526	556
Other assets	6	6

	$900	$849

Liabilities held for sale:
Accounts payable and accrued liabilities	$(371)	$(322)
Accrued payroll and employee benefits	(53)	(56)
Other postretirement benefits	(154)	(145)
Other long-term liabilities	(35)	(40)

	$(613)	$(563)

In addition, included in the liabilities of discontinued operations on the consolidated balance sheet are the following current deferred tax balances related to the Telcordia discontinued operations:

	January 31
	2005	2004
	(in millions)
Deferred tax asset related to excess tax basis in investment in Telcordia over the financial reporting basis	$32
Deferred tax asset related to discontinued operations	28	$36
Deferred tax liability related to discontinued operations	(127)	(132)

Net deferred tax liabilities included in liabilities of discontinued operations	$(67)	$(96)

In 2005, prior to the announcement of the sale of Telcordia, Telcordia adopted and communicated to all its defined benefit pension plan participants a plan to redesign pension benefits. Telcordia had planned to freeze its four defined benefit pension plans such that there would be no future cost accruals under these plans for service rendered after the effective date of January 1, 2005. The redesign of these pension benefits would have triggered a curtailment of the benefit obligation and a remeasurement of the plans as of the date of adoption. Due to the planned sale of Telcordia, in August 2004, Telcordia deferred indefinitely the implementation of the pension benefit redesign. As a result of this decision, the Company did not recorded a curtailment of the benefit obligation nor a reduction in the projected benefit obligation during 2005.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

INTESA Joint Venture

In 2003, the Company’s foreign joint venture, INTESA, ceased operations and was classified as discontinued operations. As described in Note 22, in 2005, the Company received an approximate $6 million settlement of an insurance claim. This claim is considered a recovery of prior losses that were recorded as part of the discontinued operations and, therefore, has been recorded as a gain on discontinued operations of $4 million, net of income tax expense of approximately $2 million. INTESA and the Company are involved in various legal proceedings relating to INTESA as described in Note 22.

Note 22—Commitments and Contingencies:

The Company has various commitments as of January 31, 2005, which include outstanding letters of credit aggregating $278 million, principally related to guarantees on contracts with domestic commercial and foreign government customers, and outstanding surety bonds aggregating $92 million, principally related to performance and payment type bonds. Included in the outstanding letters of credit is $117 million issued under the Company’s five year revolving credit facility (Note 9).

Telkom South Africa

Our former Telcordia subsidiary instituted arbitration proceedings before the International Chamber of Commerce (“ICC”) against Telkom South Africa in March 2001 as a result of a contract dispute. Telcordia is seeking to recover damages of approximately $130 million, plus interest at a rate of 15.5%. Telkom South Africa counterclaimed, seeking substantial damages from Telcordia, including repayment of approximately $97 million previously paid to Telcordia under the contract and the excess costs of reprocuring a replacement system, estimated by Telkom South Africa to be $234 million. On September 27, 2002, Telcordia prevailed in the initial phase of the arbitration. The arbitrator found that Telkom repudiated the contract and dismissed Telkom’s counterclaims against Telcordia. The damages to be recovered by Telcordia were to be determined in a second phase of the arbitration. Telkom challenged the arbitration decision in the South African High Court (Transvaal Provincial Division), and, on November 27, 2003, the High Court judge ordered that the arbitration decision be set aside, that the arbitrator and the ICC be dismissed and that the case be re-arbitrated before a panel of three retired South African judges. On November 29, 2004, the South African Supreme Court of Appeal granted Telcordia’s motion for leave to appeal the judge’s ruling and will hear the appeal. In parallel proceedings in the United States District Court (Northern District of New Jersey), Telcordia is seeking to have its ICC arbitration award confirmed. On January 24, 2005, the District Court declined to confirm Telcordia’s award and in a February 17, 2005 opinion concluded that the District Court does not have personal jurisdiction over Telkom South Africa. Telcordia is currently reviewing the Court’s ruling and considering its further legal options, including an appeal.

On March 15, 2005, the Company completed the sale of Telcordia (Note 21). Pursuant to the definitive stock purchase agreement, the Company is entitled to receive all of the net proceeds from any judgment or settlement with Telkom South Africa, and, if this dispute is settled or decided adversely against Telcordia, the Company is obligated to indemnify the buyer of Telcordia against any loss that may result from such an outcome.

Due to the complex nature of the legal and factual issues involved and the uncertainty of litigation in general, the outcome of the arbitration and the related court actions are not presently determinable. The Company does not have any assets or liabilities recorded related to this contract and the related legal proceedings as of January 31, 2005 and 2004.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Firm Fixed-price Contract with the Greek Government

The Company has a firm fixed-price contract with the Greek Government, as represented by the Ministry of Defense, to provide the security infrastructure that was used to support the 2004 Athens Summer Olympic Games. Shortly before the start of the Olympic Games, on July 7, 2004, the Company entered into an agreement (the “Memorandum of Understanding”) with the Greek Government, as represented by the Coordination Committee for Olympic Preparation, pursuant to which the parties (i) recognized that the delivery and acceptance of the system had not been completed by the scheduled date, (ii) agreed on the delivery to the customer of the system in its then current state for use at the Olympic games, (iii) agreed on a process for completing testing and acceptance of the system after the Olympic Games with final acceptance to occur no later than October 1, 2004, (iv) required the Greek Government to proceed with the necessary actions for the completion of a contract modification as soon as possible, and (v) agreed that the Company would receive a milestone payment immediately upon the execution of the contract modification. To date, the contract modification contemplated by the Memorandum of Understanding has not been executed, and the customer has not formally accepted the system under the terms of the contract.

As of January 31, 2005, the Company has net billed and unbilled receivables totaling $24 million. The unbilled receivables cannot be billed until customer acceptance or a contract modification is executed. The Company has been actively pursuing an amendment to the contract and the completion of testing and acceptance of the system. The parties have had numerous disagreements concerning the scope, duration and results of the testing acceptance process required and other contractual issues.

The Company has subcontracted a significant amount of the customer requirements under the contract, and payments to the subcontractors are generally required only if the Company receives payment from the customer, unless the non-payment results from the Company’s failure to perform in accordance with the customer contract. In addition, the contract required the Company to lease certain equipment under an operating lease from a subcontractor for ten years as further described in Note 16. This subcontractor recently advised the Company by letter that it intends to suspend its services related to the leased equipment unless it receives an $8.7 million payment. It requested that the Company forward its letter to the Company’s customer, which the Company did. To date, the customer has not responded.

In connection with this contract, the Company entered into payment and performance bonding requirements on the contract totaling $251 million. The bonding requirements have been met through the issuance of standby letters of credit of which $117 million was issued under the Company’s credit facility (Note 9) and $134 million was issued by certain other banks. Under the terms of these bonding arrangements, the customer could call these standby letters of credit at any time.

The Company has been in discussions with the customer to attempt to resolve the contractual issues through an appropriate contract amendment. The Greek Government recently advised the Company that it will not be able to execute a contract amendment until an issue concerning the legality of the contract is resolved. The Company has recorded the financial position of the contract based on its best estimate of the loss to be realized under the contract. However, the situation is extremely complex and dynamic, involving multiple government agencies, customer elements and government representatives having different roles and at times, expressing inconsistent positions. During 2005, the Company recorded a $34 million loss on this contract, reflecting changes in management’s estimate of the loss on this contract as a result of continued delays in the testing and acceptance process and other recent developments. This loss also includes the effect of subcontractor liabilities that management estimates will not be paid under the subcontract terms. In 2004, the contract loss was not material.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DS&S Joint Venture

The Company has guaranteed approximately $13 million of DS&S bank debt obligations, representing approximately 50% of a $25 million credit facility. DS&S has utilized the entire credit facility with a term loan and outstanding letters of credit related to bonding requirements for performance on contracts, and is currently in default of certain bank debt covenants. At January 31, 2005, the Company provided a loan of $1 million to DS&S. The Company and the other joint venture partner have each guaranteed the payment of 50% of certain legal and accounting fees incurred by DS&S in conjunction with an ongoing government investigation. As of January 31, 2005, the fair value of the guarantee for legal and accounting fees is not material to the Company and the Company has not had to perform on any of the guarantees.

INTESA Joint Venture

In January 1997, the Company formed and held 60% of the common stock of the INTESA joint venture, which was to provide information technology services in Latin America. In 2003, due to the political and economic environment in Venezuela, a general work stoppage in Venezuela affected the petroleum sector, including INTESA and PDVSA the other joint venture partner. Due to the suspension of operations, general work force strike and the Company’s relationship with PDVSA, the operations of INTESA did not resume and was classified as discontinued operations in 2003. The Company had strongly recommended that INTESA file for bankruptcy as required under Venezuelan law, but PDVSA had refused to support such a filing. INTESA is still involved in various legal proceedings, including a criminal investigation of INTESA, initiated in 2003 by the Attorney General of Venezuela, alleging unspecified sabotage by INTESA employees. In 2004, the SENIAT, the Venezuelan tax authority, filed a claim against INTESA for approximately $30 million for alleged non-payment of VAT taxes in 1998. In addition, the Company’s subsidiary SAIC Bermuda, in its capacity as a stockholder of INTESA, has been added at the request of PDVSA as a defendant to a number of suits by INTESA employees claiming unpaid severance and pension benefits. The Company believes that it does not have any legal obligation for these claims, but given the unsettled political environment in Venezuela, their outcome is uncertain.

In 2004, the Venezuelan Supreme Court granted PDVSA’s request for injunctive relief against INTESA on the basis of public interest of Venezuela, which obligated INTESA to transfer to PDVSA all the information technology and equipment that related to PDVSA. PDVSA took certain actions, including denying INTESA access to certain of its facilities and assets, which the Company believed constituted expropriation without compensation. On September 4, 2003, the Company filed a claim of approximately $10 million with the Overseas Protection Insurance Company (“OPIC”), a U.S. governmental entity that provides insurance coverage against expropriation of U.S. business interests by foreign governments and instrumentalities, on the basis that PDVSA and the Venezuelan government’s conduct constituted the expropriation of the Company’s investment in INTESA without compensation. On February 24, 2004, OPIC made a finding that expropriation had occurred and on May 11, 2004, OPIC paid the Company approximately $6 million in settlement of the Company’s claim. On July 12, 2004, OPIC issued its memorandum of decision and determined that PDVSA and the Venezuelan government totally expropriated the Company’s interest in INTESA. OPIC also determined that INTESA did not sabotage PDVSA’s infrastructure as alleged by PDVSA in a separate proceeding.

Under the 1997 outsourcing services agreement between INTESA and PDVSA, the Company guaranteed INTESA’s obligations. Under the terms of the services agreement, the maximum liability for INTESA for all claims made by PDVSA for damages brought in respect of the service agreement in any calendar year is limited to $50 million. Therefore, the Company’s maximum obligation under the guarantee is $20 million based on PDVSA’s 40% ownership percentage in INTESA. There currently is no liability recorded related to this guarantee. The Company does not have any assets or liabilities recorded related to this discontinued operation as of January 31, 2005 and 2004.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other Joint Ventures

In one of the Company’s investments in affiliates accounted for under the equity method, the Company is an investor in Danet Partnership GBR (“GBR”), a German partnership. GBR has an internal equity market similar to the Company’s limited market. The Company is required to provide liquidity rights to the other GBR investors in certain circumstances. These rights allow only the withdrawing investors in the absence of a change in control and all GBR investors in the event of a change of control to put their GBR shares to the Company in exchange for the current fair value of those shares. The Company may pay the put price in shares of its common stock or cash. The Company does not currently record a liability for these rights because their exercise is contingent upon the occurrence of future events which the Company cannot determine will occur with any certainty. The maximum potential obligation, if the Company assumes all the current GBR employees are withdrawing from GBR, would be $13 million as of January 31, 2005. If the Company were to incur the maximum obligation and buy all the shares outstanding from the other investors, the Company would then own 100% of GBR.

The Company has a guarantee that relates only to claims brought by the sole customer of another of its joint ventures, Bechtel SAIC Company, LLC, for specific contractual nonperformance of the joint venture. The Company also has a cross-indemnity agreement with the joint venture partner, pursuant to which it will only be ultimately responsible for the portion of any losses incurred under the guarantee equal to its ownership interest of 30%. Due to the nature of the guarantee, as of January 31, 2005, the Company is not able to project the maximum potential amount of future payments it could be required to make under the guarantee but, based on current conditions, the likelihood of having to make any payment is remote. There currently is no liability recorded relating to this guarantee.

On September 15, 2004, the Company entered into an agreement to form a joint venture with EG&G Technical Services, Inc. (“EG&G”) and Parsons Infrastructure & Technology Group, Inc. (“Parsons”) to form Research and Development Solutions, LLC (“RDS”), a Delaware limited liability company that will pursue contracts offered by the Department of Energy’s National Energy Technical Laboratory. The Company, EG&G and Parsons, each have an equal joint venture interest of 33 1/3%. In conjunction with a contract award to RDS, each joint venture partner was required to sign a performance guarantee agreement with the U.S. Government. Under this agreement, the Company unconditionally guarantees all of RDS’s obligations to the U.S. Government under the contract award, which has an estimated total value of $218 million. The Company also has a cross-indemnity agreement with each of the other two joint venture partners to protect it from liabilities for any U.S. Government claims resulting from the actions of the other two joint venture partners and to limit the Company’s liability to its share of the contract work. As of January 31, 2005, the fair value of the guarantee is not material to the Company.

Gracian v. SAIC Class Action Lawsuit

On March 4, 2005, the Company was served with a class action lawsuit filed in California Superior Court for the County of San Diego brought by a former employee on behalf of herself and others similarly situated that alleged that the Company improperly required exempt salaried and professional employees in the State of California to utilize their paid leave balances for partial day absences. The plaintiffs contend that the Company’s policy violates California law and seeks, among other things, the unpaid vacation balance allegedly owed to plaintiffs, overtime compensation, punitive damages and attorney fees. The Company is analyzing the lawsuit and the underlying issues. The Company does not expect the ultimate resolution of this matter to have a material adverse effect on our consolidated financial position, results of operations or cash flows.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other

In the normal conduct of its business, the Company seeks to monetize its patent portfolio through licensing agreements. The Company also has and will continue to defend its patent positions when it believes its patents have been infringed and is involved in such litigation from time to time. During 2005, our former Telcordia subsidiary settled a patent infringement case and recognized a gain, net of legal costs and before income taxes, of $14 million. This gain was recorded as a reduction in selling, general and administrative expenses and is reflected in discontinued operations. As described in Note 21, per the terms of the sale of Telcordia that was completed on March 15, 2005, the Company will receive 50% of the net proceeds Telcordia receives in the future in connection with the prosecution of certain patent rights.

The Company is also involved in various investigations, claims and lawsuits arising in the normal conduct of its business, none of which, in the opinion of the Company’s management, will have a material adverse effect on its consolidated financial position, results of operations, or cash flows or ability to conduct business.

Note 23—Selected Quarterly Financial Data (Unaudited):

Selected unaudited financial data for each quarter of the last two years is as follows:

	First Quarter(1)	Second Quarter(1)	Third Quarter(1)	Fourth Quarter
	(in millions, except per share amounts)
2005
Revenues	$1,706	$1,768	$1,837	$1,876
Operating income	$120	$114	$130	$124
Income from continuing operations	$67	$52	$68	$85
Income from discontinued operations	$22	$29	$27	$59
Net income	$89	$81	$95	$144

Basic earnings per share(2)	$.48	$.44	$.52	$.80
Diluted earnings per share(2)	$.47	$.43	$.51	$.78
2004
Revenues	$1,271	$1,445	$1,529	$1,588
Operating income	$89	$98	$115	$93
Income from continuing operations	$51	$60	$78	$35
Income from discontinued operations	$18	$31	$38	$40
Net income	$69	$91	$116	$75

Basic earnings per share(2)	$.37	$.49	$.63	$.41
Diluted earnings per share(2)	$.37	$.48	$.61	$.40

(1)	Amounts for the first, second and third quarters of 2005 and all quarters in 2004 have been reclassified to conform to the presentation of Telcordia as discontinued operations at January 31, 2005.

(2)	Earnings per share are computed independently for each of the quarters presented and therefore may not sum to the total for the year.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Science Applications International Corporation

We have audited the accompanying consolidated balance sheet of Science Applications International Corporation and its subsidiaries (the “Company”) as of July 31, 2005, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the six months ended July 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of July 31, 2005, and the results of its operations and its cash flows for the six months ended July 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

San Diego, California

October 10, 2005

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	Six Months Ended July 31
	2005	2004
		(Unaudited)
	(In millions, except per share amounts)
Revenues	$3,798	$3,474
Costs and expenses:
Cost of revenues	3,332	3,055
Selling, general and administrative expenses	210	185

Operating income	256	234

Non-operating income (expense):
Net loss on marketable securities and other investments, including impairment losses	(5)	(4)
Interest income	43	17
Interest expense	(44)	(44)
Other income (expense), net	2	(1)
Minority interest in income of consolidated subsidiaries	(6)	(6)

Income from continuing operations before income taxes	246	196
Provision for income taxes	106	77

Income from continuing operations	140	119
Discontinued operations (Note 19):
Income from discontinued operations of Telcordia before income taxes (including gain on sale of $866 million for the six months ended July 31, 2005)	870	70
Gain from discontinued operations of INTESA joint venture	—	6
Provision for income taxes	328	25

Income from discontinued operations	542	51

Net income	$682	$170

Earnings per share:
Basic:
Income from continuing operations	$.79	$.64
Income from discontinued operations	3.06	.28

	$3.85	$.92

Diluted:
Income from continuing operations	$.77	$.63
Income from discontinued operations	2.98	.27

	$3.75	$.90

Common equivalent shares:
Basic	177	184

Diluted	182	189

See accompanying notes to consolidated financial statements.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONSOLIDATED BALANCE SHEET

July 31, 2005
(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,469
Investments in marketable securities	1,632
Receivables, net	1,538
Prepaid expenses and other current assets	188

Total current assets	4,827
Property, plant and equipment, net	343
Intangible assets, net	49
Goodwill	489
Deferred income taxes	62
Other assets	96

$5,866

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$857
Accrued payroll and employee benefits	406
Income taxes payable	369
Notes payable and current portion of long-term debt	36
Deferred income taxes	6

Total current liabilities	1,674
Long-term debt, net of current portion	1,209
Other long-term liabilities	100
Commitments and contingencies (Note 20)
Minority interest in consolidated subsidiaries	49
Stockholders’ equity:
Common stock (Note 1)	2
Additional paid-in capital	2,451
Retained earnings	514
Other stockholders’ equity	(101)
Accumulated other comprehensive loss	(32)

Total stockholders’ equity	2,834

$5,866

See accompanying notes to consolidated financial statements.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME

	Common stock		Additional paid-in capital	Retained earnings	Other stock- holders’ equity	Accumulated other comprehensive loss	Comprehensive income
	Shares	Amount
	(In millions)
Balance at February 1, 2005	182	$2	$2,278	$212	$(105)	$(36)
Net income	—	—	—	682	—	—	$682
Other comprehensive income	—	—	—	—	—	4	4
Issuances of common stock	8	—	234	—	—	—	—
Repurchases of common stock	(12)	—	(98)	(380)	—	—	—
Income tax benefit from employee stock transactions	—	—	37	—	—	—	—
Unearned stock compensation, net of amortization	—	—	—	—	4	—	—

Balance at July 31, 2005	178	$2	$2,451	$514	$(101)	$(32)	$686

See accompanying notes to consolidated financial statements.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended July 31
	2005	2004
		(Unaudited)
	(In millions)
Cash flows from operating activities:
Net income	$682	$170
Income from discontinued operations	(542)	(51)
Adjustments to reconcile net income to net cash provided by continuing operating activities:
Depreciation and amortization	31	25
Non-cash compensation	64	87
Impairment losses on marketable securities	3	6
Other	8	4
Increase (decrease) in cash, excluding effects of acquisitions and divestitures, resulting from changes in:
Receivables	(4)	(135)
Prepaid expenses and other current assets	31	(15)
Deferred income taxes	(46)	(11)
Other assets	(3)	21
Accounts payable and accrued liabilities	(24)	39
Accrued payroll and employee benefits	(27)	(32)
Income taxes payable	36	93
Other long-term liabilities	8	21

Total cash flows provided by operating activities	217	222
Cash flows from investing activities:
Expenditures for property, plant and equipment	(23)	(16)
Acquisitions of business units, net of cash acquired	(15)	(14)
Payments for businesses acquired in previous years	(11)	(12)
Purchases of debt and equity securities available-for-sale	(963)	(213)
Proceeds from sales of investments in marketable securities and other investments	697	123
Other	1	(6)

Total cash flows used in investing activities	(314)	(138)
Cash flows from financing activities:
Proceeds from notes payable and issuance of long-term debt	—	6
Payments of notes payable and long-term debt	(39)	(10)
Dividends paid to minority interest stockholders	(2)	(2)
Sales of common stock	63	74
Repurchases of common stock	(377)	(311)

Total cash flows used in financing activities	(355)	(243)

Decrease in cash and cash equivalents from continuing operations	(452)	(159)

Cash used in operating activities of discontinued operations	(134)	(32)
Cash provided by (used in) investing activities of discontinued operations	1,072	(47)

Increase (decrease) in cash and cash equivalents from discontinued operations	938	(79)

Cash and cash equivalents at beginning of period	983	1,099

Cash and cash equivalents at end of period	$1,469	$861

Supplemental schedule of non-cash investing and financing activities:
Common stock exchanged upon exercise of stock options	$101	$96

Fair value of assets acquired in acquisitions	$36	$18
Cash paid in acquisitions, net of cash acquired	(15)	(14)
Issuance of common stock in acquisitions	(16)	—

Liabilities assumed in acquisitions	$5	$4

See accompanying notes to consolidated financial statements.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Summary of Significant Accounting Policies:

Consolidation

The consolidated financial statements include the accounts of Science Applications International Corporation and all majority-owned and wholly-owned subsidiaries (collectively referred to as “the Company”). All intercompany transactions and accounts have been eliminated in consolidation. Outside investors’ interests in the majority-owned subsidiaries are reflected as minority interest.

The consolidated statements of income and cash flows and notes to consolidated financial statements for the six months ended July 31, 2004 are unaudited. In the opinion of management, the unaudited financial information for the six months ended July 31, 2004 have been prepared on the same basis as the audited consolidated financial statements and reflect all adjustments, which include only normal recurring adjustments, necessary for a fair presentation thereof. Operating results for the six months ended July 31, 2005 are not necessarily indicative of the results that may be expected for the fiscal year ending January 31, 2006.

Certain wholly-owned subsidiaries have fiscal years ended December 31, and as a result, the financial position as of June 30 and results of operations for the six months then ended of these subsidiaries are included in the Company’s consolidated financial statements for the six months ended July 31. There were no intervening events for these subsidiaries from June 30 through July 31 for each of the periods presented that would materially affect the consolidated financial position or results of operations.

Investments in affiliates and corporate joint ventures where the Company has an ownership interest representing between 20% and 50%, or over which the Company exercises significant influence, are accounted for under the equity method whereby the Company recognizes its proportionate share of net income or loss and does not consolidate the affiliates’ individual assets and liabilities. Equity investments in affiliates over which the Company does not exercise significant influence and whose securities do not have a readily determinable fair market value as defined in Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” are carried at cost or adjusted cost for other-than-temporary impairments.

Operating Cycle

The Company’s operating cycle for long-term contracts is typically greater than one year and is measured by the average time intervening between the inception of contracts and the completion of those contracts. Contract related assets and liabilities are classified as current assets and current liabilities.

Discontinued Operations

On March 15, 2005, the Company completed the sale of its subsidiary, Telcordia Technologies, Inc. (“Telcordia”). The operating results of Telcordia have been classified as discontinued operations (Note 19) for all periods presented.

Reclassifications

Certain amounts for the six months ended July 31, 2004 have been reclassified in the accompanying consolidated statements of income and cash flows to conform to the presentation for the six months ended July 31, 2005.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Use of Estimates

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America (“GAAP”), requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingencies at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Management evaluates these estimates and assumptions on an on-going basis including those relating to allowances for doubtful accounts, inventories, fair value and impairment of investments, fair value and impairment of intangible assets and goodwill, income taxes, estimated profitability of long-term contracts, pension benefits, contingencies and litigation. Estimates have been prepared on the basis of the most current information and actual results could differ from those estimates.

Fair Value of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties and is determined based on quoted market prices, if available, or management’s best estimate. It is management’s belief that the carrying amounts shown for the Company’s financial instruments, which include cash and cash equivalents, receivables, short-term investments in marketable securities, long-term investments in marketable securities and long-term investments in private equity securities, are reasonable estimates of their related fair values. Cash and cash equivalents and short-term investments in marketable securities are recorded at fair value. The fair value of short-term and long-term investments in marketable securities is based upon quoted market prices. The fair value of long-term investments in private equity securities is estimated using various valuation techniques and factors, such as discounted cash flow models, market prices of comparable companies and recent capital transactions of portfolio companies. The fair value of long-term debt (Note 13) is estimated based on quoted market prices for similar instruments and current rates offered to the Company for similar debt with the same remaining maturities.

Revenue Recognition

The Company’s revenues result primarily from contracts with the U.S. Government, commercial customers, and various international, state and local governments or from subcontracts with other contractors engaged in work with such customers. The Company performs under a variety of contracts, some of which provide for reimbursement of cost plus fees, or target cost and fee with risk sharing, and others which are fixed-price or time-and-materials type contracts. Revenues and fees on these contracts are primarily recognized using the percentage-of-completion method of accounting, most often based on contract costs incurred to date compared with total estimated costs at completion (“cost-to-cost method”). The Company also uses efforts-expended methods of percentage-of-completion (using measures such as labor dollars) for measuring progress towards completion in situations in which this approach is more representative of the progress on the contract than the cost-to-cost method. The efforts-expended method is utilized when there are significant amounts of materials or hardware on a contract for which procurement of materials does not represent significant progress on the contract. Additionally, the Company utilizes the units-of-delivery method under percentage-of-completion on contracts where separate units of output are produced. Under the units-of-delivery method, revenue is recognized when the units are delivered to the customer, providing that all other requirements for revenue recognition have been met. On contracts that provide for incentive or award fees, the Company includes an estimate of the ultimate incentive or award fee to be received on the contract in the estimated contract revenues for purposes of applying the percentage-of-completion method of accounting.

Revenues from services and maintenance contracts are recognized over the term of the respective contracts as the services are performed and revenue is earned. Revenues from unit-priced contracts are recognized as transactions are processed based on objective measures of output. Revenues from the sale of manufactured

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

products are recorded upon passage of title and risk of loss to the customer, which is generally upon delivery, providing that all other requirements for revenue recognition have been met. The Company evaluates its contracts for multiple deliverables and when appropriate segments the contract into separate units of accounting for proper revenue recognition.

The Company provides for anticipated losses on contracts by a charge to income during the period in which the losses are first identified. Amounts billed but not yet recognized as revenue under certain types of contracts are deferred. Unbilled receivables are stated at estimated realizable value. Costs on U.S. Government contracts, including indirect costs, are subject to audit and adjustment by negotiations between the Company and government representatives. Substantially all of the Company’s indirect contract costs have been agreed upon through fiscal 2003. Revenues on U.S. Government contracts have been recorded in amounts that are expected to be realized upon final settlement.

Pre-contract Costs

Costs incurred on projects for which the Company has been requested by the customer to begin work under a new contract, or extend or modify work under an existing contract (change order), and for which formal contracts or contract modifications have not been executed are recognized as pre-contract costs and deferred as an asset (prepaid expenses and other current assets) if it is probable that the Company will recover the costs through the issuance of a contract or contract modification. When the formal contract or contract modification has been executed, the costs are charged to the contract and revenue is recognized based on the percentage-of-completion method of accounting.

Contract claims are costs incurred in excess of the executed contract price that the Company seeks collection from the customer for various causes of unanticipated additional cost and are expensed as incurred. Additional revenue related to claims is recognized when the amounts are awarded by the customer.

Cash and Cash Equivalents

Cash equivalents are highly liquid investments purchased with an original maturity of three months or less. Cash and cash equivalents at July 31, 2005 include approximately $1.5 billion invested in commercial paper and institutional money market funds.

Investments in Marketable and Private Equity Securities

Marketable debt and equity securities are classified as either available-for-sale or held-to-maturity at the time of purchase. Available-for-sale securities are carried at fair value and held-to-maturity debt securities are carried at amortized cost. Unrealized gains and losses on available-for-sale securities are recorded net of related tax effects in accumulated other comprehensive income in stockholders’ equity. Realized gains and losses on the sale of available-for-sale securities are determined using the adjusted cost of the specific securities sold.

At each balance sheet date, management assesses whether an impairment loss on its marketable and private equity securities has occurred due to declines in fair value and other market conditions. If management determines that a decline in the fair value has occurred and is deemed to be other-than-temporary in nature, an impairment loss is recognized to reduce the security to its estimated fair value (Note 18).

Inventories

Inventories are valued at the lower of cost or market. Cost is determined using the average cost and first-in, first-out methods.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property, Plant and Equipment

Depreciation of buildings is provided using the straight-line method over estimated useful lives of ten to forty years while the related improvements are amortized using the straight-line method over the shorter of the lease term or ten years. Depreciation of equipment is provided using the straight-line method or the declining-balance method over estimated useful lives of three to ten years.

Additions to property and equipment together with major renewals and betterments are capitalized. Maintenance, repairs and minor renewals and betterments are charged to expense. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation or amortization are removed from the accounts and any resulting gain or loss is recognized.

The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances have made recovery of the asset’s carrying value unlikely and the carrying amount of the asset exceeds the estimated future undiscounted cash flows. When the carrying amount of the asset exceeds the estimated future undiscounted cash flows, an impairment loss is recognized to reduce the asset’s carrying amount to its estimated fair value based on the present value of the estimated future cash flows.

Goodwill and Intangible Assets

Goodwill, which represents the excess of the cost of an acquired entity over the net amounts assigned to assets acquired and liabilities assumed, is assessed for impairment under SFAS No. 142, “Goodwill and Other Intangible Assets” (Note 7). Intangible assets with finite lives are amortized using a method that best reflects how their economic benefits are utilized or, if a pattern of economic benefits cannot be reliably determined, on a straight-line basis over estimated useful lives of one to sixteen years. Intangible assets with indefinite lives are not amortized but are assessed for impairment on an annual basis in accordance with SFAS No. 142. Intangible assets are also evaluated for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable under SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets.”

Under SFAS No. 142, the goodwill impairment test is a two-step process. The first step consists of estimating the fair values of each of the reporting units based on a discounted cash flow model using revenue and profit forecasts and comparing those estimated fair values with the carrying values, which include the allocated goodwill. If the fair value is less than the carrying value, a second step is performed to compute the amount of the impairment by determining an implied fair value of goodwill. The implied fair value of goodwill is the residual fair value derived by deducting the fair value of a reporting unit’s identifiable assets and liabilities from its estimated fair value calculated in step one. The impairment charge represents the excess of the carrying amount of the reporting units’ goodwill over the implied fair value of their goodwill. SFAS No. 142 requires goodwill to be tested annually at the same time every year and when an event occurs or circumstances change such that it is reasonably possible that an impairment may exist. The Company selected January 31 as its annual testing date.

Income Taxes

Income taxes are provided utilizing the liability method. The liability method requires the recognition of deferred tax assets and liabilities, on an annual basis, for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities. Under the liability method, changes in tax rates and laws are reflected in income in the period such changes are enacted. For interim reporting, the Company provides for income taxes utilizing the method prescribed under Accounting Principles Board (“APB”) Opinion No. 28, “Interim Financial Reporting.” Accordingly, the Company records provisions

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for federal, state, foreign and local income taxes based upon its best estimate of the annual effective tax rate applied to the interim income before income taxes. The Company does not calculate a deferred income tax provision on an interim basis.

The interim provisions for federal, state, foreign and local income taxes are calculated on income before income taxes based on current tax law and include the cumulative effect of any changes in tax rates from those used previously in determining deferred tax assets and liabilities. Such provisions differ from the amounts currently payable because certain items of income and expense are recognized in different time periods for financial reporting purposes than for income tax purposes.

Stock-Based Compensation

The Company has a number of stock-based employee compensation plans, including stock options, stock purchase and restricted stock plans, which are described in Notes 10 and 15. The Company accounts for stock-based employee compensation using the intrinsic value method for each period presented under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Under the intrinsic value method, no compensation expense is reflected in net income for options granted to employees, as all options granted under those plans had an exercise price equal to the fair market value of the underlying common stock on the date of grant, and no compensation expense is recognized for the employee stock purchase plan because it is a non-compensatory plan. The Company accounts for stock options granted to non-employees using the fair value method under SFAS No. 123, “Accounting for Stock-Based Compensation.” The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to the employee stock options and employee stock purchase plan:

	Six Months Ended July 31
	2005	2004
		(Unaudited)
	(In millions, except per share amounts)
Net income, as reported	$682	$170
Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effect	(1)	(15)

Pro forma net income	$681	$155

Earnings per share:
Basic—as reported	$3.85	$.92

Basic—pro forma	$3.85	$.84

Diluted—as reported	$3.75	$.90

Diluted—pro forma	$3.74	$.82

The pro forma compensation costs were determined using weighted-average per share fair values of options granted in the six months ended July 31, 2005 and 2004 of $7.66 and $5.13 (unaudited), respectively. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions for the six months ended July 31, 2005 and 2004: no dividend yield, no volatility, risk-free interest rates ranging from 2.8% to 4.2% and expected lives of five years. For the six months ended July 31, 2005, the pro forma stock-based employee compensation expense was reduced by the effects of unvested stock options that were forfeited by employees of Telcordia as a result of the sale of Telcordia.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. The Company meets the definition of a non-public company for the purposes of calculating fair value and, therefore, assumes no volatility in the fair value calculation. Because the Company’s employee stock options have characteristics significantly different from those of traded options and because changes in subjective input assumptions can materially affect the fair value estimates, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock-based compensation plans.

SFAS No. 123(R), “Share-Based Payment,” which is a revision of SFAS No. 123 and supersedes APB Opinion No. 25 will be adopted by the Company effective February 1, 2006. Upon adoption, restatement of earlier periods is not permitted. The Company is currently evaluating the transition method and effect that adoption of SFAS No. 123(R) will have on its consolidated financial position and results of operations.

Common Stock and Earnings Per Share

The Company is authorized to issue 1 billion shares of Class A common stock, par value $.01 and 5 million shares of Class B common stock, par value $.05. As of July 31, 2005, 173,186,000 shares of Class A common stock and 216,000 shares of Class B common stock were issued and outstanding. Pursuant to the Company’s Certificate of Incorporation, no additional shares of Class B common stock may be issued. Each share of Class B common stock is convertible into 20 shares of Class A common stock. Class A common stock and Class B common stock are collectively referred to as common stock in the consolidated financial statements and notes to consolidated financial statements and are shown assuming that the Class B common stock was converted into Class A common stock. The Class A common stock and Class B common stock have identical rights with respect to voting, dividends, liquidation and other rights except that the Class B common stock has 20 votes per share and shall receive 20 times the per share dividend declared and paid on the Class A common stock, and 20 times the assets and funds distributed upon liquidation as the Class A common stock. Pursuant to the Company’s Certificate of Incorporation, the Class A common stock is subject to certain restrictions, including the Company’s right to repurchase shares held by a stockholder upon termination of the stockholder’s affiliation with the Company, the Company’s right of first refusal with respect to sales of Class A common stock by a stockholder other than in the Company’s limited market and certain other restrictions on transfer of Class A common stock. The shares of Class B common stock are generally subject to similar contractual restrictions. Repurchases of the Company’s common stock reduce the amount of retained earnings in the stockholders’ equity section of the Company’s consolidated balance sheet and the common stock is retired upon repurchase.

Although there has never been a general public market for the Company’s common stock, the Company has maintained a limited market through its wholly-owned broker-dealer subsidiary, Bull, Inc. Determinations of the price of the common stock are made by the Board of Directors pursuant to a valuation process that includes valuation input from an independent appraiser and a stock price formula. The Board of Directors believes that the valuation process results in a value which represents a fair market value for the Class A common stock within a broad range of financial criteria. The Board of Directors reserves the right to alter the formula and valuation process.

Basic earnings per share (“EPS”) is computed by dividing income available to common stockholders by the weighted average number of shares of common stock outstanding. Diluted EPS is computed similar to basic EPS, except the weighted average number of shares of common stock outstanding is increased to include the effect of dilutive common stock equivalents, which is comprised of stock options and other stock awards granted to employees under stock-based compensation plans that were outstanding during the period.

On September 1, 2005, the Company’s newly formed wholly-owned subsidiary, SAIC, Inc., filed a registration statement on Form S-1 with the Securities and Exchange Commission (“SEC”) for an initial public

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

offering of common stock (the “offering”). In addition, the Company has filed with the SEC a proxy statement/prospectus on Form S-4 to obtain stockholder approval of a merger agreement pursuant to which the Company would become a wholly-owned subsidiary of SAIC, Inc. In the merger, each share of the Company’s Class A common stock would be converted into the right to receive two shares of SAIC, Inc. Class A preferred stock, and subject to the exercise or appraisal rights, each share of the Company’s Class B common stock would be converted into the right to receive forty shares of SAIC, Inc. Class A preferred stock. After the merger, SAIC, Inc. expects to offer its shares of common stock to the public. If the transaction contemplated in the registration statement is completed, the new common stock would have the same economic rights as the new Class A preferred stock, but would be entitled to one vote per share while the new Class A preferred stock would be entitled to 10 votes per share. As a publicly traded company, SAIC, Inc. would have no right of first refusal on transfers of the new Class A preferred stock or the new common stock and no right to repurchase those shares upon termination of affiliation of an employee, director or consultant.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash equivalents, accounts receivable, short-term investments in marketable securities, and foreign currency forward exchange contracts.

The Company invests its available cash principally in U.S. Government and agency securities, corporate obligations, asset-backed and mortgage-backed securities, municipal debt and commercial paper and has established guidelines relative to diversification and maturities in an effort to maintain safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates.

Although credit risk is limited, the Company’s receivables are concentrated with its principal customers which are the various agencies of the U.S. Government and commercial customers engaged in work for the U.S. Government.

Foreign Currency

Financial statements of consolidated international subsidiaries, for which the functional currency is the local currency, are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and a weighted average exchange rate for revenues, expenses, gains and losses. Translation adjustments are recorded as accumulated other comprehensive income in stockholders’ equity. Transaction gains and losses are recognized as incurred.

Accumulated Other Comprehensive Loss and Other Comprehensive Income (Loss)

The components of the accumulated other comprehensive loss is as follows:

July 31, 2005
(In millions)
Accumulated other comprehensive loss:
Foreign currency translation adjustments	$(2)
Unrealized net loss on marketable securities	(2)
Unrealized net loss on derivative instruments	(12)
Minimum pension liability adjustments	(16)

$(32)

As of July 31, 2005, approximately $2 million of the unrealized net loss on derivative instruments is expected to be reclassified into expense within the next twelve months.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) represents certain components of revenues, expenses, gains and losses that are included in comprehensive income but are excluded from net income. These amounts are recorded directly as an adjustment to stockholders’ equity, net of tax, and were as follows:

	Six Months Ended July 31
	2005	2004
		(Unaudited)
	(In millions)
Other comprehensive income (loss):
Foreign currency translation adjustments	$(3)	$2
Deferred taxes	1	(1)

Net foreign currency translation adjustments	(2)	1

Unrealized loss on marketable securities	(3)	(7)
Reclassification of net realized loss	6	—
Deferred taxes	(1)	3

Net unrealized gain (loss) on marketable securities	2	(4)

Reclassification of net realized loss on derivative instruments	2	2
Deferred taxes	(1)	(1)

Net unrealized gain on derivatives	1	1

Minimum pension liability adjustments, net of tax	3	—

	$4	$(2)

Note 2—Business Segment Information:

The Company provides scientific, engineering, systems integration and technical services and solutions to all branches of the U.S. military, agencies of the U.S. Department of Defense, the intelligence community, the U.S. Department of Homeland Security and other U.S. Government civil agencies, as well as to selected commercial markets. The Company also designs and develops high-technology products. These products include customized and standard hardware and software, such as automatic equipment identification technology, sensors and nondestructive imaging and security instruments. Product revenues represented 1% and 2% (unaudited) of consolidated revenues for the six months ended July 31, 2005 and 2004, respectively.

The Company defines its reportable segments using the management approach, which is based on the way the chief operating decision maker (“CODM”) manages the operations within the Company for the allocation of resources, decision making and performance assessment.

Using the management approach, the Company has three reportable segments: Government, Commercial, and Corporate and Other. The Company’s operating business units are aggregated into the Government or Commercial segments, depending on the nature of the customers, the contractual requirements and the regulatory environment governing the business unit’s services. The Corporate and Other segment includes the operations of the Company’s broker-dealer subsidiary, Bull, Inc., and its internal real estate management subsidiary, Campus Point Realty Corporation, and various corporate activities, including elimination of intersegment revenues. In addition, in certain circumstances, for management purposes as determined by the CODM, certain revenue and expense items related to operating business units are excluded from the evaluation of a business unit’s operating performance and are reflected in the Corporate and Other segment.

Business units in the Government segment provide technical services and products through contractual arrangements as either a prime contractor or subcontractor to other contractors, primarily for departments and

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

agencies of the U.S. Government. Operations in the Government segment are subject to specific regulatory accounting and contracting guidelines such as Cost Accounting Standards and Federal Acquisition Regulations. Business units in the Commercial segment provide technical services and products primarily to customers in commercial markets and, generally, their operations are not subject to specific regulatory accounting or contracting guidelines.

The internal measure of operating income before income taxes (“segment operating income”) excludes losses on impaired intangible assets, non-recurring gains or losses on sales of business units, subsidiary common stock and similar items, and includes equity in the income or loss of unconsolidated affiliates and the minority interest in income or loss of consolidated subsidiaries. The accounting policies of the reportable segments are the same as those described in Note 1. Certain corporate expenses are reflected in segment operating income based on agreed-upon allocations to the segments or as required by Cost Accounting Standards. Corporate expense variances to these allocations are retained in the Corporate and Other segment. Effective February 1, 2005, the Company no longer allocates an internal interest charge or credit (“Cost of Capital”). Segment information for the six months ended July 31, 2004 has been revised to reflect the elimination of Cost of Capital. Elimination of intersegment revenues is also reflected in the Corporate and Other segment. Sales between segments were $3 million and $21 million (unaudited) for the six months ended July 31, 2005 and 2004, respectively, and were recorded at cost. Asset information by segment is not a key measure of performance used by the CODM. The Company also monitors capital expenditures by the business units. Interest income, interest expense and provision for income taxes, as reported in the consolidated financial statements, are not part of segment operating income and are primarily recorded at the corporate level.

The Company formed SAIC Venture Capital Corporation to manage its investments in publicly traded and private technology companies. The Company may also spin off technologies that are considered non-strategic but may bring future value from an investment perspective. These activities are of an investment nature and are not reported to the CODM as part of the core operating segments of the Company and, therefore are shown as “Investment activities” in the reconciliation of segment financial information to the accompanying consolidated financial statements.

As discussed in Note 19, as a result of the sale of Telcordia, the segment information for the six months ended July 31, 2004 has been revised to conform to the six months ended July 31, 2005 presentation of Telcordia as discontinued operations. Since Telcordia represented the entire Non-Regulated Telecommunications segment, the Company no longer has continuing operations in this segment.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes segment information:

	Six Months Ended July 31
	2005	2004
		(Unaudited)
	(In millions)
Revenues:
Government	$3,558	$3,254
Commercial	258	244
Corporate and Other	(18)	(24)

Total reportable segment revenues	$3,798	$3,474

Segment operating income (loss):
Government	$250	$255
Commercial	12	12
Corporate and Other	(10)	(40)

Total reportable segment operating income	$252	$227

Capital expenditures:
Government	$19	$13
Commercial	1	1
Corporate and Other	3	2

Total reportable segment and consolidated capital expenditures	$23	$16

The following table is a summary of depreciation and amortization included in the calculation of reportable segment operating income:

	Six Months Ended July 31
	2005	2004
		(Unaudited)
	(In millions)
Depreciation and amortization:
Government	$24	$18
Commercial	2	3
Corporate and Other	5	4

Total reportable segment and consolidated depreciation and amortization	$31	$25

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table reconciles total reportable segment operating income to the Company’s consolidated operating income:

	Six Months Ended July 31
	2005	2004
		(Unaudited)
	(In millions)
Total reportable segment operating income	$252	$227
Investment activities	(1)	(1)
Equity in (income) loss of unconsolidated affiliates	(1)	2
Minority interest in income of consolidated subsidiaries	6	6

Total consolidated operating income	$256	$234

The following tables summarize revenues and long-lived assets, which includes property, plant and equipment, intangible assets, goodwill, deferred taxes and other assets, by geographic location of the entity that is performing the services:

	Six Months Ended July 31
	2005	2004
		(Unaudited)
	(In millions)
Revenues:
United States	$3,680	$3,387
United Kingdom	86	71
Canada and all other international	32	16

Total consolidated revenues	$3,798	$3,474

July 31, 2005
(In millions)
Long-lived assets:
United States	$989
United Kingdom	24
Canada and all other international	26

Total consolidated long-lived assets	$1,039

For the six months ended July 31, 2005 and 2004, approximately 89% and 86% (unaudited), respectively, of the Company’s consolidated revenues were attributable to prime contracts with the U.S. Government or to subcontracts with other contractors engaged in work for the U.S. Government and are reflected in the Government segment revenues. Revenues from customers comprising 10% or more of consolidated revenues were as follows:

	Six Months Ended July 31
	2005	2004
		(Unaudited)
U.S. Army	15%	13%
U.S. Navy	14%	14%
U.S. Air Force	10%	11%

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 3—Composition of Certain Financial Statement Captions:

July 31, 2005
(In millions)
Prepaid expenses and other current assets:
Prepaid expenses	$38
Inventories	58
Income taxes receivable	24
Pre-contract costs (Note 1)	20
Other	48

$188

Property, plant and equipment, at cost:
Computers and other equipment	$205
Buildings and improvements	220
Leasehold improvements	69
Office furniture and fixtures	39
Land	45

578
Less accumulated depreciation and amortization	235

$343

Other assets:
Investments in affiliates (Note 6)	$64
Other	32

$96

Accounts payable and accrued liabilities:
Accounts payable	$255
Other accrued liabilities	409
Collections in excess of revenues on uncompleted contracts	193

$857

Accrued payroll and employee benefits:
Salaries, bonuses and amounts withheld from employees’ compensation	$209
Accrued vacation	181
Accrued contributions to employee benefit plans	16

$406

Other long-term liabilities:
Accrued pension liabilities	$19
Deferred compensation	45
Other	36

$100

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 4—Short-term and Long-term Investments in Marketable Securities:

The aggregate cost basis and market value of short-term and long-term available-for-sale investments by major security type were as follows:

	July 31, 2005
	Cost basis	Market value
	(In millions)
Short-term investments:
U.S. Government and agency securities	$162	$161
Corporate obligations	837	836
Municipal debt	493	492
Asset-backed and mortgage-backed securities	134	134
Other	9	9

Total short-term investments	1,635	1,632
Long-term corporate obligations and equity securities	3	3

	$1,638	$1,635

At July 31, 2005, aggregate gross unrealized losses were $3 million and gross unrealized gains were not material. The securities in unrealized loss positions include federal, corporate and municipal securities and such unrealized losses are primarily due to recent increases in interest rates. Substantially all of the securities in unrealized loss positions at July 31, 2005 have been in a loss position for less than twelve months, no individual security’s loss position is significant as a percentage of its cost.

At July 31, 2005, $1.4 billion of investments in debt securities have maturities less than one year, and $258 million of investments in debt securities have maturities of one to four years. Actual maturities may differ from contractual maturities as the Company may sell these securities prior to maturity and features of certain securities enable the Company, the issuer, or both to redeem these securities in part or in full at an earlier date.

Gross realized gains and losses from sales of marketable securities are included in “Net loss on marketable securities and other investments, including impairment losses” (Note 18), and were as follows:

	Six Months Ended July 31
	2005	2004
		(Unaudited)
	(In millions)
Gross realized losses on sale of marketable securities	$(5)	$(2)
Gross realized gains on sale of marketable securities	—	2
Gain on sale of other investments	3	2

	$(2)	$2

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 5—Receivables, Net:

Receivables consisted of the following:

July 31, 2005
(In millions)
Billed less allowance for doubtful accounts of $5 million	$959
Unbilled	556
Contract retentions	23

$1,538

Unbilled receivables consists of costs and fees billable on contract completion or other specified events, the majority of which is expected to be billed and collected within one year. Contract retentions are billed when the Company has negotiated final indirect rates with the U.S. Government and, once billed, are subject to audit and approval by outside third parties. Consequently, the timing of collection of retention balances is outside the Company’s control. Based on the Company’s historical experience, the majority of the retention balance is expected to be collected beyond one year.

Note 6—Acquisitions and Investments in Affiliates:

During the six months ended July 31, 2005, the Company completed one acquisition for a purchase price of $34 million, which consisted of $18 million in cash (including cash acquired) and 390,346 shares of the Company’s Class A common stock that had a fair value of $16 million on the date of issuance. The preliminary purchase price allocation resulted in identifiable intangible assets of $3 million (amortizable over three years) and goodwill of $19 million, all of which is tax deductible. The Company has not yet obtained all the information required to complete the purchase price allocation related to this acquisition. The final allocation will be completed once the information identified by the Company has been received, which should not be longer than one year from the date of acquisition.

At July 31, 2005, the Company has 12 equity investments, accounted for under the equity method, with the Company’s ownership ranging from 14% to 50%. The carrying value of the Company’s equity method investments was $17 million at July 31, 2005, which includes the excess of the Company’s equity investments over its equity in the underlying net assets of $4 million. The Company also has cost method investments of $45 million at July 31, 2005.

Note 7—Goodwill and Intangible Assets:

The changes in the carrying amount of goodwill by segment for the six months ended July 31, 2005 were as follows:

	Government	Commercial	Total
	(In millions)
Goodwill at January 31, 2005	$443	$25	$468
Acquisitions	19	—	19
Foreign currency translation	—	(1)	(1)
Adjustments	3	—	3

Goodwill at July 31, 2005	$465	$24	$489

Goodwill adjustments of $3 million for the six months ended July 31, 2005 were a result of adjustments to net assets acquired prior to February 1, 2005.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Intangible assets as of July 31, 2005 consisted of the following:

	Gross carrying value	Accumulated amortization	Net carrying value
	(In millions)
Amortizable intangible assets:
Customer contracts	$33	$15	$18
Non-compete agreements	24	15	9
Software and technology	22	3	19
Other	1	—	1

Total amortizable intangible assets	80	33	47
Non-amortizable intangible assets:
Tradenames	2	—	2

Total intangible assets	$82	$33	$49

Amortizable intangible assets arising from acquisitions made prior to February 1, 2005 increased by $5 million as a result of post-acquisition adjustments. Amortization expense related to amortizable intangible assets was $11 million and $9 million (unaudited) for the six months ended July 31, 2005 and 2004, respectively.

Based on the intangible assets as of July 31, 2005, the estimated annual amortization expense related to amortizable intangible assets is as follows (in millions):

Year Ending January 31
2006	$22
2007	13
2008	8
2009	6
2010	4
Thereafter	5

$58

Actual amortization expense in future periods could differ from these estimates as a result of acquisitions, divestitures, impairments and other factors. For the six months ended July 31, 2005 and 2004 (unaudited), the Company did not recognize any impairment losses on intangible assets.

Note 8—Derivative Instruments:

The Company is exposed to certain market risks which are inherent in certain transactions entered into in the normal course of business. They include sales contracts denominated in foreign currencies, investments in equity securities and exposure to changing interest rates. The Company has a risk management policy in place which is used to assess and manage cash flow and fair value exposures. The policy permits the use of derivative instruments with certain restrictions and appropriate authorization. The Company presently uses derivative instruments to manage exposures to foreign currency and interest rate risks and uses natural hedges to minimize exposure for net investments in foreign subsidiaries. The Company does not hold derivative instruments for trading or speculative purposes.

Interest Rate Risk

In February 2004, the Company entered into interest rate swap agreements (“2004 swap agreements”) to convert the fixed interest payments on its $100 million 6.75% notes (Note 13) to a floating rate, based on the

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

six-month LIBOR plus a margin. This was done to better balance the fixed and floating rate long-term debt obligations. These swap agreements are designated as fair value hedges of changes in the notes’ fair value and were fully effective in offsetting the change in fair value of the underlying notes during the six months ended July 31, 2005 and 2004 (unaudited). The fair value of the 2004 swap agreements at July 31, 2005 was a liability of $3 million and is reflected in long-term debt.

In June 2003, the Company modified its prior plan for financing the $91 million purchase of land and buildings under two operating leases and issued $300 million of fixed rate debt (Note 13). In anticipation of this debt issuance, the Company entered into interest rate lock agreements on May 29, 2003 to lock in the effective borrowing rate on portions of the anticipated debt financing. Due to declines in interest rates from the dates of entering into the treasury lock contracts to the date of the debt issuance, the Company was required to pay $5 million to settle the treasury lock contracts upon the debt issuance. This loss of $5 million before income taxes is being amortized to interest expense over the term of the related debt. The treasury lock contracts were designated as cash flow hedges that were fully effective, therefore, the net of tax loss of $3 million was recorded as a component of accumulated other comprehensive loss in stockholders’ equity.

The Company entered into four forward starting interest rate swap agreements in January 2002 (“2002 swap agreements”) pursuant to its previous plan to use five-year variable interest rate mortgage to finance the purchase of the land and buildings noted above. The mortgage financing would have required payments to a third party lender based on a variable interest rate. Under the terms of the 2002 swap agreements, the Company would either pay to or receive from the swap agreements’ counterparty an amount which would effectively have made the net cash outflow a fixed amount. The 2002 swap agreements were designated as cash flow hedges and were fully effective through May 29, 2003 with cumulative net of tax losses of $9 million recorded as a component of accumulated other comprehensive loss in stockholders’ equity. As of May 29, 2003, the 2002 swap agreements were no longer designated in a cash flow hedging relationship and, therefore, all future changes in fair value will be recorded directly into income through August 2008, the expiration date of the swap agreements. The cumulative loss before income taxes of $14 million on the 2002 swap agreements through May 29, 2003 is being amortized as additional interest expense over the contemplated five-year mortgage term that would have ended in August 2008.

In conjunction with the modified financing plan which resulted in the issuance of fixed rate debt in June 2003, on May 29, 2003, the Company entered into additional interest rate swap agreements (“2003 swap agreements”) to offset the effects of the 2002 swap agreements. The net change in the fair values of the 2002 and 2003 swap agreements since May 29, 2003 was not material and was recorded as additional interest expense. At July 31, 2005, the combined fair value of the 2003 and 2002 swap agreements was $9 million, of which $3 million and $6 million are reflected in other accrued liabilities and other long-term liabilities, respectively.

Foreign Currency Risk

Although the majority of the Company’s transactions are in U.S. dollars, some transactions are denominated in foreign currencies. The Company’s objective in managing its exposure to foreign currency rate fluctuations is to mitigate adverse fluctuations in earnings and cash flows associated with foreign currency exchange rate fluctuations. The Company currently manages cash flow exposure of receivables, payables and anticipated transactions through the use of natural hedges and foreign currency forward exchange contracts. Foreign currency forward exchange contracts are contracts requiring the Company to exchange a stated quantity of foreign currency for a fixed amount of a second currency, typically U.S. dollars. At July 31, 2005, currencies hedged were the U.S. dollar and British pound. The Company has designated certain of its foreign currency forward exchange contracts as cash flow hedges of transactions forecasted to occur by July 2006, primarily related to sales contracts and receivables. The effective portion of the change in the fair value of these derivatives

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

is recorded in comprehensive income and recognized in the income statement when the related hedged item affects earnings. Contracts designated as cash flow hedges were fully effective during the six months ended July 31, 2005 and 2004 (unaudited) and net of tax gains and losses recognized as a component of accumulated other comprehensive income in stockholders’ equity were not material for these periods.

Note 9—Revolving Credit Facilities:

The Company has two revolving credit facilities (“credit facilities”) totaling $750 million with a group of financial institutions that provide for (i) a five-year revolving credit facility of up to $500 million, which allows borrowings until July 2007 and (ii) a five-year revolving credit facility of up to $250 million, which allows borrowings until July 2009. Borrowings under the credit facilities are unsecured and bear interest at a rate determined, at the Company’s option, based on either LIBOR plus a margin or a defined base rate. The Company pays a facility fee on the total commitment amount and a fee if utilization exceeds 50% of the total commitment amount. During the six months ended July 31, 2005, the Company did not borrow under either of its credit facilities.

The Company has a firm fixed-price contract with the Greek Government with bonding requirements, approximately $109 million of which have been met through the issuance of standby letters of credit under the $500 million five-year revolving credit facility. The standby letters of credit reduce the amount available for borrowings under the $500 million five-year revolving credit facility. The Company pays fees for the standby letters of credit issued under the $500 million five-year revolving credit facility, but the outstanding standby letters of credit are not considered borrowings and the Company does not incur related interest cost. The terms of the standby letters of credit require them to remain outstanding until the customer has formally accepted the system pursuant to the contract. For further discussion of this contract, refer to Note 20. The Company does not expect to issue any additional standby letters of credit for this contract under the $500 million five-year revolving credit facility.

As of July 31, 2005, the entire amount under the $250 million five-year revolving credit facility was available and $391 million of the $500 million five-year revolving credit facility was available. These credit facilities contain customary affirmative and negative covenants. The financial covenants contained in the credit facilities require the Company to maintain a trailing four quarter interest coverage ratio of not less than 3.5 to 1.0 and a ratio of consolidated funded debt to a trailing four quarter earnings before interest, taxes, depreciation and amortization of not more than 3.0 to 1.0. These covenants also restrict certain of the Company’s activities, including, among other things, the Company’s ability to create liens, dispose of assets, merge or consolidate with other entities, and create guaranty obligations. The credit facilities also contain customary events of default, including, among others, defaults based on certain bankruptcy and insolvency events; nonpayment; cross-defaults to other debt; breach of specified covenants; change of control and material inaccuracy of representations and warranties. As of July 31, 2005, the Company was in compliance with all the financial covenants under the credit facilities.

Note 10—Employee Benefit Plans:

The Company has one principal 401(k) Profit Sharing Plan (“401(k)”), which allows eligible participants to defer a portion of their income through payroll deductions. Such deferrals are fully vested, are not taxable to the participant until distributed from the 401(k) upon termination, retirement, permanent disability or death and may be matched by the Company. In addition, the Company may also provide a profit sharing contribution. Participants’ interests in the Company’s matching and profit sharing contributions vest 20% per year in the first through fifth year of service. Participants also become fully vested upon reaching age 59 1/2, permanent disability or death. In December 2004, the Company approved two plan changes, both effective January 1, 2005. The first change allows employee deferrals to be eligible to receive the Company matching contribution immediately as

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

opposed to the plan’s prior one-year eligibility requirement. The second change revises the 401(k) Company matching contribution to a 50% match for each dollar an employee contributes to the 401(k), up to 6% of the employee’s eligible compensation. The Company’s contributions, including the matching contributions, charged to income under the 401(k) were $38 million and $26 million (unaudited) for the six months ended July 31, 2005 and 2004, respectively.

The Company has an Employee Stock Retirement Plan (“ESRP”) in which eligible employees participate. Cash or stock contributions to the ESRP are based upon amounts determined annually by the Board of Directors and are allocated to participants’ accounts based on their annual eligible compensation. The Company recognizes the fair value of the Company’s common stock or the amount of cash contributed in the year of contribution as compensation expense. The vesting requirements for the ESRP are the same as the vesting requirements for the Company’s contributions to the 401(k). Any participant who leaves the Company, whether by retirement or otherwise, may be able to elect to receive either cash or shares of Company common stock as a distribution from their account. Shares of Company common stock distributed from the ESRP bear a limited put option that, if exercised, would require the Company to repurchase all or a portion of the shares at their then current fair value during two specified 60-day periods following distribution. If the shares are not put to the Company during the specified periods, the shares no longer bear a put option, and the Company will not be required to repurchase the shares. Although it has no current intention to do so, if necessary, the Company believes it has the ability to eliminate the limited put option feature on shares held by the ESRP. At July 31, 2005, shares distributed from the ESRP with a limited put option represented a potential repurchase obligation of $35 million. The ESRP held 47 million shares of common stock at July 31, 2005 with a fair value of $2 billion. Contributions charged to income under the ESRP were $21 million and $19 million (unaudited) for the six months ended July 31, 2005 and 2004, respectively.

The Company has a principal bonus compensation plan, which provides for bonuses to reward outstanding performance. Bonuses are awarded in the form of cash, fully vested or vesting shares of the Company’s common stock. The Board of Directors or its committee administering the bonus compensation plan may at any time amend, suspend, or terminate the plan. Awards of vesting shares of the Company’s common stock vest at the rate of 20%, 20%, 20% and 40% after one, two, three and four years, respectively. Except as otherwise provided in the award agreement, outstanding bonus awards become fully vested upon the occurrence of a change in control of the Company. The fair market value of these vesting shares awarded is recorded as unearned compensation, which is included in stockholders’ equity and amortized over the vesting period. The amounts charged to income under these plans were $55 million for the six months ended July 31, 2005 and 2004 (unaudited).

The Company has a Stock Compensation Plan and Management Stock Compensation Plan, together referred to as the Stock Compensation Plans. The Board of Directors may at any time amend or terminate the Stock Compensation Plans. The Stock Compensation Plans provide for awards in share units to eligible employees. Benefits from these plans are payable in shares of the Company’s common stock that are held in trust for the benefit of participants. Participants’ interests in these share units vest on a seven year schedule at the rate of one-third at the end of each of the fifth, sixth and seventh years following the date of the award. Upon a change in control of the Company, participant accounts will become fully vested and will be immediately distributed. The fair value of shares awarded under these plans is recorded as unearned compensation which is included in stockholders’ equity and amortized over the vesting period. The amount charged to income under these plans was $3 million for the six months ended July 31, 2005 and 2004 (unaudited).

The Company has an Employee Stock Purchase Plan (“ESPP”) which allows eligible employees to purchase shares of the Company’s common stock at a discount of 15% of the existing fair market value. The ESPP terminates on July 31, 2007, unless terminated earlier by the Board of Directors. There are no charges to income

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

under this plan because it is a non-compensatory plan. The pro forma effect on net income and earnings per share of stock compensation expense under SFAS No. 123, “Accounting for Stock-Based Compensation” is presented in Note 1. At July 31, 2005, 9 million shares of the Company’s common stock were reserved for issuance under the ESPP.

The Company maintains two deferred compensation plans for the benefit of key executives and directors and allows eligible participants to elect to defer all or a portion of their annual bonus compensation. The Company makes no contributions under the Keystaff Deferral Plan but does credit participant accounts for deferred compensation amounts and interest earned. Interest is accrued based on the Moody’s Seasoned Corporate Bond Rate (5.59% for the six months ended July 31, 2005). Deferred balances will generally be paid upon termination unless the participant has met the 10 year service requirement to defer distribution to age 65. Under the Key Executive Stock Deferral Plan (“KESDP”), eligible participants may elect to defer all or a portion of their annual bonus compensation in share units. The Company makes no contributions to the accounts of KESDP participants. Benefits from the KESDP are payable in shares of the Company’s common stock that are held in a trust for the benefit of KESDP participants. Deferred balances will generally be paid upon retirement or termination.

Note 11—Pension Plan:

The Company has a foreign defined benefit pension plan for certain employees in the United Kingdom. As of January 31, 2005, the plan’s measurement date, the accumulated benefit obligation for this defined benefit pension plan was $82 million and the fair value of the pension assets was less than the accumulated benefit obligation by $19 million. During the six months ended July 31, 2005, a minimum pension liability adjustment, net of tax, of $3 million was recorded in other comprehensive income. The net periodic benefit cost of this plan was $2 million for the six months ended July 31, 2005 and 2004 (unaudited). The Company made plan contributions of $1 million during the six months ended July 31, 2005 and expects to contribute an additional $2 million during the remainder of fiscal 2006.

The Company also makes contributions to a defined benefit pension plan for employees working on one U.S. Government contract. As part of the contractual agreement, the customer reimburses the Company for contributions made to the plan as allowable under Cost Accounting Standards. If the Company were to cease to be the contractor as a result of a recompetition process, this defined benefit pension plan and related plan assets and liabilities would transfer to the new contractor. In addition, certain employees at AMSEC LLC, a consolidated joint venture, continue to participate in a defined benefit pension and a retiree medical and life insurance plan sponsored by the other joint venture participant. AMSEC LLC recorded expense of $1 million in the six months ended July 31, 2005 and 2004 (unaudited) for payments made to the other joint venture partner for the cost of the benefits these plans provide.

Note 12—Income Taxes:

Income from continuing operations before income taxes included the following:

	Six Months Ended July 31
	2005	2004
		(Unaudited)
	(In millions)
United States	$240	$189
Foreign	6	7

	$246	$196

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The provision for income taxes included the following:

	Six Months Ended July 31
	2005	2004
		(Unaudited)
	(In millions)
Federal	$82	$64
State	22	11
Foreign	2	2

	$106	$77

A reconciliation of the provision for income taxes to the amount computed by applying the statutory federal income tax (35%) to income from continuing operations before income taxes follows:

	Six Months Ended July 31
	2005	2004
		(Unaudited)
	(In millions)
Amount computed at statutory rate	$86	$69
State income taxes, net of federal tax benefit	17	7
Change in tax accruals	4	1
Disallowed meals and entertainment	1	1
Non-taxable interest income	(2)	(1)

	$106	$77

Effective income tax rate	43.2%	39.3%

Income taxes paid during the six months ended July 31, 2005 and 2004 were $267 million and $18 million (unaudited), respectively, and included income tax payments of approximately $159 million related to the sale of Telcordia (Note 19) for the six months ended July 31, 2005.

The Company is subject to routine compliance reviews by the Internal Revenue Service (“IRS”), which is currently auditing 2001 to 2004, and other taxing jurisdictions on various tax matters, including challenges to various positions the Company has taken. The Company has recorded liabilities for tax contingencies for open years based upon its best estimate of the taxes ultimately to be paid. As of July 31, 2005, income taxes payable included $145 million related to the sale of Telcordia (Note 19) and $200 million for tax contingencies. The Company is currently undergoing several routine IRS and other tax jurisdiction examinations. While the Company believes it has adequate accruals for tax contingencies, there is no assurance that the tax authorities will not assert that the Company owes taxes in excess of its accruals or that there will not be accruals in excess of the final settlement amounts agreed to by the tax authorities.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 13—Notes Payable and Long-Term Debt:

Notes payable and long-term debt consisted of the following:

July 31, 2005
(In millions)
5.5% notes due 2033	$296
6.25% notes due 2012	548
7.125% notes due 2032	248
6.75% notes due 2008	94
3-year note due 2006	24
Other notes payable	35

1,245
Less current portion	36

$1,209

In June 2003, the Company completed an offering of $300 million of senior unsecured notes (“5.5% notes”). The 5.5% notes are due on July 1, 2033 with interest payable on a semi-annual basis beginning January 1, 2004. The note discounts, issuance costs and the loss on the treasury lock contracts (Note 8) are amortized to interest expense, using the effective interest method, which results in an effective interest rate of 5.8%. The fair value of the 5.5% notes exceeded the carrying value by $1 million at July 31, 2005.

In June 2002, the Company issued $550 million of 6.25% senior unsecured notes (“6.25% notes”) and $250 million of 7.125% senior unsecured notes (“7.125% notes”). The 6.25% notes and the 7.125% notes are due on July 1, 2012 and July 1, 2032, respectively, with interest payable semi-annually beginning January 1, 2003. The note discounts, issuance costs and the loss on the treasury lock contracts are amortized to interest expense, which results in an effective interest rate of 6.5% for the 6.25% notes and 7.43% for the 7.125% notes. The fair value of the 6.25% notes and 7.125% notes exceeded the carrying value by $42 million and $57 million, respectively, at July 31, 2005.

In January 1998, the Company issued $100 million of 6.75% notes with a nominal discount (“6.75% notes”) which are due February 1, 2008 with interest payable semi-annually beginning August 1, 1998. The 6.75% notes have an effective interest rate of 8.3%, due principally to the amortization of a loss on a forward treasury lock agreement, the discount on issuance of the notes and underwriting fees associated with the offering. The fair value of the 6.75% notes exceeded the carrying value by $11 million at July 31, 2005. During fiscal 2005, the Company entered into interest rate swaps as described in Note 8.

The Company is subject to certain restrictions on the notes described above, such as limitations on liens, sale and leaseback transactions and consolidation, merger and sale of assets. As of July 31, 2005, the Company was in compliance with the restrictions.

In conjunction with the acquisition of a business, in December 2003, the Company’s 55% owned joint venture, AMSEC LLC, entered into a 3-year term note for $45 million (“3-year note”) maturing December 1, 2006. The 3-year note is secured by certain assets of the joint venture. Principal is paid quarterly and interest is paid monthly. The interest rate is adjusted monthly based on 30-day LIBOR plus 85 basis points and was 4.19% at July 31, 2005.

The Company has various other notes payable with interest rates from 2.5% to 6.0% that are due on various dates through 2016.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Maturities of notes payable and long-term debt as of July 31, 2005 are as follows:

Year Ending January 31	(In millions)
2006 remaining	$30
2007	23
2008	1
2009	100
2010	1
2011 and after	1,104

Total principal payments	1,259
Less: unamortized discount	(14)

$1,245

Note 14—Earnings Per Share:

Basic and diluted EPS were computed as follows:

	Six Months Ended July 31
	2005			2004
	Net income	Weighted average shares	Per-share amounts	Net income	Shares	Per-share amounts
				(Unaudited)
	(In millions, except per share amounts)
BASIC EPS:
Income from continuing operations	$140		$.79	$119		$.64
Discontinued operations, net of tax	542		3.06	51		.28

Net income available to common stockholders	$682		$3.85	$170		$.92

Weighted average shares		177			184

DILUTED EPS:
Income from continuing operations	$140		$.77	$119		$.63
Discontinued operations, net of tax	542		2.98	51		.27

Net income available to common stockholders	$682		$3.75	$170		$.90

Weighted average shares:

Effect of stock options and other stock awards		5			5

Weighted average shares, as adjusted		182			189

Options to purchase 192 thousand shares of common stock at $42.27 per share and 587 thousand shares of common stock at $37.34 per share were outstanding during the six months ended July 31, 2005 and 2004 (unaudited), respectively, but were not included in the computation of diluted EPS because the effect of such options would be antidilutive. Such options expire at various dates through July 2010.

Note 15—Common Stock and Options:

The Company has options outstanding under the 1999 Stock Incentive Plan. The 1999 Stock Incentive Plan provides the Company and its affiliates’ employees, directors and consultants the opportunity to receive stock

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

options, stock appreciation rights, vested stock awards, restricted stock awards, restricted stock units, performance awards, and other similar types of stock awards. The plan also provides that, except as provided in an award agreement, outstanding awards will become fully vested upon the occurrence of a change in control of the Company. Options are granted with exercise prices equal to the fair market value at the date of grant and for terms not greater than ten years. Options granted under these plans generally become exercisable 20%, 20%, 20%, and 40% after one, two, three and four years, respectively.

A summary of changes in outstanding options under the plans during the six months ended July 31, 2005, is as follows:

	Shares of common stock under options	Weighted average exercise price	Shares of common stock exercisable under options
	(In millions)		(In millions)
February 1, 2005	37	$31.44	14
Options granted	5	$40.64
Options canceled	(5)	$31.75
Options exercised	(5)	$28.13

July 31, 2005	32	$33.50	13

As of July 31, 2005, 57 million shares of common stock were reserved for issuance upon exercise of options which are outstanding or which may be granted. Included in this amount are 400 thousand shares of common stock that the Company has made available for issuance, purchase or option grant to employees, prospective employees and consultants, generally contingent upon commencement of employment or the occurrence of certain events such as satisfying performance conditions.

A summary of options outstanding as of July 31, 2005 is as follows:

Range of exercise prices	Options outstanding	Weighted average exercise price	Weighted average remaining contractual life	Options exercisable	Weighted average exercise price
	(In millions)		(In years)	(In millions)
$30.08 to $30.87	1	$30.59	.2	1	$30.59
$30.20 to $32.27	6	$30.96	.6	5	$30.91
$28.31 to $33.06	7	$32.17	1.6	4	$32.42
$28.60 to $31.79	7	$29.17	2.7	2	$29.00
$36.52 to $38.14	6	$36.68	3.6	1	$36.59
$40.55 to $42.27	5	$40.64	4.5	—	—

	32			13

The Company has restricted stock awards in the form of vesting shares outstanding under the 1999 Stock Incentive Plan, the bonus compensation plan (Note 10) and the Stock Compensation Plans (Note 10). These awards of vesting shares of the Company’s common stock vest at the rate of 20%, 20%, 20% and 40% after one, two, three and four years, respectively. As of July 31, 2005, the Company had approximately 1 million vesting shares outstanding with a weighted average grant date fair value of $40.87.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 16—Leases:

The Company occupies most of its facilities under operating leases. Most of the leases require the Company to pay maintenance and operating expenses such as taxes, insurance and utilities and also contain renewal options extending the leases from one to twenty years. Certain of the leases contain purchase options and provisions for periodic rate escalations to reflect cost-of-living increases. Certain equipment, primarily computer-related, is leased under short-term or cancelable operating leases. Rental expense for facilities and equipment was $57 million and $49 million (unaudited) for the six months ended July 31, 2005 and 2004 (unaudited), respectively, which is net of sublease income of $2 million for both periods.

In fiscal 2004, the Company was awarded a contract with the Greek Government (Note 20) that requires the Company to lease certain equipment under an operating lease from a subcontractor for ten years. The lease term commences as soon as the development and integration of the system under contract is completed and accepted by the customer. The terms of the customer contract and lease agreement provide that if the customer defaults on its payments to the Company to cover the future lease payments, then the Company is not required to make the lease payments to the subcontractor. Accordingly, the maximum contingent lease liability of approximately $102 million at July 31, 2005 is not reflected in the future minimum lease commitments table below and such amount has not been recorded in the consolidated financial statements.

Minimum lease commitments, primarily for facilities under non-cancelable operating leases in effect at July 31, 2005 are as follows:

Year Ending January 31	Operating lease commitment	Sublease income
	(In millions)
2006 remaining	$54	$(4)
2007	84	(5)
2008	53	(5)
2009	37	(4)
2010	22	(2)
2011 and after	16	—

	$266	$(20)

As of July 31, 2005, the Company has capital lease obligations of approximately $5 million that are payable over the next three years.

Note 17—Supplementary Income Statement and Cash Flow Information:

Charges to costs and expenses for depreciation of property, plant and equipment and assets acquired under capital leases were $20 million and $16 million (unaudited) for the six months ended July 31, 2005 and 2004, respectively.

Included in selling, general and administrative expenses are independent research and development costs of $11 million and $8 million (unaudited) in for the six months ended July 31, 2005 and 2004, respectively.

Total interest paid for the six months ended July 31, 2005 and 2004 (unaudited) was $41 million.

Note 18—Net Loss on Marketable Securities and Other Investments, Including Impairment Losses:

For the six months ended July 31, 2005, the Company recognized impairment losses of $3 million on certain private equity securities due to declines in fair market value that were deemed to be other-than-temporary. For

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the six months ended July 31, 2004, impairment losses due to other than temporary decline in fair value of private equity securities was $6 million (unaudited). The carrying value of the Company’s private equity securities as of July 31, 2005 is $45 million. The remainder of the balance in the six months ended July 31, 2005 and 2004 (unaudited) was the result of net realized losses or gains on sale of marketable securities and other investments (Note 4).

Note 19—Discontinued Operations:

Telcordia

On March 15, 2005, the Company completed the sale of Telcordia to TTI Holding Corporation (“Buyer”), an affiliate of Warburg Pincus LLC and Providence Equity Partners Inc. The initial sales price of $1.35 billion was subject to a working capital adjustment, reduction for the net proceeds from a sale leaseback transaction of certain Telcordia-owned real estate between Telcordia and an unrelated third party in conjunction with the closing of the sale of Telcordia, and other adjustments as agreed upon between the Buyer and the Company. As of July 31, 2005, the Company had finalized the closing balance sheet and working capital adjustments with the Buyer.

For the six months ended July 31, 2005, the adjusted cash proceeds from the sale, including proceeds from the sale leaseback transaction which was entered into in connection with the sale of Telcordia and after tax gain on sale were as follows:

In millions
Initial sales price for the Telcordia business	$1,350
Less:
Working capital and other adjustments	(244)
Direct and incremental selling costs	(34)

Proceeds received from sale of Telcordia and sale of real estate	1,072
Less:
Accrued liabilities for other purchase price adjustments per the definitive stock purchase agreements and related amendments	(7)

Adjusted sales price for Telcordia business and real estate	1,065
Less:
Net book basis of assets and liabilities	(199)

Gain on sale before income taxes	866
Provision for income taxes	(325)

Gain on sale, net of income taxes	$541

The Company is entitled to receive additional amounts as contingent sales price, including all of the net proceeds from any judgment or settlement of the litigation Telcordia initiated against Telkom South Africa and 50% of the net proceeds Telcordia receives in connection with the prosecution of certain patent rights of Telcordia as described in Note 20. In addition to customary indemnifications to the Buyer, the Company has indemnified the Buyer for all income tax obligations on and through the date of close and has indemnified the Buyer against any loss Telcordia may incur as a result of an adverse judgment in the Telkom South Africa litigation. While the Company believes it has adequate accruals for these contingencies, the ultimate resolution of these matters could differ from the amounts accrued. The impact of these future contingent payments or contingent purchase price proceeds as well as changes in estimates for these items, if any, will continue to be reflected as discontinued operations in the period in which they arise.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As a result of the sale of Telcordia, the Company’s common stock will no longer be an investment choice in the Telcordia 401(k) Plan. As of July 31, 2005, the Telcordia 401(k) Plan held approximately 5.3 million shares of the Company’s common stock, which had a fair value of $223 million. In accordance with the terms of the definitive stock purchase agreement between the Company and the Buyer, the participants in the Telcordia 401(k) Plan must offer for sale their shares of the Company’s common stock held in the Telcordia 401(k) Plan no later than the date of the scheduled April 2006 trade for the Company’s retirement plans, or any such later trade date as may be agreed upon by the Company and the Buyer. The Company expects to determine whether to repurchase the shares of common stock held by the Telcordia 401(k) Plan in April 2006, based on an evaluation of all relevant then existing considerations, including the Company’s cash balances, its need for operating capital, its near-term acquisition plans, the level of repurchases from the Company’s retirement plans and the then prevailing stock price at which such shares would be repurchased.

The operating results of Telcordia have been classified as discontinued operations for all periods presented. Telcordia’s results of operations had previously been reported as the Non-Regulated Telecommunications segment for the six months ended July 31, 2004. A summary of Telcordia’s operating results for the period before the sale was completed, February 1, 2005 through March 14, 2005, and the six months ended July 31, 2004 is as follows:

	February 1 – March 14, 2005	Six Months Ended July 31, 2004
		(Unaudited)
	(In millions)
Revenues	$89	$419
Costs and expenses
Cost of revenues	57	239
Selling, general and administrative expenses	28	110

Income before income taxes	4	70
Provision for income taxes	3	23

Income from discontinued operations	$1	$47

INTESA Joint Venture

In 2003, the Company’s foreign joint venture, INTESA, ceased operations and was classified as discontinued operations. As described in Note 20, during the six months ended July 31, 2004, the Company received an approximate $6 million settlement related to an OPIC insurance claim. This claim is considered a recovery of prior losses that were recorded as part of the discontinued operations and, therefore, has been recorded as a gain on discontinued operations of $4 million, net of income tax expense of approximately $2 million. INTESA and the Company are involved in various legal proceedings relating to INTESA as described in Note 20.

Note 20—Commitments and Contingencies:

The Company has various commitments as of July 31, 2005, which include outstanding letters of credit aggregating $255 million, principally related to guarantees on contracts with domestic commercial and foreign government customers, and outstanding surety bonds aggregating $86 million, principally related to performance and payment type bonds. Included in the outstanding letters of credit is $109 million issued under the Company’s five year revolving credit facility (Note 9).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Telkom South Africa

The Company’s former Telcordia subsidiary instituted arbitration proceedings before the International Chamber of Commerce (“ICC”) against Telkom South Africa in March 2001 as a result of a contract dispute. Telcordia is seeking to recover damages of approximately $130 million, plus interest at a rate of 15.5%. Telkom South Africa counterclaimed, seeking substantial damages from Telcordia, including repayment of approximately $97 million previously paid to Telcordia under the contract and the excess costs of reprocuring a replacement system, estimated by Telkom South Africa to be $234 million. On September 27, 2002, Telcordia prevailed in the initial phase of the arbitration. The arbitrator found that Telkom South Africa repudiated the contract and dismissed Telkom South Africa’s counterclaims against Telcordia. The damages to be recovered by Telcordia were to be determined in a second phase of the arbitration. Telkom South Africa successfully challenged the arbitrator’s partial award in the Company’s favor in the South African trial court and the Company has appealed this decision to the South African Supreme Court. In a separate proceeding, the Company unsuccessfully attempted to have its partial arbitration award confirmed by the U.S. District Court of Appeals for the Third Circuit.

As indicated in Note 19 above, the Company is entitled to receive all of the net proceeds from any judgment or settlement with Telkom South Africa, and, if this dispute is settled or decided adversely against Telcordia, the Company is obligated to indemnify the buyer of Telcordia against any loss that may result from such an outcome.

Due to the complex nature of the legal and factual issues involved and the uncertainty of litigation in general, the outcome of the arbitration and the related court actions are not presently determinable, however, an adverse resolution could materially harm the Company’s business, consolidated financial position, results of operations and cash flows. Protracted litigation, regardless of outcome, could result in substantial costs and divert management’s attention and resources. The Company does not have any assets or liabilities recorded related to this contract and the related legal proceedings as of July 31, 2005. The Company does not believe a material loss is probable based on the procedural standing of the case and its understanding of applicable laws and facts.

Firm Fixed-price Contract with the Greek Government

Overview.    The Company has a firm fixed-price contract with the Greek Government (customer), as represented by the Ministry of Defense, to provide a C4I (Command, Control, Communications, Coordination and Integration) System (System), that was used to support the 2004 Athens Summer Olympic Games (Greek contract). The customer has received delivery of the System for its use and operation, but, to date, has not formally accepted the System under the terms of the Greek contract and has not made certain milestone payments. The parties have had numerous disagreements concerning various technical, legal and contractual issues. The Company has been in discussions with the customer and its principal subcontractor to attempt to resolve these issues through appropriate contract and subcontract modifications. However, no agreement has been reached to date. In addition, the customer has advised the Company that it will not be able to sign a contract modification until an issue concerning the legality of its award of the Greek contract is resolved. Additional information concerning the Greek contract and its status is set forth below.

Original Contract.    The Greek contract requires the Company to provide the System and related services. The System is comprised of 29 subsystems, organized into three major functional areas: the Command Decision Support System (CDSS), the Communication and Information System (CIS) and the Command Center Systems (CCS). Under the Euro-denominated Greek contract, final acceptance of the System was to take place by September 1, 2004, at a price of approximately $191 million. To date, the Company has been paid approximately $143 million. The Greek contract also requires the Company to provide five years of System support and maintenance for approximately $12 million and ten years of TETRA (radio) network services for approximately

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

$102 million. The Greek contract contains an unpriced option for an additional five years of TETRA network services.

Memorandum of Understanding.    On July 7, 2004, shortly before the start of the Olympic Games, the Company entered into an agreement (MOU) with the Greek Government, as represented by the Committee for Planning and Monitoring the Olympic Security Command Centers, pursuant to which the parties recognized and agreed that (1) delivery and acceptance of the System had not been completed by the scheduled date, (2) the System would be delivered for use at the Olympic Games in its then-current state, which included certain omissions and deviations attributable to both parties, (3) a new process for testing and acceptance of the System would be instituted, with final acceptance to occur no later than October 1, 2004, (4) the customer would proceed with the necessary actions for the completion of a contract modification as soon as possible, and (5) the Company would receive a milestone payment of approximately $24 million immediately upon the execution of the contract modification. To date, the contract modification contemplated by the MOU has not been signed, and the $24 million milestone payment has not been received. Subsequent to execution of the MOU, the customer asserted that the MOU is non-binding, and disputes have arisen concerning its meaning and effect.

Delivery of System, Testing and Negotiations.    The dispute between the parties relates primarily to the functionality of the CDSS portion of the System delivered in November 2004, and more specifically to the operational effectiveness and contractual compliance of CDSS. The customer has performed subsystem acceptance tests on each of the 29 subsystems. The parties are presently unable to proceed to the overall System acceptance tests until the disputes concerning the contractual compliance of CDSS and the other subsystems (supplied by both the Company and its subcontractors) are resolved. The Company and its principal subcontractor are attempting to address the “omissions and deviations” identified by the customer in Subsystems 1 – 7. With respect to Subsystems 8 – 30, the Company is in the process of addressing the “omissions and deviations” through negotiations and, in some instances, the submission of applications for deviation. While discussions with the customer to attempt to resolve the contractual issues through an appropriate contract modification have been unsuccessful to date, the parties have continued to meet in an effort to resolve the disputed issues. Given the inherent uncertainties in this process, however, the Company is unable to predict if and when the negotiations will lead to acceptable modifications of the Greek contract or to its subcontract with its principal subcontractor as described below.

Memorandum of Agreement (MOA) with Our Principal Subcontractor.    On June 10, 2005, the Company entered into an MOA with its Greek-based principal subcontractor. The MOA contemplates this subcontractor will perform certain of the Company’s responsibilities under the Greek contract, including delivering a modified version of Subsystems 1 – 7 (CDSS) and will resolve deviations and omissions asserted by the customer with respect to the Subsystems the subcontractor was responsible for under the terms of its subcontract. In order for the solution contemplated by the MOA to be implemented, appropriate modifications to the Greek contract signed by the customer and the subcontract with the Company’s principal subcontractor must be negotiated and signed. Upon the modification of the Greek contract and the subcontract, the subcontractor would assume responsibility for achieving final acceptance of the System. The MOA is subject to a number of conditions and does not currently represent a binding obligation of the subcontractor to assume the enlarged scope of work noted above. The Company believes, however, that the MOA obligates the subcontractor to make good faith efforts to give effect to the purpose and intent of the MOA.

Performance and Payment Bonds.    In connection with the Greek contract, the Company entered into payment, performance and offset bonding requirements, which currently total $233 million. The bonding requirements have been met through the issuance of standby letters of credit of which $109 million was issued under our $500 million credit facility and $124 million was issued by certain banks. Under the terms of these

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

bonding arrangements, the customer could call these standby letters of credit at any time. Certain of the Company’s subcontractors have provided the Company with performance bonds in the aggregate amount of approximately $98 million, guaranteeing their performance under their subcontracts.

Subcontracts.    The Company has subcontracted a significant portion of the customer requirements under the Greek contract, and payments to the subcontractors are generally required only if the Company receives payment from the customer. In addition, the Greek contract requires the Company to lease certain equipment under an operating lease from its principal subcontractor for ten years as further described in Note 16. In August 2004, when the Company delivered the System to the customer for use, the Company’s principal subcontractor began providing TETRA network services to the customer. On March 29, 2005, the Company received written notice from its principal subcontractor that the subcontractor intended to stop providing TETRA network services unless payments were made to the subcontractor in the amount of approximately $9 million within 15 days of the letter. The Company provided the customer with a copy of the subcontractor’s written notice. The customer has taken no action on this matter, and the subcontractor has continued to provide the services. On September 8, 2005, the Company’s principal subcontractor provided the Company with written notice that the subcontractor will no longer commit to continue providing TETRA network services and asserted its entitlement to payment for the TETRA network and terminals, which have been used by the customer since August 2004, and its expectation of payment for any future use. To date, the subcontractor continues to provide TETRA network services. Under the terms of the Greek contract, the Company is not obligated to provide TETRA network services to the customer until the customer has accepted the System. The Company has not recorded any revenue from the customer or accrued any subcontract lease obligation related to the TETRA services or System maintenance.

Dispute Resolution, Binding Arbitration and Damages Provisions.    If the parties are unable to resolve their disputes through negotiation or contract modification, the dispute could be resolved in binding arbitration. Under the Greek contract, any disputes are subject to ultimate resolution by binding arbitration before three Greek arbitrators in Greece. If the customer prevails in any such arbitration and the Company is found to have materially breached the Greek contract, the customer may be entitled to recover damages, which could include: (1) penalties for delayed delivery in an amount up to $15 million, (2) damages in the form of excess reprocurement costs, (3) repayment of amounts paid under the Greek contract and (4) forfeiture of a good performance bond in the amount of $31 million.

Legality of the Greek Contract.    On August 25, 2005, the Company received a copy of a decision issued by the Court of Auditors of the Hellenic Republic (Greek Audit Court). The Greek Audit Court is a government agency that has authority to review and audit procurements, including payments to contractors. The Company understands that one of the Greek Audit Courts auditors challenged on several grounds a payment order or invoice submitted by the Greek Ministry of Defense for a payment of approximately $78 million (63,109,140 Euros) relating to the Greek contract. As this payment is in excess of amounts which have not yet been paid to the Company under the contract, it is unknown at this time whether the payment order related to work for which (1) the Company has already been paid, (2) the Company has not been paid or (3) the Company has been paid on some but not all work. The Greek Audit Court decided that the payment was not authorized under Greek law or applicable procurement regulations.

In denying payment, the Greek Audit Court made the following two findings:

•	the Greek contract was null and void due to lack of review by the Greek Audit Court prior to award; and

•	the Greek contract properly should have been awarded by the Greek Ministry of Public Order and not the Greek Ministry of Defense, which awarded the Greek contract to the Company.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On September 1, 2005, the Company sent a letter to the customer requesting that the customer confirm what the parties discussed in an August 29, 2005 meeting; specifically that the customer considers the Greek contract to be a legal and binding agreement, that the customer desires the Company and its subcontractors to continue performing, and that the customer will take the actions necessary to lift any doubts that exist concerning the validity of the Company’s Greek contract. On September 14, 2005, the Deputy Minister of Public Order responded to SAIC in a letter which stated that: (1) despite the significant deficiencies and deviations identified in the System, the MPO’s interest for the execution of the Greek contract remains unchanged; (2) the appropriate Courts have the jurisdiction and should decide the issue of the contract’s legal validity; and (3) the Greek Ministry of Public Order’s intention is to exhaust every possibility, within its authority, so that the Greek contract encounters no issues of legality, even if the adoption of remedial legislation is needed. On September 19, 2005, the customer submitted a request for revocation to the Greek Audit Court seeking a reversal of the decision relating to the legality of the Greek contract. We have also been advised by the customer that, if the revocation is unsuccessful, legislation will be introduced in the Greek Parliament, which if adopted, would ratify and affirm the Greek contract.

The Company understands that the Greek Audit Court’s decision relates to the Greek procurement process, is not binding upon the Company and may not relieve the Company of its contractual obligations to the customer under the Greek contract without further action by the Company, the Greek Audit Court or other agencies of the Greek Government. The Company is evaluating its options with respect to the legality of the Greek contract.

The issue of the legality of the Greek contract award could be arbitrated under the binding arbitration provisions of the Greek contract or determined by the appropriate Greek court. The Company has no current intention to arbitrate or litigate the issue of legality of the Greek contract and the Company currently plans to resolve all disputes through negotiation and contract modification as outlined above.

If, however, there is a finding by arbitrators or the appropriate court in the future that the contract was null and void, the Company believes the following would result, irrespective of the terms of the Greek contract: the Company would have no contractual obligations to complete any additional work under the Greek contract; penalties for delayed performance could not be enforced; damages for excess reprocurement costs could not be assessed; the good performance bonds could not be called; and the Company believes it would be entitled to equitable remedies. Under these equitable remedies, if the arbitrators or court found that the value conferred upon the customer by the Company’s work was greater than the payments already received by it, the customer would owe the Company for the amount of such excess. Likewise, if the arbitrators or court found the value conferred upon the customer by the Company’s work was less than the payments already received by it, the Company would owe the customer for the amount of such deficiency.

While the Company continues to evaluate the implications of the legality issue and other recent developments, the Company believes it performed services and received payments under a binding agreement with the customer.

Financial Status of the Contract.    The Company has recorded the financial position of the Greek contract based on its best estimate of the loss to be realized. The situation remains extremely complex and dynamic, involving multiple government agencies, subcontractors, and customer elements and government representatives having different roles and at times, expressing inconsistent positions.

The Company has recognized revenues of $151 million and recorded losses of $54 million under the contract through July 31, 2005. The Company has accounts receivable of $9 million under the contract and a $4 million accounts receivable related to a contract addendum as of July 31, 2005. The Company’s recorded losses exclude potential subcontractor liabilities of $10 million that management believes will not be paid under the subcontract terms. In addition, the Company has $13 million of accounts receivable relating to Value Added

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Taxes (VAT) that the Company has paid and is entitled to recover from the customer under the contract upon final billing.

Of the $54 million in contract losses recorded as of July 31, 2005, $16 million was recorded in the six months ended July 31, 2005, reflecting changes in management’s estimate of the loss as a result of the failure by the parties to reach agreement on a contract modification, the unfavorable results of the customer’s testing of the system, their unwillingness to accept the system, continuing negotiations with the Greek Government and the Company’s principal subcontractor, and other recent developments.

While the Company believes it is working towards an acceptable solution with the customer, if the Company is ultimately unable to resolve the various disputes under the contract, then the Company may not be able to collect its receivables and the Company may incur additional losses. The Company could also potentially incur additional losses if it is determined that the Company has breached the Greek contract, or its subcontracts, and owes the customer or its subcontractors damages, as described above. The customer could call some or all of the payment, performance and offset bonds of $233 million. Failure to collect the Company’s receivables, or the successful imposition of damages, could have a material adverse affect on the Company’s consolidated financial position, results of operations and cash flows.

Events (Unaudited) Subsequent to the Date of the Report of Independent Registered Public Accounting Firm

Based on the results of recent activities conducted pursuant to the process described above for reviewing the omissions and deviations identified by the customer, the Company will incur an additional loss on the contract. Management is continuing to evaluate the information necessary to determine this additional loss and currently believes that the additional loss will be approximately $30 million. However, the Company is finalizing its estimate and will record this additional loss in the quarter ended October 31, 2005. There remain significant unresolved issues with the customer that are likely to impact the ultimate loss to be recognized at contract completion.

DS&S Joint Venture

DS&S, the Company’s 50-50 joint venture, maintains a $25 million credit facility, under which $8 million in principal amount is outstanding and $11.5 million in standby letters of credit is outstanding at July 31, 2005. The Company has guaranteed 50% of the DS&S commitments under this credit facility, but the Company has not been required to perform on this guarantee. At January 31, 2005, the Company provided a loan of $1 million to DS&S. The Company and the other joint venture member have also guaranteed the payment of 50% of certain legal and accounting fees incurred by DS&S in conjunction with an ongoing government investigation. As of July 31, 2005, the fair value of the guarantee for legal and accounting fees is not material to the Company, and the Company has not been required to perform on this guarantee.

INTESA Joint Venture

INTESA.    INTESA, a Venezuelan joint venture the Company formed in 1997 with Venezuela’s national oil company, PDVSA, to provide information technology services in Latin America, is involved in various legal proceedings. The Company had previously consolidated its 60% interest in the joint venture, but the operations of INTESA were classified as discontinued operations as of January 31, 2003 and INTESA is currently insolvent. PDVSA has refused to take action to dissolve the joint venture or have it declared bankrupt.

Outsourcing Services Agreement and Guarantee.    INTESA had derived substantially all its revenues from an outsourcing services agreement with PDVSA that it entered into at the time the joint venture was formed. The services agreement expired on June 30, 2002 and the parties were not able to reach agreement on a renewal. The Company guaranteed INTESA’s obligations under the services agreement to PDVSA. Under the terms of the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

services agreement, INTESA’s liability for damages to PDVSA in any calendar year is capped at $50 million. As a result, the Company’s maximum potential liability to PDVSA under the guarantee in any calendar year, based on the Company’s guarantee of their ownership interest in INTESA, is $20 million. To date, PDVSA has not asserted any claims.

Expropriation of the Company’s Interest in INTESA.    In 2002 and 2003, PDVSA and the Venezuelan Government took certain actions, including denying INTESA access to certain of its facilities and assets, that prevented INTESA from continuing operations. In 2004, the Overseas Protection Insurance Company (“OPIC”), a U.S. governmental entity that provides insurance coverage against expropriation of U.S. business interests by foreign governments, determined that the Venezuelan government had expropriated the Company’s interest in INTESA without compensation and paid the Company approximately $6 million in settlement of its claim.

Employment Claims of Former INTESA Employees.    INTESA is a defendant in a number of lawsuits brought by former employees seeking unpaid severance and pension benefits. PDVSA and SAIC Bermuda, the Company’s wholly-owned subsidiary and the entity that held the Company’s interest in INTESA, were added as defendants in a number of these suits. Based on the procedural standing of the cases and the Company’s understanding of applicable laws and facts, the Company believes that its exposure to any possible losses related to these employment claims is either remote or, if reasonably possible, not material.

Other Legal Proceedings Involving INTESA.    The Attorney General of Venezuela initiated a criminal investigation of INTESA in 2003 alleging unspecified sabotage by INTESA employees. The Company believes this investigation is inactive. In connection with the Company’s expropriation claim, OPIC determined that INTESA did not sabotage PDVSA’s infrastructure as alleged by PDVSA and the Venezuelan Government. In addition, the SENIAT, the Venezuelan tax authority, filed a claim against INTESA in 2004 for approximately $30 million for alleged non-payment of VAT taxes in 1998.

Potential Financial Impact.    Many issues relating to INTESA, including the termination of the services agreement and the employment litigation brought by former INTESA employees, remain unresolved. Due to the complex nature of the legal and factual issues involved in these matters and the uncertain economic and political environment in Venezuela, the outcome is not presently determinable and no amounts have been accrued; however, adverse resolutions could materially harm the Company’s business, and could have a material adverse affect on its consolidated financial position, results of operations and cash flows.

Other Joint Ventures

In one of the Company’s investments in affiliates accounted for under the equity method, the Company is an investor in Danet Partnership GBR (“GBR”), a German partnership. GBR has an internal equity market similar to the Company’s limited market. The Company is required to provide liquidity rights to the other GBR investors in certain circumstances. These rights allow only the withdrawing investors in the absence of a change in control, and all GBR investors in the event of a change of control, to put their GBR shares to the Company in exchange for the current fair value of those shares. The Company may pay the put price in shares of its common stock or cash. The Company does not currently record a liability for these rights because their exercise is contingent upon the occurrence of future events which the Company cannot determine will occur with any certainty. The maximum potential obligation, if the Company assumes all the current GBR investors are withdrawing from GBR, would be $12 million as of July 31, 2005. If the Company were to incur the maximum obligation and buy all the shares outstanding from the other investors, the Company would then own 100% of GBR.

The Company has a guarantee that relates only to claims brought by the sole customer of another of its joint ventures, Bechtel SAIC Company, LLC, for specific contractual nonperformance of the joint venture. The Company also has a cross-indemnity agreement with the joint venture partner, pursuant to which it will only be

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

ultimately responsible for the portion of any losses incurred under the guarantee equal to its ownership interest of 30%. Due to the nature of the guarantee, as of July 31, 2005, the Company is not able to project the maximum potential amount of future payments it could be required to make under the guarantee but, based on current conditions, the Company believes the likelihood of having to make any payment is remote. There currently is no liability recorded relating to this guarantee.

On September 15, 2004, the Company entered into an agreement with EG&G Technical Services, Inc. (“EG&G”) and Parsons Infrastructure & Technology Group, Inc. (“Parsons”) to form Research and Development Solutions, LLC (“RDS”), a Delaware limited liability company that will pursue contracts offered by the Department of Energy’s National Energy Technical Laboratory. The Company, EG&G and Parsons, each have a one-third equal joint venture interest. In conjunction with a contract award to RDS, each joint venture partner was required to sign a performance guarantee agreement with the U.S. Government. Under this agreement, the Company unconditionally guarantees all of RDS’s obligations to the U.S. Government under the contract award, which has an estimated total value of $217 million. The Company also has a cross-indemnity agreement with each of the other two joint venture partners to protect it from liabilities for any U.S. Government claims resulting from the actions of the other two joint venture partners and to limit the Company’s liability to its share of the contract work. As of July 31, 2005, the fair value of the guarantee is not material to the Company.

Gracian v. SAIC Class Action Lawsuit

On March 4, 2005, the Company was served with a class action lawsuit filed in California Superior Court for the County of San Diego brought by a former employee on behalf of herself and others similarly situated that alleged that the Company improperly failed to pay overtime to exempt salaried and professional employees in the State of California and required them to utilize their paid leave balances for partial day absences. The plaintiffs contended that the Company’s policy violated California law and sought, among other things, the unpaid vacation balance allegedly owed to plaintiffs, overtime compensation, penalties, interest, punitive damages and attorney fees. On May 31, 2005, the California Labor Commissioner issued a memorandum to the California Division of Labor Standards Enforcement Staff that interpreted California law in a way that supported the Company’s legal positions in this case. The May 31, 2005 memorandum removed a prior California Labor Commissioner opinion letter that interpreted California law in a way that had supported the plaintiffs’ legal position. A California Court of Appeals, in another matter, published an opinion on July 21, 2005, which supported the Company’s position regarding charging comprehensive leave balances for partial day absences. On September 21, 2005 the plaintiffs voluntarily dismissed the lawsuit.

Other

In the normal conduct of its business, the Company seeks to monetize its patent portfolio through licensing agreements. The Company also has and will continue to defend its patent positions when it believes its patents have been infringed and is involved in such litigation from time to time. As described in Note 19, on March 15, 2005, the Company sold its Telcordia subsidiary. Pursuant to the terms of the definitive stock purchase agreement, the Company will receive 50% of the net proceeds Telcordia receives in the future in connection with the prosecution of certain patent rights.

The Company is also involved in various investigations, claims and lawsuits arising in the normal conduct of its business, none of which, in the opinion of the Company’s management, is expected to have a material adverse effect on its consolidated financial position, results of operations, cash flows or its ability to conduct business.

Annex A

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 7, 2005 (this “Agreement”), is by and among Science Applications International Corporation, a Delaware corporation (“Old SAIC”), SAIC, Inc., a Delaware corporation and a wholly-owned subsidiary of Old SAIC (“New SAIC”), and SAIC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of New SAIC (“SAIC MergerSub”).

RECITALS

A. The respective boards of directors of Old SAIC, New SAIC and SAIC MergerSub have determined that it is advisable and in the best interests of each corporation that SAIC MergerSub merge with and into Old SAIC (the “Merger”) upon the terms and subject to the conditions of this Agreement. As a result of the Merger, Old SAIC will become a wholly owned subsidiary of New SAIC and the separate existence of SAIC MergerSub will cease.

B. The respective boards of directors of Old SAIC, New SAIC and SAIC MergerSub, by resolutions duly adopted, have authorized, approved and adopted this Agreement. The Board of Directors of Old SAIC resolved that this Agreement will be submitted to the stockholders of Old SAIC at a special meeting of stockholders. The respective stockholders of New SAIC and SAIC MergerSub will adopt this Agreement by written consent without a meeting.

C. The parties intend by this Agreement to effect a “reorganization” under Sections 351 and/or 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, Old SAIC, New SAIC and SAIC MergerSub hereby agree as follows.

ARTICLE I

THE MERGER

1.1 The Merger.    Upon the terms and subject to the conditions of this Agreement, and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (the “DGCL”), SAIC MergerSub will merge with and into Old SAIC upon the Effective Time, as defined in this Agreement. Old SAIC will be the surviving corporation in the Merger (the “Surviving Corporation”). Upon the Effective Time, the separate existence of SAIC MergerSub will cease, and the Surviving Corporation will succeed to all of the rights and property of SAIC MergerSub, and will be subject to all of the debts and liabilities of SAIC MergerSub, as provided for in Section 259 of the DGCL. On and after the Effective Time, the Surviving Corporation will carry on its business with the assets of SAIC MergerSub, as well as with the assets of the Surviving Corporation.

1.2 Effective Time.    As soon as practicable following the satisfaction or waiver of the conditions set forth in Article III, the Merger will be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger will become effective when the Certificate of Merger is filed or such later time as is set forth in the Certificate of Merger. The time when the Merger becomes effective is called the “Effective Time.”

1.3 Certificate of Incorporation and Bylaws.    The Certificate of Incorporation and the Bylaws of Old SAIC in effect at the Effective Time will be the Certificate of Incorporation and Bylaws of the Surviving Corporation and will remain in effect until changed or amended as provided therein or by applicable law. The name of the Surviving Corporation will be Science Applications International Corporation.

1.4 Tax Treatment of Merger.    The parties agree to treat the Merger for U.S. federal income tax purposes as a tax-free reorganization under Sections 351 and/or 368 of the Code.

ARTICLE II

EFFECT ON CAPITAL STOCK AND EMPLOYEE BENEFIT PLANS

2.1 Effect on Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of Old SAIC, New SAIC or SAIC MergerSub, or the stockholders, as applicable, of such entities:

(a)	(i) Each share of Old SAIC class A common stock, par value $0.01 per share, issued and outstanding immediately before the Effective Time will convert into the right to receive in the aggregate two shares of New SAIC Class A preferred stock, par value $0.0001 per share (the “New SAIC Class A Preferred Shares”); and (ii) each share of Old SAIC class B common stock, par value $0.05 per share, issued and outstanding immediately before the Effective Time will, subject to the exercise of appraisal rights as set forth in Section 2.4 below, convert into the right to receive in the aggregate forty New SAIC Class A Preferred Shares. The New SAIC Class A Preferred Shares receivable by each holder as a result of such conversions will be divided among (A) shares of New SAIC series A-1 preferred stock; (B) shares of New SAIC series A-2 preferred stock; (C) shares of New SAIC series A-3 preferred stock; and (D) shares of New SAIC series A-4 preferred stock, as follows:

(1)	First, subject to clause (2) and clause (3), the New SAIC Class A Preferred Shares receivable by each holder will be divided among four series of New SAIC Class A preferred stock on the following basis:

(a)	10% will be series A-1 shares;

(b)	30% will be series A-2 shares;

(c)	30% will be series A-3 shares; and

(d)	30% will be series A-4 shares.

(2)	Second, any fractional shares that would otherwise be allocated to New SAIC series A-1 preferred stock, series A-2 preferred stock, series A-3 preferred stock and series A-4 preferred stock as a result of the division in clause (1) above will be aggregated and reallocated as described in clause (3) below.

(3)	Third, if the total number of shares aggregated as a result of clause (2) above is one, that share will be allocated to New SAIC series A-1 preferred stock. If the total number of shares aggregated as a result of clause (2) above is two, then one of those shares will be allocated to New SAIC series A-1 preferred stock and one of those shares will be allocated to New SAIC series A-2 preferred stock. If the total number of shares aggregated as a result of clause (2) above is three, then one of those shares will be allocated to New SAIC series A-1 preferred stock, one of those shares will be allocated to New SAIC series A-2 preferred stock and one of those shares will be allocated to New SAIC series A-3 preferred stock.

As of the Effective Time, all shares of Old SAIC class A common stock and Old SAIC class B common stock will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of a certificate representing any such shares of Old SAIC class A common stock or Old SAIC class B common stock will cease to have any rights with respect thereto, except the right to receive the New SAIC Class A Preferred Shares to be issued in consideration therefor, subject to the exercise of appraisal rights as set forth in Section 2.4 below, and the right to receive any dividend declared and payable with respect to Old SAIC class A common stock and class B common stock held on the record date for such dividend.

(b)	Each share of SAIC MergerSub common stock outstanding immediately before the Effective Time will convert into one share of class A common stock, par value $0.01 per share, of the Surviving Corporation.

2.2 Options or Other Rights.    Each option or other right to purchase or otherwise acquire shares of Old SAIC class A common stock granted and outstanding pursuant to Old SAIC’s stock incentive or other plans immediately before the Effective Time will convert into an option or right to acquire shares of New SAIC Class A Preferred Shares. The number of New SAIC Class A Preferred Shares to be received by each holder pursuant to such option or other right shall be divided among the four series of New SAIC Class A Preferred Shares in the manner set forth in Section 2.1(a). From and after the Effective Time, New SAIC shall have all administrative authority with respect to such stock incentive or other plans to the extent that Old SAIC had such authority immediately prior to the Effective Time.

2.3 Stock Certificates.    Following the Effective Time, each holder of a certificate or certificates formerly representing outstanding shares of Old SAIC class A common stock or class B common stock shall surrender the same to New SAIC or its transfer agent for cancellation. Upon surrender of such certificate or certificates, the holder thereof shall be entitled to receive in exchange therefor a number of shares of a series of New SAIC Class A Preferred Shares as determined pursuant to Section 2.1(a). Until so surrendered, subject to Section 2.5, each certificate which prior to the Effective Time represented shares of Old SAIC common stock shall be deemed for all purposes to represent ownership of the number of New SAIC Class A Preferred Shares determined under Section 2.1(a) as though such surrender had taken place. To the fullest extent authorized by law, all instructions, owners and notices recorded on Old SAIC’s stock ledger in respect of shares of Old SAIC’s common stock, whether certificated or uncertificated, will be recorded on the stock ledger of New SAIC in respect of such New SAIC Class A Preferred Shares. New SAIC Class A Preferred Shares issued pursuant to the Merger will be reflected on the stock ledger of New SAIC as uncertificated shares, except to the extent New SAIC determines that it will deliver a certificate or certificates therefor.

2.4 Appraisal Rights.    Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, any shares of Old SAIC class B common stock outstanding immediately prior to the Effective Time that are held by a stockholder who has neither voted in favor of the Merger nor consented thereto in writing and who has demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Class B Dissenting Shares”) will not be converted into, or represent the right to receive, the New SAIC Class A Preferred Shares. Such stockholders will be entitled to receive payment of the appraised value of Class B Dissenting Shares held by them in accordance with the provisions of such Section 262, except that all Class B Dissenting Shares held by stockholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Class B Dissenting Shares under such Section 262 will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the New SAIC Class A Preferred Shares. Notwithstanding anything to the contrary contained in this Section 2.4, if the Merger is terminated or abandoned, then the right of any stockholder to be paid the fair value of such stockholder’s Class B Dissenting Shares pursuant to Section 262 of the DGCL will cease.

2.5 Dividends and Distributions.    No dividends or other distributions with respect to New SAIC Class A Preferred Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Old SAIC stock certificate with respect to the New SAIC Class A Preferred Shares to be received in respect thereof pursuant to the Merger until the surrender of such certificate in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the person receiving New SAIC Class A Preferred Shares pursuant to the Merger, without interest, (i) at the time of such surrender, the proportionate amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the whole New SAIC Class A Preferred Shares received by the person pursuant to the Merger, and (ii) at the appropriate payment date, the proportionate amount of any dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such New SAIC Class A Preferred Shares.

2.6 Covenant to Contribute Capital.    Upon the Effective Time, each issued and outstanding share of common stock of New SAIC that is owned by Old SAIC immediately prior to the Effective Time will be returned to New SAIC as a contribution to capital.

ARTICLE III

CONDITIONS TO CONSUMMATION OF THE MERGER

3.1 Conditions to Each Party’s Obligation to Effect the Merger.    The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

(a)	this Agreement shall have been duly adopted by the requisite vote of the stockholders of Old SAIC and SAIC Merger Sub;

(b)	New SAIC shall have amended its Certificate of Incorporation to read substantially in the form attached hereto as Exhibit A;

(c)	New SAIC shall have amended its Bylaws to read substantially in the form attached hereto as Exhibit B;

(d)	The members of the Board of Directors, members of the committees of the Board of Directors and the executive officers of Old SAIC in office immediately prior to the Effective Time, including any persons elected after the date of this Agreement, shall be elected or appointed to serve as the members of the Board of Directors, members of committees of the Board of Directors and the executive officers, respectively, of New SAIC, from and after the Effective Time in accordance with the bylaws of New SAIC, except for such persons who resign or leave Old SAIC, if any, prior to the Effective Time;

(e)	the registration statement on Form S-4 filed with the Securities and Exchange Commission (“SEC”) by New SAIC in connection with the Merger shall have become effective under the Securities Act of 1933, as amended (the “Securities Act”), and shall not be the subject of any stop order or proceeding seeking a stop order;

(f)	the registration statement on Form S-1 filed with the SEC by New SAIC in connection with the registration of New SAIC common stock shall become effective under the Securities Act, and shall not be the subject of any stop order or proceeding seeking a stop order, and the Board of Directors or the Executive Committee of the Board of Directors of Old SAIC shall have determined, in its sole discretion, that the sale of such stock will be successfully completed promptly after the completion of the Merger;

(g)	no statute, rule, regulation, executive order, decree, injunction or other order shall have been enacted, entered, promulgated or enforced by any court or governmental authority that is in effect and has the effect of prohibiting the consummation of the Merger; and

(h)	Old SAIC shall have received all governmental approvals and third-party consents required to be obtained by Old SAIC or its subsidiaries in connection with the Merger, except where the failure to obtain such approvals or consents would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Old SAIC and its subsidiaries taken as a whole.

ARTICLE IV

TERMINATION

4.1 Termination of Agreement.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of Old SAIC or SAIC MergerSub, by either (i) the mutual written consent of the Board of Directors of Old SAIC, the Board of Directors of New SAIC and the Board of Directors of SAIC MergerSub, or (ii) the Board of Directors of Old SAIC in its sole discretion.

4.2 Effect of Termination and Abandonment.    In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article IV, this Agreement shall forthwith become null and void and have no effect, and no party hereto shall have any liability or further obligation to any other party to this Agreement.

ARTICLE V

MISCELLANEOUS

5.1 Further Assurances.    Each of Old SAIC, New SAIC and SAIC MergerSub shall use its best efforts to take all such action as may be necessary or appropriate to effectuate the Merger under the DGCL. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the Surviving Corporation, Old SAIC, New SAIC, SAIC MergerSub and their respective officers or other authorized persons are authorized to take any such necessary or desirable actions.

5.2 Amendment.    This Agreement may be amended by the parties hereto at any time before or after adoption of the Agreement by the stockholders of Old SAIC or SAIC MergerSub, but after such stockholder approval, no amendment shall be made which by law requires the further approval of such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

5.3 Entire Agreement; Assignment.    This Agreement and the exhibits and any documents delivered by the parties in connection herewith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned, in whole or in part, by operation of law or otherwise, without the prior written consent of the other parties.

5.4 Governing Law.    This Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

5.5 Parties in Interest.    Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

5.6 Counterparts.    This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same agreement, and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officers thereunto duly authorized, all as of the day and year first above written.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION, a Delaware corporation

By:	/s/ DOUGLAS E. SCOTT

Name:	Douglas E. Scott

Title:	Senior Vice President and Secretary

SAIC, INC., a Delaware corporation

By:	/s/ DOUGLAS E. SCOTT

Name:	Douglas E. Scott

Title:	Secretary

SAIC MERGER SUB, INC., a Delaware corporation

By:	/s/ DOUGLAS E. SCOTT

Name:	Douglas E. Scott

Title:	Secretary

Annex B

RESTATED CERTIFICATE OF INCORPORATION OF SAIC, INC.

SAIC, Inc., a Delaware corporation, hereby certifies as follows:

1.    The name of the Corporation is SAIC, Inc.

2.    The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 12, 2005.

3.    This Restated Certificate of Incorporation restates and amends the provisions of the Corporation’s Certificate of Incorporation as heretofore amended and supplemented.

4.    This Restated Certificate of Incorporation was duly adopted by the Corporation’s Board of Directors and stockholders in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

5.    The text of the Corporation’s Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

FIRST:    NAME.    The name of the Corporation is SAIC, Inc.

SECOND:    ADDRESS.    The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

THIRD:    PURPOSE.    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH:    CAPITALIZATION

(A)    Authorized Capitalization.

The Corporation is authorized to issue three classes of capital stock to be designated, respectively, “Common Stock,” “Class A Preferred Stock” and “Preferred Stock.” The total number of shares of capital stock of all classes which the Corporation shall have the authority to issue is 3,510,000,000 shares, each with a par value of $0.0001 per share, of which:

(1)    2,000,000,000 shares shall be Common Stock;

(2)    1,500,000,000 shares shall be Class A Preferred Stock, of which (a) 50,000,000 shares shall be designated Series A-1 Preferred Stock (the “Series A-1 Preferred Stock”), (b) 150,000,000 shares shall be designated Series A-2 Preferred Stock (the “Series A-2 Preferred Stock”), (c) 150,000,000 shares shall be designated Series A-3 Preferred Stock (the “Series A-3 Preferred Stock”), and (d) 1,150,000,000 shares shall be designated Series A-4 Preferred Stock (the “Series A-4 Preferred Stock”); and

(3)    10,000,000 shares shall be Preferred Stock.

The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of Common Stock and Class A Preferred Stock of the Corporation, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereinafter enacted.

(B)    Common Stock and Class A Preferred Stock.

(1)    General.    The powers, preferences and rights of the Common Stock and the Class A Preferred Stock, and the qualifications, limitations or restrictions thereof, shall be in all respects identical, except as otherwise required by law or expressly provided in this Restated Certificate of Incorporation. The Common Stock and the Class A Preferred Stock shall be subject to the express terms of the Preferred Stock and any series thereof that may come into existence from time to time. The powers, preferences and rights of the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, the Series A-3 Preferred Stock and the Series A-4 Preferred Stock, and the qualifications, limitations or restrictions thereof, shall be in all respects identical, except as otherwise required by law or expressly provided in this Restated Certificate of Incorporation.

(2)    Voting.    In all matters submitted to a vote of the stockholders of the Corporation, each holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in such holder’s name on the stock transfer records of the Corporation; and each holder of Class A Preferred Stock shall be entitled to ten votes, in person or by proxy, for each share of Class A Preferred Stock standing in such holder’s name on the stock transfer records of the Corporation. Unless otherwise required under applicable law (except as provided in Section (A)) or this Restated Certificate of Incorporation and subject to any rights that may be conferred upon the holders of any series of Preferred Stock that may come into existence from time to time, the holders of Common Stock and Class A Preferred Stock shall vote together as a single class on all matters submitted to a vote of stockholders of the Corporation.

(3)    Dividends and Other Distributions.    Subject to the rights of any series of Preferred Stock that may come into existence from time to time, and subject to Section (B)(7)(g), the holders of Common Stock and the holders of Class A Preferred Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of the Corporation as may be declared thereon by the Board of Directors out of funds legally available therefor; provided, however, that in the event such dividend is paid in the form of shares of the Corporation’s capital stock or rights to acquire shares of the Corporation’s capital stock, the holders of Common Stock shall receive Common Stock or rights to acquire Common Stock, as the case may be, and the holders of Class A Preferred Stock shall receive Class A Preferred Stock or rights to acquire Class A Preferred Stock, as the case may be.

(4)    Subdivisions or Combinations.    If the Corporation shall in any manner split, subdivide or combine the outstanding shares of Common Stock, the outstanding shares of Class A Preferred Stock shall be proportionately split, subdivided or combined in the same manner and on the same basis; and if the Corporation shall in any manner split, subdivide or combine the outstanding shares of Class A Preferred Stock, the outstanding shares of Common Stock shall be proportionately split, subdivided or combined in the same manner and on the same basis.

(5)    Mergers or Consolidations.    In the event of any merger or consolidation to which the Corporation is a party (whether or not the Corporation is the surviving entity), the holders of Common Stock and Class A Preferred Stock shall be entitled to receive, on a per share basis, the same amount and form of stock and other securities and property (including cash).

(6)    Liquidation.    Subject to the rights of any series of Preferred Stock that may come into existence from time to time, in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Common Stock and the holders of Class A Preferred Stock shall be entitled to share equally, on a per share basis, in all assets of the Corporation of whatever kind available for distribution to the holders of the Corporation’s capital stock.

(7)    Conversion and Transfer Restrictions of the Class A Preferred Stock

(a) Each record holder of shares of Class A Preferred Stock may convert any or all of those shares into an equal number of shares of Common Stock; provided, however, that: (A) no share of Series A-1 Preferred Stock may be converted into a share of Common Stock before April 1, 2006; (B) no share of Series A-2 Preferred Stock may be converted into a share of Common Stock before 180 days after the public offering date; (C) no share of Series A-3 Preferred Stock may be converted into a share of Common Stock before 270 days after the public offering date; and (D) no share of Series A-4 Preferred Stock may be converted into a share of Common Stock before 360 days after the public offering date. Shares of Common Stock may not be converted into shares of Class A Preferred Stock.

(b) A record holder of shares of Class A Preferred Stock may effect a voluntary conversion of any or all of those shares in accordance with Section (B)(7)(a) by surrendering the certificates, if any, for the number of shares to be converted, accompanied by any required tax transfer stamps, and delivering a written notice by the record holder to the Corporation stating that such record holder desires to convert such shares into the same number of shares of Common Stock and requesting that the Corporation issue such shares of Common Stock to persons named therein, setting forth the number of shares of Common Stock to be issued to each such person and the denominations in which the certificates therefor, if any, are to be issued. To the extent permitted by law, such a voluntary conversion shall be deemed to have been effected at the close of business on the date of surrender of certificates, if any, or the date of receipt by the Corporation of the notice of conversion, if the shares to be converted are uncertificated.

(c) Shares of Series A-1 Preferred Stock may not be transferred to anyone other than a permitted transferee prior to April 1, 2006. Shares of Series A-2 Preferred Stock may not be transferred to anyone other than a permitted transferee prior to 180 days after the public offering date. Shares of Series A-3 Preferred Stock may not be transferred to anyone other than a permitted transferee prior to 270 days after the public offering date. Shares of Series A-4 Preferred Stock may not be transferred to anyone other than a permitted transferee prior to 360 days after the public offering date. Except as provided in this Section (B)(7)(c), any purported transfer of shares of Class A Preferred Stock prior to the applicable date referred to in this Section (B)(7)(c) shall be void. Shares of Class A Preferred Stock may be transferred to a permitted transferee prior to the applicable date referred to in this Section (B)(7)(c), and such permitted transferee will take such shares subject to the provisions of this Section (B)(7)(c). In addition to any vote required by law or this Restated Certificate of Incorporation, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, voting as a single class, shall be required in order to reduce, at any time within 360 days after the public offering date, the time periods in this Section (B)(7)(c) during which the Class A Preferred Stock cannot be transferred to anyone other than a permitted transferee.

(d) After the applicable time period in Section (B)(7)(c) has expired, each share of Class A Preferred Stock shall automatically convert into one share of Common Stock upon the transfer of that share if, after the transfer, the share is not owned by a permitted transferee. In addition, notwithstanding any other provision of this Section (B)(7), each share of Class A Preferred Stock shall automatically convert into one share of Common Stock at the time of the transfer of that share in the following circumstances: (A) a transfer by a qualified retirement plan described in Section 401(a) of the Code sponsored by the Corporation or any of its subsidiaries (i) to the Corporation; (ii) to a distributee of any such plan pursuant to the terms of the plan; or (iii) pursuant to instructions of a participant in any such plan to sell or exchange Class A Preferred Stock pursuant to the terms of the plan; or (B) a transfer upon the exercise by a distributee of any such plan of any put right under the terms of the plan requiring the Corporation to purchase the share from the distributee. For purposes of the foregoing sentence, any transfer shall be deemed to be a transfer of Common Stock. In the case of any such automatic conversion, stock certificates, if any, formerly representing each such share of Class A Preferred Stock shall thereupon and, except for a transfer to the Corporation where the shares are being retired, thereafter be deemed to represent such number of shares of Common Stock into which such shares of Class A Preferred Stock could be converted pursuant to the terms hereof, such shares of Class A Preferred Stock so converted shall no longer be deemed to be outstanding, and all rights of a holder with respect to such shares shall immediately terminate, except any rights under Section (B)(7)(g).

(e) Shares of Class A Preferred Stock shall be transferred on the books of the Corporation, and a new certificate therefor, if any, issued, upon presentation at the office of the Secretary of the Corporation (or at such additional place or places as may from time to time be designated by the Secretary of the Corporation) of the certificate, if any, for the shares, in proper form for transfer and accompanied by all requisite stock transfer tax stamps, and such documentation as shall be reasonably satisfactory to the Corporation, including documentation showing compliance with this Article Fourth.

(f) Any person (other than a permitted transferee) who takes shares of Class A Preferred Stock in a transfer otherwise permitted by Section (B)(7) may treat the endorsement on the certificate, if any, representing such shares, or the instrument accompanying the transfer of such shares, as authorizing such person on behalf of the transferor to convert the shares in the manner provided in Section (B)(7)(a) for the purpose of registering the transfer to such person of the shares of Common Stock issuable upon conversion, and to give on behalf of the transferor the written notice of conversion required by Section (B)(7)(b), and may convert such shares of Class A Preferred Stock accordingly.

(g) Upon any conversion of shares of Class A Preferred Stock into shares of Common Stock pursuant to the provisions of this Section (B)(7), any dividend, for which the record date is prior to and the payment date is subsequent to the conversion, that has been declared on the shares of Class A Preferred Stock so converted shall be deemed to have been declared, and shall be payable, with respect to the shares of Common Stock into or for which the shares of Class A Preferred Stock are so converted, provided that any such dividend, for which the record date is prior to and the payment date is subsequent to the conversion, that is declared on the shares of Class A Preferred Stock payable in shares of Class A Preferred Stock shall be deemed to have been declared, and shall be payable, in shares of Common Stock.

(h) Any shares of Class A Preferred Stock that have been converted to shares of Common Stock will be retired with no further action by the Corporation, and will resume the status of authorized and unissued Class A Preferred Stock.

(i) The Corporation at all times shall reserve and keep available, out of its authorized but unissued Common Stock, at least the number of shares of Common Stock that would become issuable upon the conversion of all shares of Class A Preferred Stock then outstanding.

(j) Every certificate for shares of Class A Preferred Stock shall bear a legend on its face reading as follows:

“The shares of Class A Preferred Stock represented by this certificate may not be transferred (which term includes, without limitation, buying a put option, selling a call option or entering into any other hedging or insurance transaction relating to the shares) to any person in connection with a transfer that does not meet the qualifications set forth in Section (B)(7) of Article Fourth of the Restated Certificate of Incorporation of the Corporation, and no person who receives the shares represented by this certificate in connection with a transfer that does not meet the qualifications prescribed by Section (B)(7) of Article Fourth is entitled to own or to be registered as the record holder of the shares of Class A Preferred Stock represented by this certificate, but the record holder of this certificate may at any time (except as provided in Section (B)(7)(a) of Article Fourth) convert the shares of Class A Preferred Stock represented by this certificate into the same number of shares of Common Stock for purposes of effecting the sale or other disposition of the shares of Class A Preferred Stock to any person. Each holder of this certificate, by accepting the certificate, accepts and agrees to all of the foregoing.”

In the case of uncertificated shares, an appropriate notice containing the applicable transfer restrictions shall be sent to the registered owner thereof.

(8)    Definitions.    For purposes of this Article Fourth, the following terms shall have the following meanings:

(a) “Code” means the Internal Revenue Code of 1986, as amended.

(b) “Employee benefit plan” means a pension plan within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and a nonqualified deferred compensation plan within the meaning of Section 409A(d)(1) of the Code.

(c) “Immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person’s home.

(d) “Individual retirement account” means an account as defined in Section 408(a) of the Code.

(e) “Permitted transferee” means:

(i) an immediate family member of the transferor;

(ii) a trust for the sole benefit of the transferor or an immediate family member of the transferor, and the transferor if the transferor receives shares of Class A Preferred Stock back from any such trust;

(iii) an individual retirement account that receives shares of Class A Preferred Stock, provided that (A) the transferor is an employee benefit plan sponsored by the Corporation or any of its subsidiaries, (B) the transferor is a distributee of an employee benefit plan described in subclause

(A), or (C) the transferor is an individual retirement account for the benefit of a distributee described in subclause (B);

(iv) the beneficial owner of an individual retirement account, provided that the transferor is such individual retirement account;

(v) the estate of a deceased holder of shares, provided that such transfer was pursuant to the deceased holder’s will or the laws of distribution;

(vi) the beneficiary of an estate referred to in clause (v) above, provided that the transferor is such estate and such beneficiary is the immediate family member of the deceased or a trust for the sole benefit of such immediate family member;

(vii) an employee benefit plan sponsored by the Corporation or any of its subsidiaries;

(viii) a lending institution in connection with a pledge of shares and such shares are pledged as bona fide collateral for a loan to the transferor;

(ix) the Corporation or any of its subsidiaries;

(x) any distributee of an employee benefit plan sponsored by the Corporation or any of its subsidiaries pursuant to the terms of such plan, provided that the transferor is such employee benefit plan; and

(xi) an employee of the Corporation or any of its subsidiaries, provided that the transferor is the Corporation or any of its subsidiaries.

(f) “Public offering date” means the commencement of the Corporation’s initial public offering of its Common Stock pursuant to a registration statement filed under the Securities Act of 1933, as amended.

(g) “Transfer” (and the related term “transferred”) means any sale, pledge, gift, assignment or other transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise or otherwise by operation of law) of any ownership or voting interest in any share of Class A Preferred Stock, including:

(i) any offer, pledge, sale, contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, loan or other direct or indirect transfer or disposal of: (A) any shares of Class A Preferred Stock; (B) any securities convertible into or exercisable or exchangeable for Class A Preferred Stock; or (C) any shares of Common Stock into which the shares of Class A Preferred Stock are convertible; or

(ii) entry into any swap or other arrangement (including by way of insurance) that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Class A Preferred Stock or any shares of Common Stock into which the shares of Class A Preferred Stock are convertible;

regardless of whether any transaction described in clause (i) or (ii) above is to be settled by delivery of Class A Preferred Stock, Common Stock or other securities, in cash or otherwise; provided, however, that an original issuance of shares of capital stock by the Corporation or the transfer of shares of capital stock from the Corporation’s treasury shall not be considered a transfer for purposes of this Article Fourth.

(h) “Subsidiary” means a corporation or other entity of which securities or other interests representing at least fifty percent of the voting power in the election of directors are held by the Corporation or its subsidiaries.

(C)    Preferred Stock.

The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock, in one or more series, and to fix for each such series the number of shares thereof and such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such series and as may be permitted by the DGCL, including, without limitation, the authority to provide that any such series may be (a) subject to redemption at such time or times and at such price or prices; (b) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (c) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (d) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

FIFTH:    BALLOT.    Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall otherwise provide.

SIXTH:    BYLAWS.    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation. No section of the Bylaws shall be adopted, repealed, altered, amended or rescinded by the stockholders of the Corporation except by the vote of the holders of not less than two-thirds of the total voting power of all outstanding shares of voting stock of the Corporation.

SEVENTH:    THE BOARD OF DIRECTORS.

(A)    Number of Directors and Classes of Directors.    The number of directors which shall constitute the whole Board of Directors of the Corporation shall be not less than ten (10) and not more than eighteen (18), and the exact number shall be fixed by the Board of Directors. The Board shall be divided into three classes, Class I, Class II and Class III. Such classes shall be as nearly equal in number of directors as possible. Each such director shall serve for a term ending on the third annual meeting following the annual meeting at which such director was elected; provided, however, that the directors first elected to Class I shall serve for a term ending on the annual meeting next following the public offering date (used herein as defined for purposes of Article FOURTH), the directors first elected to Class II shall serve for a term ending on the second annual meeting next following the public offering date, and the directors first elected to Class III shall serve for a term ending on the third annual meeting next following the public offering date. The foregoing notwithstanding, each director shall serve until his or her successor shall have been duly elected and qualified, unless he or she shall resign, become disqualified, disabled or shall otherwise be removed.

At each annual election, the directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board shall designate one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.

Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors each director then continuing to serve as such shall nevertheless continue as a director of the class of which he or she is a member until the expiration of his current term, or his or her prior death, resignation or removal. If any newly created directorship may, consistently with the rule that the three classes shall be as nearly equal in number of directors as possible, be allocated to one of two or more classes, the Board shall allocate it to that of the available classes whose term of office is due to expire at the earliest date following such allocation.

(B)    Removal.    Unless otherwise restricted by applicable law, any director or the entire Board may be removed, but only for cause, by the holders of two-thirds of the total voting power of all outstanding shares then entitled to vote at an election of directors.

(C)    Cumulative Voting.    At any election of directors of the Corporation, a holder of any class or series of stock then entitled to vote in such election shall be entitled to as many votes as shall equal the number of votes which (except for this Section (C) as to cumulative voting) such holder would be entitled to cast for the election of directors with respect to such holder’s shares of stock multiplied by the number of directors to be elected in the election in which such holder’s class or series of shares is entitled to vote, and such holder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as such holder may see fit.

(D)    Vacancies.    Any vacancy in the Board of Directors, whether because of death, resignation, disqualification, an increase in the number of directors, or any other cause, may only be filled by vote of the majority of the remaining directors, although less than a quorum. Each director so chosen to fill a vacancy shall hold office until his or her successor shall have been elected and shall qualify or until such director shall resign or shall have been removed.

EIGHTH:    MEETINGS OF STOCKHOLDERS.

(A)    No Action by Written Consent.    No action shall be taken by the stockholders except at an annual or special meeting of stockholders, and no action may be effected by any consent in writing in lieu of a meeting of stockholders.

(B)    Special Meetings.    Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors, or by a majority of the members of the Board of Directors, or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the Bylaws of the Corporation, include the power to call such meetings, but such special meetings may not be called by any other person or persons; provided, however, that, if and to the extent that any special meeting of stockholders may be called by any other person or persons specified in any provisions of this Restated Certificate of Incorporation or any amendment thereto or any certificate filed under Section 151(g) of the DGCL (or its successor statute as in effect from time to time hereafter), then such special meeting may also be called by the person or persons, in the manner, at the times and for the purposes so specified.

NINTH:    AMENDMENT.    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles FIFTH, SIXTH, SEVENTH, EIGHTH and this Article NINTH may not be repealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote of the holders of not less than two-thirds of the total voting power of all outstanding shares of voting stock of the Corporation.

TENTH:    BUSINESS COMBINATIONS

(A)    For the purposes of this Article TENTH:

(1)    The term “person” shall mean any individual, firm, limited liability company, partnership, limited partnership, corporation or other entity.

(2)    The term “Subsidiary” shall mean any corporation more than fifty percent (50%) of any class of equity security of which is owned, directly or indirectly, by the Corporation.

(3)    The term “Substantial Part of the Assets” shall mean assets having a fair market value or book value, whichever is greater, equal to more than ten percent of the fair market value or book value, whichever is greater, of the total assets of a person as of the end of its most recent fiscal year ending prior to the time the determination is made.

(4)    A person shall be a “Beneficial Owner” of any shares of voting stock of the Corporation (a) which such person or any of its “affiliates” or “associates” (as defined on the date of the adoption hereof in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) beneficially owns, directly or indirectly, (b) which such person or any of its “affiliates” or “associates” has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise or (ii) the right to vote or direct the voting of pursuant to any agreement, arrangement or understanding, provided, however, that a person shall not be deemed the Beneficial Owner of, or to beneficially own, any security by reason of such agreement, arrangement or understanding if the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy or consent given to such person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report), or (c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its “affiliates” or “associates” has any such agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of such voting stock.

(5)    The term “Related Person” shall mean any person (except any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) which is the Beneficial Owner (as herein defined) of five percent (5%) or more of the total voting power of all of the outstanding shares of voting stock of the Corporation.

(6)    For the purposes of determining whether a person is a Related Person, the number of shares of voting stock of the Corporation deemed to be outstanding shall include all shares deemed owned by such person through application of Section (A)(4), but shall not include any other shares of voting stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(7)    The term “Business Combination” shall mean (a) any merger or consolidation of the Corporation or a Subsidiary with or into a Related Person, (b) any sale, lease, exchange, transfer, mortgage, pledge or other disposition (whether in one transaction or in a series of transactions) of all or any Substantial Part of the Assets (as herein defined) of a Related Person to the Corporation or to a Subsidiary, (c) any sale, lease, exchange, transfer, mortgage, pledge or other disposition (whether in one transaction or in a series of transactions) of all or any Substantial Part of the Assets of the Corporation (including without limitation any securities of a Subsidiary) to a Related Person, (d) the issuance of any securities of the Corporation or a Subsidiary to a Related Person, (e) the acquisition by the Corporation or a Subsidiary of any securities of a Related Person, (f) any reclassification of the securities (including any reverse stock split) or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any Subsidiary or any other transaction (whether or not with or into or otherwise involving a Related Person) which has the effect, directly or indirectly, of increasing the proportionate amount of the outstanding shares of any class of equity securities or securities convertible into equity securities of the Corporation or any Subsidiary which is directly or indirectly owned by a Related Person, (g) any loan or other extension of credit by the Corporation or a Subsidiary to a Related Person or any guarantee by the Corporation or a Subsidiary of any loan or other extension of credit by any person to a Related Person, (h) the adoption of any plan or proposal for the dissolution, liquidation or termination of the Corporation or any Subsidiary proposed by or on behalf of a Related Person and (i) any agreement, contract or other arrangement providing for any of the foregoing Business Combination transactions.

(8)    The term “Continuing Director” shall mean any member of the Board of Directors of the Corporation who is unaffiliated with the Related Person and was a member of the Board prior to the time that the Related Person became a Related Person, and any successor of a Continuing Director who is unaffiliated with the Related Person and is recommended or elected to succeed a Continuing Director by a majority of Continuing Directors, provided that such recommendation or election shall only be effective if made at a meeting at which a Continuing Director Quorum is present.

(9)    The term “Continuing Director Quorum” shall mean a majority of the Continuing Directors capable of exercising the powers conferred upon them under the provisions of this Restated Certificate of Incorporation or the Bylaws of the Corporation or by law.

(B)    The approval or authorization of any Business Combination (as herein defined) of the Corporation with any Related Person (as herein defined) shall require the affirmative vote of the holders of (i) at least 80% of the total voting power of all of the outstanding shares of voting stock of the Corporation and (ii) a majority of the total voting power of all of the outstanding shares of voting stock of the Corporation other than shares of voting stock of which such Related Person is the Beneficial Owner (as herein defined). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that the affirmative vote of a lesser percentage of stockholders may be specified, by law or otherwise.

(C)    The provisions of this Article TENTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as may be required by law or otherwise, if:

(1)    The Board of Directors of the Corporation shall by resolution have approved or ratified a memorandum of understanding approving such Business Combination with such Related Person prior to the time such Related Person became the Beneficial Owner, directly or indirectly, of five percent (5%) or more of the voting shares of the Corporation; or

(2)    The Business Combination shall have been approved by a majority of the Continuing Directors (as herein defined) at a meeting at which a Continuing Director Quorum (as herein defined) is present; or

(3)    The Business Combination involves solely the Corporation and a Subsidiary (as herein defined) in which a Related Person has no direct or indirect interest (other than an interest arising solely because of control of the Corporation); provided, that if the Corporation is not the surviving corporation, (a) each stockholder of the Corporation receives the same type of consideration in such transaction in proportion to such stockholder’s stockholdings, (b) the provisions of Articles SIXTH, SEVENTH, EIGHTH, NINTH, TENTH and ELEVENTH of this Restated Certificate of Incorporation are continued in effect or adopted by such surviving corporation as part of its articles of incorporation or certificate of incorporation, as the case may be, and such articles or certificate have no provisions inconsistent with such provisions, and (c) the provisions of the Corporation’s Bylaws are continued in effect or adopted by such surviving corporation.

(D)    Nothing contained in this Article TENTH shall be construed to relieve any Related Person of any fiduciary obligation imposed upon it by law.

(E)    A majority of the Continuing Directors shall have the power and duty to determine, on the basis of information then known to them, whether (a) any person is a Related Person, (b) any Business Combination relates to a Substantial Part of the Assets of any person and (c) any director is a Continuing Director acting at a meeting at which a Continuing Director Quorum is or was present. Any such determination by a majority of the Continuing Directors shall be conclusive and binding for all purposes of this Article TENTH.

(F)    The stockholders of the Corporation shall be entitled to statutory appraisal rights to the maximum extent permissible under Section 262 of the General Corporation Law of the State of Delaware, notwithstanding any exception otherwise provided therein, with respect to any Business Combination with a Related Person requiring the affirmative vote of the holders of outstanding stock of the Corporation having at least 80% of the voting power of the Corporation unless such vote is not required pursuant to Section C.

(G)    No Business Combination subject to the provisions of Section B of this Article TENTH shall, unless such Business Combination shall be the subject of one of the exceptions provided for in Sections C(1), (2) or (3), be consummated, and the Corporation shall not enter into any such Business Combination, unless the agreement relating to such Business Combination shall provide that each stockholder of the Corporation who has voted against the Business Combination shall receive, at the time of the consummation of such Business Combination and in exchange for such stockholder’s shares of the capital stock of the Corporation, at the option of such stockholder, either (i) the consideration offered by the Related Persons as part of the Business Combination, or (ii) consideration per share of capital stock of the Corporation held by such stockholder (either in cash or in the same form and of the same kind as the consideration paid by the Related Person in acquiring shares of capital stock of the Corporation, at the option of such stockholder) in an amount not less than the greater of the following:

(1)    The highest per share price (including brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by such Related Person in acquiring any of the capital stock of the Corporation, or

(2)    A price bearing the same percentage relationship to the market price of the capital stock of the Corporation immediately prior to the announcement of the Business Combination as the highest price per share (including brokerage commissions, transfer taxes and soliciting dealers’ fees) of the capital stock of the Corporation previously paid by such Related Person for shares of capital stock of the Corporation bears to the market price of the capital stock of the Corporation immediately prior to the time such Related Person initially acquired any shares of capital stock of the Corporation notwithstanding that such person was not a Related Person at the time of such initial acquisition.

(H)    Notice of any proposed alteration, amendment, rescission or repeal of this Article TENTH shall be included in the notice of any annual or special meeting of stockholders at which such proposal is to be considered.

(I)    The provisions set forth in this Article TENTH may not be amended, altered, changed or repealed nor may any provision inconsistent with such provisions be added to the Restated Certificate of Incorporation of the Corporation except upon the affirmative vote of the holders of (i) at least eighty percent (80%) of the total voting power of all outstanding shares of voting stock of the Corporation and (ii) a majority of the total voting power of all of the outstanding shares of voting stock of the Corporation other than shares of voting stock which are Beneficially Owned by a Related Person which has directly or indirectly proposed such amendment, alteration, change or repeal; provided, however, that any or all of such provisions may be amended, altered, changed or repealed, and any such new provisions may be added, upon the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding voting securities of the Corporation, if such amendment, change, alteration or repeal or additional provision shall first have been approved and recommended by a resolution adopted by a majority vote of the Continuing Directors at a meeting at which a Continuing Director Quorum was present.

ELEVENTH:    INDEMNIFICATION AND LIMITATION OF LIABILITY

(A)    Indemnification.

(1)    Indemnification of Directors and Officers.    The Corporation shall indemnify its directors and elected and appointed officers to the fullest extent authorized or permitted by the DGCL, as the same exists or may hereafter be amended, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or administrators) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

(2)    Advancement of Expenses.    The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by past or present directors and officers of the Corporation in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by such persons to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified under this Article ELEVENTH or otherwise.

(3)    Indemnification of Employees and Agents.    The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation who are not directors or officers similar to those conferred in this Section (A) to directors and officers of the Corporation.

The rights to indemnification and to the advancement of expenses conferred in this Section (A) shall not be exclusive of any other right which any person may have or hereafter acquire under this Restated Certificate of Incorporation, the Bylaws, any statute, agreement, insurance policy, vote of stockholders or disinterested directors, or otherwise.

(B)    Limitation on Liability.    No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

(C)    Repeal or Modification of Rights.    Any repeal or modification of Section (A) shall not adversely affect any rights to indemnification and advancement of expenses of a director or officer of the Corporation existing pursuant to Section (A) with respect to any acts or omissions occurring prior to such repeal or modification. Any repeal or modification of Sections (A) or (B) shall not have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such repeal or modification.

IN WITNESS WHEREOF, SAIC, Inc. has caused this Restated Certificate of Incorporation to be executed in its corporate name by its [title] as of this          day of                         , 2005.

SAIC, Inc.

By:

Name:

Title:

Annex C

2006 EQUITY INCENTIVE PLAN

1.    Purpose of this Plan

The purpose of this 2006 Equity Incentive Plan is to enhance the long-term stockholder value of SAIC, Inc. and its affiliated companies by offering opportunities to eligible individuals to participate in the growth in value of the equity of SAIC, Inc.

2.    Definitions and Rules of Interpretation

2.1    Definitions.

This Plan uses the following defined terms:

(a) “Administrator” means the Board or the Committee, or any officer or employee of the Company to whom the Board or the Committee delegates authority to administer this Plan.

(b) “Affiliate” means a “parent” or “subsidiary” (as each is defined in Section 424 of the Code) of the Company and any other entity that the Board or Committee designates as an “Affiliate” for purposes of this Plan.

(c) “Applicable Law” means any and all laws of whatever jurisdiction, within or without the United States, and the rules of any stock exchange or quotation system on which Shares are listed or quoted, applicable to the taking or refraining from taking of any action under this Plan, including the administration of this Plan and the issuance or transfer of Awards or Award Shares.

(d) “Award” means a Stock Award, SAR, Cash Award, or Option granted in accordance with the terms of this Plan.

(e) “Award Agreement” means the document evidencing the grant of an Award.

(f) “Award Shares” means Shares covered by an outstanding Award or purchased under an Award.

(g) “Awardee” means: (i) a person to whom an Award has been granted, including a holder of a Substitute Award or (ii) a person to whom an Award has been transferred in accordance with all applicable requirements of Sections 6.5, 7(h), and 17.

(h) “Board” means the Board of Directors of the Company.

(i) “Cash Award” means the right to receive cash as described in Section 8.3.

(j) “Cause” means employment related dishonesty, fraud, misconduct or disclosure or misuse of confidential information, or other employment related conduct that is likely to cause significant injury to the Company, an Affiliate, or any of their respective employees, officers or directors (including, without limitation, commission of a felony or similar offense), in each case as determined by the Administrator. “Cause” shall not require that a civil judgment or criminal conviction have been entered against or guilty plea shall have been made by the Awardee regarding any of the matters referred to in the previous sentence. Accordingly, the Administrator shall be entitled to determine “Cause” based on the Administrator’s good faith belief. If the Awardee is criminally charged with a felony or similar offense that shall be a sufficient, but not a necessary, basis for such belief.

(k) “Change in Control” means any transaction or event that the Board specifies as a Change in Control under Section 10.4.

(l) “Code” means the Internal Revenue Code of 1986.

(m) “Committee” means a committee or subcommittee of the Board of Directors of the Company composed of one or more Company Directors appointed in accordance with the Company’s charter documents and Section 4.

(n) “Company” means SAIC, Inc., a Delaware corporation.

(o) “Company Director” means a member of the Board.

(p) “Consultant” means an individual who, or an employee of any entity that, provides bona fide services to the Company or an Affiliate not in connection with the offer or sale of securities in a capital-raising transaction, but who is not an Employee.

(q) “Director” means a member of the Board of Directors of the Company or an Affiliate.

(r) “Divestiture” means any transaction or event that the Board specifies as a Divestiture under Section 10.5.

(s) “Effective Date” means the effective date of the merger of SAIC Merger Sub, Inc. with and into Science Applications International Corporation (the “Merger”) subject to stockholder approval of the Plan. In the event the Merger does not become effective or stockholder approval of the Plan is not obtained, the Plan shall be null and void and no terms of the Plan shall take effect.

(t) “Employee” means a regular employee of the Company or an Affiliate, including an officer or Director, who is treated as an employee in the personnel records of the Company or an Affiliate, but not individuals who are classified by the Company or an Affiliate as: (i) leased from or otherwise employed by a third party, (ii) independent contractors, or (iii) intermittent or temporary workers. The Company’s or an Affiliate’s classification of an individual as an “Employee” (or as not an “Employee”) for purposes of this Plan shall not be altered retroactively even if that classification is changed retroactively for another purpose as a result of an audit, litigation or otherwise. An Awardee shall not cease to be an Employee due to transfers between locations of the Company, or between the Company and an Affiliate, or to any successor to the Company or an Affiliate that assumes the Awardee’s Options under Section 10. Neither service as a Director nor receipt of a director’s fee shall be sufficient to make a Director an “Employee.”

(u) “Exchange Act” means the Securities Exchange Act of 1934.

(v) “Executive” means, if the Company has any class of any equity security registered under Section 12 of the Exchange Act, an individual who is subject to Section 16 of the Exchange Act or who is a “covered employee” under Section 162(m) of the Code, in either case because of the individual’s relationship with the Company or an Affiliate. If the Company does not have any class of any equity security registered under Section 12 of the Exchange Act, “Executive” means any (i) Director, (ii) officer elected or appointed by the Board, or (iii) beneficial owner of more than 10% of any class of the Company’s equity securities.

(w) “Expiration Date” means, with respect to an Award, the date stated in the Award Agreement as the expiration date of the Award or, if no such date is stated in the Award Agreement, then the last day of the maximum exercise period for the Award, disregarding the effect of an Awardee’s Termination or any other event that would shorten that period.

(x) “Fair Market Value” means the value of a share of the stock of Company as determined under Section 18.2.

(y) “Fundamental Transaction” means any transaction or event described in Section 10.3.

(z) “Good Reason” means (i) a material diminution in responsibility or compensation, or (ii) requiring Awardee to work in a location (other than normal business travel) which is more than 50 miles from Awardee’s place of employment before the change.

(aa) “Grant Date” means the date the Administrator approves the grant of an Award. However, if the Administrator specifies that an Award’s Grant Date is a future date or the date on which a condition is satisfied, the Grant Date for such Award is that future date or the date that the condition is satisfied.

(bb) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option under Section 422 of the Code and designated as an Incentive Stock Option in the Award Agreement for that Option.

(cc) “Involuntary Termination” means termination by the Company without Cause or termination by the Awardee for Good Reason.

(dd) “Nonstatutory Option” means any Option other than an Incentive Stock Option.

(ee) “Objectively Determinable Performance Condition” shall mean a performance condition (i) that is established (A) at the time an Award is granted or (B) no later than the earlier of (1) 90 days after the beginning of the period of service to which it relates, or (2) before the elapse of 25% of the period of service to which it relates, (ii) that is uncertain of achievement at the time it is established, and (iii) the achievement of which is determinable by a third party with knowledge of the relevant facts. Examples of measures that may be used in Objectively Determinable Performance Conditions include net revenue dollars, revenue growth, earnings per share, return on assets, return on equity, net order dollars, net profit dollars, net profit growth, other financial objectives, objective customer satisfaction indicators, efficiency measures and individual performance, each with respect to the Company and/or an Affiliate or individual business unit.

(ff) “Officer” means an officer of the Company as defined in Rule 16a-1 adopted under the Exchange Act.

(gg) “Option” means a right to purchase Shares of the Company granted under this Plan.

(hh) “Option Price” means the price payable under an Option for Shares, not including any amount payable in respect of withholding or other taxes.

(ii) “Option Shares” means Shares covered by an outstanding Option or purchased under an Option.

(jj) “Plan” means this 2006 Equity Incentive Plan.

(kk) “Prior Plans” mean the Science Application International Corporation 1999 Stock Incentive Plan, 1998 Stock Option Plan and 1984 Bonus Compensation Plan.

(ll) “Purchase Price” means the price payable under a Stock Award for Shares, not including any amount payable in respect of withholding or other taxes.

(mm) “Qualified Domestic Relations Order” means a “qualified domestic relations order” as defined in, and otherwise meeting the requirements of, Section 414(p) of the Code, except that reference to a “plan” in that definition shall be to this Plan.

(nn) “Rule 16b-3” means Rule 16b-3 adopted under Section 16(b) of the Exchange Act.

(oo) “SAR” or “Stock Appreciation Right” means a right to receive cash and/or Shares based on a change in the Fair Market Value of a specific number of Shares pursuant to an Award Agreement, as described in Section 8.1.

(pp) “Securities Act” means the Securities Act of 1933.

(qq) “Share” means a share of the Class A Preferred Stock or Common Stock of the Company, as determined by the Committee, or other securities substituted for the Class A Preferred Stock or Common Stock under Section 10.

(rr) “Stock Award” means an offer by the Company to sell shares subject to certain restrictions pursuant to the Award Agreement as described in Section 8.2 or, as determined by the Committee, a notional account representing the right to be paid an amount based on Shares. Types of Awards which may be granted as Stock Awards include such awards as are commonly known as restricted stock, deferred stock, restricted stock units, performance shares, phantom stock or similar types of awards as determined by the Administrator.

(ss) “Substitute Award” means a Substitute Option, Substitute SAR or Substitute Stock Award granted in accordance with the terms of this Plan.

(tt) “Substitute Option” means an Option granted in substitution for, or upon the conversion of, an option granted by another entity to purchase equity securities in the granting entity.

(uu) “Substitute SAR” means a SAR granted in substitution for, or upon the conversion of, a stock appreciation right granted by another entity with respect to equity securities in the granting entity.

(vv) “Substitute Stock Award” means a Stock Award granted in substitution for, or upon the conversion of, a stock award granted by another entity to purchase equity securities in the granting entity.

(ww) “Ten Percent Stockholder” is any person who, directly or by attribution under Section 424(d) of the Code, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or of any Affiliate on the Grant Date.

(xx) “Termination” means that the Awardee has ceased to be, with or without any cause or reason, an Employee, Director or Consultant. However, unless so determined by the Administrator, or otherwise provided in this Plan, “Termination” shall not include a change in status from an Employee, Consultant or Director to another such status. An event that causes an Affiliate to cease being an Affiliate shall be treated as the “Termination” of that Affiliate’s Employees, Directors, and Consultants.

2.2    Rules of Interpretation. Any reference to a “Section,” without more, is to a Section of this Plan. Captions and titles are used for convenience in this Plan and shall not, by themselves, determine the meaning of this Plan. Except when otherwise indicated by the context, the singular includes the plural and vice versa. Any reference to a statute is also a reference to the applicable rules and regulations adopted under that statute. Any reference to a statute, rule or regulation, or to a section of a statute, rule or regulation, is a reference to that statute, rule, regulation, or section as amended from time to time, both before and after the Effective Date and including any successor provisions.

3.    Shares Subject to This Plan; Term of This Plan

3.1    Number of Award Shares. The Shares issuable under this Plan shall be authorized but unissued or reacquired Shares, including Shares repurchased by the Company on the open market. The number of Shares initially available for issuance over the term of this Plan shall be 75,000,000. Except as required by Applicable Law, Shares subject to an outstanding Award shall not reduce the number of Shares available for issuance under this Plan until the earlier of the date such Shares are vested pursuant to the terms of the applicable Award or the actual date of delivery of the Shares to the Awardee. Those Shares (i) that are issued under the Plan that are forfeited or repurchased by the Company at the original purchase price or less or that are issuable upon exercise of awards granted under the Plan that expire or become unexercisable for any reason after the Effective Date without having been exercised in full, (ii) that are restored pursuant to the decision of the Board or Committee pursuant to Section 6.4(a) to deliver only such Shares as are necessary to award the net Share appreciation and (iii) that are not delivered to a holder in consideration for applicable tax withholding will continue to be available for issuance under this Plan. The repurchase of Shares by the Company shall not increase the maximum number of Shares that may be issued under this Plan to the extent the Company repurchases Shares that were originally exercised or purchased with other previously owned Shares. The maximum number of Shares shall be cumulatively increased on February 1, 2007, after the Effective Date and each February 1 thereafter for nine more years, by the least of: (i) a number of Shares determined by the Board or the Committee; (ii) 30,000,000 Shares, or (iii) 5% of the Company’s outstanding shares of Common Stock as of the preceding January 31 (measured on an as-converted basis with respect to outstanding shares of Class A Preferred Stock).

3.2    Source of Shares. Award Shares may be: (a) Shares that have never been issued, (b) Shares that have been issued but are no longer outstanding, or (c) Shares that are outstanding and are acquired to discharge the Company’s obligation to deliver Award Shares.

3.3    Term of this Plan.

(a) This Plan shall become effective on the Effective Date, and Awards may be granted under this Plan on and after, the Effective Date. Upon effectiveness of this Plan, no additional awards will be made under the Prior Plans.

(b) Subject to the provisions of Section 14, Awards may be granted under this Plan for a period of ten years from the latest date the Company’s stockholders approve this Plan.

4.    Administration

4.1    General.

(a) The Board shall have ultimate responsibility for administering this Plan. To the extent permitted by Applicable Law, the Board may delegate certain of its responsibilities to a Committee. In addition, to the extent permitted by Applicable Law, the Board or the Committee may further delegate its responsibilities to any officer of the Company or any Affiliate. Where this Plan specifies that an action must be taken or a determination made by the Board, only the Board may take that action or make that determination. Where this Plan specifies that an action must be taken or a determination made by the Committee, only the Committee may take that action or make that determination. Where this Plan references the “Administrator,” the action may be taken or determination made by the Board, the Committee, or other Administrator. However, only the Board or a Committee consisting solely of independent directors as defined in the Company’ s Corporate Governance Guidelines may approve grants of Awards to Executives, and an Administrator other than the Board or the Committee may grant Awards only within the guidelines established by the Board or Committee. Moreover, all actions and determinations by any Administrator are subject to the provisions of this Plan.

(b) So long as the Company has registered and outstanding a class of equity securities under Section 12 of the Exchange Act and to the extent necessary or helpful to comply with Applicable Law with respect to officers subject to Section 16 of the Exchange Act and/or others, a Committee shall consist of two or more Company Directors who are “Non-Employee Directors” as defined in Rule 16b-3 and, after the expiration of any transition period permitted by Treasury Regulations Section 1.162-27(h)(3), who are “outside directors” as defined in Section 162(m) of the Code.

4.2    Authority of the Board or the Committee. Subject to the other provisions of this Plan, the Board or the Committee shall have the authority to:

(a) grant Awards, including Substitute Awards;

(b) determine the Fair Market Value of Shares;

(c) determine the Option Price and the Purchase Price of Awards;

(d) select the Awardees;

(e) determine the times Awards are granted;

(f) determine the number of Shares subject to each Award;

(g) determine the type of Shares subject to each Award;

(h) determine the methods of payment that may be used to purchase Award Shares;

(i) determine the methods of payment that may be used to satisfy withholding tax obligations;

(j) determine the other terms of each Award, including but not limited to the time or times at which Awards may be exercised, whether and under what conditions an Award is assignable, whether an Option is a Nonstatutory Option or an Incentive Stock Option and automatic cancellation of the Award if certain objective requirements determined by the Administration are not met;

(k) modify or amend any Award;

(l) authorize any person to sign any Award Agreement or other document related to this Plan on behalf of the Company;

(m) determine the form of any Award Agreement or other document related to this Plan, and whether that document, including signatures, may be in electronic form;

(n) interpret this Plan and any Award Agreement or document related to this Plan;

(o) correct any defect, remedy any omission, or reconcile any inconsistency in this Plan, any Award Agreement or any other document related to this Plan;

(p) adopt, amend, and revoke rules and regulations under this Plan, including rules and regulations relating to sub-plans and Plan addenda;

(q) adopt, amend, and revoke special rules and procedures which may be inconsistent with the terms of this Plan, set forth (if the Administrator so chooses) in sub-plans regarding (for example) the operation and administration of this Plan and the terms of Awards, if and to the extent necessary or useful to accommodate non-U.S. Applicable Laws and practices as they apply to Awards and Award Shares held by, or granted or issued to, persons working or resident outside of the United States or employed by Affiliates incorporated outside the United States;

(r) determine whether a transaction or event should be treated as a Change in Control, a Divestiture or neither;

(s) determine the effect of a Fundamental Transaction and, if the Board determines that a transaction or event should be treated as a Change in Control or a Divestiture, then the effect of that Change in Control or Divestiture;

(t) appoint such additional administrators as are necessary to perform various administrative acts and determine the duties of such administrators; and

(u) make all other determinations the Administrator deems necessary or advisable for the administration of this Plan.

4.3    Scope of Discretion. Subject to the provisions of this Section 4.3, on all matters for which this Plan confers the authority, right or power on the Board, the Committee, or other Administrator to make decisions, that body may make those decisions in its sole and absolute discretion. Those decisions will be final, binding and conclusive. In making its decisions, the Board, Committee or other Administrator need not treat all persons eligible to receive Awards, all Awardees, all Awards or all Award Shares the same way. Notwithstanding anything herein to the contrary, and except as provided in Section 13.3, the discretion of the Board, Committee or other Administrator is subject to the specific provisions and specific limitations of this Plan, as well as all rights conferred on specific Awardees by Award Agreements and other agreements.

5.    Persons Eligible to Receive Awards

5.1    Eligible Individuals. Awards (including Substitute Awards) may be granted to, and only to, Employees, Directors and Consultants, including to prospective Employees, Directors and Consultants conditioned on the beginning of their service for the Company or an Affiliate. However, Incentive Stock Options may only be granted to Employees, as provided in Section 7(g).

5.2    Section 162(m) Limitation.

(a) Options and SARs. Subject to the provisions of this Section 5.2, for so long as the Company is a “publicly held corporation” within the meaning of Section 162(m) of the Code: (i) no Employee may be granted within any fiscal year of the Company under this Plan Options to purchase, and SARs to receive compensation calculated with reference to, more than an aggregate of 1,000,000 Shares, subject to adjustment pursuant to Section 10, and (ii) Options and SARs may be granted to an Executive only by the Committee (and, notwithstanding anything to the contrary in Section 4.1(a), not by the Board). If an Option or SAR is cancelled without being exercised or if the Option Price of an Option is reduced, that cancelled or repriced Option or SAR shall continue to be counted against the limit on Awards that may be granted to any individual under this Section 5.2.

(b) Cash Awards and Stock Awards. Any Cash Award or Stock Award intended as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code must be awarded, vest or become exercisable contingent on the achievement of one or more Objectively Determinable Performance Conditions. The Committee shall have the discretion to determine the time and manner of compliance with Section 162(m) of the Code.

6.    Terms and Conditions of Options

The following rules apply to all Options:

6.1    Price. No Option may have an Option Price less than 85% of the fair market value of the underlying share on the Grant Date, provided that the Administrator may grant Options with an Option Price less than 85% of the fair market value of the underlying share on the Grant Date in connection with a merger or acquisition, including substitution and/or conversion of options of an acquired entity. Notwithstanding the foregoing, in the event an Option is granted with an exercise price less than that set forth in this Section 6.1, if the mistake was unintentional, a violation of this provision shall not cause such Option to be void or voidable.

6.2    Term. No Option shall be exercisable after its Expiration Date. No Option may have an Expiration Date that is more than ten years after its Grant Date. Additional provisions regarding the term of Incentive Stock Options are provided in Sections 7(a) and 7(e).

6.3    Vesting. Options shall be exercisable: (a) on the Grant Date, or (b) in accordance with a schedule related to the Grant Date, the date the Awardee’s directorship, employment or consultancy begins, or a different date specified in the Award Agreement. Additional provisions regarding the vesting of Incentive Stock Options are provided in Section 7(c). No Option granted to an individual who is subject to the overtime pay provisions of the Fair Labor Standards Act may be exercised before the expiration of six months after the Grant Date.

6.4    Form and Method of Payment.

(a) The Board or Committee shall determine the acceptable form and method of payment for exercising an Option. So long as variable accounting pursuant to “APB 25” does not apply and the Board or Committee otherwise determines there is no material adverse accounting consequence at the time of exercise, the Board or Committee may require the delivery in Shares for the value of the net appreciation of the Shares at the time of exercise over the exercise price. The difference between full number of Shares covered by the exercised portion of the Award and the number of Shares actually delivered shall be restored to the amount of Shares available for issuance under Section 3.1.

(b) Acceptable forms of payment for all Option Shares are cash, check or wire transfer, denominated in U.S. dollars except as specified by the Administrator for non-U.S. Employees or non-U.S. sub-plans.

(c) In addition, the Administrator may permit payment to be made by any of the following methods:

(i) other shares of stock of the Company, or the designation of other shares of stock of the Company, which (A) are “mature” shares for purposes of avoiding variable accounting treatment under generally accepted accounting principles (generally mature shares are those that have been owned by the Awardee for more than six months on the date of surrender), and (B) have a Fair Market Value on the date of surrender equal to the Option Price of the Shares as to which the Option is being exercised;

(ii) provided that a public market exists for the Shares (or if applicable, the Common Stock issued upon conversion of the Shares), consideration received by the Company under a procedure under which a licensed broker-dealer advances funds on behalf of an Awardee or sells Option Shares (or if applicable, the Common Stock issued upon conversion of the Option Shares) on behalf of an Awardee (a “Cashless Exercise Procedure”), provided that if the Company extends or arranges for the extension of credit to an Awardee under any Cashless Exercise Procedure, no Officer or Director may participate in that Cashless Exercise Procedure;

(iii) cancellation of any debt owed by the Company or any Affiliate to the Awardee by the Company including without limitation waiver of compensation due or accrued for services previously rendered to the Company; and

(iv) any combination of the methods of payment permitted by any paragraph of this Section 6.4.

(d) The Administrator may also permit any other form or method of payment for Option Shares permitted by Applicable Law.

6.5    Nonassignability of Options. Except as determined by the Administrator, no Option shall be assignable or otherwise transferable by the Awardee except by will or by the laws of descent and distribution. However, Options may be transferred and exercised in accordance with a Qualified Domestic Relations Order and may be exercised by a guardian or conservator appointed to act for the Awardee. Incentive Stock Options may only be assigned in compliance with Section 7(h).

6.6    Substitute Options. The Board may cause the Company to grant Substitute Options in connection with the acquisition by the Company or an Affiliate of equity securities of any entity (including by merger, tender offer, or other similar transaction) or of all or a portion of the assets of any entity. Any such substitution shall be effective on the effective date of the acquisition. Substitute Options may be Nonstatutory Options or Incentive Stock Options. Unless and to the extent specified otherwise by the Board, Substitute Options shall have the same terms and conditions as the options they replace, except that (subject to the provisions of Section 10) Substitute Options shall be Options to purchase Shares rather than equity securities of the granting entity, shall have an Option Price determined by the Board and shall be on terms that, as determined by the Board in its sole and absolute discretion, properly reflect the substitution.

6.7    Repricing, etc. The Committee may reprice, cancel and regrant or otherwise adjust the exercise price of Options previously granted under the Plan.

7.    Incentive Stock Options

The following rules apply only to Incentive Stock Options and only to the extent these rules are more restrictive than the rules that would otherwise apply under this Plan. With the consent of the Awardee, or where this Plan provides that an action may be taken notwithstanding any other provision of this Plan, the Administrator may deviate from the requirements of this Section, notwithstanding that any Incentive Stock Option modified by the Administrator will thereafter be treated as a Nonstatutory Option.

(a) The Expiration Date of an Incentive Stock Option shall not be later than ten years from its Grant Date, with the result that no Incentive Stock Option may be exercised after the expiration of ten years from its Grant Date.

(b) No Incentive Stock Option may be granted more than ten years from the date this Plan was approved by the Board.

(c) Options intended to be incentive stock options under Section 422 of the Code that are granted to any single Awardee under all incentive stock option plans of the Company and its Affiliates, including incentive stock options granted under this Plan, may not vest at a rate of more than $100,000 in Fair Market Value of stock (measured on the grant dates of the options) during any calendar year. For this purpose, an option vests with respect to a given share of stock the first time its holder may purchase that share, notwithstanding any right of the Company to repurchase that share. Unless the administrator of that option plan specifies otherwise in the related agreement governing the option, this vesting limitation shall be applied by, to the extent necessary to satisfy this $100,000 rule, treating certain stock options that were intended to be incentive stock options under Section 422 of the Code as Nonstatutory Options. The stock options or portions of stock options to be reclassified as Nonstatutory Options are those with the highest option prices, whether granted under this Plan or any other equity compensation plan of the Company or any Affiliate that permits that treatment. This Section 7(c) shall not cause an Incentive Stock Option to vest before its original vesting date or cause an Incentive Stock Option that has already vested to cease to be vested.

(d) In order for an Incentive Stock Option to be exercised for any form of payment other than those described in Section 6.4(b), that right must be stated at the time of grant in the Award Agreement relating to that Incentive Stock Option.

(e) Any Incentive Stock Option granted to a Ten Percent Stockholder, must have an Expiration Date that is not later than five years from its Grant Date, with the result that no such Option may be exercised after the expiration of five years from the Grant Date.

(f) The Option Price of an Incentive Stock Option shall never be less than the Fair Market Value of the Shares at the Grant Date. The Option Price for the Shares covered by an Incentive Stock Option granted to a Ten Percent Stockholder shall never be less than 110% of the Fair Market Value of the Shares at the Grant Date.

(g) Incentive Stock Options may be granted only to Employees. If an Awardee changes status from an Employee to a Consultant, that Awardee’s Incentive Stock Options become Nonstatutory Options if not exercised within the time period described in Section 7(i) (determined by treating that change in status as a Termination solely for purposes of this Section 7(g)).

(h) No rights under an Incentive Stock Option may be transferred by the Awardee, other than by will or the laws of descent and distribution. During the life of the Awardee, an Incentive Stock Option may be exercised only by the Awardee. The Company’s compliance with a Qualified Domestic Relations Order, or the exercise of an Incentive Stock Option by a guardian or conservator appointed to act for the Awardee, shall not violate this Section 7(h).

(i) An Incentive Stock Option shall be treated as a Nonstatutory Option if it remains exercisable after, and is not exercised within, the three-month period beginning with the Awardee’s Termination for any reason other than the Awardee’s death or disability (as defined in Section 22(e) of the Code). In the case of Termination due to death, an Incentive Stock Option shall continue to be treated as an Incentive Stock Option if it remains exercisable after, and is not exercised within, the three month period after the Awardee’s Termination provided it is exercised before the Expiration Date. In the case of Termination due to disability, an Incentive Stock Option shall be treated as a Nonstatutory Option if it remains exercisable after, and is not exercised within, one year after the Awardee’s Termination.

(j) An Incentive Stock Option may only be modified by the Board.

8.    Stock Appreciation Rights, Stock Awards and Cash Awards

8.1    Stock Appreciation Rights. The following rules apply to SARs:

(a) General. SARs may be granted either alone, in addition to, or in tandem with other Awards granted under this Plan. The Administrator may grant SARs to eligible participants subject to terms and conditions not inconsistent with this Plan and determined by the Administrator. The specific terms and conditions applicable to the Awardee shall be provided for in the Award Agreement. SARs shall be exercisable, in whole or in part, at such times as the Administrator shall specify in the Award Agreement. The grant or vesting of a SAR may be made contingent on the achievement of Objectively Determinable Performance Conditions.

(b) Exercise of SARs. Upon the exercise of an SAR, in whole or in part, an Awardee shall be entitled to a payment in an amount equal to the excess of the Fair Market Value of a fixed number of Shares covered by the exercised portion of the SAR on the date of exercise, over the Fair Market Value of the Shares covered by the exercised portion of the SAR on the Grant Date. The amount due to the Awardee upon the exercise of a SAR shall be paid in cash, Shares or a combination thereof, over the period or periods specified in the Award Agreement. An Award Agreement may place limits on the amount that may be paid over any specified period or periods upon the exercise of a SAR, on an aggregate basis or as to any Awardee. A SAR shall be considered exercised when the Company receives written notice of exercise in accordance with the terms of the Award Agreement from the person entitled to exercise the SAR. If a SAR has been granted in tandem with an Option, upon the exercise of the SAR, the number of shares that may be purchased pursuant to the Option shall be reduced by the number of shares with respect to which the SAR is exercised.

(c) Nonassignability of SARs. Except as determined by the Administrator, no SAR shall be assignable or otherwise transferable by the Awardee except by will or by the laws of descent and distribution. Notwithstanding anything herein to the contrary, SARs may be transferred and exercised in accordance with a Qualified Domestic Relations Order.

(d) Substitute SARs. The Board may cause the Company to grant Substitute SARs in connection with the acquisition by the Company or an Affiliate of equity securities of any entity (including by merger, tender offer, or other similar transaction) or of all or a portion of the assets of any entity. Any such substitution shall be effective on the effective date of the acquisition. Unless and to the extent specified otherwise by the Board, Substitute SARs shall have the same terms and conditions as the SARs they replace, except that (subject to the provisions of Section 10) Substitute SARs shall be exercisable with respect to the Fair Market Value of Shares rather than equity securities of the granting entity and shall be on terms that, as determined by the Board in its sole and absolute discretion, properly reflects the substitution.

(e) Repricing, etc. The Committee may reprice, cancel and regrant or otherwise adjust the exercise price of SARs previously granted under the Plan.

8.2    Stock Awards. The following rules apply to all Stock Awards:

(a) General. The specific terms and conditions of a Stock Award applicable to the Awardee shall be provided for in the Award Agreement. The Award Agreement shall state the number of Shares that the Awardee shall be entitled to receive or purchase, the terms and conditions on which the Shares shall vest (Stock Awards may be made in fully vested awards when appropriate in the discretion of the Administrator), the price to be paid, whether Shares are to be delivered at the time of grant or at some deferred date specified in the Award Agreement, whether the Award is payable solely in Shares, cash or either and, if applicable, the time within which the Awardee must accept such offer. The offer shall be accepted by execution of the Award Agreement. The Administrator may require that all Shares subject to a right of repurchase or risk of forfeiture be held in escrow until such repurchase right or risk of forfeiture lapses. The grant or vesting of a Stock Award may be made contingent on the achievement of Objectively Determinable Performance Conditions.

(b) Right of Repurchase. If so provided in the Award Agreement, Award Shares acquired pursuant to a Stock Award may be subject to repurchase by the Company or an Affiliate if not vested in accordance with the Award Agreement.

(c) Form of Payment. The Administrator shall determine the acceptable form and method of payment for exercising a Stock Award. Acceptable forms of payment for all Award Shares are cash, check or wire transfer, denominated in U.S. dollars except as specified by the Administrator for non-U.S. sub-plans. In addition, the Administrator may permit payment to be made by any of the methods permitted with respect to the exercise of Options pursuant to Section 6.4.

(d) Nonassignability of Stock Awards. Except as determined by the Administrator, no Stock Award shall be assignable or otherwise transferable by the Awardee except by will or by the laws of descent and distribution. Notwithstanding anything to the contrary herein, Stock Awards may be transferred and exercised in accordance with a Qualified Domestic Relations Order.

(e) Substitute Stock Award. The Board may cause the Company to grant Substitute Stock Awards in connection with the acquisition by the Company or an Affiliate of equity securities of any entity (including by merger, tender offer, or other similar transaction) or of all or a portion of the assets of any entity. Unless and to the extent specified otherwise by the Board, Substitute Stock Awards shall have the same terms and conditions as the stock awards they replace, except that (subject to the provisions of Section 10) Substitute Stock Awards shall be Stock Awards to purchase Shares rather than equity securities of the granting entity and shall have a Purchase Price and other terms that, as determined by the Board in its sole and absolute discretion, properly reflects the substitution. Any such Substitute Stock Award shall be effective on the effective date of the acquisition.

(f) Forfeiture and Repurchase Rights.

(i) General. In the event of the Awardee’s termination, any unvested Shares shall be forfeited, or if the Awardee paid a purchase price to acquire the Stock Award, the Company shall have the right, during the seven months after the Awardee’s Termination, to repurchase any or all of the Award Shares that were unvested as of the date of that Termination. The repurchase price shall be determined by the Administrator in accordance with this Section 8.2(f) which shall be either (i) the Purchase Price for the Award Shares (minus the amount of any cash dividends paid or payable with respect to the Award Shares for which the record date precedes the repurchase) or (ii) the lower of (A) the Purchase Price for the Shares or (B) the Fair Market Value of those Award Shares as of the date of the Termination. The repurchase price shall be paid in cash. The Company may assign this right of repurchase.

(ii) Procedure. The Company or its assignee may choose to give the Awardee a written notice of exercise of its repurchase rights under this Section 8.2(f). However, the Company’s failure to give such a notice shall not affect its rights to repurchase Award Shares. The Company must, however, tender the repurchase price during the period specified in this Section 8.2(f) for exercising its repurchase rights in order to exercise such rights.

8.3    Cash Awards. Cash Awards may be granted either alone, in addition to, or in tandem with other Awards granted under this Plan. After the Administrator determines that it will offer a Cash Award, it shall advise the Awardee, by means of an Award Agreement, of the terms, conditions and restrictions related to the Cash Award. The grant or vesting of a Cash Award may be made contingent on the achievement of Objectively Determinable Performance Conditions.

9.    Exercise of Awards

9.1    In General. An Award shall be exercisable in accordance with this Plan and the Award Agreement under which it is granted.

9.2    Time of Exercise. Options and Stock Awards shall be considered exercised when the Company receives: (a) written (including electronically pursuant to Section 18.4 below) notice of exercise from the person entitled to exercise the Option or Stock Award, (b) full payment, or provision for payment, in a form and method approved by the Administrator, for the Shares for which the Option or Stock Award is being exercised, and (c) with respect to Nonstatutory Options, payment, or provision for payment, in a form approved by the Administrator, of all applicable withholding taxes due upon exercise. An Award may be exercised for a fraction of a Share. SARs shall be considered exercised when the Company receives written notice of the exercise from the person entitled to exercise the SAR.

9.3    Issuance of Award Shares. The Company shall issue Award Shares in the name of the person properly exercising the Award. If the Awardee is that person and so requests, the Award Shares shall be issued in the name of the Awardee and the Awardee’s spouse. The Company shall endeavor to issue Award Shares promptly after an Award is exercised or after the Grant Date of a Stock Award, as applicable. Until Award Shares are actually issued, as evidenced by the appropriate entry on the stock register of the Company or its transfer agent, the Awardee will not have the rights of a stockholder with respect to those Award Shares, even though the Awardee has completed all the steps necessary to exercise the Award. No adjustment shall be made for any dividend, distribution, or other right for which the record date precedes the date the Award Shares are issued, except as provided in Section 10.

9.4    Termination.

(a) In General. Except as provided in an Award Agreement or in writing by the Administrator, including in an Award Agreement, and as otherwise provided in Sections 9.4(b), (c), (d) and (e) after an Awardee’s Termination for other than Cause, the Awardee’s Awards shall be exercisable to the extent (but only to the extent) they are vested on the date of that Termination and only during the ninety (90) days after the Termination, but in no event after the Expiration Date. Unless otherwise provided in the Award Agreement, in the event of termination for Cause the Award may not be exercised after the date of Termination. To the extent the Awardee does not exercise an Award within the time specified for exercise, the Award shall automatically terminate.

(b) Leaves of Absence. If Awardee is an employee of the Company or an Affiliate and is on a leave of absence pursuant to the terms of the Company’s Administrative Policy No. SH-1 “Unpaid Leave” or similar policy maintained by an Affiliate, as such policies may be revised from time to time, Awardee shall not, during the period of such absence be deemed, by virtue of such absence alone, to have terminated Awardee’s employment. Awardee shall continue to vest in the Option during any approved medical or military leave of absence. Medical leave shall include family or medical leaves, workers’ compensation leave, or pregnancy disability leave. For all other leaves of absence, the Option will fully vest only during active employment and shall not vest during a leave of absence, unless required under local law. However, if Awardee returns to active employment with the Company or an Affiliate following such a leave, the Option will be construed to vest as if there had been no break in active employment. During any leave of absence, Awardee shall have the right to exercise the vested portion of the Option.

(c) Death or Disability. Unless otherwise provided in the Award Agreement or determined by the Administrator, if an Awardee’s Termination is due to death or disability (as determined by the Administrator with respect to all Awards other than Incentive Stock Options and as defined by Section 22(e) of the Code with respect to Incentive Stock Options), the unvested portion of all Awards of that Awardee shall be accelerated and become fully exercisable upon the Termination, and all Awards of the Awardee shall be exercisable until the Expiration Date. In the case of Termination due to death, an Award may be exercised as provided in Section 17. In the case of Termination due to disability, if a guardian or conservator has been appointed to act for the Awardee and been granted this authority as part of that appointment, that guardian or conservator may exercise the Award on behalf of the Awardee. Unless otherwise provided in the Award Agreement, death or disability occurring after an Awardee’s Termination shall not cause the Termination to be treated as having occurred due to death or disability. To the extent an Award is not so exercised within the time specified for its exercise, the Award shall automatically terminate.

(d) Divestiture. If an Awardee’s Termination is due to a Divestiture, the Board may take any one or more of the actions described in Section 10.3 or 10.4 with respect to the Awardee’s Awards.

(e) Administrator Discretion. Notwithstanding the provisions of Section 9.4 (a)-(d), the Plan Administrator shall have complete discretion, exercisable either at the time an Award is granted or at any time while the Award remains outstanding, to:

(i) Extend the period of time for which the Award is to remain exercisable, following the Awardee’s Termination, from the limited exercise period otherwise in effect for that Award to such greater period of time as the Administrator shall deem appropriate, but in no event beyond the Expiration Date; and/or

(ii) Permit the Award to be exercised, during the applicable post-Termination exercise period, not only with respect to the number of vested Shares for which such Award may be exercisable at the time of the Awardee’s Termination but also with respect to one or more additional installments in which the Awardee would have vested had the Awardee not been subject to Termination.

(f) Consulting or Employment Relationship. Nothing in this Plan or in any Award Agreement, and no Award or the fact that Award Shares remain subject to repurchase rights or risk of forfeiture, shall: (A) interfere with or limit the right of the Company or any Affiliate to terminate the employment or consultancy of any Awardee at any time, whether with or without cause or reason, and with or without the payment of severance or any other compensation or payment, (B) confer upon any employee any right to continue in the employ of, or affiliation with, the Company or a Subsidiary nor constitute any promise or commitment by the Company or a Subsidiary regarding future positions, future work assignments, future compensation or any other term or condition of employment or affiliation or (C) interfere with the application of any provision in any of the Company’s or any Affiliate’s charter documents or Applicable Law relating to the election, appointment, term of office, or removal of a Director.

10.    Certain Transactions and Events

10.1    In General. Except as provided in this Section 10, no change in the capital structure of the Company, merger, sale or other disposition of assets or of a subsidiary, change in control, issuance by the Company of shares of any class of securities or securities convertible into shares of any class of securities, exchange or conversion of securities, or other transaction or event shall require or be the occasion for any adjustments of the type described in this Section 10. Additional provisions with respect to the foregoing transactions are set forth in Section 14.3.

10.2    Changes in Capital Structure. In the event of any stock split, reverse stock split, recapitalization, combination or reclassification of stock, stock dividend, spin-off, extraordinary cash dividend or similar change to the capital structure of the Company (not including a Fundamental Transaction or Change in Control), the Board shall make whatever adjustments it concludes are appropriate to: (a) the number and type of Awards that may be granted under this Plan, (b) the number and type of Options that may be granted to any individual under this Plan, (c) the terms of any SAR, (d) the Purchase Price of any Stock Award, (e) the Option Price and number and class of securities issuable under each outstanding Option, and (f) the repurchase price of any securities substituted for Award Shares that are subject to repurchase rights. The specific adjustments shall be determined by the Board. Unless the Board specifies otherwise, any securities issuable as a result of any such adjustment shall be rounded down to the next lower whole security. The Board need not adopt the same rules for each Award or each Awardee.

10.3    Fundamental Transactions. In the event of (a) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the Awards granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption shall be binding on all participants), (b) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (c) the sale of all or substantially all of the assets of the Company, or (d) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction (each, a “Fundamental Transaction”), any or all outstanding Awards may be assumed, converted or replaced by the successor corporation (if any), which assumption, conversion or replacement shall be binding on all participants under this Plan. In the alternative, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to participants as was provided to stockholders (after taking into account the existing provisions of the Awards). The successor corporation may also issue, in place of outstanding Shares held by the participants, substantially similar shares or other property subject to repurchase restrictions no less favorable to the participant. In the event such successor corporation (if any) does not assume or substitute Awards, as provided above, pursuant to a transaction described in this Subsection 10.3, the vesting with respect to such Awards shall fully and immediately accelerate or the repurchase rights of the Company shall fully and immediately terminate, as the case may be, so that the Awards may be exercised or the repurchase rights shall terminate before, or otherwise in connection with the closing or completion of the Fundamental Transaction or event, but then terminate. Notwithstanding anything in this Plan to the contrary, the Committee may, in its sole discretion, provide that the vesting of any or all Award Shares subject to vesting or right of repurchase shall accelerate or lapse, as the case may be, upon a transaction described in this Section 10.3. If the Committee exercises such discretion with respect to Options, such Options shall become exercisable in full prior to the consummation of such event at such time and on such conditions as the Committee determines, and if such Options are not exercised prior to the consummation of the Fundamental Transaction, they shall terminate at such time as determined by the Committee. Subject to any greater rights granted to participants under the foregoing provisions of this Section 10.3, in the event of the occurrence of any Fundamental Transaction, any outstanding Awards shall be treated as provided in the applicable agreement or plan of merger, consolidation or sale of assets.

10.4    Changes in Control. The Board may also, but need not, specify that other transactions or events constitute a “Change in Control”. The Board may do that either before or after the transaction or event occurs. Examples of transactions or events that the Board may treat as Changes in Control are: (a) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires securities holding 25% or more of the total combined voting power or value of the Company, or (b) as a result of or in connection with a contested election of Company Directors, the persons who were Company Directors immediately before the election cease to constitute a majority of the Board. In connection with a Change in Control, notwithstanding any other provision of this Plan, the Board may, but need not, take any one or more of the actions described in Section 10.3. In addition, the Board may extend the date for the exercise of Awards (but not beyond their original Expiration Date). The Board need not adopt the same rules for each Award or each Awardee. Notwithstanding anything in this Plan to the contrary, in the event of an Involuntary Termination of services for any reason other than death, disability or Cause, within 18 months following the consummation of a Fundamental Transaction or Change in Control, any Awards, assumed or substituted in a Fundamental Transaction or Change in Control, which are subject to vesting conditions and/or the right of repurchase in favor of the Company or a successor entity, shall fully accelerate for vesting so that such Award Shares are immediately exercisable upon Termination or, if subject to the right of repurchase in favor of the Company, such repurchase rights shall lapse as of the date of Termination. Such Awards shall be exercisable for a period of six months following Termination.

10.5    Divestiture. If the Company or an Affiliate sells or otherwise transfers equity securities of an Affiliate to a person or entity other than the Company or an Affiliate, or leases, exchanges or transfers all or any portion of its assets to such a person or entity, then the Board may specify that such transaction or event constitutes a “Divestiture”. In connection with a Divestiture, notwithstanding any other provision of this Plan, the Board may, but need not, take one or more of the actions described in Section 10.3 or 10.4 with respect to Awards or Award Shares held by, for example, Employees, Directors or Consultants for whom that transaction or event results in a Termination. The Board need not adopt the same rules for each Award or Awardee.

10.6    Dissolution. If the Company adopts a plan of dissolution, the Board may cause Awards to be fully vested and exercisable (but not after their Expiration Date) before the dissolution is completed but contingent on its completion and may cause the Company’s repurchase rights on Award Shares to lapse upon completion of the dissolution. The Board need not adopt the same rules for each Award or each Awardee. Notwithstanding anything herein to the contrary, in the event of a dissolution of the Company, to the extent not exercised before the earlier of the completion of the dissolution or their Expiration Date, Awards shall terminate immediately prior to the dissolution.

10.7    Cut-Back to Preserve Benefits. If the Administrator determines that the net after-tax amount to be realized by any Awardee, taking into account any accelerated vesting, termination of repurchase rights, or cash payments to that Awardee in connection with any transaction or event set forth in this Section 10 would be greater if one or more of those steps were not taken or payments were not made with respect to that Awardee’s Awards or Award Shares, then, at the election of the Awardee, to such extent, one or more of those steps shall not be taken and payments shall not be made.

11.    Grants to Non-Employee Directors

11.1    Certain Transactions and Events.

(a) In the event of a Fundamental Transaction while the Awardee remains a non-Employee Director, the Shares at the time subject to each outstanding Award held by such Awardee pursuant to this Plan, but not otherwise vested, shall automatically vest in full and become exercisable for all Shares as fully vested Shares and all repurchase rights shall automatically terminate in full immediately prior to the effective date of the Fundamental Transaction. Immediately following the consummation of the Fundamental Transaction, each Award shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or Affiliate thereof).

(b) In the event of a Change in Control while the Awardee remains a non-Employee Director, the Shares at the time subject to each outstanding Award held by such Awardee pursuant to this Plan, but not otherwise vested, shall automatically vest in full and become exercisable for all the Shares as fully vested Shares and all repurchase rights shall automatically terminate in full immediately prior to the effective date of the Change in Control. Each such Award shall remain exercisable for such fully vested Shares until the expiration or sooner termination of the Award term in connection with a Change in Control.

(c) Each Award which is assumed in connection with a Fundamental Transaction shall be appropriately adjusted, immediately after such Fundamental Transaction, to apply to the number and class of securities which would have been issuable to the Awardee in consummation of such Fundamental Transaction had the Award been exercised immediately prior to such Fundamental Transaction. Appropriate adjustments shall also be made to the Option Price or Purchase Price payable per share under each outstanding Award, provided the aggregate Option Price or Purchase Price payable for such securities shall remain the same. To the extent the actual holders of the Company’s outstanding Shares receive cash consideration for their Shares in consummation of the Fundamental Transaction, the successor corporation may, in connection with the assumption of the outstanding Awards granted to non-Employee Directors under this Plan, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per Share in such Fundamental Transaction.

12.    Withholding and Tax Reporting

12.1    Tax Withholding Alternatives.

(a) General. Whenever Award Shares are issued or become free of restrictions, the Company may require the Awardee to remit to the Company an amount sufficient to satisfy any applicable tax withholding requirement, whether the related tax is imposed on the Awardee or the Company. The Company shall have no obligation to deliver Award Shares or release Award Shares from an escrow or permit a transfer of Award Shares until the Awardee has satisfied those tax withholding obligations. Whenever payment in satisfaction of Awards is made in cash, the payment will be reduced by an amount sufficient to satisfy all tax withholding requirements.

(b) Method of Payment. The Awardee shall pay any required withholding using the forms of consideration described in Section 6.4(b), except that, in the discretion of the Administrator, the Company may also permit the Awardee to use any of the forms of payment described in Section 6.4(c). The Administrator, in its sole discretion, may also permit Award Shares to be withheld to pay required withholding. If the Administrator permits Award Shares to be withheld, the Fair Market Value of the Award Shares withheld, as determined as of the date of withholding, shall not exceed the amount determined by the applicable minimum statutory withholding rates to the extent the Administrator determines such limit is necessary or advisable in light of generally accepted accounting principles.

12.2    Reporting of Dispositions. Any holder of Option Shares acquired under an Incentive Stock Option shall promptly notify the Administrator, following such procedures as the Administrator may require, of the sale or other disposition of any of those Option Shares if the disposition occurs during: (a) the longer of two years after the Grant Date of the Incentive Stock Option and one year after the date the Incentive Stock Option was exercised, or (b) such other period as the Administrator has established.

13.    Compliance With Law

The grant of Awards and the issuance and subsequent transfer of Award Shares shall be subject to compliance with all Applicable Law, including all applicable securities laws. Awards may not be exercised, and Award Shares may not be transferred, in violation of Applicable Law. Thus, for example, Awards may not be exercised unless: (a) a registration statement under the Securities Act is then in effect with respect to the related Award Shares, or (b) in the opinion of legal counsel to the Company, those Award Shares may be issued in accordance with an applicable exemption from the registration requirements of the Securities Act and any other applicable securities laws. The failure or inability of the Company to obtain from any regulatory body the authority considered by the Company’s legal counsel to be necessary or useful for the lawful issuance of any Award Shares or their subsequent transfer shall relieve the Company of any liability for failing to issue those Award Shares or permitting their transfer. As a condition to the exercise of any Award or the transfer of any Award Shares, the Company may require the Awardee to satisfy any requirements or qualifications that may be necessary or appropriate to comply with or evidence compliance with any Applicable Law.

14.    Amendment or Termination of this Plan or Outstanding Awards

14.1    Amendment and Termination. The Board may at any time amend, suspend, or terminate this Plan.

14.2    Stockholder Approval. The Company shall obtain the approval of the Company’s stockholders for any amendment to this Plan if stockholder approval is necessary or desirable to comply with any Applicable Law or with the requirements applicable to the grant of Awards intended to be Incentive Stock Options. The Board may also, but need not, require that the Company’s stockholders approve any other amendments to this Plan.

14.3    Effect. No amendment, suspension, or termination of this Plan, and no modification of any Award even in the absence of an amendment, suspension, or termination of this Plan, shall impair any existing contractual rights of any Awardee unless the affected Awardee consents to the amendment, suspension, termination, or modification. Notwithstanding anything herein to the contrary, no such consent shall be required if the Board determines, in its sole and absolute discretion, that the amendment, suspension, termination, or modification (including an amendment of the designation of the class of securities to be issued under Awards): (a) is required or advisable in order for the Company, this Plan or the Award to satisfy Applicable Law, to meet the requirements of any accounting standard or to avoid any adverse accounting treatment, or (b) in connection with any transaction or event described in Section 10, is in the best interests of the Company or its stockholders. The Board may, but need not, take the tax or accounting consequences to affected Awardees into consideration in acting under the preceding sentence. Those decisions shall be final, binding and conclusive. Termination of this Plan shall not affect the Administrator’s ability to exercise the powers granted to it under this Plan with respect to Awards granted before the termination of Award Shares issued under such Awards even if those Award Shares are issued after the termination.

15.    Reserved Rights

15.1    Nonexclusivity of this Plan. This Plan shall not limit the power of the Company or any Affiliate to adopt other incentive arrangements including, for example, the grant or issuance of stock options, stock, or other equity-based rights under other plans.

15.2    Unfunded Plan. This Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Awardees, any such accounts will be used merely as a convenience. The Company shall not be required to segregate any assets on account of this Plan, the grant of Awards, or the issuance of Award Shares. The Company and the Administrator shall not be deemed to be a trustee of stock or cash to be awarded under this Plan. Any obligations of the Company to any Awardee shall be based solely upon contracts entered into under this Plan, such as Award Agreements. No such obligations shall be deemed to be secured by any pledge or other encumbrance on any assets of the Company. Neither the Company nor the Administrator shall be required to give any security or bond for the performance of any such obligations.

16.    Escrow of Stock Certificates

To enforce any restrictions on Award Shares, the Administrator may require the holder to deposit any certificates (or indicia of ownership) representing Award Shares, with stock powers or other transfer instruments approved by the Administrator endorsed in blank, with the Company or an agent of the Company to hold in escrow until the restrictions have lapsed or terminated. The Administrator may also cause a legend or legends referencing the restrictions to be placed on any such certificates.

17.    Beneficiaries

An Awardee may, if permitted by the Administrator and on a form prescribed by the Administrator, file a written designation of one or more beneficiaries who are to receive the Awardee’s rights under the Awardee’s

Awards after the Awardee’s death. An Awardee may change such a designation at any time by written notice. If an Awardee designates a beneficiary, the beneficiary may exercise the Awardee’s Awards after the Awardee’s death. If an Awardee dies when the Awardee has no living beneficiary designated under this Plan, the Company shall allow the executor or administrator of the Awardee’s estate to exercise the Award or, if there is none, the person entitled to exercise the Option under the Awardee’s will or the laws of descent and distribution. In any case, no Award may be exercised after its Expiration Date.

18.    Miscellaneous

18.1    Governing Law. This Plan, the Award Agreements and all other agreements entered into under this Plan, and all actions taken under this Plan or in connection with Awards or Award Shares, shall be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law.

18.2    Determination of Value. Fair Market Value of a Share shall be determined as follows:

(a) Listed Stock. If Shares are traded on any established stock exchange or quoted on a national market system, Fair Market Value shall be the closing sales price as quoted on that stock exchange or system for the day before the date the value is to be determined (the “Value Date”) as reported in The Wall Street Journal or a similar publication. If no sales are reported as having occurred on the day before the Value Date, Fair Market Value shall be that closing sales price for the last preceding trading day on which sales of Shares are reported as having occurred. If no sales are reported as having occurred during the five trading days before the Value Date, Fair Market Value shall be the closing bid for the Shares on the day before the Value Date. If the Shares of the Company are listed on multiple exchanges or systems, Fair Market Value shall be based on sales or bid prices on the primary exchange or system on which Shares of the Company are traded or quoted.

(b) Stock Quoted by Securities Dealer. If Shares are regularly quoted by a recognized securities dealer but selling prices are not reported on any established stock exchange or quoted on a national market system, Fair Market Value shall be the mean between the high bid and low asked prices on the day before the Value Date. If no prices are quoted for the day before the Value Date, Fair Market Value shall be the mean between the high bid and low asked prices on the last preceding trading day on which any bid and asked prices were quoted.

(c) No Established Market. If Shares are not traded on any established stock exchange or quoted on a national market system and are not quoted by a recognized securities dealer, the Administrator (following guidelines established by the Board or Committee) will determine Fair Market Value of the Shares in good faith.

(d) Class A Preferred Stock. If shares of the Company’s Common Stock are traded on any established stock exchange or quoted on a national market system, the Fair Market Value of shares of the Company’s Class A Preferred Stock shall be equal to the Fair Market Value of the Company’s Common Stock, as of the relevant valuation date for all purposes under this Plan.

18.3    Availability of Shares. During the term of this Plan, the Company shall at all times keep available such number of Shares as are still issuable under this Plan.

18.4    Electronic Communications. Any Award Agreement, notice of exercise of an Award, or other document required or permitted by this Plan may be delivered in writing or, to the extent determined by the Administrator, electronically. Signatures may also be electronic if permitted by the Administrator.

18.5    Notices. Unless the Administrator specifies otherwise, any notice to the Company under any Award Agreement or with respect to any Awards or Award Shares shall be in writing (or, if so authorized by Section 18.4, communicated electronically), shall be addressed to the Secretary of the Company, and shall only be effective when received by the Secretary of the Company.

Annex D

2006 EMPLOYEE STOCK PURCHASE PLAN

1.	Establishment of Plan.

SAIC, Inc. (the “Company”) proposes to grant options for purchase of the Company’s Class A Preferred Stock or the Company’s Common Stock as determined by the Committee to eligible employees of the Company and its Participating Subsidiaries pursuant to this 2006 Employee Stock Purchase Plan (this “Plan”). The Company intends this Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments to or replacements of such Section), although the Company makes no undertaking or representation to maintain such qualification. In addition, the Plan authorizes the grant of options under a Non-423 Plan Component pursuant to rules, procedures or sub-plans adopted by the Board (or its designate) designed to achieve desired tax or other objectives. To the extent that the Company grants options to employees of its Affiliates, such grants shall be made under the Non-423 Plan Component. Any term not expressly defined in this Plan but defined for purposes of Section 423 of the Code shall have the same definition herein.

2.	Definitions.

This Plan uses the following defined terms:

(a) “Affiliate” means any entity other than a Subsidiary in which the Company has a controlling interest and which is not a “subsidiary corporation” as defined in Section 424(f) of the Code.

(b) “Annual Increase” means the automatic annual increase in the Share Limit described in Section 3.

(c) “Board” means the Board of Directors of the Company.

(d) “Class A Preferred Stock” means the Class A Preferred Stock of the Company.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means the Compensation Committee of the Board.

(g) “Common Stock” means the Common Stock of the Company.

(h) “Company” means SAIC, Inc., a Delaware corporation.

(i) “employee” means any individual who is an employee of the Company or a Participating Subsidiary.

(j) “Employee Stock Purchase Committee” means a committee consisting of one or more management employees of the Company appointed in accordance with Section 5.

(k) “fair market value” means the value of a Share as determined under Section 10.

(l) “First Offering Period” means the period commencing on March 1, 2006 and ending on June 30, 2006.

(m) “Maximum Share Amount” means a maximum number of Shares which may be purchased by any employee at any single Purchase Date described in Section 12.

(n) “Non-423 Plan Component” means a component of this Plan which does not qualify under Section 423 of the Code.

(o) “Notice Period” means the period within two (2) years from the Offering Date relating to the applicable shares or one (1) year from the Purchase Date on which the applicable shares were purchased.

(p) “Offering Date” means the first business day of each Offering Period.

(q) “Offering Period” means a period of three (3) months except for the First Offering Period as set forth in Section 7 of this Plan. The duration and timing of Offering Periods may be changed pursuant to Section 7, Section 16 and Section 29 of this Plan, provided that no Offering Period shall exceed a period of twenty-four (24) months.

(r) “Parent Corporation” shall have the same meaning as “parent corporation” in Section 424(e) of the Code.

(s) “Participating Subsidiaries” means Science Applications International Corporation and such Parent Corporations, Subsidiaries or Affiliates that the Board designates from time to time as corporations that shall participate in this Plan.

(t) “Plan” means this 2006 Employee Stock Purchase Plan of the Company.

(u) “Purchase Date” means the last business day of each Purchase Period.

(v) “Purchase Period” means a period of three (3) months, except for the first Purchase Period, coincident with an Offering Period. The duration and timing of Purchase Periods may be changed pursuant to Section 7, Section 16 and Section 29 of this Plan, provided that no Purchase Period shall exceed a period of six (6) months.

(w) “Reserves” means the number and type of Shares covered by each option under this Plan which has not yet been exercised and the number and type of Shares which have been authorized for issuance under this Plan, including the Annual Increase, but have not yet been placed under option.

(x) “Share” means a share of the Class A Preferred Stock or Common Stock, as determined by the Committee.

(y) “Share Limit” means the limit on the total number of Shares available for issuance under this Plan described in Section 3.

(z) “Subsidiary” shall have the same meaning as “subsidiary corporation” in Section 424(f) of the Code.

(aa) “Value Date” means the date the fair market value of a Share is to be determined.

3.	Number of Shares.

The total number of Shares initially available for issuance pursuant to this Plan shall be 9,000,000 (the “Share Limit”), subject to adjustments effected in accordance with Section 16 of this Plan. Notwithstanding the foregoing and subject to Section 16, the Share Limit shall automatically increase on February 1, 2007 and February 1 of each year thereafter until and including February 1, 2016 (unless the Plan is terminated earlier in accordance with the provisions hereof) by the “Annual Increase” which shall consist of a number of shares equal to the least of (i) 9,000,000, (ii) two percent (2%) of the number of shares of Common Stock of the Company outstanding on the last day of the immediately preceding fiscal year (measured on an as-converted basis with respect to outstanding shares of Class A Preferred Stock), or (iii) a lesser number determined by the Committee prior to such February 1. To the extent the Board (or its designate) shall have implemented a Non-423 Plan Component, the Share Limit shall be reduced by the number of shares issued under the Non-423 Plan Component. Shares issued under this Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares reacquired in private transactions or open market purchases, but all shares issued under this Plan and the Non-423 Plan Component shall be counted against the Share Limit.

4.	Purpose.

The purpose of this Plan is to provide eligible employees of the Company and Participating Subsidiaries with a convenient means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees’ sense of participation in the affairs of the Company and Participating Subsidiaries, and to provide an incentive for continued employment. Whether an individual qualifies as an employee shall be determined by the Committee, in its sole discretion. The Committee shall be guided by the provisions of Treasury Regulation Section 1.421-7 and Section 3401(c) of the Code and the Treasury Regulations thereunder as to employees in the United States, with the intent that the Plan cover all “employees” within the meaning of those provisions other than those who are not eligible to participate in the Plan, provided, however, that any determinations regarding whether an individual is an “employee” shall be prospective only, unless otherwise determined by the Committee. Unless the Committee makes a contrary determination, the employees of the Company shall, for all purposes of this Plan, be those individuals who are carried as employees of the Company or a Participating Subsidiary for regular payroll purposes or are on a leave of absence for not more than 90 days. Any inquiries regarding eligibility to participate in the Plan shall be directed to the Committee, whose decision shall be final.

5.	Administration.

This Plan shall be administered by the Committee. The Committee may delegate certain administrative responsibilities to an Employee Stock Purchase Committee, including (a) prescribing, amending and rescinding rules and regulations relating to the Plan; (b) prescribing forms for carrying out the provisions and purposes of the Plan; (c) interpreting the Plan; and (d) making all other determinations deemed necessary or advisable for the administration of the Plan, including factual determinations. Subject to the provisions of this Plan, the Committee shall have all authority to (i) determine and change the percentage discount pursuant to Section 10, (ii) determine and change the Offering Periods and Offering Dates pursuant to Section 7, (iii) determine and change the purchase price for shares pursuant to Section 10, (iv) prescribe minimum holding periods for the Shares issued under this Plan, and (v) prescribe, amend and rescind rules and regulations relating to this Plan. All decisions of the Committee and the Employee Stock Purchase Committee shall be final and binding upon all participants. Members of the Committee and the Employee Stock Purchase Committee shall receive no compensation for their services in connection with the administration of this Plan, other than standard fees as established from time to time by the Board for services rendered by Board members serving on Board committees. All expenses incurred in connection with the administration of this Plan shall be paid by the Company.

6.	Eligibility.

Any employee of the Company or the Participating Subsidiaries is eligible to participate in an Offering Period (as hereinafter defined) under this Plan except the following:

(a) employees who are not employed by the Company or a Participating Subsidiary prior to the beginning of such Offering Period or prior to such other time period as specified by the Committee;

(b) employees who, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Subsidiaries or who, as a result of being granted an option under this Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Subsidiaries;

(c) individuals who provide services to the Company or any of its Participating Subsidiaries as independent contractors who are reclassified as common law employees for any reason except for federal income and employment tax purposes; and

(d) employees who reside in countries for whom such employees’ participation in the Plan would result in a violation under any corporate or securities laws of such country of residence.

7.	Offering Dates.

The Offering Periods of this Plan may be up to twenty-four (24) months in duration and may consist of up to eight (8) Purchase Periods of up to six (6) months in duration during which payroll deductions of the participants are accumulated under this Plan. However, unless and until determined otherwise by the Committee, except for the First Offering Period, each Offering Period shall have a duration of three months and shall commence on April 1, July 1, October 1 or January 1 and each Offering Period shall have only one Purchase Period which shall run simultaneously with the Offering Period. The First Offering Period shall commence on March 1, 2006 and shall end on June 30, 2006. The Committee shall have the power to change the Offering Dates, the Purchase Dates and the duration of Offering Periods or Purchase Periods without stockholder approval if such change is announced prior to the relevant Offering Period or prior to such other time period as specified by the Committee.

8.	Participation in this Plan.

Eligible employees may become participants in an Offering Period under this Plan on the Offering Date, after satisfying the eligibility requirements, by delivering a subscription agreement to the Company prior to such Offering Date, or such other time period as specified by the Committee. An eligible employee who does not deliver a subscription agreement to the Company after becoming eligible to participate in an Offering Period shall not participate in that Offering Period or any subsequent Offering Period unless such employee enrolls in this Plan by delivering a subscription agreement with the Company prior to such Offering Period, or such other time period as specified by the Committee. Once an employee becomes a participant in an Offering Period by filing a subscription agreement, such employee shall automatically participate in the Offering Period commencing immediately following the last day of the prior Offering Period unless the employee withdraws or is deemed to withdraw from this Plan or terminates further participation in the Offering Period as set forth in Section 13 below. Such participant is not required to file any additional subscription agreement in order to continue participation in this Plan.

9.	Grant of Option on Enrollment.

Enrollment by an eligible employee in this Plan with respect to an Offering Period shall constitute the grant (as of the Offering Date) by the Company to such employee of an option to purchase on the Purchase Date up to that number of Shares determined by a fraction, the numerator of which is the amount accumulated in such employee’s payroll deduction account during such Purchase Period and the denominator of which is eighty-five percent (85%) (unless such percentage is changed pursuant to Section 10) of the fair market value of a Share on the Purchase Date (but in no event less than the par value of a Share), provided, however, that the number of Shares subject to any option granted pursuant to this Plan shall not exceed the lesser of (x) the maximum number of shares set by the Committee pursuant to Section 12(c) below with respect to the applicable Purchase Date, or (y) the maximum number of shares which may be purchased pursuant to Section 12(b) below with respect to the applicable Purchase Date. The fair market value of a Share shall be determined as provided in Section 10 below. Notwithstanding the foregoing, in the event of a change in generally accepted accounting principles which would adversely affect the accounting treatment applicable to any current Offering Period, the Committee may make such changes to the number of Shares purchased at the end of Purchase Period or the purchase price paid as are allowable under generally accepted accounting principles and as it deems necessary in the sole discretion of the Committee to avoid or minimize adverse accounting consequences.

10.	Purchase Price.

The purchase price per Share at which a Share shall be sold in any Offering Period shall be eighty-five percent (85%) of the fair market value of the Shares on the Purchase Date; provided that the Committee may change the purchase price to be anywhere from eighty-five percent (85%) to one hundred percent (100%) of the fair market value of a Share on the Offering Date or the Purchase Date.

For purposes of this Plan, “fair market value” of a Share shall be determined as follows:

(a) Listed Stock. If Shares are traded on any established stock exchange or quoted on a national market system, fair market value shall be the closing sales price as quoted on that stock exchange or system for the day before the Value Date as reported in The Wall Street Journal or a similar publication. If no sales are reported as having occurred on the day before the Value Date, fair market value shall be that closing sales price for the last preceding trading day on which sales of Shares are reported as having occurred. If no sales are reported as having occurred during the five trading days before the Value Date, Fair Market Value shall be the closing bid for the Shares on the day before the Value Date. If the Shares of the Company are listed on multiple exchanges or systems, fair market value shall be based on sales or bid prices on the primary exchange or system on which Shares of the Company are traded or quoted.

(b) Stock Quoted by Securities Dealer. If Shares are regularly quoted by a recognized securities dealer but selling prices are not reported on any established stock exchange or quoted on a national market system, fair market value shall be the mean between the high bid and low asked prices on the day before the Value Date. If no prices are quoted for the day before the Value Date, fair market value shall be the mean between the high bid and low asked prices on the last preceding trading day on which any bid and asked prices were quoted.

(c) No Established Market. If Shares are not traded on any established stock exchange or quoted on a national market system and are not quoted by a recognized securities dealer, the Committee (following guidelines established by the Board) will determine the fair market value of the Shares in good faith.

(d) Class A Preferred Stock. If shares of the Company’s Common Stock are traded on any established stock exchange or quoted on a national market system, the fair market value of shares of the Company’s Class A Preferred Stock shall be equal to the fair market value of the Company’s Common Stock, as of the relevant valuation date, for all purposes under this Plan.

11.	Payment of Purchase Price; Changes in Payroll Deductions; Issuance of Shares.

(a) The purchase price of the shares is accumulated by regular payroll deductions made during each Offering Period. The deductions are made as a percentage of the participant’s compensation in one percent (1%) increments, not less than one percent (1%), nor greater than ten percent (10%), or such lower limit set by the Committee. Compensation shall mean, in the case of employees subject to tax in the United States, all W-2 cash compensation, including, but not limited to, base salary, wages, bonuses, incentive compensation, commissions, overtime, shift premiums, plus draws against commissions, provided, however that compensation shall not include any long term disability or workers’ compensation payments, car allowances, relocation payments or expense reimbursements and further provided, however, that for purposes of determining a participant’s compensation, any election by such participant to reduce his or her regular cash remuneration under

Sections 125 or 401(k) of the Code shall be treated as if the participant did not make such election. In the case of employees not subject to tax in the United States, the Committee shall establish a comparable definition of compensation. Payroll deductions shall commence on the first payday of the Offering Period and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in this Plan. If payroll deductions are not permitted in a jurisdiction, participants in that jurisdiction may contribute via check or pursuant to another method approved by the Committee.

(b) A participant may increase or decrease the rate of payroll deductions during an Offering Period by filing with the Company a new authorization for payroll deductions, in which case the new rate shall become effective for the next payroll period commencing after the tenth business day after the Company’s receipt and processing of the authorization and shall continue for the remainder of the Offering Period unless changed as described below. Such change in the rate of payroll deductions may be made at any time during an Offering Period, but not more than one (1) change may be made effective during any Purchase Period. A participant may increase or decrease the rate of payroll deductions for any subsequent Offering Period by filing with the Company a new authorization for payroll deductions prior to the beginning of such Offering Period, or such other time period as specified by the Committee.

(c) A participant may reduce his or her payroll deduction percentage to zero during an Offering Period by filing with the Company a request for cessation of payroll deductions. Such reduction shall be effective beginning with the next payroll period after the Company’s receipt of the request and no further payroll deductions shall be made for the duration of the Offering Period. Payroll deductions credited to the participant’s account prior to the effective date of the request shall be used to purchase Shares in accordance with Section (e) below. A participant may not resume making payroll deductions during the Offering Period in which he or she reduced his or her payroll deductions to zero.

(d) All payroll deductions made for a participant are credited to his or her account under this Plan and are deposited with the general funds of the Company. No interest accrues on the payroll deductions, unless required by local law. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions, unless required by local law.

(e) On each Purchase Date, for so long as this Plan remains in effect and provided that the participant has not submitted a signed and completed withdrawal form before that date, which notifies the Company that the participant wishes to withdraw from that Offering Period under this Plan and have all payroll deductions accumulated in the account maintained on behalf of the participant, as of that date returned to the participant, the Company shall apply the funds then in the participant’s account to the purchase of whole and fractional Shares reserved under the option granted to such participant with respect to the Offering Period to the extent that such option is exercisable on the Purchase Date. The purchase price per share shall be as specified in Section 10 of this Plan. In the event that this Plan has been oversubscribed, all funds not used to purchase shares on the Purchase Date shall be returned to the participant, without interest. No Share shall be purchased on a Purchase Date on behalf of any employee whose participation in this Plan has terminated prior to such Purchase Date.

(f) As soon as practicable after the Purchase Date, the Company shall issue shares for the participant’s benefit representing the shares purchased upon exercise of his or her option.

(g) During a participant’s lifetime, his or her option to purchase shares hereunder is exercisable only by him or her. The participant shall have no interest or voting rights in shares covered by his or her option until such option has been exercised and shares have been issued to the participant.

12.	Limitations on Shares to be Purchased.

(a) No participant shall be entitled to purchase stock under this Plan at a rate which, when aggregated with his or her rights to purchase stock under all other employee stock purchase plans of the Company or any Subsidiary, exceeds $25,000 in fair market value, determined as of the Offering Date (or such other limit as may be imposed by the Code) for each calendar year in which the employee participates in this Plan. The Company shall have the authority to take all necessary action, including but not limited to, suspending the payroll deductions of any participant, in order to ensure compliance with this Section.

(b) No participant shall be entitled to purchase more than the Maximum Share Amount on any single Purchase Date. Prior to the commencement of any Offering Period or prior to such time period as specified by the Committee, the Committee may, in its sole discretion, set a Maximum Share Amount. The Maximum Share Amount shall be 2,500 shares. If a new Maximum Share Amount is set, then all participants must be notified of such Maximum Share Amount prior to the commencement of the next Offering Period. The Maximum Share Amount shall continue to apply with respect to all succeeding Purchase Dates and Offering Periods unless revised by the Committee as set forth above.

(c) If the number of shares to be purchased on a Purchase Date by all employees participating in this Plan exceeds the number of shares then available for issuance under this Plan, then the Company shall make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares to be purchased under a participant’s option to each participant affected.

(d) Any payroll deductions accumulated in a participant’s account which are not used to purchase stock due to the limitations in this Section 12 shall be returned to the participant as soon as practicable after the end of the applicable Purchase Period, without interest.

13.	Withdrawal.

(a) Each participant may withdraw from an Offering Period under this Plan by signing and delivering to the Company a written notice to that effect on a form provided for such purpose. Such withdrawal may be elected at any time prior to the end of an Offering Period, or such other time period as specified by the Committee.

(b) Upon withdrawal from this Plan, the accumulated payroll deductions shall be returned to the withdrawn participant, without interest, and his or her interest in this Plan shall terminate. In the event a participant voluntarily elects to withdraw from this Plan, he or she may not resume his or her participation in this Plan during the same Offering Period, but he or she may participate in any Offering Period under this Plan which commences on a date subsequent to such withdrawal by filing a new authorization for payroll deductions in the same manner as set forth in Section 8 above for initial participation in this Plan.

(c) At such times, if any, when there are multiple Purchase Periods within an Offering Period and the purchase price can be based on the Fair Market Value at the beginning of the Offering Period, if the Fair Market Value on the first day of the current Offering Period in which a participant is enrolled is higher than the Fair Market Value on the first day of any subsequent Offering Period, the Company shall automatically enroll such participant in the subsequent Offering Period. Any funds accumulated in a participant’s account prior to the first day of such subsequent Offering Period shall be applied to the purchase of shares on the Purchase Date immediately prior to the first day of such subsequent Offering Period, if any.

14.	Termination of Employment.

Termination of a participant’s employment for any reason, including retirement, death or the failure of a participant to remain an eligible employee of the Company or of a Participating Subsidiary, shall immediately terminate his or her participation in this Plan. In such event, the payroll deductions credited to the participant’s account shall be returned to him or her or, in the case of his or her death, to his or her legal representative, without interest. For purposes of this Section 14, an employee shall not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or of a Participating Subsidiary in the case of sick leave, military leave, or any other leave of absence approved by the Board, provided, however that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

15.	Return of Payroll Deductions.

In the event a participant’s interest in this Plan is terminated by withdrawal, termination of employment or otherwise, or in the event this Plan is terminated by the Board, the Company shall deliver to the participant all payroll deductions credited to such participant’s account. No interest shall accrue on the payroll deductions of a participant in this Plan.

16.	Capital Changes.

Subject to any required action by the stockholders of the Company, the Reserves, as well as the price per Share covered by each option under this Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding Shares resulting from a stock split or the payment of a stock dividend (but only on the Shares), any other increase or decrease in the number of issued and outstanding Shares effected without receipt of any consideration by the Company or other change in the corporate structure or capitalization affecting the Company’s present Shares, provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Committee, whose determination shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an option.

In the event of the proposed dissolution or liquidation of the Company, the Offering Period shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. The Committee may, in the exercise of its sole discretion in such instances, declare that this Plan shall terminate as of a date fixed by the Committee and give each participant the right to purchase shares under this Plan prior to such termination. In the event of (i) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the options under this Plan are assumed, converted or replaced by the successor corporation, which assumption shall be binding on all participants), (ii) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (iii) the sale of all or substantially all of the assets of the Company, or (iv) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction, the Plan shall continue with regard to Offering Periods that commenced prior to the closing of the proposed transaction and shares shall be purchased based on the Fair Market Value of the surviving corporation’s stock on each Purchase Date, unless otherwise provided by the Committee.

The Committee may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per Share covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of its outstanding Shares, or in the event of the Company being consolidated with or merged into any other corporation.

17.	Nonassignability.

Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Sections 25 or 26 below) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect.

18.	Reports.

Individual accounts shall be maintained for each participant in this Plan. Each participant shall receive, as soon as practicable after the end of each Purchase Period, a report of his or her account setting forth the total payroll deductions accumulated, the number of shares purchased, the per share price thereof and the remaining cash balance, if any, carried forward to the next Purchase Period or Offering Period, as the case may be.

19.	Notice of Disposition.

Each participant shall notify the Company in writing if the participant disposes of any of the shares purchased in any Offering Period pursuant to this Plan if such disposition occurs within the Notice Period. The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to this Plan requesting the Company’s transfer agent to notify the Company of any transfer of the shares. The obligation of the participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates.

20.	No Rights to Continued Employment.

An employee’s employment with the Company or a Subsidiary is not for any specified term and may be terminated by such employee or by the Company or a Subsidiary at any time, for any reason, with or without cause. Nothing in this Plan shall confer upon any employee any right to continue in the employ of, or affiliation with, the Company or a Subsidiary nor constitute any promise or commitment by the Company or a Subsidiary regarding future positions, future work assignments, future compensation or any other term or condition of employment or affiliation.

21.	Equal Rights and Privileges.

All eligible employees shall have equal rights and privileges with respect to this Plan so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code and the related regulations, except for differences that may be mandated by local law and that are consistent with Code Section 423(b)(5); provided, however, that participants participating in the Non-423 Plan Component by means of rules, procedures or sub-plans adopted pursuant to Section 22 need not have the same rights and privileges as participants participating in the Section 423 Plan.

22.	Additional Provisions to Comply with Local Law.

The Committee may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable laws of state and local domestic United States and non-United States jurisdictions. The Committee shall establish such sub-plans by adopting supplements to this Plan containing such additional terms and conditions not otherwise inconsistent with the Plan as the Committee shall deem necessary or desirable. To the extent inconsistent with the requirements of Code Section 423, such sub-plans and/or supplements shall be considered part of the Non-423 Plan Component, and the options granted thereunder shall not be considered to comply with Section 423. All supplements adopted by the Committee shall be deemed to be part of the Plan and the Company shall not be required to provide copies of any supplement to participants in any jurisdiction that is not the subject of such supplement.

23.	Notices.

All notices or other communications by a participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

24.	Term; Stockholder Approval.

After this Plan is adopted by the Board, this Plan shall become effective on the First Offering Date (as defined above) subject to the effectiveness of the merger of Science Applications International Corporation into the Company. This Plan shall be approved by the stockholders of the Company, in any manner permitted by applicable corporate law, within twelve (12) months before or after the date this Plan is adopted by the Board. No purchase of shares pursuant to this Plan shall occur prior to such stockholder approval. This Plan shall continue until the earlier to occur of (a) termination of this Plan by the Board (which termination may be effected by the Board at any time), (b) issuance of all of the Shares available for issuance under this Plan, or (c) ten (10) years from the approval of this Plan by stockholders.

25.	Death of a Non-U.S. Participant.

In the event a non U.S. participant dies with accumulated payroll deductions having been accumulated to purchase shares at the next Purchase Date, such amounts shall be paid to the estate of the participant.

26.	Designation of Beneficiary.

(a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under this Plan in the event of such participant’s death subsequent to the end of an Purchase Period but prior to delivery to him of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under this Plan in the event of such participant’s death prior to a Purchase Date.

(b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under this Plan who is living at the time of such participant’s death, the Company shall deliver such shares or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

27.	Conditions Upon Issuance of Shares; Limitation on Sale of Shares.

Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

28.	Applicable Law.

The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Delaware.

29.	Amendment or Termination.

The Board may at any time amend or terminate this Plan, except that any such termination cannot affect options previously granted under this Plan, nor may any amendment make any change in an option previously granted which would adversely affect the right of any participant, nor may any amendment be made without approval of the stockholders of the Company obtained in accordance with Section 24 above within twelve (12) months of the adoption of such amendment (or earlier if required by Section 24) if such amendment would:

(a) increase the number of shares that may be issued under this Plan; or

(b) change the designation of the employees (or class of employees) eligible for participation in this Plan.

Notwithstanding the foregoing, the Board may make such amendments to the Plan as the Board determines to be advisable, including changes with respect to current Offering Periods or Purchase Periods, if the continuation of the Plan or any Offering Period would result in financial accounting treatment for the Plan that is different from the financial accounting treatment in effect on the date this Plan is adopted by the Board.

Annex E

SECTION 262 OF THE GENERAL CORPORATION LAW OF

THE STATE OF DELAWARE

Section 262 Appraisal Rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ATTN: STOCK PROGRAMS 10260 CAMPUS POINT DRIVE SAN DIEGO, CA 92121

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your proxy and/or voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on December 14, 2005. Have your proxy and voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic proxy and/or voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by SAIC in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on December 14, 2005. Have your proxy and voting instruction card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy and voting instruction card and return it in the postage-paid envelope we have provided or return it to SAIC, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                      SAIC01          KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY AND VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a vote FOR proposals 1, 2 and 3.

VOTE ON PROPOSALS	For	Against	Abstain

1. Approval and adoption of the Agreement and Plan of Merger.	☐	☐	☐

2. Approval and adoption of the 2006 Equity Incentive Plan.	☐	☐	☐

3. Approval and adoption of the 2006 Employee Stock Purchase Plan.	☐	☐	☐

ADDITIONAL BUSINESS

In the discretion of the proxy holders or the Trustee, on any other business as may properly come before the special meeting and any adjournments, postponements or continuations thereof.

Please complete, date, sign and mail promptly in the enclosed envelope which requires no postage.

Please sign EXACTLY as name or names appear hereon. When signing as attorney, executor, trustee, administrator or guardian, please give your full title. If a trust requires the signature of more than one trustee, all required trustees must sign.

HOUSEHOLDING ELECTION - Please indicate if	Yes	No
you consent to receive certain future investor
communications in a single package per household.	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date	Signature [Joint Owners] Date

Proxy and Voting Instruction Card for Special Meeting of Stockholders on December 16, 2005

This Proxy and Voting Instruction Card is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints K.C. DAHLBERG and D.E. SCOTT, and each of them, with full power of substitution, as proxies to represent the undersigned and to vote all of the shares of Class A common stock and/or Class B common stock the undersigned is entitled to vote at the Special Meeting of Stockholders of Science Applications International Corporation (the “Company”) to be held at the SAIC Conference Center, 1710 SAIC Drive, McLean, Virginia, on December 16, 2005, at 1:00 P.M. (local time), and at any adjournment, postponement or continuation thereof (the “Special Meeting of Stockholders”), as indicated on the reverse side.

The undersigned also hereby instructs the Trustee, Vanguard Fiduciary Trust Company, and any successor, under the Employee Stock Retirement Plan and 401(k) Profit Sharing Retirement Plan of the Company, the Telcordia Technologies 401(k) Savings Plan of Telcordia Technologies, Inc. and the AMSEC Employees 401(k) Profit Sharing Plan of AMSEC LLC (collectively, the “Plans”) to vote all of the shares of Class A common stock and/or Class B common stock held for the undersigned’s account in each of the Plans at the Special Meeting of Stockholders of the Company, as indicated on the reverse side.

The shares of Class A common stock and/or Class B common stock to which this proxy and voting instruction card relate will be voted as directed. If this proxy and voting instruction card is properly signed and returned but no instructions are indicated with respect to a particular item, (A) the shares represented by this proxy and voting instruction card which the undersigned is to vote will be voted FOR proposals 1, 2 and 3, and, in the discretion of the proxy holders, on any other matters properly coming before the meeting and any adjournment, postponement or continuation thereof and (B) the shares represented by this proxy and voting instruction card held for the undersigned’s account in each of the Plans will be voted on a plan-by-plan basis, in the same proportion as the shares held in each Plan for which voting instructions have been received are voted. All allocated shares of Class A common stock and/or Class B common stock held in the Plans as to which no voting instructions are received, together with all shares held in the Plans which have not yet been allocated to the accounts of participants, will be voted, on a plan-by-plan basis, in the same proportion as the shares held in each Plan for which voting instructions have been received are voted. This proxy and voting instruction card, if properly executed and delivered in a timely manner, will revoke all prior proxies and voting instruction cards.

Please complete, sign, date and return the Proxy and Voting Instruction Card promptly using the enclosed envelope.

(Continued, and to be signed and dated on the reverse side.)